As filed with the Securities and Exchange Commission on September 30, 2025

No. 333-290282

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNION PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Utah	4011	13-2626465
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1400 Douglas Street

Omaha, Nebraska 68179

Telephone: (402) 544-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christina B. Conlin

Executive Vice President, Chief Legal Officer, and Corporate Secretary

Union Pacific Corporation

1400 Douglas Street

Omaha, Nebraska 68179

Telephone: (402) 544-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Paul T. Schnell, Esq. Brandon Van Dyke, Esq. Dohyun Kim, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000	Jason Morris Senior Vice President & Chief Legal Officer Norfolk Southern Corporation 650 West Peachtree Street, NW Atlanta, Georgia 30308 (855) 667-3655	Edward D. Herlihy, Esq. Jacob A. Kling, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Takeover offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Issuer Takeover offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation, or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2025

&

TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Union Pacific and Norfolk Southern:

On behalf of the board of directors of Union Pacific Corporation, which is referred to as Union Pacific, and Norfolk Southern Corporation, which is referred to as Norfolk Southern, we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed acquisition of Norfolk Southern by Union Pacific. We are requesting that you take certain actions as a holder of Union Pacific common stock or Norfolk Southern common stock, as more fully described in this joint proxy statement/prospectus.

Each of the boards of directors of Union Pacific and Norfolk Southern has unanimously approved or adopted, as applicable, an Agreement and Plan of Merger, dated as of July 28, 2025, which, as may be amended from time to time, is referred to as the merger agreement, by and among Union Pacific, Ruby Merger Sub 1 Corporation, a direct, wholly owned subsidiary of Union Pacific, which is referred to as Merger Sub 1, Ruby Merger Sub 2 LLC, a direct, wholly owned subsidiary of Union Pacific, which is referred to as Merger Sub 2, and Norfolk Southern. Subject to the terms and conditions of the merger agreement, which are more fully described in the accompanying joint proxy statement/prospectus, Union Pacific will acquire Norfolk Southern through the merger of Merger Sub 1 with and into Norfolk Southern, which transaction is referred to as the first merger. Norfolk Southern will survive the first merger and become a direct, wholly owned subsidiary of Union Pacific. In addition, as more fully described in the accompanying joint proxy statement/prospectus, immediately following the completion of the first merger, Norfolk Southern will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a direct, wholly owned subsidiary of Union Pacific, which transaction is referred to as the second merger and, together with the first merger, the mergers.

If the first merger is completed, Norfolk Southern shareholders will be entitled to receive (i) one (1) share of Union Pacific common stock, which is referred to as the share consideration, and (ii) $88.82 in cash, without interest, which is referred to as the cash consideration, for each share of Norfolk Southern common stock that they hold immediately prior to the completion of the first merger. The share consideration and the cash consideration are collectively referred to as the merger consideration. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the consummation of the first merger. Union Pacific shareholders will continue to own their existing shares of common stock of Union Pacific, the form of which will not be changed by the transaction.

Upon completion of the mergers, former Norfolk Southern shareholders will own approximately 27% of the then outstanding Union Pacific common stock and Union Pacific shareholders will own the remaining 73%, based on the number of shares and stock-based awards of Union Pacific and Norfolk Southern outstanding as of September 26, 2025, the last practicable trading day before the date of the joint proxy statement/prospectus.

The value of the merger consideration to be received in exchange for each share of Norfolk Southern common stock will fluctuate with the market value of Union Pacific common stock until the first merger is completed. Based on Union Pacific’s closing stock price on July 16, 2025, the implied value of the merger consideration was $320.00, which represents a premium of approximately 25% over the 30-trading-day volume weighted average closing price per share of Norfolk Southern common stock on July 16, 2025. Based on Union Pacific’s closing stock price on September 26, 2025, the last practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the merger consideration was $324.02. The common stock of each of Union Pacific and Norfolk Southern is listed on the New York Stock Exchange under the symbol “UNP” and “NSC,” respectively. We urge you to obtain current market quotations for the shares of common stock of Union Pacific and Norfolk Southern.

Each of Union Pacific and Norfolk Southern will hold a special meeting of its shareholders in connection with the transactions contemplated by the merger agreement.

Union Pacific’s special meeting of shareholders will be held virtually on November 14, 2025 at 8:00 a.m., Central Time (unless it is adjourned or postponed to a later date) via live audio webcast at www.virtualshareholdermeeting.com/UNP2025SM. The Union Pacific special meeting will be held exclusively online via live audio webcast. At the Union Pacific special meeting, Union Pacific shareholders will be asked to consider and vote on the following matters: (i) a proposal to approve the issuance of Union Pacific common stock in connection with the first merger, which is referred to as the share issuance proposal and (ii) a proposal to adjourn the Union Pacific special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Union Pacific special meeting to approve the share issuance proposal, which is referred to as the Union Pacific adjournment proposal. The Union Pacific board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the mergers and the share issuance, and unanimously recommends that Union Pacific shareholders vote “FOR” the share issuance proposal and “FOR” the Union Pacific adjournment proposal.

Norfolk Southern’s special meeting of shareholders will be held virtually on November 14, 2025 at 9:00 a.m., Eastern Time (unless it is adjourned or postponed to a later date) via live audio webcast at www.virtualshareholdermeeting.com/NSC2025SM. The Norfolk Southern special meeting will be held exclusively online via live audio webcast. At the Norfolk Southern special meeting, Norfolk Southern shareholders will be asked to consider and vote on the following matters: (i) a proposal to approve the merger agreement, and the transactions contemplated thereby, including the mergers, which is referred to as the merger agreement proposal; (ii) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Norfolk Southern in connection with the transactions contemplated by the merger agreement, which is referred to as the merger-related compensation proposal; and (iii) a proposal to adjourn the Norfolk Southern special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Norfolk Southern special meeting to approve the merger agreement proposal, which is referred to as the Norfolk Southern adjournment proposal. The Norfolk Southern board of directors has unanimously adopted the merger agreement and approved the transactions contemplated by the merger agreement, including the mergers, and unanimously recommends that Norfolk Southern shareholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the Norfolk Southern adjournment proposal.

The accompanying joint proxy statement/prospectus contains detailed information about Union Pacific, Norfolk Southern, the merger agreement, and the transactions contemplated by the merger agreement. In particular, see “Risk Factors” beginning on page 55. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus and is incorporated by reference herein. We encourage you to read the accompanying joint proxy statement/prospectus and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain information about Union Pacific and Norfolk Southern from the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of Union Pacific common stock or Norfolk Southern common stock that you own. The mergers cannot be completed unless Union Pacific shareholders approve the issuance of shares of Union Pacific common stock pursuant to the merger agreement and Norfolk Southern shareholders approve the merger agreement.

Whether or not you plan to attend your company’s special meeting of shareholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

V. James Vena Chief Executive Officer Union Pacific Corporation	Mark R. George President and Chief Executive Officer Norfolk Southern Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the first merger, the second merger, or the other transactions described in this joint proxy statement/prospectus or the securities to be issued in connection with the mergers or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated September 30, 2025 and is first being mailed to shareholders of Union Pacific and Norfolk Southern on or about [    ], 2025.

Union Pacific Corporation

1400 Douglas Street

Omaha, Nebraska 68179

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 14, 2025

To the Shareholders of Union Pacific Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Union Pacific Corporation, which is referred to as the Union Pacific special meeting, will be held at 8:00 a.m., Central Time, on November 14, 2025 via live audio webcast at www.virtualshareholdermeeting.com/UNP2025SM. The Union Pacific special meeting will be held exclusively online via live audio webcast.

We are pleased to notify you of, and invite you to attend, the Union Pacific special meeting. At the Union Pacific special meeting, Union Pacific shareholders will be asked to consider and vote on the following matters:

1.

proposal to approve the issuance of Union Pacific common stock, par value $2.50 per share, pursuant to the Agreement and Plan of Merger, dated as of July 28, 2025, which, as may be amended from time to time, is referred to as the merger agreement, by and among Union Pacific Corporation, which is referred to as Union Pacific, Norfolk Southern Corporation, which is referred to as Norfolk Southern, Ruby Merger Sub 1 Corporation, and Ruby Merger Sub 2 LLC, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, which proposal is referred to as the share issuance proposal; and

2.

proposal to adjourn the Union Pacific special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Union Pacific special meeting to approve the share issuance proposal, which proposal is referred to as the Union Pacific adjournment proposal.

Approval of the share issuance proposal is required to complete the transactions contemplated by the merger agreement.

Union Pacific will transact no other business at the Union Pacific special meeting, except for business properly brought before the Union Pacific special meeting or any adjournment or postponement thereof by or at the direction of the Union Pacific board of directors. The accompanying joint proxy statement/prospectus describes the matters to be considered at the Union Pacific special meeting in more detail.

The Union Pacific board of directors has set October 6, 2025 as the record date for the Union Pacific special meeting for determining the Union Pacific shareholders entitled to notice of and to vote at the Union Pacific special meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on October 6, 2025 are entitled to notice of, and to vote at, the special meeting.

You may listen to the live audio webcast of the special meeting via the internet at www.virtualshareholdermeeting.com/UNP2025SM. Instructions on how to participate in the special meeting via live audio webcast are described in the accompanying joint proxy statement/prospectus and posted at www.virtualshareholdermeeting.com/UNP2025SM.

Your vote is very important regardless of the number of shares of Union Pacific common stock that you own. The transactions contemplated by the merger agreement cannot be completed without approval of the share issuance proposal by the affirmative vote of the majority of the votes cast by the holders of outstanding shares of Union Pacific common stock represented in person or by proxy and entitled to vote on such matter at the Union Pacific special meeting, or any adjournment or postponement thereof. Whether or not you expect to participate in the special meeting, Union Pacific urges you to submit a proxy to have your shares voted as promptly as possible either: (i) via the internet at www.proxyvote.com (see proxy card for instructions); (ii) by telephone (see proxy card for instructions); or (iii) by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in “street name” by a bank, broker, nominee, trustee, or other record holder, please follow the instructions on the voting instruction card furnished by such bank, broker, nominee, trustee, or other record holder.

The Union Pacific board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the mergers and the share issuance, and unanimously recommends that you vote “FOR” the share issuance proposal and “FOR” the Union Pacific adjournment proposal.

The joint proxy statement/prospectus of which this notice is a part provides a detailed description of the merger agreement, the transactions contemplated thereby, including the mergers, and the matters to be considered at the Union Pacific special meeting. A summary of the merger agreement is included in the joint proxy statement/prospectus in the sections entitled “The Mergers” and “The Merger Agreement,” and a copy of the merger agreement is attached as Annex A to the joint/proxy statement prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS, THE SHARE ISSUANCE PROPOSAL, THE UNION PACIFIC ADJOURNMENT PROPOSAL, OR VOTING YOUR SHARES, PLEASE CONTACT:

Sodali & Co

430 Park Avenue, 14th Floor

New York, NY 10022

Shareholders may call toll-free: +1 (800) 662-5200

Banks and Brokers may call collect: +1 (203) 658-9400

By Order of the Union Pacific Board of Directors,

Christina B. Conlin

Executive Vice President, Chief Legal Officer and Corporate Secretary

Omaha, Nebraska

Dated: [    ], 2025

Norfolk Southern Corporation

650 West Peachtree Street, NW

Atlanta, Georgia 30308

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 14, 2025

To the Shareholders of Norfolk Southern Corporation:

On July 28, 2025, Norfolk Southern Corporation (which is referred to as Norfolk Southern), Union Pacific Corporation (which is referred to as Union Pacific), and two (2) wholly owned subsidiaries of Union Pacific, Ruby Merger Sub 1 Corporation and Ruby Merger Sub 2 LLC, entered into an Agreement and Plan of Merger (which is referred to as, and as may be amended from time to time, the merger agreement), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice. The merger agreement provides, among other things, for the acquisition of Norfolk Southern by Union Pacific through two (2) mergers: (i) first, Ruby Merger Sub 1 Corporation will merge with and into Norfolk Southern with Norfolk Southern surviving as a wholly owned subsidiary of Union Pacific (which merger is referred to as the first merger); and (ii) second, immediately after the first merger, Norfolk Southern will merge with and into Ruby Merger Sub 2 LLC with Ruby Merger Sub 2 LLC surviving as a wholly owned subsidiary of Union Pacific (which merger is referred to as the second merger and, together with the first merger, the mergers).

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Norfolk Southern (which is referred to as the Norfolk Southern special meeting) will be held virtually at 9:00 a.m., Eastern Time, on November 14, 2025 (unless it is adjourned or postponed to a later date) via live audio webcast at www.virtualshareholdermeeting.com/NSC2025SM. The Norfolk Southern special meeting will be held exclusively online via live audio webcast.

We are pleased to notify you of, and invite you to attend, the Norfolk Southern special meeting. At the Norfolk Southern special meeting, you will be asked to consider and vote on the following matters:

1.	proposal to approve the merger agreement and the transactions contemplated thereby, including the mergers (which proposal is referred to as the merger agreement proposal);

2.

proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Norfolk Southern in connection with the transactions contemplated by the merger agreement (which proposal is referred to as the merger-related compensation proposal); and

3.

proposal to adjourn the Norfolk Southern special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Norfolk Southern special meeting to approve the merger agreement proposal (which proposal is referred to as the Norfolk Southern adjournment proposal).

Approval of the merger agreement proposal is required to complete the transactions contemplated by the merger agreement.

Norfolk Southern will transact no other business at the Norfolk Southern special meeting, except for business properly brought before the Norfolk Southern special meeting or, by, or at the direction of the Norfolk Southern board of directors, any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus describes the matters to be considered at the Norfolk Southern special meeting in more detail.

The Norfolk Southern special meeting will be held in virtual meeting format only. You will not be able to attend the meeting physically in person. To attend the Norfolk Southern special meeting, you must be a shareholder on the record date. To submit your proxy through the internet, you may vote your shares at www.proxyvote.com. You will need the control number found on your proxy card or voting instruction form. You may also vote during the Norfolk Southern special meeting by clicking on www.virtualshareholdermeeting.com/NSC2025SM. Beneficial shareholders who do not have a control number should follow the instructions provided on the voting instruction form provided by your bank, broker, nominee, trustee, or other record holder. Beneficial holders that wish to vote at the meeting must obtain a legal proxy from their bank, broker, nominee, trustee, or other record holder prior to the meeting. You will need to have an electronic image (such as a pdf file or scan) of the legal proxy with you if you are voting at the meeting.

The Norfolk Southern board of directors has set October 6, 2025, as the record date for the Norfolk Southern special meeting for determining the Norfolk Southern shareholders entitled to notice of and to vote at the Norfolk Southern special meeting and any adjournment or postponement thereof. Any shareholder entitled to vote at the Norfolk Southern special meeting is entitled to appoint a proxy to vote on such shareholder’s behalf. Such proxy need not be a holder of Norfolk Southern common stock.

Your vote is very important regardless of the number of shares of Norfolk Southern common stock that you own. The transactions contemplated by the merger agreement cannot be completed without approval of the merger agreement proposal by the affirmative vote of a majority of the votes cast and entitled to vote on the merger agreement proposal at the Norfolk Southern special meeting. To ensure you are represented at the Norfolk Southern special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the internet. Please vote promptly whether or not you expect to attend the Norfolk Southern special meeting. Submitting a proxy now will not prevent you from being able to vote virtually at the Norfolk Southern special meeting.

The Norfolk Southern board of directors has unanimously adopted the merger agreement and approved the transactions contemplated by the merger agreement, including the mergers, and unanimously recommends that you vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the Norfolk Southern adjournment proposal.

The joint proxy statement/prospectus of which this notice is a part provides a detailed description of the merger agreement, the transactions contemplated thereby, including the mergers, and the other matters to be considered at the Norfolk Southern special meeting. A summary of the merger agreement is included in the joint proxy statement/prospectus in the sections entitled “The Mergers” and “The Merger Agreement,” and a copy of the merger agreement is attached as Annex A to the joint/proxy statement prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.

By Order of the Norfolk Southern Board of Directors,

Mark R. George

President and Chief Executive Officer

Atlanta, Georgia

[    ], 2025

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS, THE MERGER AGREEMENT PROPOSAL, THE MERGER-RELATED COMPENSATION PROPOSAL, THE NORFOLK SOUTHERN ADJOURNMENT PROPOSAL, OR VOTING YOUR SHARES, PLEASE CONTACT:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: +1 (877) 750-8198

Banks and Brokers may call collect: +1 (212) 750-5833

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Union Pacific and Norfolk Southern from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus and additional information, see “Where You Can Find More Information.”

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from Sodali & Co, Union Pacific’s proxy solicitor, or Innisfree M&A Incorporated, Norfolk Southern’s proxy solicitor, at the following addresses and telephone numbers:

For Union Pacific Shareholders: Sodali & Co 430 Park Avenue, 14th Floor New York, NY 10022 Shareholders may call toll-free: +1 (800) 662-5200 Banks and Brokers may call collect: +1 (203) 658-9400

For Norfolk Southern Shareholders:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: +1 (877) 750-8198

Banks and Brokers may call collect: +1 (212) 750-5833

You will not be charged for any of these documents that you request. To receive timely delivery of the documents in advance of the special meetings, you should make your request no later than November 7, 2025, which is five (5) business days before the special meetings.

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the Securities and Exchange Commission, which is referred to as the SEC, website at www.sec.gov. In addition, you may obtain copies of documents filed by Union Pacific with the SEC by accessing Union Pacific’s website at investor.unionpacific.com. You may also obtain copies of documents filed by Norfolk Southern with the SEC by accessing Norfolk Southern’s website at norfolksouthern.investorroom.com.

We are not incorporating the contents of the websites of the SEC, Union Pacific, Norfolk Southern, or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

Except where the context otherwise states, Union Pacific has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Union Pacific (including the annexes hereto), and Norfolk Southern has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Norfolk Southern (including the annexes hereto). Union Pacific and Norfolk Southern both contributed information relating to the mergers.

This joint proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-290282) filed by Union Pacific with the SEC. It constitutes a prospectus of Union Pacific under Section 5 of the Securities Act, and the rules thereunder, with respect to the shares of Union Pacific common stock to be issued to Norfolk Southern shareholders in the first merger. It also constitutes a proxy statement under Section 14(a) of the Exchange Act and a notice of meeting (i) with respect to the Union Pacific special meeting of shareholders at which Union Pacific shareholders will consider and vote on the share issuance proposal and the Union Pacific adjournment proposal and (ii) with respect to the Norfolk Southern special meeting of shareholders at which Norfolk Southern shareholders will consider and vote on the merger agreement proposal, the merger-related compensation proposal, and the Norfolk Southern adjournment proposal.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus (including the annexes hereto). No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus (including the annexes hereto). You should not assume that the information included as annexes or contained in any document incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Neither Union Pacific nor Norfolk Southern assumes any obligation to update the information contained in this joint proxy statement/prospectus (whether as a result of new information, future events, or otherwise), except as required by applicable law. Neither the mailing of this joint proxy statement/prospectus to the shareholders of Union Pacific or Norfolk Southern, nor Union Pacific or Norfolk Southern taking of any actions contemplated hereby at any time, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

iii

DEFINED TERMS

Unless stated otherwise, when the following bolded terms and abbreviations appear in this joint proxy statement/prospectus, they have the meanings indicated below:

alternative proposal	any proposal, offer, or indication of intent made by any person or group of persons (other than Norfolk Southern or its affiliates or Union Pacific, Merger Sub 1, Merger Sub 2, or their respective affiliates, as applicable) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, or similar transaction involving Union Pacific or Norfolk Southern, as applicable, in each case (whether in one (1) or a series of related transactions), as a result of which such person or group of persons (or their shareholders) obtains control over, or becomes the beneficial owner of, directly or indirectly, 10% or more of the total voting power of Union Pacific or Norfolk Southern, as applicable, or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction or (ii) the acquisition by any person of 10% or more of the net revenues, net income, or total assets of Union Pacific and its subsidiaries or Norfolk Southern and its subsidiaries, as applicable, on a consolidated basis

BofA	BofA Securities, Inc.

cash consideration	$88.82 in cash, without interest

closing	the closing of the mergers

CNA	the Comisión Nacional Antimonopolio (the Mexican National Antitrust Commission) or its predecessor agencies (the Comisión Federal de Competencia Económica (COFECE) and the Instituto Federal de Telecomunicaciones (IFT)) or any successor agency

CNA approval	the authorizations from, or such other actions as are required to be made with or obtained from, the CNA or its predecessor agencies or any successor agency

Code	the Internal Revenue Code of 1986, as amended

combined company	Union Pacific immediately following the completion of the mergers

confidentiality agreement	the confidentiality agreement, by and between Union Pacific and Norfolk Southern, dated as of May 19, 2025

Exchange Act	Securities Exchange Act of 1934, as amended

equity award exchange ratio	the sum of (i) the exchange ratio, plus (ii) the quotient of (a) the cash consideration, divided by (b) the Union Pacific share price, rounded to the nearest one thousandth

exchange ratio	one (1) validly issued, fully paid and nonassessable share of Union Pacific common stock per share of Norfolk Southern common stock

FCC	the Federal Communications Commission or any successor agency

first effective time	the effective time of the first merger

first merger	the merger of Merger Sub 1 with and into Norfolk Southern, resulting in Norfolk Southern surviving as a direct, wholly owned subsidiary of Union Pacific

GAAP	generally accepted accounting principles in the United States

intervening event	any event, change, occurrence, or development that is unknown and not reasonably foreseeable to the Union Pacific board or the Norfolk Southern board, as applicable, as of the date of the merger agreement, which event, change, occurrence, or development becomes known to the Union Pacific board or the Norfolk Southern board, as applicable, after such party’s execution and delivery of the merger agreement and before shareholder approval of the share issuance proposal or merger agreement proposal is obtained, as applicable; provided that in no event shall any of the following be an intervening event or be taken into account in determining whether an intervening event has occurred:

(i) the receipt, existence, terms of, or opportunity for an alternative proposal or other business combination proposal (or any proposal or inquiry that would reasonably be expected to lead to an alternative proposal or other such proposal, or direct and indirect consequences thereof);

(ii) any matter contemplated by the efforts covenant in the merger agreement relating to obtaining regulatory approvals, including any non-compliance with such covenant or any consequence thereof;

(iii) any event, change, occurrence or development described in clauses (a), and (c) through (l) of the definition of parent material adverse effect or company material adverse effect, as applicable, in the merger agreement; or

(iv) any change in the market price or trading volume of Union Pacific common stock or Norfolk Southern common stock, any change in the credit rating of Union Pacific or Norfolk Southern or any of their respective securities, or Union Pacific or Norfolk Southern failing to meet, meeting or exceeding internal or published projections, forecasts, guidance or revenue or earning prediction, or other financial or operating metrics for any period (provided that any event, change, occurrence, or development giving rise to or contributing to such change, failing to meet, meeting or exceedance that is not otherwise excluded by the foregoing clauses (i) through (iii) may be an intervening event and may be taken into account in determining whether an intervening event has occurred)

merger agreement	the Agreement and Plan of Merger, dated as of July 28, 2025, by and among Union Pacific, Merger Sub 1, Merger Sub 2, and Norfolk Southern, as may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus

merger agreement proposal	the proposal to approve the merger agreement and the transactions contemplated thereby, including the mergers

merger consideration	the cash consideration together with the share consideration

merger consideration value	the sum of (i) the cash consideration plus (ii) (a) the Union Pacific share price multiplied by (b) the exchange ratio

Merger Sub 1	Ruby Merger Sub 1 Corporation, a Virginia corporation

Merger Sub 2	Ruby Merger Sub 2 LLC, a Virginia limited liability company

merger-related compensation proposal	a non-binding advisory vote on compensation that may be paid or become payable to the named executive officers of Norfolk Southern in connection with the transactions contemplated by the merger agreement

mergers	the first merger and the second merger

Morgan Stanley	Morgan Stanley & Co. LLC

Norfolk Southern	Norfolk Southern Corporation, a Virginia corporation

Norfolk Southern adjournment proposal	the proposal to adjourn the Norfolk Southern special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Norfolk Southern special meeting to approve the merger agreement proposal

Norfolk Southern board	the board of directors of Norfolk Southern

Norfolk Southern bylaws	the bylaws of Norfolk Southern, as amended

Norfolk Southern common stock	the common stock, par value $1.00 per share, of Norfolk Southern

Norfolk Southern equity award	Norfolk Southern PSUs, Norfolk Southern RSUs, and Norfolk Southern options

Norfolk Southern permit	each franchise, grant, concession, authorization, license, permit, easement, variance, exception, consent, certificate, approval, clearance, tariff, qualification, registration, and order of any governmental entity necessary for Norfolk Southern and its subsidiaries to own, lease, and operate their properties and assets or to carry on their businesses as they were being conducted as of the date of the merger agreement

Norfolk Southern phantom stock unit	each cash-settled stock unit credited to a non-employee director of Norfolk Southern under the Norfolk Southern Directors’ Deferred Fee Plan that is denominated in and tracks the value of shares of Norfolk Southern common stock

Norfolk Southern PSU	each performance share unit award in respect of shares of Norfolk Southern common stock

Norfolk Southern RSU	each restricted stock unit award in respect of shares of Norfolk Southern common stock

Norfolk Southern shareholder approval	the affirmative vote of a majority of the votes cast by holders of Norfolk Southern common stock in favor of the approval of the merger agreement proposal

Norfolk Southern option	each compensatory option to purchase shares of Norfolk Southern common stock

NYSE	New York Stock Exchange

requisite regulatory approvals	STB approval and CNA approval

SEC	U.S. Securities and Exchange Commission

second effective time	the effective time of the second merger

second merger	the merger of Norfolk Southern (as the surviving corporation of the first merger) with and into Merger Sub 2 immediately after the first merger, resulting in Merger Sub 2 surviving as a direct, wholly owned subsidiary of Union Pacific

Securities Act	Securities Act of 1933, as amended

share consideration	a number of shares of Union Pacific common stock equal to the exchange ratio

share issuance	the issuance of shares of Union Pacific common stock pursuant to the merger agreement

share issuance proposal	the proposal to approve the share issuance

STB	the U.S. Surface Transportation Board

STB approval	the approval, authorization, or exemption by the STB of the mergers and other transactions contemplated by the merger agreement within the jurisdiction of the STB superior proposal

an unsolicited, bona fide written alternative proposal, made after the date of the merger agreement, substituting in the definition of “alternative proposal” “greater than 50%” for “10% or more” in each place such phrase appears, that the Union Pacific board or Norfolk Southern board, as applicable, determines in good faith, after consultation with its outside legal and financial advisors, and considering all legal, financial, financing, and regulatory aspects of the proposal, the identity of the person(s) making the proposal and the likelihood of the proposal being consummate in accordance with its terms, would, if consummated, result in a transaction (i) that is more favorable to such party’s shareholders, from a financial point of view, than the transactions contemplated by the merger agreement (after taking into account, in addition to all other relevant factors, any revisions to the terms of the transactions contemplated by the merger agreement pursuant to the non-solicitation provisions thereof) and (ii) that is reasonably likely to be completed, taking into account any regulatory, financing, or approval requirements and any other aspects considered relevant to such party’s board

Union Pacific	Union Pacific Corporation, a Utah corporation

Union Pacific adjournment proposal	the proposal to adjourn the Union Pacific special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Union Pacific special meeting to approve the share issuance proposal

Union Pacific articles of incorporation	the restated articles of incorporation of Union Pacific, as amended and restated through June 27, 2011, and as further amended on May 15, 2014

Union Pacific board	the board of directors of Union Pacific

Union Pacific by-laws	the by-laws of Union Pacific, as amended

Union Pacific share price	the average of the volume weighted averages of the trading prices of Union Pacific common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Union Pacific and Norfolk Southern in good faith) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is two (2) trading days prior to the closing date

Union Pacific common stock	the common stock, par value $2.50 per share, of Union Pacific

URBCA	Utah Revised Business Corporations Act, as amended

VLLCA	Virginia Limited Liability Company Act, as amended

VSCA	Virginia Stock Corporation Act, as amended

Wells Fargo	Wells Fargo Securities, LLC

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement, the mergers, the share issuance, and the other transactions contemplated by the merger agreement. Union Pacific and Norfolk Southern urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all of the information that might be important to you.

About the Merger Agreement and the Mergers

Q:	What is the merger agreement and what are the mergers?

A:

On July 28, 2025, Union Pacific, Norfolk Southern, Merger Sub 1, and Merger Sub 2 entered into the merger agreement. Subject to the terms and conditions of the merger agreement, the parties will consummate the mergers. In the first merger, Merger Sub 1 will merge with and into Norfolk Southern, with Norfolk Southern continuing as the surviving corporation and a direct, wholly owned subsidiary of Union Pacific. Immediately following the completion of the first merger, Norfolk Southern will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a direct, wholly owned subsidiary of Union Pacific.

Q:	What will Norfolk Southern shareholders receive in the mergers?

A:

Pursuant to the merger agreement, in the first merger, Norfolk Southern shareholders will receive $88.82 in cash, without interest, and one (1) validly issued, fully paid, and nonassessable share of Union Pacific common stock for each share of Norfolk Southern common stock that they own.

Q:	What happens if the market price of Union Pacific common stock or Norfolk Southern common stock changes before the closing of the mergers and what is the value of the merger consideration?

A:

Changes in the market price of Union Pacific common stock or the market price of Norfolk Southern common stock at or prior to the effective time of the mergers will not change the number of shares of Union Pacific common stock that Norfolk Southern shareholders will receive because the exchange ratio is fixed at one (1) validly issued, fully paid, and nonassessable share of Union Pacific common stock. The value of the merger consideration to be received in exchange for each share of Norfolk Southern common stock will fluctuate with the market value of Union Pacific common stock until the mergers are completed.

Based on Union Pacific’s unaffected closing stock price on July 16, 2025, the latest trading day prior to press speculation that Union Pacific was pursuing a potential acquisition of Norfolk Southern, the implied value of the merger consideration was $320.00 per share, representing a 25% premium to Norfolk Southern’s 30-trading-day volume weighted average closing price per share on July 16, 2025.

Based on Union Pacific’s closing stock price on September 26, 2025, the last practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the merger consideration was $324.02.

Q:	Are there any conditions to completion of the merger?

A:

Yes. Completion of the mergers is conditioned on Union Pacific shareholders approving the share issuance proposal, Norfolk Southern shareholders approving the merger agreement proposal, the receipt of approval of the STB, and a number of other conditions that must be satisfied or waived before the mergers can be consummated. For a description of all of the conditions to the mergers, see “The Merger Agreement—Conditions to the Mergers.”

For Union Pacific Shareholders

Q:	When and where is the Union Pacific special meeting?

A:

The special meeting of Union Pacific shareholders, which is referred to as the Union Pacific special meeting, will be held at 8:00 a.m., Central Time, on November 14, 2025 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/UNP2025SM. The Union Pacific special meeting will be held exclusively online via live audio webcast.

Q:	What matters will be voted on at the Union Pacific special meeting?

A:	Union Pacific shareholders will be asked to consider and vote on the following proposals:

•	the share issuance proposal; and

•	the Union Pacific adjournment proposal.

Q:	Who is entitled to vote at the Union Pacific special meeting?

A:

The Union Pacific record date is October 6, 2025, which is referred to as the Union Pacific record date. Only holders of Union Pacific common stock as of the close of business on the Union Pacific record date are entitled to notice of, and to vote at, the Union Pacific special meeting, unless a new record date is set in connection with any adjournment or postponement of the Union Pacific special meeting. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, there were 593,123,574 issued and outstanding shares of Union Pacific common stock. Each Union Pacific shareholder entitled to vote at the Union Pacific special meeting is entitled to one (1) vote per share at the Union Pacific special meeting. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the issued and outstanding Union Pacific common stock was held by approximately 26,043 shareholders of record.

Q:	How does the Union Pacific board recommend that I vote on the proposals?

A:

After careful consideration, the Union Pacific board unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers and the share issuance, and (ii) directed that the share issuance proposal and the Union Pacific adjournment proposal be submitted to the Union Pacific shareholders for approval at the Union Pacific special meeting. The Union Pacific board recommends that Union Pacific shareholders vote “FOR” the share issuance proposal and “FOR” the Union Pacific adjournment proposal. For a summary of the factors considered by the Union Pacific board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers and the share issuance, see “The Mergers—Union Pacific’s Reasons for the Mergers; Recommendation of the Union Pacific Board of Directors.”

Q:	What will happen to my shares of Union Pacific common stock?

A:

Nothing. You will continue to own the same shares of Union Pacific common stock that you owned prior to the effective time of the mergers. As a result of the share issuance, however, the overall ownership percentage of the current Union Pacific shareholders in the combined company will be diluted.

Immediately following the completion of the mergers:

•

continuing Union Pacific shareholders will own approximately 73% of the then outstanding Union Pacific common stock, based on the number of shares and stock-based awards of Union Pacific and Norfolk Southern outstanding as of September 26, 2025, the last practicable trading day before the date of the joint proxy statement/prospectus; and

•

former Norfolk Southern shareholders will own approximately 27% of the then outstanding Union Pacific common stock, based on the number of shares and stock-based awards of Union Pacific and Norfolk Southern outstanding as of September 26, 2025, the last practicable trading day before the date of the joint proxy statement/prospectus.

Q:	Do the Union Pacific directors and executive officers have any interests in the mergers?

A:

Yes. In connection with the consummation of the mergers, Union Pacific’s directors and executive officers have interests in the mergers that may be different from, or in addition to, those of the shareholders of Union Pacific generally. The Union Pacific board was aware of these interests and considered them, among other things, in reaching its decision to approve the merger agreement, the mergers, the share issuance, and the other transactions contemplated by the merger agreement. These interests are described in more detail in “The Mergers—Interests of Directors and Executive Officers in the Mergers—Interests of Union Pacific Directors and Executive Officers in the Mergers.”

Q:	What constitutes a quorum at the Union Pacific special meeting?

A:	The Union Pacific by-laws provide that a quorum at the Union Pacific special meeting is the presence, in person or represented by proxy, of a majority of the votes entitled to be cast on the matter.

Q:	What vote is required for Union Pacific shareholders to approve the share issuance proposal?

A:

Assuming a quorum is present at the Union Pacific special meeting, approval of the share issuance proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the Union Pacific special meeting. Only holders of Union Pacific common stock at the close of business on the Union Pacific record date will be entitled to vote on the share issuance proposal.

Q:	What vote is required for Union Pacific shareholders to approve the Union Pacific adjournment proposal?

A:

Whether or not a quorum is present, approval of the Union Pacific adjournment proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Union Pacific special meeting. Only holders of Union Pacific common stock at the close of business on the Union Pacific record date will be entitled to vote on the Union Pacific adjournment proposal. The vote on the Union Pacific adjournment proposal is separate and apart from the vote to approve the share issuance proposal and is not a condition to the completion of the mergers.

Q:	Is my vote at the Union Pacific special meeting important and how are votes counted at the Union Pacific special meeting?

A:

Yes, your vote is very important. If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the Union Pacific special meeting. For the share issuance proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the share issuance proposal, assuming a quorum is present, abstention from voting, the failure of a Union Pacific shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Union Pacific shareholder to vote, will have no effect on the outcome of the share issuance proposal.

For the Union Pacific adjournment proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the Union Pacific adjournment proposal, whether or not a quorum is present, abstention from voting, the failure of a Union Pacific shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Union Pacific shareholder to vote, will have no effect on the outcome of the Union Pacific adjournment proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the share issuance proposal and “FOR” the Union Pacific adjournment proposal.

Q:	What happens if I sell my Union Pacific common stock before the Union Pacific special meeting?

A:

The record date for the Union Pacific special meeting is earlier than the date of the Union Pacific special meeting. If you sell your shares of Union Pacific common stock after Union Pacific’s record date but before the date of the Union Pacific special meeting, you will retain any right to vote at the Union Pacific special meeting.

Q:	How do I submit a proxy or vote my shares at the Union Pacific special meeting?

A:

You may submit your proxy by telephone, through the internet, or by mailing the enclosed proxy card, and you may vote virtually at the Union Pacific special meeting by attending the live audio webcast at www.virtualshareholdermeeting.com/UNP2025SM. If you hold your shares in more than one (1) account, please be sure to submit a proxy to each proxy card you receive.

To submit your proxy by telephone, call 1-800-690-6903. In order to vote your shares by telephone, you will need the sixteen (16)-digit control number included on your enclosed proxy card (which is unique to each Union Pacific shareholder to ensure all voting instructions are genuine and to prevent duplicate voting).

To submit your proxy through the internet, you may vote your shares at www.proxyvote.com. In order to vote your shares through the internet, you will need the sixteen (16)-digit control number included on your enclosed proxy card.

If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m. Eastern Time on November 13, 2025 in order to be counted at the Union Pacific special meeting.

To vote during the live audio webcast, follow the instructions available on the Union Pacific special meeting website at www.virtualshareholdermeeting.com/UNP2025SM. The Union Pacific special meeting will be held exclusively online via live audio webcast. To be admitted to the live audio webcast, you must provide your sixteen (16)-digit control number. We recommend you submit your vote by proxy prior to the date of the Union Pacific special meeting even if you plan to attend the meeting virtually via the internet.

If you hold your shares of Union Pacific common stock in “street name” through a bank, broker, nominee, trustee, or other record holder, you may vote through the internet or by telephone only if internet or telephone voting is made available by your bank, broker, nominee, trustee, or other record holder. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder with these materials.

If you hold shares of Union Pacific common stock directly in your name as a shareholder of record, you may vote by mail by completing, signing, and dating your enclosed proxy card and returning it in the accompanying pre-addressed envelope no later than the close of business on November 13, 2025 in order for your vote to be counted at the Union Pacific special meeting.

If you hold your shares of Union Pacific common stock in “street name” through a bank, broker, nominee, trustee, or other record holder, you may vote by mail by completing, signing, and dating the voting instruction form provided by your bank, broker, nominee, trustee, or other record holder and returning it in the accompanying pre-addressed envelope. Your bank, broker, nominee, trustee, or other record holder must receive your voting instruction form in sufficient time to vote your shares at the Union Pacific special meeting.

If you hold shares of Union Pacific common stock in “street name” through a bank, broker, nominee, trustee, or other record holder, you will receive separate voting instructions from your bank, broker, nominee, trustee, or other record holder for voting during the live audio webcast. You must follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder in order to instruct your bank, broker, nominee, trustee, or other record holder on how to vote your shares of Union Pacific common stock.

Q:

If my Union Pacific shares are held in “street name” by my bank, broker, nominee, trustee, or other record holder, will my bank, broker, nominee, trustee, or other record holder vote my shares for me at the Union Pacific special meeting?

A:

No. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Union Pacific special meeting with the sixteen (16)-digit control number indicated on that voting instruction form. Otherwise, shareholders who hold their shares in street name should contact their bank, broker, nominee, trustee, or other record holder (preferably at least five (5) days before the Union Pacific special meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Union Pacific special meeting.

Q:	How can I revoke or change my vote at the Union Pacific special meeting?

A:

You may revoke your vote at any time before voting takes place at the Union Pacific special meeting by taking one of the following actions: (i) deliver to the Corporate Secretary of Union Pacific a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked or (ii) submit new telephone or internet instructions or deliver a validly executed later-dated proxy. For this purpose, communications to the Corporate Secretary of Union Pacific should be addressed to Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Union Pacific special meeting. Please note that if your shares are held in “street name” through a bank, broker, nominee, trustee, or other record holder and you wish to revoke a previously granted proxy, you must contact that entity and submit new voting instructions to such bank, broker, nominee, trustee, or other record holder. You may also revoke your proxy by attending and voting during the Union Pacific special meeting before the polls are closed.

Q:	Will a proxy solicitor be used by Union Pacific in connection with the Union Pacific special meeting?

A:

Yes. Union Pacific has engaged Sodali & Co to assist in the solicitation of proxies for the Union Pacific special meeting, and Union Pacific has agreed to pay them an estimated fee of $72,700, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

Q:	How can I vote the shares of Union Pacific that I hold through Union Pacific’s thrift and retirement plans?

A:

Participants in Union Pacific’s thrift and retirement plans, which are collectively referred to in this joint proxy statement/prospectus as the Union Pacific Retirement Plans, who hold shares of Union Pacific common stock through the Union Pacific Retirement Plans will receive separate voting instructions. Please note that participants in the Union Pacific Retirement Plans cannot vote the shares of Union Pacific common stock held through the Union Pacific Retirement Plans in person at the Union Pacific special meeting.

Q:	Will Union Pacific be required to submit the share issuance proposal to Union Pacific shareholders even if the Union Pacific board has withdrawn, modified, or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated prior to the Union Pacific special meeting, Union Pacific is required to submit the share issuance proposal to its shareholders even if the Union Pacific board has withdrawn, modified, or qualified its recommendation in favor of the proposal.

Q:	Am I entitled to exercise appraisal rights in respect of my Union Pacific shares?

A:	No. Union Pacific shareholders are not entitled to any appraisal rights in connection with the mergers or any other transactions described in this joint proxy statement/prospectus.

Q:	What else do I need to do now prior to the Union Pacific special meeting?

A:

You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the mergers may affect you. Even if you plan to attend the Union Pacific special meeting, please vote promptly.

For Norfolk Southern Shareholders

Q:	How will I receive the merger consideration in respect of my Norfolk Southern shares if the mergers are completed?

A:

If you are a shareholder of record of Norfolk Southern shares and hold your shares in certificated form, you will receive a letter of transmittal with detailed written instructions for exchanging shares for the merger consideration. If you are a holder of record of Norfolk Southern book-entry shares, you will receive (i) a notice advising you of the effectiveness of the mergers, (ii) a statement reflecting the aggregate number of shares of Union Pacific common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement, and (iii) a check in the amount equal to the cash issuable to you as merger consideration.

If you are not a shareholder of record, but instead hold your shares of Norfolk Southern common stock in “street name” through a bank, broker, nominee, trustee, or other record holder, you will receive instructions from your bank, broker, nominee, trustee, or other record holder as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:	When and where is the Norfolk Southern special meeting?

A:

The special meeting of Norfolk Southern shareholders, which is referred to as the Norfolk Southern special meeting, will be held virtually at 9:00 a.m., Eastern Time, on November 14, 2025 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/NSC2025SM. The Norfolk Southern special meeting will be held exclusively online via live audio webcast.

Q:	What matters will be voted on at the Norfolk Southern special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	the merger agreement proposal;

•	the merger-related compensation proposal; and

•	the Norfolk Southern adjournment proposal.

Q:	Who is entitled to vote at the Norfolk Southern special meeting?

A:

The record date for the Norfolk Southern special meeting is October 6, 2025, which is referred to as the Norfolk Southern record date. Only holders of record of Norfolk Southern common stock as of the close of business on the Norfolk Southern record date are entitled to notice of, and to vote at, the Norfolk Southern special meeting, unless a new record date is set in connection with any adjournment or postponement of the Norfolk Southern special meeting. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, there were 244,708,449 issued and outstanding shares of Norfolk Southern common stock. At the Norfolk Southern special meeting, each Norfolk Southern shareholder entitled to vote at the Norfolk Southern special meeting is entitled to one (1) vote per share of Norfolk Southern common stock held by such shareholder.

Q:	How does the Norfolk Southern Board recommend that I vote on the proposals?

A:

The Norfolk Southern board unanimously (i) determined that it is in the best interests of Norfolk Southern and its shareholders, and declared it advisable, to enter into the merger agreement, (ii) approved the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, (iii) adopted the merger agreement, and (iv) directed that the merger agreement proposal, the merger-related compensation proposal, and the Norfolk Southern adjournment proposal be submitted to the Norfolk Southern shareholders for approval at the Norfolk Southern special meeting. The Norfolk Southern board recommends that Norfolk Southern shareholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the Norfolk Southern adjournment proposal. For a summary of the factors considered by the Norfolk Southern board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, see “The Mergers—Norfolk Southern Board’s Recommendations and Its Reasons for the Transaction.”

Q:

Why are Norfolk Southern shareholders being asked to consider and vote on a proposal to approve, by non-binding advisory vote, merger-related compensation arrangements for Norfolk Southern’s named executive officers (i.e., the merger-related compensation proposal)?

A:

Under SEC rules, Norfolk Southern is required to seek a non-binding advisory vote with respect to the compensation that may be paid or become payable to Norfolk Southern’s named executive officers that is based on or otherwise relates to the mergers.

Q:	What happens if Norfolk Southern shareholders do not approve the merger-related compensation proposal?

A:

Because the vote on the merger-related compensation proposal is advisory in nature only, it will not be binding upon Norfolk Southern or Union Pacific. Accordingly, the merger-related compensation will be paid to Norfolk Southern’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Norfolk Southern shareholders do not approve the merger-related compensation proposal. The vote on the merger-related compensation proposal is separate and apart from the votes to approve the other proposals being presented at the Norfolk Southern special meeting and is not a condition to the completion of the mergers.

Q:	How do I vote if I own Norfolk Southern common stock through an employee plan?

A:

If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, you will receive a voting instruction form from the trustee of that plan. Your instructions submitted by mail, over the telephone, or by internet serve as voting instructions for the trustee of the plans, Vanguard Fiduciary Trust Company. If your instructions are not received by the trustee by 11:59 p.m., Eastern Time, on November 11, 2025, the trustee will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item pursuant to the voting instructions received by the trustee from the other participants in the respective plan. While employee plan participants may instruct the trustee how to vote their plan shares, employee plan participants cannot vote their plan shares during the special meeting.

Q:	Do the Norfolk Southern directors and executive officers have any interests in the merger?

A:

Yes. In connection with the consummation of the mergers, Norfolk Southern’s directors and executive officers may have interests in the mergers that are different from, or in addition to, those of the shareholders of Norfolk Southern generally. The Norfolk Southern board was aware of these interests and considered them, among other things, in reaching its decision to adopt the merger agreement and approve the mergers and the other transactions contemplated by the merger agreement. These interests are described in more detail in “The Mergers—Interests of Directors and Executive Officers in the Mergers—Interests of Norfolk Southern Directors and Executive Officers in the Mergers.”

Q:	What constitutes a quorum at the Norfolk Southern special meeting?

A:

The Norfolk Southern bylaws provide that a quorum at the Norfolk Southern special meeting is the presence, in person or represented by proxy, of a majority of the shares of Norfolk Southern common stock entitled to vote at the Norfolk Southern special meeting.

Q:	What vote is required for Norfolk Southern shareholders to approve the merger agreement proposal?

A:

Assuming a quorum is present at the Norfolk Southern special meeting, approval of the merger agreement proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting. Only holders of record of Norfolk Southern common stock at the close of business on the Norfolk Southern record date will be entitled to vote on the merger agreement proposal.

Q:	What vote is required for Norfolk Southern shareholders to approve the merger-related compensation proposal?

A:

Assuming a quorum is present at the Norfolk Southern special meeting, approval of the merger-related compensation proposal, which is a non-binding advisory vote, requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting. Only holders of record of Norfolk Southern common stock at the close of business on the Norfolk Southern record date will be entitled to vote on the merger-related compensation proposal. The vote on the merger-related compensation proposal is separate and apart from the votes to approve the other proposals being presented at the Norfolk Southern special meeting and is not a condition to the completion of the mergers.

Q:	What vote is required for Norfolk Southern shareholders to approve the Norfolk Southern adjournment proposal?

A:

Whether or not a quorum is present, approval of the Norfolk Southern adjournment proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting. Only holders of record of Norfolk Southern common stock at the close of business on the Norfolk Southern record date will be entitled to vote on the Norfolk Southern adjournment proposal. The vote on the Norfolk Southern adjournment proposal is separate and apart from the votes to approve the other proposals being presented at the Norfolk Southern special meeting and is not a condition to the completion of the mergers.

Q:	Will Norfolk Southern be required to submit the merger agreement proposal to Norfolk Southern shareholders even if the Norfolk Southern board has withdrawn, modified, or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated prior to the Norfolk Southern special meeting, Norfolk Southern is required to submit the merger agreement proposal to its shareholders even if the Norfolk Southern board has withdrawn, modified, or qualified its recommendation in favor of the proposal.

Q:	Is my vote at the Norfolk Southern special meeting important and how are votes counted at the Norfolk Southern special meeting?

A:

Yes, your vote is very important. If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the Norfolk Southern special meeting. For the merger agreement proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the merger agreement proposal, assuming a quorum is present, abstention from voting, the failure of a Norfolk Southern shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Norfolk Southern shareholder to vote, will have no effect on the outcome of the merger agreement proposal.

For the merger-related compensation proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the merger-related compensation proposal, assuming a quorum is present, abstention from voting, the failure of a Norfolk Southern shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Norfolk Southern shareholder to vote, will have no effect on the outcome of the merger-related compensation proposal.

For the Norfolk Southern adjournment proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the Norfolk Southern adjournment proposal, whether or not a quorum is present, abstention from voting, the failure of a Norfolk Southern shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Norfolk Southern shareholder to vote, will have no effect on the outcome of the Norfolk Southern adjournment proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the Norfolk Southern adjournment proposal.

Q:	What happens if I sell my Norfolk Southern common stock before the Norfolk Southern special meeting?

A:

The record date for the Norfolk Southern special meeting is earlier than the date of the Norfolk Southern special meeting and the date that the mergers are expected to be completed. If you sell your Norfolk Southern common stock after Norfolk Southern’s record date but before the date of the Norfolk Southern special meeting, you will retain any right to vote at the Norfolk Southern special meeting, but you will have transferred your right to receive the merger consideration. For Norfolk Southern shareholders, in order to receive the merger consideration, you must hold your Norfolk Southern common stock through completion of the first merger.

Q:	How do I submit a proxy or vote my shares at the Norfolk Southern special meeting?

A:

If you hold shares of Norfolk Southern common stock directly in your name as a shareholder of record, you may vote your shares by completing, signing, and dating the enclosed proxy card and returning it using the postage-paid envelope provided, or mailing it to P.O. Box 8016, Cary, NC 27512-9903. Your proxy card must be received no later than the close of business on November 13, 2025 in order for your vote to be counted at the Norfolk Southern special meeting. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the Norfolk Southern adjournment proposal.

You may also vote by telephone or through the internet. To submit your proxy by telephone, dial 1-800-690-6903. To submit your proxy through the internet, visit www.proxyvote.com. In order to vote your shares by telephone or through the internet, you will need the control number on your enclosed proxy card. If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m. Eastern Time on November 13, 2025 in order to be counted at the Norfolk Southern special meeting.

If you hold shares of Norfolk Southern in “street name” through a bank, broker, nominee, trustee, or other record holder, please contact such entity for instructions on how to vote your shares of Norfolk Southern common stock at the Norfolk Southern special meeting.

If you are a shareholder of record of Norfolk Southern, you may also cast your vote virtually at the Norfolk Southern special meeting through the internet at www.virtualshareholdermeeting.com/NSC2025SM at any time before the closing of the polls at the Norfolk Southern special meeting. If you hold your shares through a bank, broker, nominee, trustee, or other record holder and you plan to participate in and vote at the Norfolk Southern special meeting, you should contact such entity and obtain a legal proxy in order to be able to participate in or vote at the Norfolk Southern special meeting. If you decide to attend the special meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

If you hold your shares in more than one (1) account, please be sure to submit a proxy with respect to each proxy card you receive.

The special meeting will begin promptly at 9:00 a.m., Eastern Time, on November 14, 2025. Norfolk Southern encourages its shareholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this joint proxy statement/prospectus.

Even if you plan to attend the special meeting, Norfolk Southern recommends that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the special meeting.

Q:

If my shares are held in “street name” by my bank, broker, nominee, trustee, or other record holder, will my bank, broker, nominee, trustee, or other record holder vote my shares for me at the Norfolk Southern special meeting?

A:

If your shares are held in “street name” in a stock brokerage account or by a bank, broker, nominee, trustee, or other record holder, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder. Please note that you may not vote shares held in street name by returning a proxy card or voting instruction form directly to Norfolk Southern. Your bank, broker, nominee, trustee, or other record holder is obligated to provide you with a voting instruction form for you to use.

Applicable stock exchange rules permit brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. It is expected that all proposals to be voted on at the Norfolk Southern special meeting are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

If you are a Norfolk Southern “street name” shareholder and you do not instruct your bank, broker, nominee, trustee, or other record holder on how to vote your shares:

•

your bank, broker, nominee, trustee, or other record holder may not vote your shares on the merger agreement proposal, which broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present);

•

your bank, broker, nominee, trustee, or other record holder may not vote your shares on the merger-related compensation proposal, which broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); and

•

your bank, broker, nominee, trustee, or other record holder may not vote your shares on the Norfolk Southern adjournment proposal, which broker non-votes will have no effect on the vote for this proposal (whether or not a quorum is present).

Q:	How can I revoke or change my vote at the Norfolk Southern special meeting?

A:

You may revoke your proxy at any time before the vote is taken at the Norfolk Southern special meeting by taking one of the following actions: (i) giving written notice of revocation to Norfolk Southern’s Corporate

Secretary, which must be received before the time that the proxy you wish to revoke is voted at the Norfolk Southern special meeting; (ii) submitting new voting instructions over the telephone or the internet prior to 11:59 p.m., Eastern Time, on November 13, 2025; (iii) delivering a new, validly completed, later-dated proxy card, which must be received no later than the close of business on November 13, 2025; or (iv) joining the Norfolk Southern special meeting virtually and voting during the meeting. For this purpose, communications to the Corporate Secretary of Norfolk Southern should be addressed to Norfolk Southern Corporation, 650 West Peachtree Street, NW, Atlanta, Georgia 30308. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker, nominee, trustee, or other record holder, or, if you have obtained a legal proxy from your bank, broker, nominee, trustee, or other record holder giving you the right to vote your shares, by joining the Norfolk Southern special meeting virtually via the internet and voting during the special meeting. Employee plan participants may change their voting instructions by submitting new voting instructions to Broadridge Financial Services, Inc. prior to 11:59 p.m., Eastern Time, on November 11, 2025.

Q:	Will a proxy solicitor be used by Norfolk Southern in connection with the Norfolk Southern special meeting?

A:

Yes. Norfolk Southern has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the Norfolk Southern special meeting, and Norfolk Southern has agreed to pay them an estimated fee of up to $250,000, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

Q:	Am I entitled to exercise appraisal rights in respect of my Norfolk Southern shares?

A:	No. Norfolk Southern shareholders are not entitled to any appraisal rights in connection with the mergers or any other transactions described in this joint proxy statement/prospectus.

Q:	What else do I need to do now prior to the Norfolk Southern special meeting?

A:

You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the mergers affect you. Even if you plan to attend the Norfolk Southern special meeting, please vote promptly.

For Both Union Pacific Shareholders and Norfolk Southern Shareholders

Q:	When are the mergers expected to be completed?

A:

Union Pacific and Norfolk Southern expect to complete the mergers by early 2027, although Union Pacific and Norfolk Southern cannot assure completion by any particular date, if at all. Because the mergers are subject to a number of conditions, including receipt of STB approval and CNA approval, the approval of the share issuance proposal by Union Pacific shareholders, and the approval of the merger agreement proposal by the Norfolk Southern shareholders, the exact timing of the mergers cannot be determined at this time and Union Pacific and Norfolk Southern cannot guarantee that the mergers will be completed at all. For a description of the conditions to the mergers, see “The Merger Agreement—Conditions to the Mergers.”

Q:	Following the mergers, what percentage of Union Pacific common stock will the continuing Union Pacific shareholders and former Norfolk Southern shareholders own?

A:	Immediately following the completion of the mergers:

•

continuing Union Pacific shareholders will own approximately 73% of the then outstanding Union Pacific common stock, based on the number of shares and stock-based awards of Union Pacific and Norfolk Southern outstanding as of September 26, 2025, the last practicable trading day before the date of the joint proxy statement/prospectus; and

•

former Norfolk Southern shareholders will own approximately 27% of the then outstanding Union Pacific common stock, based on the number of shares and stock-based awards of Union Pacific and Norfolk Southern outstanding as of September 26, 2025, the last practicable trading day before the date of the joint proxy statement/prospectus.

Q:	What happens if the mergers are not completed?

A:

If the share issuance proposal is not approved by Union Pacific shareholders, if the merger agreement proposal is not approved by Norfolk Southern shareholders, or if the mergers are not completed for any other reason, Norfolk Southern shareholders will not have their shares of Norfolk Southern common stock converted into the right to receive the merger consideration. Instead, each of Union Pacific and Norfolk Southern would remain separate companies. Under certain circumstances, Union Pacific may be required to pay Norfolk Southern a termination fee or Norfolk Southern may be required to pay Union Pacific a termination fee, as described under “The Merger Agreement—Termination; Termination Fees and Other Fees.”

Q:	Are there any risks associated with the mergers that I should consider in deciding how to vote?

A:	Yes. A number of risks related to the mergers are discussed in this joint proxy statement/prospectus and described in “Risk Factors” beginning on page 55.

Q:	What are the material U.S. federal income tax consequences of the mergers to U.S. holders of Norfolk Southern Common Stock?

A:

Union Pacific and Norfolk Southern intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and Union Pacific and Norfolk Southern intend to report the mergers consistent with such qualification. Assuming the mergers so qualify, a U.S. holder (as defined in “The Mergers—U.S. Federal Income Tax Consequences”) of Norfolk Southern common stock that receives shares of Union Pacific common stock and cash in exchange for shares of Norfolk Southern common stock pursuant to the first merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount, if any, by which the sum of the cash and the fair market value of the Union Pacific common stock received by such U.S. holder in the first merger exceeds such U.S. holder’s adjusted tax basis in such U.S. holder’s Norfolk Southern common stock exchanged therefor and (ii) the amount of cash received by such U.S. holder. However, it is not a condition to Union Pacific’s obligation or Norfolk Southern’s obligation to complete the transactions that the mergers, taken together, qualify as a “reorganization” or that Norfolk Southern or Union Pacific receive an opinion from counsel to that effect.

Union Pacific and Norfolk Southern have not sought and will not seek any ruling from the U.S. Internal Revenue Service regarding any matters relating to the transactions and, as a result, there can be no assurance that the U.S. Internal Revenue Service would not assert that the mergers, taken together, do not qualify as a “reorganization,” or that a court would not sustain such a position.

If the U.S. Internal Revenue Service or a court were to determine that the mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Norfolk Southern common stock that exchanges such shares of Norfolk Southern common stock for Union Pacific common stock and cash pursuant to the first merger generally would recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the cash and the fair market value of the Union Pacific common stock received by such U.S. holder and (ii) such U.S. holder’s adjusted tax basis in the Norfolk Southern common stock exchanged therefor.

Holders of Norfolk Southern common stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the mergers to them. For a more complete description of the U.S. federal income tax consequences of the mergers, see “The Mergers—U.S. Federal Income Tax Consequences.”

Q:	How can I obtain additional information about Union Pacific and Norfolk Southern?

A:

Union Pacific and Norfolk Southern each file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Each company’s filings with the SEC may be accessed on the internet at www.sec.gov. Copies of the documents filed by Union Pacific with the SEC will be available free of charge on Union Pacific’s website at investor.unionpacific.com. Copies of the documents filed by Norfolk Southern with the SEC will be available free of charge on Norfolk Southern’s website at norfolksouthern.investorroom.com. The information provided on each company’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference into this joint proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information” on page 207.

Q:	Who can answer my questions?

A:

If you have any questions about the merger agreement, the mergers, the share issuance, or the other matters to be voted on at the Union Pacific special meeting or the Norfolk Southern special meeting, or questions about how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card, or voting instructions, you should contact Union Pacific’s and Norfolk Southern’s respective proxy solicitors, as follows:

For Union Pacific Shareholders: Sodali & Co 430 Park Avenue, 14th Floor, New York, NY 10022 Shareholders may call toll-free: +1 (800) 662-5200 Banks and Brokers may call collect: +1 (203) 658-9400

For Norfolk Southern Shareholders:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: +1 (877) 750-8198
Banks and Brokers may call collect: +1 (212) 750-5833

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Union Pacific and Norfolk Southern urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which Union Pacific and Norfolk Southern also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Risk Factors (page 55)

You should also carefully consider the risks that are described in “Risk Factors” beginning on page 55.

Information about the Parties to the Transaction (page 69)

Union Pacific

Union Pacific Corporation, a Utah corporation, is one of America’s most recognized companies and connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. Union Pacific’s diversified business mix includes bulk, industrial, and premium. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada’s rail systems, and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its customers by delivering products in a safe, reliable, fuel-efficient, and environmentally responsible manner. Union Pacific common stock is listed on the NYSE under the ticker symbol “UNP.”

Union Pacific’s principal executive office is located at 1400 Douglas Street, Omaha, Nebraska 68179, and its telephone number is (402) 544-5000. Its website is located at www.up.com. Information contained on Union Pacific’s website does not constitute part of this joint proxy statement/prospectus.

Norfolk Southern

Norfolk Southern Corporation, a Virginia corporation, is one of the nation’s premier transportation companies, moving goods and materials that help drive the U.S. economy. Norfolk Southern connects customers to markets and communities to economic opportunity with safe, reliable, and cost-effective shipping solutions. Its Norfolk Southern Railway Company subsidiary operates in twenty-two (22) states and the District of Columbia. Norfolk Southern is a major transporter of industrial products, including agriculture, forest, and consumer products, chemicals, and metals and construction materials. In addition, in the East, it serves every major container port and operates the most extensive intermodal network. Norfolk Southern is also a principal carrier of coal, automobiles, and automotive parts. Norfolk Southern’s stock is publicly traded on the NYSE under the ticker symbol “NSC.”

Norfolk Southern’s principal executive office is located at 650 West Peachtree Street, NW, Atlanta, Georgia 30308, and its telephone number is (855) 667-3655. Its website is located at www.norfolksouthern.com. Information contained on Norfolk Southern’s website does not constitute part of this joint proxy statement/prospectus.

Merger Sub 1

Ruby Merger Sub 1 Corporation, a Virginia corporation and a direct, wholly owned subsidiary of Union Pacific, was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Merger

Sub 1 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. At the first effective time, Merger Sub 1 will merge with and into Norfolk Southern, with Norfolk Southern surviving the first merger as a direct, wholly owned subsidiary of Union Pacific. The principal executive offices of Merger Sub 1 are located at 1400 Douglas Street, Omaha, Nebraska 68179. The telephone number at that address is (402) 544-5000.

Merger Sub 2

Ruby Merger Sub 2 LLC, a Virginia limited liability company and a direct, wholly owned subsidiary of Union Pacific, was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Merger Sub 2 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. Immediately after the first merger, Norfolk Southern will merge with and into Merger Sub 2, with Merger Sub 2 surviving the second merger as a direct, wholly owned subsidiary of Union Pacific. The principal executive offices of Merger Sub 2 are located at 1400 Douglas Street, Omaha, Nebraska 68179. The telephone number at that address is (402) 544-5000.

The Union Pacific Special Meeting (page 70)

Meeting. The Union Pacific special meeting will be held virtually at 8.00 a.m., Central Time, on November 14, 2025 (unless it is adjourned or postponed to a later date), exclusively via live audio webcast at www.virtualshareholdermeeting.com/UNP2025SM, for the following purposes:

•	to consider and vote on the share issuance proposal; and

•	to consider and vote on the Union Pacific adjournment proposal.

Union Pacific Record Date; Outstanding Shares; Shareholders Entitled to Vote. The Union Pacific record date is October 6, 2025. Only holders of Union Pacific common stock as of the close of business on the Union Pacific record date are entitled to notice of, and to vote at, the Union Pacific special meeting, unless a new record date is set in connection with any adjournment or postponement of the Union Pacific special meeting. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, there were 593,123,574 issued and outstanding shares of Union Pacific common stock. Each Union Pacific shareholder entitled to vote at the Union Pacific special meeting is entitled to one (1) vote per share at the Union Pacific special meeting. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the issued and outstanding Union Pacific common stock was held by approximately 26,043 shareholders of record.

Quorum. The Union Pacific by-laws require that there be a quorum at the Union Pacific special meeting in order for Union Pacific to hold a vote on the share issuance proposal. A quorum at the Union Pacific special meeting is the presence, in person or represented by proxy, of a majority of the votes entitled to be cast on the matter. An abstention from voting will be deemed present at the Union Pacific special meeting for the purpose of determining the presence of a quorum. Shares of Union Pacific common stock held in “street name” (through a bank, broker, nominee, trustee, or other record holder) with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee, or other record holder, and shares of Union Pacific common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Union Pacific special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the Union Pacific special meeting may result in an adjournment of the Union Pacific special meeting and may subject Union Pacific to additional costs and expenses.

Required Vote. Assuming a quorum is present at the Union Pacific special meeting, approval of the share issuance proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the Union Pacific special meeting. Union Pacific cannot complete the share issuance or the mergers unless the share issuance proposal is approved at the Union Pacific special meeting (or at any adjournment or postponement thereof). For purposes of the share issuance proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, assuming a quorum is present, abstention from voting on the share issuance proposal, the failure of a Union Pacific shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Union Pacific shareholder to vote, will have no effect on the outcome of the share issuance proposal because these failures to vote are not considered “votes cast.”

Whether or not a quorum is present, approval of the Union Pacific adjournment proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Union Pacific special meeting. For purposes of the Union Pacific adjournment proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the Union Pacific adjournment proposal, the failure of a Union Pacific shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Union Pacific shareholder to vote, will have no effect on the outcome of the Union Pacific adjournment proposal.

Stock Ownership of and Voting by Union Pacific Directors and Executive Officers. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, Union Pacific’s directors and executive officers and their affiliates beneficially owned in the aggregate 456,368 shares of Union Pacific common stock entitled to vote at the Union Pacific special meeting, which represents less than 1% of the shares of Union Pacific common stock entitled to vote at the Union Pacific special meeting.

Each of Union Pacific’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his, her, or its shares of Union Pacific common stock “FOR” the share issuance proposal and “FOR” the Union Pacific adjournment proposal, although none of Union Pacific’s directors and executive officers have entered into any agreement requiring them to do so.

For more information regarding the Union Pacific special meeting, see “The Union Pacific Special Meeting” beginning on page 70.

The Norfolk Southern Special Meeting (page 75)

Meeting. The Norfolk Southern special meeting will be held virtually at 9.00 a.m., Eastern Time, on November 14, 2025 (unless it is adjourned or postponed to a later date), exclusively via live audio webcast at www.virtualshareholdermeeting.com/NSC2025SM, for the following purposes:

•	to consider and vote on the merger agreement proposal;

•	to consider and vote on the merger-related compensation proposal; and

•	to consider and vote on the Norfolk Southern adjournment proposal.

Norfolk Southern Record Date; Outstanding Shares; Shareholders Entitled to Vote. The Norfolk Southern record date is October 6, 2025. Only holders of record of Norfolk Southern common stock as of the close of business on the Norfolk Southern record date are entitled to notice of, and to vote at, the Norfolk Southern special meeting, unless a new record date is set in connection with any adjournment or postponement of the Norfolk Southern special meeting. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, there were 244,708,449 issued and outstanding shares of Norfolk Southern common stock. At the Norfolk Southern special meeting, each Norfolk Southern shareholder entitled to vote at the Norfolk Southern special meeting is entitled to one (1) vote per share of Norfolk Southern common stock held by such shareholder. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the issued and outstanding Norfolk Southern common stock was held by approximately 17,230 shareholders of record.

Quorum. The Norfolk Southern bylaws require that there be a quorum at the Norfolk Southern special meeting in order for Norfolk Southern to hold a vote on the merger agreement proposal or the merger-related compensation proposal. A quorum at the Norfolk Southern special meeting is the presence, in person or represented by proxy, of a majority of the shares of Norfolk Southern common stock entitled to vote at the Norfolk Southern special meeting. An abstention from voting will be deemed present at the Norfolk Southern special meeting for the purpose of determining the presence of a quorum. Shares of Norfolk Southern common stock held in “street name” through a bank, broker, nominee, trustee, or other record holder with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee, or other record holder, and shares of Norfolk Southern common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Norfolk Southern special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the Norfolk Southern special meeting may result in an adjournment of the Norfolk Southern special meeting and may subject Norfolk Southern to additional costs and expenses.

Required Vote. Assuming a quorum is present at the Norfolk Southern special meeting, approval of the merger agreement proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting. Norfolk Southern cannot complete the mergers unless the merger agreement proposal is approved at the Norfolk Southern special meeting (or at any adjournment or postponement thereof). For purposes of the merger agreement proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, assuming a quorum is present, abstention from voting on the merger agreement proposal, the failure of a Norfolk Southern shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Norfolk Southern shareholder to vote, will have no effect on the outcome of the merger agreement proposal because these failures to vote are not considered “votes cast.”

Assuming a quorum is present at the Norfolk Southern special meeting, approval of the merger-related compensation proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting. For purposes of the merger-related compensation proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, assuming a quorum is present, abstention from voting on the merger-related compensation proposal, the failure of a Norfolk Southern shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Norfolk Southern shareholder to vote, will have no effect on the outcome of the merger-related compensation proposal because these failures to vote are not considered “votes cast.”

Whether or not a quorum is present, approval of the Norfolk Southern adjournment proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting. For purposes of the Norfolk Southern adjournment proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, whether or not a quorum is present, abstention from voting on the Norfolk Southern adjournment proposal, the failure of a Norfolk Southern shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Norfolk Southern shareholder to vote, will have no effect on the outcome of the Norfolk Southern adjournment proposal.

Stock Ownership of and Voting by Norfolk Southern Directors and Executive Officers. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, Norfolk Southern’s directors and executive officers and their affiliates beneficially owned in the aggregate 57,285 shares of Norfolk Southern common stock entitled to vote at the Norfolk Southern special meeting, which represents less than 1% of the shares of Norfolk Southern common stock entitled to vote at the Norfolk Southern special meeting.

Each of Norfolk Southern’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his, her, or its shares of Norfolk Southern common stock “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the Norfolk Southern adjournment proposal, although none of Norfolk Southern’s directors and executive officers have entered into any agreement requiring them to do so.

For more information regarding the Norfolk Southern special meeting, see “The Norfolk Southern Special Meeting” beginning on page 75.

The Mergers; Merger Consideration; Treatment of Stock-Based Awards (page 80)

The Mergers

On July 28, 2025, Union Pacific, Norfolk Southern, Merger Sub 1, and Merger Sub 2, entered into the merger agreement. Pursuant to the terms of the merger agreement, and subject to the satisfaction or waiver of the conditions specified therein, (i) Merger Sub 1 will merge with and into Norfolk Southern, with Norfolk Southern surviving the first merger as a direct, wholly owned subsidiary of Union Pacific, and (ii) immediately thereafter, Norfolk Southern will merge with and into Merger Sub 2, with Merger Sub 2 surviving the second merger as a direct, wholly owned subsidiary of Union Pacific.

Merger Consideration

At the first effective time, each share of Norfolk Southern common stock issued and outstanding immediately prior to the first effective time, except for shares held by Union Pacific or Norfolk Southern, or their direct or indirect subsidiaries (other than, with respect to shares held by Union Pacific, Norfolk Southern, Merger Sub 1, or Merger Sub 2, shares held on behalf of third parties), will be converted automatically into the right to receive (i) one (1) validly issued, fully paid, and nonassessable share of Union Pacific common stock and (ii) $88.82 in cash, without interest.

No fractional shares of Union Pacific common stock will be issued in connection with the first merger, and Norfolk Southern shareholders will receive cash in lieu of any fractional shares of Union Pacific common stock to which they otherwise would have been entitled. Union Pacific shareholders will continue to own their existing shares of Union Pacific common stock, the form of which will not be changed by the transaction.

Union Pacific common stock is listed on the NYSE under the symbol “UNP,” and Norfolk Southern common stock is listed on the NYSE under symbol “NSC.” The following table shows certain closing stock prices of Union Pacific common stock and Norfolk Southern common stock as reported on the NYSE, and the implied value of the merger consideration to be issued in exchange for each share of Norfolk Southern common stock, which was calculated by multiplying the closing price of Union Pacific common stock on those dates by the exchange ratio of one (1) and adding the $88.82 in cash consideration, rounded to the nearest cent.

	Union Pacific common stock	Norfolk Southern common stock	Implied value of one (1) share of Norfolk Southern common stock
July 16, 2025 [a]	$231.18	$260.32	$320.00
July 28, 2025 [b]	229.24	286.42	318.06
September 26, 2025 [c]	235.20	297.49	324.02

[a]	The last trading day before press speculation that Union Pacific was pursuing a potential acquisition of Norfolk Southern.
[b]	The last trading day before the public announcement of the merger agreement.
[c]	The last practicable trading day before the date of this joint proxy statement/prospectus.

Treatment of Union Pacific Equity Awards

The mergers are not expected to affect Union Pacific’s stock options or other stock-based awards. It is expected that all such awards will remain outstanding subject to the same terms and conditions that are applicable to such stock options or other stock-based awards prior to the mergers.

Treatment of Norfolk Southern Equity Awards

Norfolk Southern Options

Each Norfolk Southern option that is outstanding immediately prior to the first effective time will, as of the first effective time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) an option to purchase shares of Union Pacific common stock (i) with respect to a number of shares of Union Pacific common stock equal to the product of (a) the number of shares of Norfolk Southern common stock subject to the corresponding Norfolk Southern option immediately prior to the first effective time multiplied by (b) the equity award exchange ratio (rounded down to the nearest whole number of shares), and (ii) with a per share exercise price that is equal to the quotient of (a) the exercise price per share of Norfolk Southern common stock of the corresponding Norfolk Southern option immediately prior to the first effective time divided by (b) the equity award exchange ratio (rounded up to the nearest cent), with the same terms and conditions that applied to the corresponding Norfolk Southern option immediately prior to the first effective time (including, without limitation, payment of quarterly dividend equivalents).

Norfolk Southern RSUs

Each Norfolk Southern RSU that is outstanding as of immediately prior to the first effective time will, as of the first effective time, automatically and without any action on the part of the holder thereof (i) if such Norfolk Southern RSU is or becomes vested at the first effective time pursuant to its terms as in effect as of the date of the merger agreement, be canceled and converted into the right to receive an amount in cash (without interest) equal to the merger consideration value multiplied by the total number of shares of Norfolk Southern common stock subject to such Norfolk Southern RSU immediately prior to the first effective time, or (ii) if such Norfolk Southern RSU is not covered by clause (i), be assumed and converted into (or canceled and replaced by) a Union Pacific stock unit award relating to a number of shares of Union Pacific common stock equal to the product, rounded to the nearest whole number of shares, of (a) the number of shares of Norfolk Southern common stock subject to such Norfolk Southern RSU immediately prior to the first effective time, and (b) the equity award exchange ratio, with the same terms and conditions that applied to such Norfolk Southern RSU immediately prior to the first effective time (including, without limitation, payment of quarterly dividend equivalents).

Norfolk Southern PSUs

Each Norfolk Southern PSU that is outstanding as of immediately prior to the first effective time will, as of the first effective time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) a Union Pacific stock unit award relating to a number of shares of Union Pacific common stock equal to the product, rounded to the nearest whole number of shares, of (i) the number of shares of Norfolk Southern common stock subject to such Norfolk Southern PSU immediately prior to the first effective time (with such number of shares of Norfolk Southern common stock determined based upon the greater of (a) the target level of performance and (b) the actual level of performance calculated as of the latest practicable date prior to the first effective time as determined reasonably and in good faith by the compensation and talent management committee of the Norfolk Southern board), and (ii) the equity award exchange ratio, with the same terms and conditions (including service-based vesting conditions but excluding performance-based vesting conditions) that applied to such Norfolk Southern PSU immediately prior to the first effective time.

Norfolk Southern Phantom Stock Units

Each Norfolk Southern phantom stock unit that is outstanding as of immediately prior to the first effective time will, at the first effective time, automatically and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash (without interest) equal to the merger consideration value multiplied by the total number of shares of Norfolk Southern common stock relating to such Norfolk Southern phantom stock unit immediately prior to the first effective time.

For a description of the treatment of Norfolk Southern equity awards in connection with the mergers, see “The Merger Agreement—Treatment of Norfolk Southern Equity Awards.”

Union Pacific’s Reasons for the Mergers; Recommendation of the Union Pacific Board of Directors (page 93)

After careful consideration, on July 28, 2025, the Union Pacific board unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers and the share issuance, and (ii) directed that the share issuance proposal and the Union Pacific adjournment proposal be submitted to the Union Pacific shareholders for approval at the Union Pacific special meeting. The Union Pacific board recommends that Union Pacific shareholders vote “FOR” the share issuance proposal and “FOR” the Union Pacific adjournment proposal.

For a summary of the factors considered by the Union Pacific board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers and the share issuance, see “The Mergers—Union Pacific’s Reasons for the Mergers; Recommendation of the Union Pacific Board of Directors.”

Norfolk Southern’s Board’s Recommendations and Its Reasons for the Transaction (page 100)

After careful consideration, the Norfolk Southern board unanimously (i) determined that it is in the best interests of Norfolk Southern and its shareholders, and declared it advisable, to enter into the merger agreement, (ii) approved the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (iii) adopted the merger agreement, and (iv) resolved to recommend that the shareholders of Norfolk Southern approve the merger agreement and directed that such matter be submitted for consideration of the shareholders of Norfolk Southern at the Norfolk Southern special meeting.

The Norfolk Southern board unanimously recommends that Norfolk Southern shareholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the Norfolk Southern adjournment proposal. For a summary of the factors considered by the Norfolk Southern board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, see “The Mergers—Norfolk Southern Board’s Recommendations and Its Reasons for the Transaction.”

Opinions of Financial Advisors

Opinions of Union Pacific’s Financial Advisors (page 112)

Opinion of Morgan Stanley

The Union Pacific board retained Morgan Stanley to provide it with financial advisory services in connection with a possible acquisition, merger, or similar business combination, and, if requested by the Union Pacific board, a financial opinion with respect thereto. Union Pacific selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, and reputation and its knowledge of the financial services industry, market, and regulatory environment and business and affairs of Union Pacific. Morgan Stanley rendered to the Union Pacific board, at its special meeting on July 28, 2025, its oral opinion, subsequently confirmed by delivery of a written opinion dated July 28, 2025, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the merger consideration was fair, from a financial point of view, to Union Pacific.

The full text of the written opinion of Morgan Stanley, dated July 28, 2025, is attached as Annex B and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Union Pacific board and addresses only the fairness, from a financial point of view, to Union Pacific of the merger consideration as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to shareholders of Union Pacific or Norfolk Southern as to how to act or vote in connection with the mergers or any other matter or whether to take any other action with respect to the mergers. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which Union Pacific common stock will trade following the consummation of the mergers or at any time.

For more information regarding the opinion of Morgan Stanley, see “Opinions of Union Pacific’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” beginning on page 112 and the full text of the written opinion of Morgan Stanley attached as Annex B to this joint proxy statement/prospectus.

Opinion of Wells Fargo

The Union Pacific board retained Wells Fargo to provide it with financial advisory services in connection with a possible acquisition, merger, or similar business combination, and, if requested by the Union Pacific board, a financial opinion with respect thereto. Union Pacific selected Wells Fargo to act as its financial advisor based on Wells Fargo’s qualifications, expertise, and reputation and its knowledge of the financial services industry, market, and regulatory environment and business and affairs of Union Pacific. Wells Fargo rendered to the Union Pacific board, at its special meeting on July 28, 2025, its oral opinion, subsequently confirmed by delivery of a written opinion dated July 28, 2025, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Wells Fargo as set forth therein, the merger consideration was fair, from a financial point of view, to Union Pacific.

The full text of the written opinion of Wells Fargo, dated July 28, 2025, is attached as Annex C and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Wells Fargo in rendering its opinion. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Wells Fargo’s opinion is directed to the Union Pacific board and addresses only the fairness, from a financial point of view, to Union Pacific of the merger consideration as of the date of the opinion. Wells Fargo’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to shareholders of Union Pacific or Norfolk Southern as to how to act or vote in connection with the mergers or any other matter or whether to take any other action with respect to the mergers. The summary of

Wells Fargo’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which Union Pacific common stock will trade following the consummation of the mergers or at any time.

For more information regarding the opinion of Wells Fargo, see “Opinions of Union Pacific’s Financial Advisors—Opinion of Wells Fargo Securities, LLC” beginning on page 125 and the full text of the written opinion of Wells Fargo attached as Annex C to this joint proxy statement/prospectus.

Opinion of Norfolk Southern’s Financial Advisor (page 135)

In connection with the mergers, BofA, Norfolk Southern’s financial advisor, delivered to the Norfolk Southern board a written opinion, dated July 28, 2025, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Norfolk Southern common stock (other than the canceled shares and the converted shares) in the mergers. The full text of the written opinion, dated July 28, 2025, of BofA, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA provided its opinion to the Norfolk Southern board (in its capacity as such) for the benefit and use of the Norfolk Southern board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA’s opinion does not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Norfolk Southern or in which Norfolk Southern might engage or as to the underlying business decision of Norfolk Southern to proceed with or effect the mergers. BofA’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed mergers or any related matter.

For more information regarding the opinion of BofA, see “Opinion of Norfolk Southern’s Financial Advisor—Opinion of BofA Securities, Inc.” beginning on page 135 and the full text of the written opinion of BofA attached as Annex D to this joint proxy statement/prospectus.

Governance of Union Pacific After the Mergers (page 145)

Board of Directors. At the first effective time, the parties will take all actions to designate and appoint three (3) directors of Norfolk Southern, to become members of the Union Pacific board. The designees will be determined by the Union Pacific board, except that the designees will include Mark R. George, the current President and Chief Executive Officer of Norfolk Southern, and Richard H. Anderson, the current Chairman of the Norfolk Southern board, in each case, so long as each is qualified, and willing and suitable to serve as a director under all applicable corporate governance policies and guidelines as reviewed and determined reasonably and in good faith by the Corporate Governance, Nominating and Sustainability Committee of the Union Pacific board.

Interests of Directors and Executive Officers in the Mergers (page 145)

Interests of Union Pacific Directors and Executive Officers in the Mergers

Union Pacific shareholders should be aware that Union Pacific’s directors and executive officers have interests in the mergers that may be different from, or in addition to, those of Union Pacific shareholders generally. The Union Pacific board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Union Pacific shareholders vote “FOR” the share issuance proposal.

For more information regarding the interests of Union Pacific’s directors and executive officers in the mergers, see “The Mergers—Interests of Directors and Executive Officers in the Mergers—Interests of Union Pacific Directors and Executive Officers in the Mergers.”

Interests of Norfolk Southern Directors and Executive Officers in the Mergers

In considering the recommendation of the Norfolk Southern board to approve the merger agreement and the transactions contemplated thereby, including the mergers, Norfolk Southern shareholders should be aware that Norfolk Southern’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Norfolk Southern shareholders generally, including treatment of outstanding Norfolk Southern equity awards in connection with the transactions contemplated by the merger agreement, potential severance benefits, potential transaction bonuses, and rights to ongoing indemnification and insurance coverage. The Norfolk Southern board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to (i) determine that it is in the best interests of Norfolk Southern and its shareholders, and declare it advisable, to enter into the merger agreement, (ii) approve the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, (iii) adopt the merger agreement, and (iv) direct that the merger agreement proposal, the merger-related compensation proposal, and the Norfolk Southern adjournment proposal be submitted to the Norfolk Southern shareholders for approval at the Norfolk Southern special meeting.

These interests are discussed in more detail in “The Mergers—Interests of Directors and Executive Officers in the Mergers—Interests of Norfolk Southern Directors and Executive Officers in the Mergers.”

Accounting Treatment of the Mergers (page 152)

The mergers, if they occur, will be accounted for as a purchase of Norfolk Southern by Union Pacific under the acquisition method of accounting in accordance with GAAP.

For more information regarding the accounting treatment, see “The Mergers—Accounting Treatment of the Mergers.”

Reasonable Best Efforts; Regulatory Filings and Other Actions (page 153)

The obligations of Union Pacific and Norfolk Southern to complete the mergers are subject to, among other conditions, STB approval and CNA approval. The parties also agreed to file any and all notification and report forms with the FCC and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under applicable law. For more information about regulatory approvals relating to the transactions, see “The Mergers—Regulatory Approvals Required for the Mergers,” “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions,” and “The Merger Agreement––Conditions to the Completion of the Mergers.”

Subject to certain limitations provided for in the merger agreement, each of Union Pacific and Norfolk Southern has agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to cause the conditions to closing set forth in the merger agreement to be satisfied and to consummate and make effective the mergers and the other transactions contemplated by the merger agreement prior to January 28, 2028 (which is referred to as the end date), including: the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from governmental entities and the making of all necessary registrations, notices, applications, reports, and other filings and the taking of all steps as may be necessary, proper, or advisable to obtain an approval, clearance, or waiver from, or to avoid, an action or proceeding by, any governmental entity; the obtaining of all necessary consents from third parties; and the defending of any actions, lawsuits, or other legal proceedings challenging the consummation of the mergers and the other transactions contemplated by the merger agreement, or seeking to prohibit or delay the closing.

Treatment of Norfolk Southern’s Existing Debt; Financing (page 154)

There is no financing condition to the mergers.

In connection with the mergers, the parties intend to repay in full and terminate Norfolk Southern’s existing revolving credit facility, commercial paper program, and receivables securitization facility.

Union Pacific has agreed to use reasonable best efforts to do all things necessary to obtain at or before the closing, funds sufficient for the payment of the cash consideration and any fees and expenses of or payable by Union Pacific, Merger Sub 1, Merger Sub 2, or Union Pacific’s other affiliates on the closing date, and for any repayment or refinancing on the closing date of any outstanding indebtedness of Norfolk Southern and/or its subsidiaries contemplated by, or undertaken in connection with the transactions described in, the merger agreement.

Subject to the limitations set forth in the merger agreement, Norfolk Southern has agreed to, and to cause its subsidiaries to, use reasonable best efforts to provide customary cooperation to the extent reasonably requested by Union Pacific in connection with the offering, arrangement, syndication, consummation, issuance, or sale of any debt financing required to fund the transactions described in the preceding paragraph.

For further information regarding the financing of the transactions, see “The Mergers—Treatment of Norfolk Southern’s Existing Debt; Financing” and “The Merger Agreement—Covenants and Agreements—Financing.”

No Appraisal or Dissenters’ Rights in the Mergers (page 155)

Under Utah law, Union Pacific shareholders will not be entitled to any appraisal rights in connection with the first merger, the second merger, or any other transactions described in this joint proxy statement/prospectus.

Under Virginia law, Norfolk Southern shareholders will not be entitled to any appraisal rights in connection with the first merger, the second merger, or any other transactions described in this joint proxy statement/prospectus.

NYSE Listing of Union Pacific Common Stock; Delisting and Deregistration of Norfolk Southern Common Stock (page 155)

It is a condition to the consummation of the mergers that the shares of Union Pacific common stock to be issued to Norfolk Southern shareholders in the first merger be approved for listing on the NYSE, subject to official notice of issuance. If the first merger is completed, Norfolk Southern common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Expected Timing of the Mergers (page 155)

Union Pacific and Norfolk Southern currently expect the mergers to be completed by early 2027, subject to the satisfaction or waiver of customary closing conditions, including among others: (i) the approval of the merger agreement proposal by Norfolk Southern shareholders, (ii) the approval of the share issuance proposal by Union Pacific shareholders, (iii) the receipt of the requisite regulatory approvals, which are the STB approval and CNA approval (and in the case of Union Pacific’s obligation to consummate the mergers, without resulting in the imposition of certain “materially burdensome regulatory conditions” as specified in the merger agreement), and (iv) the absence of any injunction or order by any court or other governmental entity prohibiting or making illegal the mergers (and in the case of Union Pacific’s obligation to consummate the mergers, without resulting in the imposition of certain “materially burdensome regulatory conditions” as specified in the merger agreement).

However, Union Pacific and Norfolk Southern cannot predict the actual date on which the mergers will be completed because completion is subject to conditions beyond their control and it is possible that such conditions could result in the mergers being completed earlier or later or not being completed at all. See “The Mergers—Regulatory Approvals Required for the Mergers” and “The Merger Agreement—Conditions to the Mergers.”

U.S. Federal Income Tax Consequences of the Mergers (page 155)

Union Pacific and Norfolk Southern intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and Union Pacific and Norfolk Southern intend to report the mergers consistent with such qualification. Assuming the mergers so qualify, a U.S. holder (as defined in “The Mergers—U.S. Federal Income Tax Consequences”) of Norfolk Southern common stock that receives shares of Union Pacific common stock and cash in exchange for shares of Norfolk Southern common stock pursuant to the first merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount, if any, by which the sum of the cash and the fair market value of the Union Pacific common stock received by such U.S. holder in the first merger exceeds such U.S. holder’s adjusted tax basis in such U.S. holder’s Norfolk Southern common stock exchanged therefor and (ii) the amount of cash received by such U.S. holder. However, it is not a condition to Union Pacific’s obligation or Norfolk Southern’s obligation to complete the transactions that the mergers, taken together, qualify as a “reorganization” or that Norfolk Southern or Union Pacific receive an opinion from counsel to that effect.

Union Pacific and Norfolk Southern have not sought and will not seek any ruling from the U.S. Internal Revenue Service regarding any matters relating to the transactions and, as a result, there can be no assurance that the U.S. Internal Revenue Service would not assert that the mergers, taken together, do not qualify as a “reorganization,” or that a court would not sustain such a position.

If the U.S. Internal Revenue Service or a court were to determine that the mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Norfolk Southern common stock that exchanges such shares of Norfolk Southern common stock for Union Pacific common stock and cash pursuant to the first merger generally would recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the cash and the fair market value of the Union Pacific common stock received by such U.S. holder and (ii) such U.S. holder’s adjusted tax basis in the Norfolk Southern common stock exchanged therefor.

Holders of Norfolk Southern common stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the mergers to them. For a more complete description of the U.S. federal income tax consequences of the mergers, see “The Mergers—U.S. Federal Income Tax Consequences.”

Litigation Related to the Mergers (page 159)

Shareholders may file lawsuits challenging the mergers, which may name Union Pacific, Norfolk Southern, members of the Union Pacific board, members of the Norfolk Southern board, or others as defendants. No assurance can be made as to the outcome of such lawsuits, including the amount of costs associated with defending claims or any other liabilities that may be incurred in connection with the litigation of any claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the mergers on the agreed-upon terms, such an injunction may delay the completion of the mergers or may prevent the mergers from being completed altogether.

Union Pacific and Norfolk Southern have each received demand letters from certain purported shareholders of Union Pacific and Norfolk Southern, as applicable, that allege deficiencies and/or omissions in the registration statement on Form S-4 filed by Union Pacific with the SEC relating to the mergers. The demand letters seek additional disclosures to remedy these purported deficiencies. Union Pacific and Norfolk Southern believe that the allegations in these letters are without merit. There can be no assurances that complaints or additional demands will not be filed or made with respect to the mergers. If additional similar demands are made, absent new or different allegations that are material, neither Union Pacific nor Norfolk Southern will necessarily announce them.

The Merger Agreement (page 160)

No Solicitation (page 173)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, each of Union Pacific and Norfolk Southern has agreed that it will not, and will cause its affiliates and its and their respective directors, officers, and other representatives not to, directly or indirectly:

•

solicit, initiate, or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer, or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, an alternative proposal;

•

engage in or continue or otherwise participate in any discussions or negotiations with any person regarding an alternative proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to, or result in, an alternative proposal (except to notify such person that the non-solicit provisions of the merger agreement prohibit any such discussions or negotiations);

•

furnish any non-public information relating to the Union Pacific or its subsidiaries or Norfolk Southern or its subsidiaries, as applicable, in connection with or for the purpose of facilitating an alternative proposal or any inquiry, proposal, offer, or indication of interest that would reasonably be expected to lead to, or result in, an alternative proposal;

•

recommend or enter into any other letter of intent, memorandum of understanding, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement, or other similar agreement with respect to an alternative proposal (except for confidentiality agreements permitted under the no solicitation covenant); or

•	approve, authorize, or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make an alternative proposal.

Prior to obtaining shareholder approval of the share issuance proposal, in the case of Union Pacific, or prior to obtaining shareholder approval of the merger agreement proposal, in the case of Norfolk Southern, if Union Pacific or Norfolk Southern, as applicable, receives a bona fide, unsolicited alternative proposal that does not result from a breach of such party’s no-solicitation obligations under the merger agreement, that party and its representatives may contact the third party making the alternative proposal solely to clarify the terms and conditions of such proposal. If based on the information then available and after consultation with outside legal counsel and a financial advisor, the Union Pacific board or the Norfolk Southern board, as applicable, determines in good faith that such alternative proposal is, or could reasonably be expected to result in, a superior proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law:

•

Union Pacific or Norfolk Southern, as applicable, may furnish non-public information to the third party making such alternative proposal (including its representatives and prospective equity and debt financing sources) only if, prior to furnishing such information, such information has been made available to Norfolk Southern or Union Pacific, as applicable, and the third party making such alternative proposal executes a confidentiality agreement having confidentiality and use provisions that are not less restrictive than the confidentiality agreement entered into by Union Pacific and Norfolk Southern, dated May 19, 2025, and will not prohibit Norfolk Southern or Union Pacific, as applicable, from complying with the merger agreement or contain terms that would restrict in any manner Norfolk Southern’s or Union Pacific’s, as applicable, ability to consummate the mergers;

•

if the third party making such alternative proposal is a known competitor of Union Pacific or Norfolk Southern, as applicable, Union Pacific or Norfolk Southern, as applicable, must not provide any commercially sensitive non-public information to such third party in connection with the bullet point above, other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

•	Union Pacific or Norfolk Southern, as applicable, may engage in discussions or negotiations with such third party with respect to the alternative proposal.

For a more complete description of the no solicitation provisions of the merger agreement, see “The Merger Agreement—Covenants and Agreements—No Solicitation.”

Change of Recommendation and Match Rights (page 174)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, subject to certain exceptions, the Union Pacific board may not change its recommendation that Union Pacific shareholders vote “FOR” the share issuance proposal, and the Norfolk Southern board may not change its recommendation that Norfolk Southern shareholders vote “FOR” the merger agreement proposal. Under the merger agreement, a change of recommendation will occur if the Union Pacific board or the Norfolk Southern board, including any committee thereof:

•	withdraws, withholds, qualifies, or modifies or proposes publicly to withdraw, withhold, qualify, or modify, the recommendation;

•	fails to include the recommendation in the joint proxy statement/prospectus that is mailed to its shareholders;

•

if any alternative proposal that is structured as a tender offer or exchange offer for the outstanding shares of Union Pacific common stock or Norfolk Southern common stock, as applicable, is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Union Pacific or Norfolk Southern, or their respective affiliates), fails to recommend, within ten (10) business days after such commencement, against acceptance of such tender offer or exchange offer by its shareholders;

•	approves, adopts, recommends, or declares advisable any alternative proposal or publicly proposes to approve, adopt, recommend, or declare advisable any alternative proposal; or

•

approves, adopts, or recommends or declares advisable or enters into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (other than a confidentiality agreement referred to in and entered into compliance with its no solicitation covenant) with respect to any alternative proposal.

Notwithstanding the restrictions described above, the merger agreement provides that, prior to obtaining shareholder approval of the share issuance proposal or merger agreement proposal, as applicable, the Union Pacific board or the Norfolk Southern board may make a change of recommendation in response to the receipt of an unsolicited, bona fide written alternative proposal (substituting in the definition thereof “50%” for “10%” in each place each such term appears) made after the date of the merger agreement, that the Union Pacific board or the Norfolk Southern board, as applicable, determines in good faith (after consultation with outside legal and financial advisors, and considering all legal, financial, financing, and regulatory aspects of the proposal, the identity of the person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms) would, if consummated, result in a transaction that is (i) more favorable, from a financial point of view, than the transactions contemplated by the merger agreement (after taking into account, in addition to all other relevant factors, any revisions to the terms of the transactions contemplated by the merger agreement) and (ii) reasonably likely to be completed (taking into account any regulatory, financing, or approval requirements and any other aspects considered relevant by the Union Pacific board or the Norfolk Southern board, as applicable), which is referred to as a superior proposal.

Prior to making any such change of recommendation, the Union Pacific board or the Norfolk Southern board, as applicable, (i) must provide the other party with at least five (5) business days’ prior written notice advising the other party of its intention to change its recommendation, which notice must include a description of the terms and conditions of the superior proposal that is the basis for the proposed action of the Union Pacific board or the Norfolk Southern board, as applicable (including the identity of the person making the superior proposal and, if applicable, complete copies of any written requests, proposals, or offers and any other material documents, including any proposed definitive agreements for such superior proposal), and Union Pacific or Norfolk Southern, as applicable, must have negotiated in good faith with the other party (to the extent the other party wishes to negotiate) to enable the other party to make such amendments to the terms of the merger agreement as would permit the Union Pacific board or the Norfolk Southern board, as applicable, not to effect the change of recommendation and (ii) at the end of the five (5)-business day period following delivery of the written notice, after taking into account any changes to the terms of the merger agreement proposed by the other party in writing and any other proposals or information offered in writing by the other party, must conclude that the superior proposal giving rise to the five (5)-business day period continues to constitute a superior proposal if such amendments were to be given effect (subject to certain extensions).

In addition, prior to obtaining shareholder approval of the share issuance proposal or merger agreement proposal, as applicable, the Union Pacific board or the Norfolk Southern board may, in response to an intervening event, make a change of recommendation if the Union Pacific board or the Norfolk Southern board, as applicable, determines in good faith, after consultation with outside legal counsel that the failure of the Union Pacific board or the Norfolk Southern board, as applicable, to take such action would be inconsistent with its fiduciary duties under applicable law.

Prior to making any such change of recommendation, the Union Pacific board or the Norfolk Southern board, as applicable, (i) must give the other party at least five (5) business days’ prior written notice advising the other party of its intention to make such a change of recommendation, which notice must include a description of the applicable intervening event and (ii) at the end of the five (5)-business day period, after taking into account any changes to amend the terms of the merger agreement proposed by the other party in writing and any other proposals or information offered by the other party in writing during the five (5)-business day period, must determine in good faith, after consultation with outside legal counsel, that the failure of the Union Pacific board or the Norfolk Southern board, as applicable, to make such change of recommendation would continue to be inconsistent with its fiduciary duties under applicable law if such amendments were to be given effect.

For a more complete description of the change of recommendation provisions of the merger agreement, see “The Merger Agreement —Covenants and Agreements—Change of Recommendation and Match Rights.”

Conditions to the Obligations of Each Party to Effect the Mergers (page 181)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligations of each of Union Pacific, Merger Sub 1, and Merger Sub 2, on the one hand, and Norfolk Southern, on the other hand, to effect the mergers are subject to the satisfaction (or waiver by Union Pacific and Norfolk Southern to the extent permitted by applicable law) of various conditions, including the following:

•	Union Pacific shareholders approving the share issuance proposal and Norfolk Southern shareholders approving the merger agreement proposal;

•

effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending such effectiveness or of any proceeding seeking a stop order relating to such registration statement;

•

the absence of any injunction or similar order by any court or other governmental entity of competent jurisdiction having been entered and continuing to be in effect that prohibits or makes illegal the consummation of the mergers;

•	all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods having expired or been terminated;

•	the shares of Union Pacific common stock to be issued in the first merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	accuracy of the representations and warranties made in the merger agreement by the other party as set forth in the merger agreement, subject to certain materiality thresholds;

•	performance in all material respects by the other party of all of the covenants and agreements required by the merger agreement to be performed or complied with by it prior to the closing; and

•	the absence of a material adverse effect on the other party (see “The Merger Agreement—Material Adverse Effect” of this joint proxy statement/prospectus for the definition of material adverse effect).

In addition, as more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligations of Union Pacific, Merger Sub 1, and Merger Sub 2 to effect the mergers are subject to the satisfaction (or waiver by Union Pacific to the extent permitted by applicable law) on or prior to the closing date of the following conditions:

•

Norfolk Southern having delivered to Union Pacific a certificate, dated as of the closing date and duly executed by its Chief Executive Officer or another senior officer of Norfolk Southern, certifying the satisfaction of certain conditions; and

•

no “materially burdensome regulatory condition” (as defined in “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions”) being imposed as a result of a requisite regulatory approval or an injunction or similar order.

In addition, as more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligation of Norfolk Southern to complete the mergers is subject to the satisfaction (or waiver to the extent legally permissible) on or prior to the closing date of the following additional condition:

•

Union Pacific having delivered to Norfolk Southern a certificate, dated as of the closing date and duly executed by its Chief Executive Officer or another senior officer of Union Pacific, certifying the satisfaction of certain conditions.

For a more complete description of the conditions to the mergers, see “The Merger Agreement—Conditions to the Mergers.”

Termination (page 184)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of Union Pacific and Norfolk Southern; or

•	by either Union Pacific or Norfolk Southern:

•

if the first effective time has not occurred prior to the end date, and the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure to consummate the mergers on or before such date; provided that, to the extent the requisite regulatory approvals condition to closing has not been satisfied or waived on or prior to the end date, but all other conditions to closing have been satisfied or waived (except for (a) the condition that the shares of Union Pacific common stock to be issued in the first merger have been approved for listing on NYSE and (b) those conditions that by their nature are to be satisfied at the closing), the end date will automatically be extended by the aggregate number of days (if any) during which the process for obtaining the STB approval following the prefiling notification pursuant to 49 C.F.R. § 1180.4(b) is extended due to (i) any order by the STB requiring Union Pacific and/or Norfolk Southern to submit additional information or (ii) the regulatory or statutory deadlines associated with the process for obtaining the STB approval being suspended, tolled, or extended for any reason, and after having given effect to any extension under the foregoing clauses (i) or (ii), for three (3) additional business days;

•

if any governmental entity of competent jurisdiction has issued or entered an injunction or similar order permanently enjoining or prohibiting the consummation of the mergers, and such injunction or order has become final and non-appealable; provided that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of such injunction or order;

•

if Norfolk Southern’s shareholder meeting (after giving effect to any adjournments or postponements thereof) has been held and been concluded and shareholder approval of the merger agreement proposal has not been obtained; or

•

if Union Pacific’s shareholder meeting (after giving effect to any adjournments or postponements thereof) has been held and been concluded and shareholder approval of the share issuance proposal has not been obtained; or

•	by Union Pacific:

•

if Norfolk Southern has breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a condition of the mergers applicable to Norfolk Southern’s representations, warranties, covenants, or other agreements and (ii) cannot be cured by the end date or, if curable, is not cured within forty-five (45) business days following Union Pacific’s delivery of written notice to Norfolk Southern stating Union Pacific’s intention to terminate the merger agreement and the basis for such termination; provided that Union Pacific will not have a right to terminate the merger agreement if Union Pacific, Merger Sub 1, or Merger Sub 2 is then in material breach of any representation, warranty, agreement, or covenant contained in the merger agreement;

•	prior to receipt of the Norfolk Southern shareholder approval of the merger agreement proposal, if the Norfolk Southern board, or a committee thereof, makes a change of recommendation; or

•	prior to the receipt of the Norfolk Southern shareholder approval of the merger agreement proposal, if Norfolk Southern has materially breached its no solicitation covenant in the merger agreement; or

•	by Norfolk Southern:

•	if Union Pacific, Merger Sub 1, or Merger Sub 2 has breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in the merger agreement,

which breach or failure to perform (i) would result in a failure of a condition to the mergers applicable to Union Pacific’s representations, warranties, covenants, or other agreements and (ii) cannot be cured by the end date or, if curable, is not cured within forty-five (45) business days following Norfolk Southern’s delivery of written notice to Union Pacific stating Norfolk Southern’s intention to terminate the merger agreement and the basis for such termination; provided that Norfolk Southern will not have a right to terminate the merger agreement if Norfolk Southern is then in material breach of any representation, warranty, agreement, or covenant contained in the merger agreement;

•	prior to receipt of the Union Pacific shareholder approval of the share issuance proposal, if the Union Pacific board, or a committee thereof, makes a change of recommendation; or

•	prior to the receipt of the Union Pacific shareholder approval of the share issuance proposal, if Union Pacific has materially breached its no solicitation covenant in the merger agreement.

For a more complete description of the termination provisions of the merger agreement, see “The Merger Agreement—Termination.”

Termination Fees and other Fees (page 186)

As more fully described in this joint proxy statement/prospectus, the merger agreement provides that Union Pacific will pay Norfolk Southern a termination fee in connection with a termination of the merger agreement under the following circumstances:

•

if either Union Pacific or Norfolk Southern terminates the merger agreement because the closing has not occurred prior to the end date and, at the time of such termination either (i) there is an injunction or similar order entered by a court or other governmental entity of competent jurisdiction, pursuant to any railroad law, antitrust law, or similar law, that prohibits or makes illegal the consummation of the mergers, (ii) one or more of the requisite regulatory approvals have not been obtained or do not remain in full force and effect with all statutory waiting periods having been expired or terminated, (iii) one or more of the requisite regulatory approvals resulted in the imposition, individually or in the aggregate, of a “materially burdensome regulatory condition” (as defined in “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts, Regulatory Filings and Other Actions”), or (iv) there is an injunction or order entered by a court or other governmental entity of competent jurisdiction that imposes, individually or in the aggregate, any “materially burdensome regulatory condition” and all other conditions as described in “The Merger Agreement—Conditions to the Mergers—Conditions to the Obligations of Each Party to Effect the Mergers” and “The Merger Agreement—Conditions to the Mergers—Conditions to the Obligations of Union Pacific, Merger Sub 1, and Merger Sub 2 to Effect the Mergers” have been satisfied or waived (except for (a) the condition that the shares of Union Pacific common stock to be issued in the first merger have been approved for listing on NYSE and (b) those conditions that by their nature are to be satisfied at the closing; provided that such conditions were then capable of being satisfied if the closing had taken place), then Union Pacific will pay Norfolk Southern a fee of $2.5 billion in cash by wire transfer no later than three (3) business days after the date of such termination;

•

if either Union Pacific or Norfolk Southern terminates the merger agreement because any governmental entity of competent jurisdiction has issued or entered an injunction or similar order, pursuant to any railroad law, antitrust law, or similar law, permanently enjoining or prohibiting the consummation of the mergers, and such injunction or order has become final and non-appealable, then Union Pacific will pay Norfolk Southern a fee of $2.5 billion in cash by wire transfer no later than three (3) business days after the date of such termination;

•

if (i) Norfolk Southern terminates the merger agreement prior to receipt of the Union Pacific shareholder approval of the share issuance proposal because the Union Pacific board effected a change of recommendation or (ii) Norfolk Southern or Union Pacific terminates the merger agreement because the Union Pacific shareholder meeting was held and the Union Pacific shareholder approval of the share issuance proposal was not obtained at a time when Norfolk Southern could have terminated the agreement because the Union Pacific board effected a change of recommendation prior to receipt of the Union Pacific shareholder approval of the share issuance proposal, then Union Pacific will pay Norfolk Southern a fee of $2.5 billion in cash by wire transfer no later than, if terminated by Norfolk Southern, two (2) business days after the date of such termination, or, if terminated by Union Pacific, upon such termination; and

•

if (i) after the date of the merger agreement, an alternative proposal (substituting in the definition thereof “50%” for “10%” in each place each such term appears) with respect to Union Pacific is publicly proposed or publicly disclosed, and not publicly withdrawn at least two (2) business days prior to the Union Pacific shareholder meeting (which is referred to as a Union Pacific qualifying transaction), (ii) the merger agreement is terminated by (a) Union Pacific or Norfolk Southern because the Union Pacific shareholder meeting was held but the Union Pacific shareholder approval of the share issuance proposal was not obtained or, solely if the Union Pacific shareholder approval of the share issuance proposal has not been obtained, closing has not occurred prior to the end date, or (b) Norfolk Southern because Union Pacific, Merger Sub 1, or Merger Sub 2 has breached or failed to perform any of their representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform (1) would result in a failure of a condition to the mergers applicable to Union Pacific’s representations, warranties, covenants, or other agreements and (2) either cannot be cured by the end date or, if curable, was not cured within forty-five (45) business days following Norfolk Southern’s delivery of written notice to terminate, and (iii) concurrently with or within twelve (12) months after such termination, Union Pacific (a) consummates a Union Pacific qualifying transaction or (b) enters into a definitive agreement providing for a Union Pacific qualifying transaction and later consummates such Union Pacific qualifying transaction, then Union Pacific will pay Norfolk Southern a fee of $2.5 billion in cash by wire transfer no later than two (2) business days after the consummation of such Union Pacific qualifying transaction.

As more fully described in this joint proxy statement/prospectus, the merger agreement provides that Norfolk Southern will pay Union Pacific a termination fee in connection with a termination of the merger agreement under the following circumstances:

•

if Union Pacific terminates the merger agreement prior to the receipt of the Norfolk Southern shareholder approval of the merger agreement proposal because the Norfolk Southern board effected a change of recommendation, then Norfolk Southern will pay to Union Pacific a fee of $2.5 billion in cash by wire transfer no later than two (2) business days after the date of such termination;

•

if Union Pacific or Norfolk Southern terminates the merger agreement because, if the Norfolk Southern shareholder meeting has been held, the Norfolk Southern shareholder approval of the merger agreement proposal has not been obtained at a time when Union Pacific could have terminated the merger agreement because the Norfolk Southern board effected a change of recommendation prior to receipt of the Norfolk Southern shareholder approval of the merger agreement proposal, then Norfolk Southern will pay to Union Pacific a fee of $2.5 billion in cash by wire transfer no later than, if terminated by Union Pacific, two (2) business days after the date of such termination or, if terminated by Norfolk Southern, concurrently with such termination; and

•

if (i) after the date of the merger agreement, an alternative proposal (substituting in the definition thereof “50%” for “10%” in each place each such term appears) with respect to Norfolk Southern is publicly proposed or publicly disclosed, and not publicly withdrawn at least two (2) business days prior to the Norfolk Southern shareholder meeting (which is referred to as a Norfolk Southern qualifying transaction), (ii) the merger agreement is terminated by (a) Union Pacific or Norfolk Southern because the Norfolk Southern shareholder meeting was held but the Norfolk Southern shareholder approval of the merger agreement proposal was not obtained or, solely if the Norfolk Southern shareholder approval of the merger agreement proposal has not been obtained, closing has not occurred prior to the end date, or (b) Union Pacific because Norfolk Southern has breached or failed to perform any of their representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform (1) would result in a failure of a condition to the mergers applicable to Union Pacific’s representations, warranties, covenants, or other agreements and (2) either cannot be cured by the end date or, if curable, was not cured within forty-five (45) business days following Union Pacific’s delivery of written notice to terminate, and (iii) concurrently with or within twelve (12) months after such termination, Norfolk Southern (a) consummates a Norfolk Southern qualifying transaction or (b) enters into a definitive agreement providing for a Norfolk Southern qualifying transaction and later consummates such Norfolk Southern qualifying transaction, then Norfolk Southern will pay Union Pacific a fee of $2.5 billion in cash by wire transfer no later than two (2) business days after the consummation of such Norfolk Southern qualifying transaction.

For a more complete description of the circumstances under which Union Pacific or Norfolk Southern will be required to pay a termination fee, see “The Merger Agreement—Termination Fees and Other Fees.”

Comparison of Rights of Shareholders of Union Pacific and Norfolk Southern (page 197)

Upon completion of the first merger, Norfolk Southern shareholders receiving shares of Union Pacific common stock will become shareholders of Union Pacific, and their rights will be governed by Utah law and the organizational documents of Union Pacific in effect at the first effective time. Therefore, Norfolk Southern shareholders will have different rights once they become shareholders of Union Pacific due to differences between Utah law and Virginia law and differences between the organizational documents of Union Pacific and the organizational documents of Norfolk Southern, as described in more detail in “Comparison of Rights of Shareholders of Union Pacific and Norfolk Southern.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following descriptions are provided for general information, do not purport to be complete, and are qualified in their entirety by reference to the full text of the merger agreement.

The Mergers—On July 28, 2025, Union Pacific, Norfolk Southern, Merger Sub 1, and Merger Sub 2 entered into the merger agreement. Pursuant to the terms of the merger agreement, and subject to the satisfaction or waiver of the conditions specified therein, (i) Merger Sub 1 will merge with and into Norfolk Southern, with Norfolk Southern surviving the first merger as a direct, wholly owned subsidiary of Union Pacific, and (ii) immediately thereafter, Norfolk Southern will merge with and into Merger Sub 2, with Merger Sub 2 surviving the second merger as a direct, wholly owned subsidiary of Union Pacific.

The Union Pacific board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the mergers and the share issuance, and unanimously recommends that Union Pacific shareholders vote “FOR” the share issuance proposal and the Union Pacific adjournment proposal.

The Norfolk Southern board has unanimously adopted the merger agreement and approved the transactions contemplated by the merger agreement, including the mergers, and unanimously recommends that Norfolk Southern shareholders vote “FOR” the merger agreement proposal, the merger-related compensation proposal, and the Norfolk Southern adjournment proposal.

Merger Consideration—For a description of the merger consideration in connection with the mergers, see “The Merger Agreement—Merger Consideration Received by Norfolk Southern Shareholders” on page 161.

Treatment of Norfolk Southern Equity Awards—For a description of the treatment of Norfolk Southern equity awards in connection with the mergers, see “The Merger Agreement—Treatment of Norfolk Southern Equity Awards” on page 163.

Pro forma financial statements—The following Unaudited Pro Forma Condensed Combined Statements of Income (referred to as the pro forma income statements) for the year ended December 31, 2024, and the six months ended June 30, 2025, combine the historical consolidated statements of income of Union Pacific and Norfolk Southern, after giving effect to the mergers and other adjustments (as described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements) as if they occurred on January 1, 2024. The Unaudited Pro Forma Condensed Combined Statements of Financial Position (referred to as the pro forma balance sheet) as of June 30, 2025, combines the historical condensed consolidated statements of financial position of Union Pacific and Norfolk Southern, after giving effect to the mergers and other adjustments as if they had occurred on June 30, 2025. The pro forma income statements and pro forma balance sheet are collectively referred to as the pro forma financial statements.

The pro forma financial statements were prepared for illustrative and informational purposes only, in accordance with Regulation S-X Article 11, to demonstrate the estimated effects of the mergers and certain other related transactions and adjustments (collectively referred to as transaction accounting adjustments), such as (i) the alignment of Norfolk Southern’s statements of income and financial position amounts to Union Pacific’s presentation, (ii) adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed, (iii) transaction and financing costs expected to be incurred by Union Pacific, and (iv) the associated income tax impacts of recognizing these adjustments. The pro forma financial statements were prepared using the acquisition method of accounting in accordance with GAAP with the expectation that Union Pacific will be identified as the acquirer. The transaction accounting adjustments were prepared on the basis that such preliminary estimated adjustments will be incurred to achieve the mergers, are pending finalization of various estimates, inputs, and analyses, and do not include adjustments to reflect any potential costs that may be incurred in connection with actions required by regulatory or governmental authorities for regulatory approvals and clearances of the mergers, including divestitures or concessions; anticipated benefits, including synergies, cost savings, innovation, and operational efficiencies; or potential post-merger costs, such as restructuring and integration charges.

The pro forma financial statements are based on various adjustments and assumptions and are not necessarily indicative of what the combined statements of income or financial position would have actually been had the transaction accounting adjustments been completed as of the dates indicated. Further, the pro forma financial statements do not purport to project the future financial position or results of operations of the combined company after the mergers, which may differ materially and adversely from the pro forma financial statements.

The pro forma financial statements reflect transaction accounting adjustments that Union Pacific believes are necessary to present fairly the pro forma income statements and pro forma balance sheet following the completion of the mergers as of and for the periods indicated. The transaction accounting adjustments are based on currently available information and assumptions that Union Pacific believes are, under the circumstances and given the information available at this time, reasonable, directly attributable to the mergers, and reflective of adjustments necessary to report the combined financial condition and results of operations as if Union Pacific completed the mergers. The final acquisition accounting will be based upon the actual consideration and the fair value of the assets to be acquired and the liabilities to be assumed of the party that is determined to be the acquiree under GAAP as of the date of the completion of the mergers. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma financial statements reflected in this filing.

The pro forma financial statements should be read in conjunction with the accompanying notes. In addition, the pro forma financial statements were based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:

•

The Interim Condensed Consolidated Financial Statements of Union Pacific as of and for the six months ended June 30, 2025, included in Union Pacific’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025;

•

The Interim Consolidated Financial Statements of Norfolk Southern as of and for the six months ended June 30, 2025, included in Norfolk Southern’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025;

•

The Consolidated Financial Statements of Union Pacific as of and for the year ended December 31, 2024, as included in Union Pacific’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•

The Consolidated Financial Statements of Norfolk Southern as of and for the year ended December 31, 2024, as included in Norfolk Southern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Unaudited Pro Forma Condensed Combined Statements of Income

Millions, except per share amounts, for the six months ended June 30, 2025	Historical Union Pacific	Historical Norfolk Southern	Reclassification transaction accounting adjustments			Merger transaction accounting adjustments		Financing transaction accounting adjustments		Combined company
Operating revenues	$12,181	$6,103	$—			$—		$—		$18,284

Operating expenses:
Compensation and benefits	2,461	1,431	—			—	6[b]	—		3,892
Purchased services and materials	1,273	1,018	(208 198)		6[a][1] 6[a][2]	—		—		2,281
Depreciation	1,223	692	—			—	6[f]	—		1,915
Fuel	1,179	463	—			—		—		1,642
Equipment and other rents	471	—	208		6[a][1]	—		—		679
Other	678	—	259 10		6[a][3] 6[a][5]	—		—		947
Materials and other	—	400	(198 (259 57	) )	6[a][2] 6[a][3] 6[a][6]	—		—		—
Restructuring and other charges	—	10	(10)		6[a][5]	—		—		—
Eastern Ohio incident	—	(232)	—			—	8	—		(232)

Total operating expenses	7,285	3,782	57			—		—		11,124

Operating income	4,896	2,321	(57)			—		—		7,160
Other income, net	201	55	57		6[a][6]	—		—		313
Interest expense	(657)	(400)	—			—		(505)	6[d]	(1,562)

Income before income taxes	4,440	1,976	—			—		(505)		5,911
Income tax expense	(938)	(458)	—			—	6[e]	122	6[e]	(1,274)

Net income	$3,502	$1,518	$—			$—	6[g]	$(383)		$4,637

Earnings per share—basic	$5.86	N/A	N/A			N/A	9	N/A		$5.64
Earnings per share—diluted	$5.85	N/A	N/A			N/A	9	N/A		$5.63
Weighted average number of shares—basic	597.5	N/A	N/A			224.6	9	N/A		822.1
Weighted average number of shares—diluted	598.4	N/A	N/A			224.9	9	N/A		823.3

The accompanying notes are an integral part of these unaudited Pro Forma Condensed Combined Financial Statements.

Millions, except per share amounts, for the year ended December 31, 2024	Historical Union Pacific	Historical Norfolk Southern	Reclassification transaction accounting adjustments			Merger transaction accounting adjustments		Financing transaction accounting adjustments		Combined company
Operating revenues	$24,250	$12,123	$—			$—		$—		$36,373

Operating expenses:
Compensation and benefits	4,899	2,823	101		6[a][4]	300	6[b]	—		8,123
Purchased services and materials	2,520	2,048	(393 369)		6[a][1] 6[a][2]	190	6[c]	—		4,734
Depreciation	2,398	1,353				—	6[f]	—		3,751
Fuel	2,474	987				—		—		3,461
Equipment and other rents	920	—	393		6[a][1]	—		—		1,313
Other	1,326	—	454 82		6[a][3] 6[a][5]	—		—		1,862
Materials and other	—	333	(369 (454 490	) )	6[a][2] 6[a][3] 6[a][6]	—		—		—
Restructuring and other charges	—	183	(101 (82	) )	6[a][4] 6[a][5]	—		—		—
Eastern Ohio incident	—	325	—			—	8	—		325

Total operating expenses	14,537	8,052	490			490		—		23,569

Operating income	9,713	4,071	(490)			(490)		—		12,804
Other income, net	350	65	490		6[a][6]	—		—		905
Interest expense	(1,269)	(807)	—			—		(1,012)	6[d]	(3,088)

Income before income taxes	8,794	3,329	—			(490)		(1,012)		10,621
Income tax expense	(2,047)	(707)	—			115	6[e]	245	6[e]	(2,394)

Net income	$6,747	$2,622	$—			$(375)	6[g]	$(767)		$8,227

Earnings per share—basic	$11.10	N/A	N/A			N/A	9	N/A		$9.89
Earnings per share—diluted	$11.09	N/A	N/A			N/A	9	N/A		$9.87
Weighted average number of shares—basic	607.6	N/A	N/A			224.6	9	N/A		832.2
Weighted average number of shares—diluted	608.6	N/A	N/A			224.9	9	N/A		833.5

The accompanying notes are an integral part of these unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statements of Financial Position

Millions, as of June 30, 2025	Historical Union Pacific	Historical Norfolk Southern	Reclassification transaction accounting adjustments			Merger transaction accounting adjustments			Financing transaction accounting adjustments		Combined company
Assets
Current assets:
Cash and cash equivalents	$1,060	$1,303	$—			$(19,950 (20	) )	4[c] 4[d]	$(190 19,970)	7[c] 7[c]	$2,173
Accounts receivable, net	1,915	1,123	—			—			—		3,038
Material and supplies	774	313	—			—			—		1,087
Other current assets	434	168	—			—			—		602

Total current assets	4,183	2,907	—			(19,970)			19,780		6,900

Investments	2,785	4,038	—			—			—		6,823
Properties, net	59,017	35,921	—			—		5[a]	—		94,938
Operating lease assets	1,193	—	237		7[a][1]	—			—		1,430
Goodwill	—	—	106		7[a][5]	53,078		5[e]	—		53,184
Other assets	1,398	1,289	(237 (106	) )	7[a][1] 7[a][5]	—			—		2,344

Total assets	$68,576	$44,155	$—			$33,108			$19,780		$165,619

Liabilities and common shareholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$3,930	$1,504	$223 1,037		7[a][3] 7[a][4]	192 144 —		5[b] 7[b] 8	—		$7,030
Income and other taxes	—	223	(223)		7[a][3]	—			—		—
Other current liabilities	—	1,037	(1,037)		7[a][4]	—			—		—
Debt due within one year	2,522	903	—			—			—		3,425

Total current liabilities	6,452	3,667	—			336			—		10,455

Debt due after one year	30,291	16,464	—			(1,348)		5[c]	(190 19,970)	7[c] 7[c]	65,187
Operating lease liabilities	831	—	165		7[a][2]	—			—		996
Deferred income taxes	13,029	7,529	—			310		5[d]	—		20,868
Other long-term liabilities	1,715	1,708	(165)		7[a][2]	—		8	—		3,258

Total liabilities	52,318	29,368	—			(702)			19,780		100,764

Common shareholders’ equity:
Common shares	2,783	226	—			(226)		7[d]	—		2,783
Paid-in-surplus	5,505	2,259	—			(2,259 23,106 213)		7[d] 4[b] 4[e]	—		28,824
Retained earnings	67,532	12,563	—			(144 (12,563	) )	7[b] 7[d]	—		67,388
Treasury stock	(58,870)	—	—			25,422		4[b]	—		(33,448)
Accumulated other comprehensive loss	(692)	(261)	—			261		7[d]	—		(692)

Total common shareholders’ equity	16,258	14,787	—			33,810			—		64,855

Total liabilities and common shareholders’ equity	$68,576	$44,155	$—			$33,108			$19,780		$165,619

The accompanying notes are an integral part of these unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On July 28, 2025, Union Pacific, Norfolk Southern, Merger Sub 1, and Merger Sub 2 entered into the merger agreement. Pursuant to the terms of the merger agreement, and subject to the satisfaction or waiver of the conditions specified therein, (i) Merger Sub 1 will merge with and into Norfolk Southern, with Norfolk Southern surviving the first merger as a direct, wholly owned subsidiary of Union Pacific, and (ii) immediately thereafter, Norfolk Southern will merge with and into Merger Sub 2, with Merger Sub 2 surviving the second merger as a direct, wholly owned subsidiary of Union Pacific.

At the first effective time, each share of Norfolk Southern common stock issued and outstanding immediately prior to the first effective time, except for shares held by Union Pacific or Norfolk Southern, or their direct or indirect subsidiaries (other than, with respect to shares held by Union Pacific, Norfolk Southern, Merger Sub 1, or Merger Sub 2, shares held on behalf of third parties), will be converted automatically into the right to receive (i) one (1) validly issued, fully paid, and nonassessable share of Union Pacific common stock and (ii) $88.82 in cash, without interest.

2.	Basis of Presentation

The pro forma financial statements were prepared on the basis that Union Pacific, assuming receipt of the requisite regulatory approvals and completion of the mergers, will account for the mergers as a purchase of Norfolk Southern using the acquisition method pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations. Under the acquisition method, the assets and liabilities of Norfolk Southern are recorded at their fair value at the effective time of the mergers. In addition, the total consideration, measured at the market price at the first effective time, is allocated to the tangible and intangible assets acquired and liabilities assumed. Fair value is defined in ASC 820, Fair Value Measurements, as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Once requisite regulatory approvals are received, Union Pacific will consolidate Norfolk Southern prospectively.

The transaction accounting adjustments to the pro forma financial statements are preliminary and have been made solely for the purpose of presenting the pro forma financial statements, which are necessary to comply with applicable disclosure and reporting requirements. The allocation of the estimated consideration is pending finalization of various estimates, inputs, and analyses. Since these pro forma financial statements were prepared based on preliminary estimates of consideration and fair values attributable to the purchase of Norfolk Southern, the actual amounts eventually recorded for the purchase accounting, including the identifiable goodwill, may differ materially from the information presented.

The pro forma financial statements were prepared for inclusion in this joint proxy statement/prospectus which forms a part of the registration statement filed on this Form S-4 with respect to Union Pacific common stock to be issued in the mergers. The pro forma financial statements were prepared from and should be read in conjunction with:

•

The Interim Condensed Consolidated Financial Statements of Union Pacific as of and for the six months ended June 30, 2025, included in Union Pacific’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025;

•

The Interim Consolidated Financial Statements of Norfolk Southern as of and for the six months ended June 30, 2025, included in Norfolk Southern’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025;

•

The Consolidated Financial Statements of Union Pacific as of and for the year ended December 31, 2024, as included in Union Pacific’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•

The Consolidated Financial Statements of Norfolk Southern as of and for the year ended December 31, 2024, as included in Norfolk Southern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The pro forma financial statements include adjustments necessary to be consistent with GAAP and in accordance with Regulation S-X Article 11. The pro forma income statements give effect to the mergers as if they occurred on January 1, 2024. The pro forma balance sheet gives effect to the mergers as if they had occurred on June 30, 2025.

The pro forma financial statements do not include adjustments to reflect any potential costs that may be incurred in connection with actions required by regulatory or governmental authorities for regulatory approvals and clearances of the mergers, including divestitures or concessions; anticipated benefits, including synergies, cost savings, innovation, and operational efficiencies; or potential post-merger costs, such as restructuring and integration charges. Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

The pro forma financial statements are based on various adjustments and assumptions and are not necessarily indicative of what the combined statements of income or financial position would have actually been had the transaction accounting adjustments been completed as of the dates indicated. Further, the pro forma financial statements do not purport to project the future financial position or results of operations of the combined company after the mergers, which may differ materially and adversely from the pro forma financial statements.

Because both Union Pacific and Norfolk Southern hold non-controlling interest in common investments, as a result of the mergers, the combined ownership of some investments may increase to over 50%, requiring consolidation of the entities with the corresponding non-controlling interest shown on the face of the financial statements. As of the date of this filing, the probability of whether the interest in the entities will result in controlling interest is unknown as Union Pacific and Norfolk Southern may agree to certain requirements, concessions, and conditions that may affect the aggregate holdings of the common investments, and neither Union Pacific nor Norfolk Southern can predict what, if any, requirements, concessions, and conditions may be required. For the purposes of these pro forma financial statements, no adjustments were made to reflect consolidation of these entities.

3.	Significant Accounting Policies

At this time, Union Pacific is not aware of any differences in accounting policies that would have a material impact on the pro forma financial statements. The known differences in classifications were included in the transaction accounting adjustments described in notes 6 and 7 under the heading “Reclassification adjustments”. Following the mergers, Union Pacific will conduct a review of Norfolk Southern’s accounting policies in an effort to determine if there are any material differences that require reclassification of Norfolk Southern’s revenues, expenses, assets, or liabilities to conform with Union Pacific’s accounting policies and classifications. As a result of that review, Union Pacific may identify differences between the accounting policies and classifications of the two companies that, when conformed, could have a material impact on the pro forma financial statements.

4.	Estimate of Consideration Expected to be Transferred

The mergers described in note 1 of these pro forma financial statements are anticipated to result in the following estimated merger consideration:

Millions	Consideration [a]	Note
Common stock issued	$48,528	[b	]
Cash on common stock	19,950	[c	]
Settlement of stock-based compensation in cash	20	[d	]
Settlement of stock-based compensation in shares	213	[e	]

Total preliminary merger consideration	$68,711

The following descriptions are provided for general information, do not purport to be complete, and are qualified in their entirety by reference to the full text of the merger agreement.

[a]

The preliminary merger consideration does not purport to represent the actual value of the total consideration that will be received by Norfolk Southern shareholders and employees after the mergers are completed.

The value of the Union Pacific common stock to be issued in the mergers is estimated at $216.05 per share, which is the closing stock price on September 9, 2025, a date that was in reasonable proximity to the filing date of these pro forma financial statements. The final merger consideration will be based on the closing price of Union Pacific common stock at the first effective time.

The number of issued and outstanding shares of Norfolk Southern common stock was estimated at 224,614,894 based on the disclosed shares outstanding on June 30, 2025. The final merger consideration will be based on the actual Norfolk Southern common stock outstanding as of immediately prior to the closing of the mergers.

An increase or decrease of 20% in the price of Union Pacific common stock would cause a $10 billion increase or decrease in the estimated value of the total consideration, which would correspondingly increase or decrease the estimated value of goodwill.

[b]

Each share of Norfolk Southern common stock outstanding will receive one (1) share of Union Pacific common stock. The shares will be issued out of treasury stock at the average price per share. For the purposes of these pro forma financials, the average treasury share price as of June 30, 2025, which was $113.18, was assumed.

[c]	Each Norfolk Southern common stock outstanding will also receive $88.82 in cash, without interest.
[d]

Phantom stock units—Each Norfolk Southern phantom stock unit that is outstanding as of immediately prior to the first effective time will, at the first effective time, automatically and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash (without interest) equal to the merger consideration value multiplied by the total number of shares of Norfolk Southern common stock relating to such Norfolk Southern phantom stock unit immediately prior to the first effective time. For the purpose of these pro forma financial statements, all outstanding Norfolk Southern phantom stock units on June 30, 2025, were assumed as outstanding at the effective time of the mergers.

Restricted stock units—Each Norfolk Southern RSU that is outstanding as of immediately prior to the first effective time and that is vested or becomes vested at the first effective time pursuant to its terms as in effect as of the date of the merger agreement will, as of the first effective time, automatically and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash (without interest) equal to the merger consideration value multiplied by the total number of shares of Norfolk Southern common stock subject to such Norfolk Southern RSU immediately prior to the first effective time. For the purposes of these financial statements, it was assumed that all outstanding Norfolk Southern RSUs were outstanding and unvested at the effective time of the mergers.

[e]

Stock options—Each Norfolk Southern option that is outstanding immediately prior to the first effective time will, as of the first effective time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) an option to purchase shares of Union Pacific common stock (i) with respect to a number of shares of Union Pacific common stock equal to the product of (a) the number of shares of Norfolk Southern common stock subject to the corresponding Norfolk Southern option immediately prior to the first effective time multiplied by (b) the equity award exchange ratio (rounded down to the nearest whole number of shares), and (ii) with a per share exercise price that is equal to the quotient of (a) the exercise price per share of Norfolk Southern common stock of the corresponding Norfolk Southern option immediately prior to the first effective time divided by (b) the equity award exchange ratio (rounded up to the nearest cent), with the same terms and conditions that applied to the corresponding Norfolk Southern option immediately prior to the first effective time (including, without limitation, payment of quarterly dividend equivalents). For the purpose of these pro forma financials, we assumed that all outstanding Norfolk Southern options on June 30, 2025, were outstanding at the effective time of the mergers. The shares used to determine the consideration were the incremental shares net of proceeds from the stock option exercise.

Restricted stock units—Each Norfolk Southern RSU that is outstanding and unvested as of immediately prior to the first effective time or that does not become vested at the first effective time will, as of the first effective time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) a Union Pacific stock unit award relating to a number of shares of Union Pacific common stock equal to the product, rounded to the nearest whole number of shares, of (i) the number of shares of Norfolk Southern common stock subject to such Norfolk Southern RSU immediately prior to the first effective time, and (ii) the equity award exchange ratio, with the same terms and conditions that applied to such Norfolk Southern RSU immediately prior to the first effective time (including, without limitation, payment of quarterly dividend equivalents). For the purpose of these pro forma financials, we assumed that all outstanding Norfolk Southern RSUs on June 30, 2025, were outstanding and unvested at the effective time of the mergers.

Performance share units—Each Norfolk Southern PSU that is outstanding as of immediately prior to the first effective time will, as of the first effective time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) a Union Pacific stock unit award relating to a number of shares of Union Pacific common stock equal to the product, rounded to the nearest whole number of shares, of (i) the number of shares of Norfolk Southern common stock subject to such Norfolk Southern PSU immediately prior to the first effective time (with such number of shares of Norfolk Southern common stock determined based upon the greater of (a) the target level of performance and (b) the actual level of performance calculated as of the latest practicable date prior to the first effective time as determined reasonably and in good faith by the compensation and talent management committee of the Norfolk Southern board), and (ii) the equity award exchange ratio, with the same terms and conditions (including service-based vesting conditions but excluding performance-based vesting conditions) that applied to such Norfolk Southern PSU immediately prior to the first effective time. For the purpose of these pro forma financials, we assumed that all outstanding Norfolk Southern PSUs on June 30, 2025, were outstanding at the effective time of the mergers and converted to Union Pacific stock unit awards based on the target level of performance.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The purchase price allocation is preliminary and will change as a result of several factors, including the finalization of the fair value measurement of assets acquired and liabilities assumed.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Union Pacific at the effective time of the mergers, reconciled to the preliminary merger consideration:

Millions	Adjusted historical Norfolk Southern	Fair value adjustment	Note		Estimated fair value
Cash and cash equivalents	$1,303	$—			$1,303
Accounts receivable, net	1,123	—			1,123
Materials and supplies	313	—			313
Other current assets	168	—			168
Investments	4,038	—			4,038
Properties, net	35,921	—	[a	]	35,921
Operating lease assets	237	—			237
Goodwill	—	53,078	[e	]	53,078
Other assets	1,052	—			1,052

Accounts payable and other current liabilities	(2,764)	(192)	[b	]	(2,956)
Debt due within one year	(903)	—			(903)
Debt due after one year	(16,464)	1,348	[c	]	(15,116)
Operating lease liabilities	(165)	—			(165)
Deferred income taxes	(7,529)	(310)	[d	]	(7,839)
Other long-term liabilities	(1,543)	—			(1,543)

Total identifiable net assets	$14,787	$53,924			$68,711

[a]

Properties—As of the filing date of this joint proxy statement/prospectus, Union Pacific does not have sufficient information as to the specific nature, age, condition, or location of Norfolk Southern’s property, software, and equipment. For the purposes of these pro forma financial statements, Union Pacific used the current Norfolk Southern book value. Once detailed valuations and related calculations are completed, a material portion could be attributed to properties, net. This estimate is preliminary and subject to change and could vary materially from the actual value at the effective time of the mergers.

[b]

Retention cash bonuses—This includes, without limitation, the costs of a cash-based transaction bonus program for Norfolk Southern employees established in connection with the mergers. For the purposes of this pro forma balance sheet, the fair value of accounts payable and other current liabilities was adjusted to reflect an accrual of the maximum amount allowed to be earned as of the closing date, which was assumed to be June 30, 2025. The cost of the retention cash bonuses are shown net of taxes based on a rate of 23.0%, derived as the sum of (a) the federal income tax at statutory rate and (b) the state income taxes, net of federal tax effect, both as disclosed by Norfolk Southern.

[c]	Long-term debt—The change in value of long-term debt reflects an adjustment to record the debt at its estimated fair value on June 30, 2025.
[d]

Deferred income taxes—The estimated adjustment to deferred income taxes relates to the estimated deferred tax impact of the long-term debt fair value adjustment. The adjustment utilized a rate of 23.0%, derived as the sum of (a) the federal income tax at statutory rate and (b) the state income taxes, net of federal tax effect, both as disclosed by Norfolk Southern.

[e]

Goodwill—On the date of preparation of these pro forma financial statements, certain fair value transaction accounting adjustments have been made as identified above; however, the fair values of Norfolk Southern’s identifiable assets to be acquired and liabilities to be assumed and the impact of applying acquisition accounting have not been fully determined. After reflecting the fair value transaction accounting adjustments made herein, the excess of the total consideration over the recognized amounts has been presented in goodwill. Once detailed valuations and related calculations are completed, a material portion of this amount could be attributable to other assets acquired or liabilities assumed. Any increase or decrease in fair values of the net assets as compared with the pro forma financial statements may change the amount of the total merger consideration allocated to goodwill and other assets and liabilities and may impact the pro forma income statements due to adjustments in the depreciation and amortization expense of the adjusted assets. Goodwill is not amortized.

6.	Pro Forma Income Statements Transactions Accounting Adjustments

[a]

Reclassification adjustments—Certain reclassification transaction accounting adjustments were made to the pro forma income statements to make the presentation conform to the presentation adopted by Union Pacific.

[1]

Reclassified a portion of Norfolk Southern’s purchased services and materials to equipment and other rents in the amounts of $208 million and $393 million for the six months ended June 30, 2025, and year ended December 31, 2024, respectively.

[2]

Reclassified a portion of Norfolk Southern’s materials and other to purchased services and materials in the amounts of $198 million and $369 million for the six months ended June 30, 2025, and year ended December 31, 2024, respectively.

[3]

Reclassified a portion of Norfolk Southern’s materials and other to other in the amounts of $259 million and $454 million for the six months ended June 30, 2025, and year ended December 31, 2024, respectively.

[4]	Reclassified a portion of Norfolk Southern’s restructuring and other charges to compensation and benefits in the amount of $101 million for the year ended December 31, 2024.

[5]

Reclassified a portion of Norfolk Southern’s restructuring and other charges to other in the amounts of $10 million and $82 million for the six months ended June 30, 2025, and year ended December 31, 2024, respectively.

[6]

Revised the presentation of Norfolk Southern’s materials and other by moving the gains from operating property sales to other income in the amounts of $57 million and $490 million for the six months ended June 30, 2025, and year ended December 31, 2024, respectively.

[b]

Retention cash bonuses—Related to the mergers, Norfolk Southern has established retention cash bonus programs for Norfolk Southern employees. For the purposes of these pro forma income statements, the compensation and benefits expense reflects the maximum amount payable under the retention cash bonus programs and was assumed to be amortized completely in 2024.

[c]

Merger costs—A transaction accounting adjustment was made for the estimated $190 million in merger costs to be incurred by Union Pacific. The adjustment was assumed to be recorded as purchased services and materials expense on January 1, 2024.

[d]

Interest expense—For the purposes of these pro forma financial statements, we assume the entire cash consideration will be funded through new debt; however, we expect cash consideration will be funded through a combination of new debt and cash accumulated through cash provided by operating activities. These pro forma income statements assume that Union Pacific funded the entire cash consideration through the issuance of new debt as of January 1, 2024, a reasonable interest rate of 5%, and issuance and liability management costs of $190 million that will be amortized over an assumed life of 15 years.

An increase or decrease of 0.125% in the assumed interest rate would result in a $25 million increase or decrease in the estimated annual interest expense.

If $5 billion of cash is accumulated before the first effective time and the amount of debt used to cover the cash consideration is correspondingly reduced, assuming an interest rate of 5%, the estimated annual interest expense would decrease $250 million.

[e]

Income tax expense—The estimated transaction accounting adjustments to income tax expense relates to the estimated transaction costs and interest expense transaction accounting adjustments described in notes 6[b],

6[c], and 6[d]. The adjustment utilized a rate of 23.0%, derived as the sum of (a) the federal income tax at statutory rate and (b) the state income taxes, net of federal tax effect, both as disclosed by Norfolk Southern, for the adjustment described in 6[b], and a rate of 24.2%, derived as the sum of (a) the federal statutory tax rate and (b) the state statutory rates, net of federal benefits, both as disclosed by Union Pacific, for the adjustments described in 6[c] and 6[d].

[f]

Depreciation—As discussed in note 5[a], for purposes of these pro forma financial statements, Union Pacific used the current Norfolk Southern book value as of the filing date of this joint proxy statement/prospectus, which could vary materially from the actual value at the effective time of the mergers. Both Union Pacific and Norfolk Southern use the group method of depreciation where all items with similar characteristics, use, and expected lives are grouped together in asset classes and are depreciated using composite depreciation rates. As of December 31, 2024, Union Pacific reported having more than 60 depreciable asset classes, while Norfolk Southern reported using approximately 75 depreciable asset classes. The depreciation rate for each asset class could vary widely. Future valuation of Norfolk Southern’s property could differ from the current book value and could materially impact the depreciation expense in future periods. An increase of $10 billion in Norfolk Southern’s property could result in an increase of $275 million in annual depreciation expense assuming an average composite depreciation rate of 2.75% (or an average useful life of approximately 36 years).

[g]

Anticipated benefits and transaction related charges—The pro forma financial statements do not include adjustments to reflect any potential costs that may be incurred in connection with actions required by regulatory or governmental authorities for regulatory approvals and clearances of the mergers, including divestitures or concessions; anticipated benefits, including synergies, cost savings, innovation, and operational efficiencies; or potential post-transaction costs, such as restructuring and integration charges.

7.	Pro Forma Balance Sheet Transactions Accounting Adjustments

[a]

Reclassification adjustments—Certain reclassification transaction accounting adjustments were made to the pro forma balance sheet to make the presentation conform to the presentation adopted by Union Pacific.

[1]	Reclassified a portion of Norfolk Southern’s other assets to operating lease assets in the amount of $237 million as of June 30, 2025.

[2]	Reclassified a portion of Norfolk Southern’s other long-term liabilities to operating lease liabilities in the amount of $165 million as of June 30, 2025.

[3]	Reclassified Norfolk Southern’s income and other taxes to accounts payable and other current liabilities in the amount of $223 million as of June 30, 2025.

[4]	Reclassified Norfolk Southern’s other current liabilities to accounts payable and other current liabilities in the amount of $1,037 million as of June 30, 2025.

[5]	Reclassified Union Pacific’s goodwill that was included in other assets because this caption would become material after the mergers in the amount of $106 million as of June 30, 2025.

[b]

Merger costs—A transaction accounting adjustment was made for the estimated $190 million in merger costs to be incurred by Union Pacific. The adjustment was assumed to be recorded in accounts payable and other current liabilities as of June 30, 2025, and recorded net of taxes. The adjustment utilized a rate of 24.2%, derived as the sum of (a) the federal statutory tax rate and (b) the state statutory rates, net of federal benefits, both as disclosed by Union Pacific.

[c]

Debt—For the purposes of these pro forma financial statements, we assume the entire cash consideration will be funded through new debt; however, we expect cash consideration will be funded through a combination of new debt and cash accumulated through cash provided by operating activities. The debt adjustment, which includes issuance and liability management costs of $190 million assumed to be paid in cash, was assumed to be recorded on June 30, 2025, for this pro forma balance sheet.

[d]	Historical shareholders’ equity—The historical shareholder’s equity of Norfolk Southern will be eliminated as part of the mergers.

8.	Non-recurring items and unusual results

Eastern Ohio incident—On February 3, 2023, a train operated by Norfolk Southern derailed in East Palestine, Ohio. The derailed equipment included 38 railcars, 11 of which were non-Norfolk Southern-owned tank cars containing hazardous materials. Fires associated with the derailment threatened certain tank cars. There was concern that the pressure inside of the tank cars carrying vinyl chloride was rising and that the pressure relief devices were no longer functioning properly, which would have posed the risk of a catastrophic explosion. Consequently, on February 6, 2023, the local incident commander (the East Palestine Fire Chief), in consultation with the incident command that included, among others, federal, state, and local officials and Norfolk Southern, opted to conduct a controlled vent and burn of five derailed tank cars, all of which contained vinyl chloride. This procedure involved creating holes in the five tank cars to drain the vinyl chloride into adjacent trenches that had been dug into the ground where the vinyl chloride was ignited and burned. Any remaining materials released from the derailment or during the vent and burn have been or are being remediated. The February 3, 2023, derailment, the associated fire, and the resulting vent and burn of the tank cars containing vinyl chloride on February 6, 2023, is referred to as the Eastern Ohio incident.

Although Norfolk Southern cannot predict the final outcome or estimate the reasonably possible range of loss related to the Eastern Ohio incident with certainty, Norfolk Southern has accrued amounts for probable and reasonably estimable liabilities for those environmental and non-environmental matters described in its most recent Annual Report on Form 10-K for the year ended December 31, 2024, as well as its subsequent filings with the SEC. Certain incurred costs related to the Eastern Ohio incident may be recoverable under Norfolk Southern’s insurance policies in effect on the date of the Eastern Ohio incident or from third parties. Any additional amounts recoverable under Norfolk Southern’s insurance policies or from third parties will be reflected in future periods when recovery is considered probable.

Amounts recorded related to the Eastern Ohio incident, including outstanding liabilities, are summarized in the table below:

Millions	Environmental matters	Legal contingencies and other	Insurance recoveries	Total, net of recoveries
Outstanding liabilities on December 31, 2023	$319	$145	$—	$464

Expense/(recoveries) during the year ended December 31, 2024	190	785	(650)	325
(Payments)/receipts during the year ended December 31, 2024	(265)	(486)	632	(119)

Outstanding liabilities on December 31, 2024	244	444	(18)	670

Expense/(recoveries) during the six months ended June 30, 2025	—	146	(378)	(232)
(Payments)/receipts during the six months ended June 30, 2025	(35)	(78)	347	234

Outstanding liabilities on June 30, 2025	209	512	(49)	672

From the inception of the Eastern Ohio incident, Norfolk Southern has recognized a total of $1.2 billion in net expenses directly attributable to the Eastern Ohio incident, which includes $1.1 billion of recoveries. On June 30, 2025, and December 31, 2024, Norfolk Southern has also recorded a deferred tax asset of $122 million and $211 million, respectively, related to the Eastern Ohio incident expecting that certain expenses will be deductible for tax purposes in future periods or offset with insurance recoveries.

9.	Pro Forma Earnings Per Share

The combined basic and diluted earnings per share for the periods presented are based on the combined weighted average basic and diluted common stock of Union Pacific and Norfolk Southern. As of the beginning of the periods presented, the historical weighted average basic and diluted shares of Norfolk Southern were assumed to be replaced by the common stock issued and share settlement of stock-based compensation by Union Pacific at the effective time of the mergers as discussed in note 4.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of current or historical fact, contained in this joint proxy statement/prospectus are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause Union Pacific’s, Norfolk Southern’s, or the combined company’s actual results, levels of activity, performance, or achievements or those of the railroad industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “anticipate,” “believe,” “project,” “estimate,” “intend,” “plan,” “pro forma,” or any variations or other comparable terminology.

All forward-looking statements included in this filing are based on information available to Union Pacific and Norfolk Southern on the date of this joint proxy statement/prospectus. While Union Pacific and Norfolk Southern have based these forward-looking statements on those expectations, assumptions, estimates, beliefs, and projections they view as reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond Union Pacific’s, Norfolk Southern’s, or the combined company’s control, including, but not limited to, in addition to factors disclosed in Union Pacific’s and Norfolk Southern’s respective filings with the SEC: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement; the risk that potential legal proceedings may be instituted against Union Pacific or Norfolk Southern and result in significant costs of defense, indemnification, or liability; the possibility that the mergers do not close when expected or at all because required STB, shareholder, or CNA approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the mergers); the risk that the combined company will not realize expected benefits, cost savings, accretion, synergies, and/or growth from the mergers, or that such benefits may take longer to realize or be more costly to achieve than expected, including as a result of changes in, or problems arising from, general economic and market conditions, tariffs, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Union Pacific and Norfolk Southern operate; disruption to the parties’ businesses as a result of the announcement and pendency of the mergers; the costs associated with the anticipated length of time of the pendency of the mergers, including the restrictions contained in the merger agreement on the ability of Union Pacific and Norfolk Southern, respectively, to operate their respective businesses outside the ordinary course during the pendency of the mergers; the diversion of Union Pacific management’s and Norfolk Southern management’s attention and time from ongoing business operations and opportunities on merger-related matters; the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected, or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses; the inability to retain key personnel; the possibility that the mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Union Pacific’s or Norfolk Southern’s customers, suppliers, employees, labor unions, or other business partners, including those resulting from the announcement or completion of the mergers; the dilution caused by Union Pacific’s issuance of additional shares of its common stock in connection with the consummation of the mergers; the risk of a downgrade of the credit rating of Union Pacific’s indebtedness, which could give rise to an obligation to redeem existing indebtedness; a material adverse change in the financial condition of Union Pacific, Norfolk Southern, or the combined company; changes in domestic or international economic, political, or business conditions, including those impacting the transportation industry (including customers, employees, and supply chains); Union Pacific’s, Norfolk Southern’s, and the combined company’s ability to successfully implement its respective operational, productivity, and strategic initiatives; a significant adverse event on Union Pacific’s or Norfolk Southern’s network, including, but not limited to, a mainline accident, discharge of hazardous materials, or climate-related or other network outage; the outcome of claims, litigation, governmental proceedings, and investigations involving Union Pacific or Norfolk Southern, including, in the case of Norfolk

Southern, those with respect to the Eastern Ohio incident; the nature and extent of Norfolk Southern’s environmental remediation obligations with respect to the Eastern Ohio incident; new or additional governmental regulation and/or operational changes resulting from or related to the Eastern Ohio incident; a cybersecurity incident or other disruption to Union Pacific’s, Norfolk Southern’s, or the combined company’s technology infrastructure; and risks and uncertainties set forth in or incorporated by reference into this joint proxy statement/prospectus in “Risk Factors” beginning on page 55.

This list of important factors is not intended to be exhaustive. These and other important factors, including those discussed under “Risk Factors” in Union Pacific’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 7, 2025, and Norfolk Southern’s most recent Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 10, 2025, as well as Union Pacific’s and Norfolk Southern’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and Union Pacific and Norfolk Southern disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable law or regulation.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including, among others, the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 53, you should carefully consider the following risk factors before deciding whether to vote for the share issuance proposal, in the case of Union Pacific shareholders, or for the merger agreement proposal, in the case of Norfolk Southern shareholders. In addition, you should read and consider the risks associated with each of the businesses of Union Pacific and Norfolk Southern because these risks will relate to the combined company following the completion of the mergers. Descriptions of some of these risks can be found in the respective Annual Reports of Union Pacific and Norfolk Southern on Form 10-K for the fiscal year ended December 31, 2024, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 207.

Risks Related to the Mergers

The mergers are subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the mergers could have material adverse effects on Union Pacific and Norfolk Southern.

The completion of the mergers is subject to a number of conditions, including, among others, the approval of the share issuance proposal by the Union Pacific shareholders, the approval of the merger agreement proposal by the Norfolk Southern shareholders, and the receipt of the requisite regulatory approvals, which make the completion of the mergers and timing thereof uncertain. See “The Merger Agreement—Conditions to the Mergers” for a more detailed description. Also, either Union Pacific or Norfolk Southern may terminate the merger agreement if the mergers have not been consummated by the end date (subject to an automatic extension in certain circumstances), except that this right to terminate the merger agreement will not be available to any party whose failure to perform any obligation under the merger agreement has been the primary cause of the failure of the mergers to be consummated on or before that date.

If the mergers are not completed, Union Pacific’s and Norfolk Southern’s respective ongoing businesses may be materially adversely affected and, without realizing any of the benefits of having completed the mergers, Union Pacific and Norfolk Southern will be subject to a number of risks, including the following:

•	the market price of Union Pacific common stock or Norfolk Southern common stock could decline;

•

Union Pacific or Norfolk Southern could owe substantial termination fees to the other party under certain circumstances (see “The Merger Agreement—Termination; —Effect of Termination; —Termination Fees and Other Fees”);

•

if the merger agreement is terminated and the Union Pacific board or the Norfolk Southern board seeks another business combination, Union Pacific shareholders and Norfolk Southern shareholders cannot be certain that Union Pacific or Norfolk Southern will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

•

time, resources, and costs committed by Union Pacific’s and Norfolk Southern’s respective management teams to matters relating to the mergers could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

•	Union Pacific or Norfolk Southern may experience negative reactions from the financial markets or from their respective customers, suppliers, employees, labor unions, or other business partners; and

•

Union Pacific and Norfolk Southern will be required to pay their respective costs relating to the mergers, such as legal, accounting, financial advisory, and printing fees, whether or not the mergers are completed.

In addition, if the mergers are not completed, Union Pacific or Norfolk Southern could be subject to litigation related to any failure to complete the mergers or related to any enforcement proceeding commenced against Union Pacific or Norfolk Southern to perform their respective obligations under the merger agreement, and whether or not any such litigation has any merit, the cost of defending such litigation may be significant. The materialization of any of these risks could adversely impact Union Pacific and Norfolk Southern’s respective ongoing businesses.

Similarly, delays in the completion of the mergers could, among other things, result in additional transaction costs, loss of revenue, or other negative effects associated with uncertainty about completion of the mergers.

Even if the merger agreement proposal is approved by Norfolk Southern shareholders, the date that Norfolk Southern shareholders will receive the merger consideration is still uncertain.

As described in this joint proxy statement/prospectus, completing the mergers is subject to numerous conditions, not all of which are controllable or waivable by Norfolk Southern or Union Pacific. Accordingly, if the merger agreement proposal is approved by Norfolk Southern shareholders, the date that Norfolk Southern shareholders will receive the merger consideration depends on the completion date of the mergers, which is uncertain.

The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the mergers, which could discourage a potential competing acquiror of either Union Pacific or Norfolk Southern from making an alternative proposal and, in specified circumstances, could require either party to pay substantial termination fees to the other party.

The merger agreement contains certain provisions that restrict each of Union Pacific’s and Norfolk Southern’s ability to initiate, solicit, knowingly encourage, or, subject to certain exceptions, engage in discussions or negotiations with respect to, or approve or recommend, any alternative proposal. Further, even if the Union Pacific board withdraws or qualifies its recommendation with respect to the share issuance proposal or if the Norfolk Southern board withdraws or qualifies its recommendation with respect to the merger agreement proposal, Union Pacific or Norfolk Southern, as the case may be, will still be required to submit each such proposal to a vote at their respective special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any alternative proposal before the board of directors of the company that has received the alternative proposal may withdraw or qualify its recommendation with respect to the applicable merger-related proposal.

In some circumstances, upon termination of the merger agreement in connection with an alternative proposal, Union Pacific may be required to pay a termination fee of $2.5 billion to Norfolk Southern, or Norfolk Southern may be required to pay a termination fee of $2.5 billion to Union Pacific. See “Summary—The Merger Agreement—No Solicitation,” and “The Merger Agreement—Termination; —Effect of Termination; —Termination Fees and Other Fees.”

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Union Pacific or Norfolk Southern or pursuing an alternative acquisition transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per-share value than the per-share value proposed to be received or realized in the mergers. In particular, a termination fee, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Union Pacific shareholders or Norfolk Southern shareholders than it might otherwise have proposed to pay absent such a fee.

If the merger agreement is terminated in accordance with its terms, and either Union Pacific or Norfolk Southern determines to seek another business combination, Union Pacific or Norfolk Southern, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Union Pacific’s or Norfolk Southern’s stock price. As a result, the merger consideration payable to Norfolk Southern’s shareholders may be subject to change if Union Pacific’s stock price fluctuates.

Upon completion of the first merger, each share of Norfolk Southern common stock will be converted into the right to receive $88.82 in cash, without interest, and one (1) validly issued, fully paid, and nonassessable share of Union Pacific common stock. This exchange ratio will not be adjusted for changes in the market price of either Union Pacific common stock or Norfolk Southern common stock between the date the merger agreement was signed and completion of the first merger. Due to the fixed exchange ratio, fluctuations in the price of Union Pacific common stock will drive corresponding changes in the value of the merger consideration payable to each Norfolk Southern shareholder. As a result, changes in the price of Union Pacific common stock prior to the completion of the first merger will affect the value of Union Pacific common stock that Norfolk Southern shareholders will receive upon the effectiveness of the first merger.

The price of Union Pacific common stock has fluctuated during the period between the date the merger agreement was executed and the date of this joint proxy statement/prospectus, and may continue to change through the date of each of Union Pacific and Norfolk Southern’s shareholder meetings and the date the first merger is completed. For example, based on the range of closing prices of Union Pacific common stock during the period from July 28, 2025, the last trading day before the public announcement of the merger agreement, through September 26, 2025, the last practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio resulted in an implied value of the merger consideration ranging from a high of approximately $324.02 to a low of approximately $303.73 for each share of Norfolk Southern common stock. The actual market value of the Union Pacific common stock received by Norfolk Southern shareholders upon completion of the first merger may result in an implied value of the merger consideration outside this range.

These variations could result from changes in the business, operations, or prospects of Union Pacific or Norfolk Southern prior to or following the completion of the mergers, regulatory considerations, general market and economic conditions, and other factors both within and beyond the control of Union Pacific or Norfolk Southern. At the time of the Norfolk Southern special meeting, Norfolk Southern shareholders will not know with certainty the value of the shares of Union Pacific common stock that they will receive upon completion of the mergers.

The shares of Union Pacific common stock to be received by Norfolk Southern shareholders upon completion of the mergers will have different rights from shares of Norfolk Southern common stock.

Upon completion of the mergers, Norfolk Southern shareholders will no longer be shareholders of Norfolk Southern but will instead become shareholders of Union Pacific, and their rights as Union Pacific shareholders will be governed by the terms of the Union Pacific articles of incorporation and the Union Pacific by-laws. The terms of the Union Pacific articles of incorporation and the Union Pacific by-laws are in some respects materially different than the terms of the Norfolk Southern articles of incorporation and the Norfolk Southern bylaws, which currently govern the rights of Norfolk Southern shareholders. For a discussion of the different rights associated with shares of Norfolk Southern common stock and shares of Union Pacific common stock, see “Comparison of Rights of Shareholders of Union Pacific and Norfolk Southern.”

Members of the management and boards of directors of Union Pacific and Norfolk Southern have interests in the mergers that may be different from, or in addition to, those of other shareholders.

In considering whether to approve the share issuance proposal, Union Pacific shareholders should recognize that members of Union Pacific management and the Union Pacific board have interests in the mergers that may be different from, or in addition to, their interests as shareholders of Union Pacific.

These interests include that all eleven (11) members of the Union Pacific board will remain on the Union Pacific board, Michael R. McCarthy, the Chairman of the Union Pacific board, will remain as the Chairman of the Union Pacific board, and V. James Vena, the Chief Executive Officer of Union Pacific, will remain as the Chief Executive Officer of Union Pacific. The Union Pacific board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Union Pacific shareholders vote “FOR” the share issuance proposal and the Union Pacific adjournment proposal.

In considering the recommendation of the Norfolk Southern board to approve the merger agreement proposal, Norfolk Southern shareholders should be aware that Norfolk Southern’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Norfolk Southern shareholders generally, including treatment of outstanding Norfolk Southern equity awards in connection with the transactions contemplated by the merger agreement, potential severance benefits, potential transaction bonuses, and rights to ongoing indemnification and insurance coverage.

These interests also include that, prior to the completion of the mergers, the Union Pacific board will increase its size from eleven (11) to fourteen (14) directors and cause three (3) individuals who serve on the Norfolk Southern board immediately prior to the effectiveness of the first merger to be appointed as members of the Union Pacific board to fill the three (3) new vacancies. The designees will be determined by the Union Pacific board, except that the designees will include Mark R. George, the current President and Chief Executive Officer of Norfolk Southern, and Richard H. Anderson, the current Chairman of the Norfolk Southern board. Such individuals must be qualified, willing, and suitable to serve as a director under all applicable corporate governance policies and guidelines of Union Pacific as reviewed and determined reasonably and in good faith by the Corporate Governance, Nominating and Sustainability Committee of the Union Pacific board.

The Norfolk Southern board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to (i) determine that it is in the best interests of Norfolk Southern and its shareholders, and declare it advisable, to enter into the merger agreement, (ii) approve the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, (iii) adopt the merger agreement, and (iv) direct that the merger agreement proposal, the merger-related compensation proposal, and the Norfolk Southern adjournment proposal be submitted to the Norfolk Southern shareholders for approval at the Norfolk Southern special meeting.

These and other such interests are further described in “The Mergers—Interests of Directors and Executive Officers in the Mergers—Interests of Union Pacific Directors and Executive Officers in the Mergers” and “The Mergers—Interests of Directors and Executive Officers in the Mergers—Interests of Norfolk Southern Directors and Executive Officers in the Mergers.”

The mergers are subject to the receipt of the requisite regulatory approvals, which requisite regulatory approvals may never be obtained, therefore preventing completion of the mergers. In addition, in granting such approvals, regulatory authorities may impose conditions that could have a significant adverse effect on Union Pacific, Norfolk Southern, or the combined company and the expected benefits of the mergers therefore preventing completion of the mergers.

Before the mergers may be completed, the requisite regulatory approvals must have been obtained, including STB approval, as described in the section “The Mergers—Regulatory Approvals Required for the Mergers.” The terms and conditions of the approvals that are granted may impose requirements, concessions, limitations, or costs or place restrictions on the conduct of the combined company’s business. Subject to the terms and conditions of the merger agreement, Union Pacific and Norfolk Southern have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper, or advisable to cause the conditions to closing set forth in the merger agreement to be satisfied and to consummate and make effective the mergers and the other transactions contemplated by the merger agreement prior to the end date, except that Union Pacific and its subsidiaries are not required to take, or commit to take, or agree to or accept any “materially burdensome regulatory condition” (as further described in “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts”). For purposes of the foregoing, “reasonable best efforts” includes, among others, (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, or disposition of any and all of the share capital or other equity interest, assets, products, or businesses of Union Pacific and its subsidiaries or of Norfolk Southern and its subsidiaries and (ii) otherwise taking or committing to take any actions that after the first effective time would limit Union Pacific’s or its subsidiaries’ freedom of action with respect to, or their ability to retain, or otherwise agreeing to any restriction, requirement, or limitation with respect to their or one or more of their subsidiaries’ assets, products, or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order that would otherwise have the effect of preventing or delaying the closing. The STB and other regulatory and governmental authorities may impose requirements, concessions, and other conditions on the granting of such approvals. If such regulatory and governmental authorities seek to impose such requirements, concessions, or conditions, lengthy negotiations may ensue among such authorities, Union Pacific and Norfolk Southern. Such requirements, concessions, and conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the mergers and such requirements, concessions, and conditions may not be identified or satisfied for an extended period of time following the Union Pacific special meeting and the Norfolk Southern special meeting. Such requirements, concessions and conditions may also impose additional costs or limitations on the combined company following the completion of the mergers and the parties have agreed to accept such requirements, concessions, and conditions, even if significant, subject to the agreed-upon materially burdensome regulatory condition limitation in favor of Union Pacific. These requirements, concessions, and conditions may therefore reduce the anticipated benefits of the mergers, including synergies, which could also have a significant adverse effect on the combined company’s business and cash flows and results of operations, and neither Union Pacific nor Norfolk Southern can predict what, if any, requirements, concessions, and conditions may be required by regulatory or governmental authorities whose approvals are required. The requisite regulatory approvals may not be obtained at all, may not be obtained in a timely fashion, and may contain conditions on the completion of the mergers.

In addition, under existing law, railroad competitors and customers of Union Pacific and Norfolk Southern and other interested parties may intervene to oppose the STB application or seek protective conditions in the event approval by the STB is granted, which might affect the decision of the STB, delay the approval process, or reduce the anticipated benefits of the mergers. Furthermore, if the STB does not provide final approval or imposes conditions on its approval in a final order, and Union Pacific and Norfolk Southern decide to appeal such final order from the STB, any such appeal might not be resolved for a substantial period of time after the entry of such order by the STB.

For a more detailed description of the regulatory review process, see “The Mergers—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions.”

Each party is subject to business uncertainties and contractual restrictions while the mergers are pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the mergers, some customers, suppliers, and other persons with whom Union Pacific or Norfolk Southern has a business relationship have or may delay or defer certain business decisions or terminate, change, or renegotiate their relationships with Union Pacific or Norfolk Southern, as the case may be, as a result of the mergers, which could negatively affect Union Pacific’s or Norfolk Southern’s respective revenues, earnings, and cash flows, as well as the market price of Union Pacific common stock or Norfolk Southern common stock, regardless of whether the mergers are completed.

Under the terms of the merger agreement, each of Union Pacific and Norfolk Southern is subject to certain restrictions on the conduct of its business prior to completing the first merger, which may adversely affect its ability to execute certain of its business strategies, including, in the case of Norfolk Southern, the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness, incur capital expenditures, settle litigation, amend organizational documents, declare dividends, enter new business lines, and invest in third parties. Such limitations could adversely affect each party’s businesses and operations prior to the completion of the mergers.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the mergers.

Uncertainties associated with the mergers may cause a loss of management personnel and other key employees, and Union Pacific and Norfolk Southern may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Union Pacific and Norfolk Southern are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. The combined company’s success after the completion of the mergers will depend in part upon the ability of Union Pacific and Norfolk Southern to attract, motivate, and retain key management personnel and other key employees. Prior to completion of the mergers, current and prospective employees of Union Pacific and Norfolk Southern may experience uncertainty about their roles within the combined company following the completion of the mergers, which may have an adverse effect on the ability of each of Union Pacific and Norfolk Southern to attract, motivate, or retain management personnel and other key employees. In addition, no assurance can be given that the combined company will be able to attract, motivate, or retain management personnel and other key employees of Union Pacific and Norfolk Southern to the same extent that Union Pacific and Norfolk Southern have previously been able to attract or retain their own employees.

If the mergers do not qualify as a “reorganization” under Section 368(a) of the Code, the U.S. holders of Norfolk Southern common stock may be required to pay additional U.S. federal income taxes.

Union Pacific and Norfolk Southern intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and Union Pacific and Norfolk Southern intend to report the mergers consistent with such qualification. Assuming the mergers so qualify, a U.S. holder (as defined in “The Mergers—U.S. Federal Income Tax Consequences”) of Norfolk Southern common stock that receives shares of Union Pacific common stock and cash in exchange for shares of Norfolk Southern common stock pursuant to the first merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount, if any, by which the sum of the cash and the fair market value of the Union Pacific common stock received by such U.S. holder in the first merger exceeds such U.S. holder’s adjusted tax basis in such U.S. holder’s Norfolk Southern common stock exchanged therefor and (ii) the amount of cash received by such U.S. holder. However, it is not a condition to Union Pacific’s obligation or Norfolk Southern’s obligation to complete the transactions that the mergers, taken together, qualify as a “reorganization” or that Norfolk Southern or Union Pacific receive an opinion from counsel to that effect, and it is possible that the mergers, taken together, may not so qualify.

Union Pacific and Norfolk Southern have not sought and will not seek any ruling from the U.S. Internal Revenue Service regarding any matters relating to the mergers and the other transactions contemplated by the merger agreement and, as a result, there can be no assurance that the U.S. Internal Revenue Service would not assert that the mergers, taken together, do not qualify as a “reorganization,” or that a court would not sustain such a position. If the U.S. Internal Revenue Service or a court were to determine that the mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Norfolk Southern common stock that receives shares of Union Pacific common stock and cash in exchange for shares of Norfolk Southern common stock pursuant to the first merger generally would recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the sum of the cash and the fair market value of the Union Pacific common stock received by such U.S. holder and (ii) such U.S. holder’s adjusted tax basis in the Norfolk Southern common stock exchanged therefor.

Holders of Norfolk Southern common stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the mergers to them. For a more detailed description of the U.S. federal income tax consequences of the mergers, see “The Mergers—U.S. Federal Income Tax Consequences.”

Union Pacific and Norfolk Southern may be targets of securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the mergers from being completed, whether or not such lawsuits have any merit.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against or otherwise resolving these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Union Pacific’s and Norfolk Southern’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the mergers, then that injunction may delay or prevent the mergers from being completed, or from being completed within the expected timeframe, which may adversely affect Union Pacific’s and Norfolk Southern’s respective business, financial position, and results of operation.

None of the opinions regarding the fairness, from a financial point of view, of the exchange ratio in the first merger delivered to the Union Pacific board and the Norfolk Southern board prior to the signing of the merger agreement reflects any changes in circumstances since the date on which such opinions were delivered.

Each of the opinions rendered by Morgan Stanley and Wells Fargo, financial advisors to Union Pacific, to the Union Pacific board on, and dated, July 28, 2025, and by BofA, financial advisor to Norfolk Southern, to the Norfolk Southern board on, and dated, July 28, 2025, were based upon information available to such financial advisors as of the date of each respective opinion. None of the opinions reflect any changes that may occur or may have occurred after the date on which that opinion was delivered, including changes to the operations and prospects of Union Pacific or Norfolk Southern, changes in general market and economic conditions, or other changes which may be beyond the control of Union Pacific and Norfolk Southern. Any such changes may alter the relative value of Union Pacific or Norfolk Southern or the prices of shares of Union Pacific common stock or Norfolk Southern common stock by the time the mergers are completed. The opinions do not speak as of the date the mergers will be completed or as of any date other than the date of each respective opinion. For a description of the opinions that the Union Pacific board received from Union Pacific’s financial advisors, see “The Mergers—Opinions of Union Pacific’s Financial Advisors.” For a description of the opinion that the Norfolk Southern board received from Norfolk Southern’s financial advisor, see “The Mergers—Opinion of Norfolk Southern’s Financial Advisor.”

Holders of Union Pacific common stock and holders of Norfolk Southern common stock will not have appraisal rights or dissenters’ rights in the mergers.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Utah law, Union Pacific shareholders will not be entitled to any appraisal rights in connection with the first merger, the second merger, or any other transactions described in this joint proxy statement/prospectus.

Under Virginia law, Norfolk Southern shareholders will not be entitled to any appraisal rights in connection with the first merger, the second merger, or any other transactions described in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the financial position and results of operations of the combined company following completion of the mergers.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus was prepared for illustrative and informational purposes only, to demonstrate the estimated effects of the mergers and certain other related transactions and adjustments. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with GAAP with the expectation, as of the date of this joint proxy statement/prospectus, that Union Pacific will be identified as the acquirer. The unaudited pro forma condensed combined financial information was prepared on the basis that such preliminary estimated adjustments will be incurred to achieve the mergers, are pending finalization of various estimates, inputs, and analyses, and do not include adjustments to reflect any potential costs that may be incurred in connection with actions required by regulatory or governmental authorities for regulatory approvals and clearances of the mergers, including divestitures or concessions; anticipated benefits, including synergies, costs savings, innovation, and operational efficiencies; or potential post-merger costs, such as restructuring and integration charges.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s actual financial position or results of operations would have actually been had the mergers been completed as of the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company after the mergers, which may differ materially and adversely from the unaudited pro forma condensed combined financial information that is included in this joint proxy statement/prospectus. The final acquisition accounting will be based upon the actual consideration and the fair value of the assets to be acquired and liabilities to be assumed of the party that is determined to be the acquiree under GAAP as of the date of the completion of the mergers. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this document. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Completion of the mergers may trigger change in control or other provisions in certain agreements to which Norfolk Southern or its subsidiaries are a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the mergers may trigger change in control and other provisions in certain agreements to which Norfolk Southern or its subsidiaries are a party. If Union Pacific and Norfolk Southern are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Union Pacific and Norfolk Southern are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Norfolk Southern or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

Norfolk Southern’s and Union Pacific’s financial forecasts are based on various assumptions that may not prove to be correct.

The financial forecasts set forth in “Certain Unaudited Prospective Financial Information” are based on assumptions of, and information available to, Norfolk Southern and Union Pacific at the time they were prepared and provided to the Norfolk Southern board and Union Pacific board, respectively, along with their respective financial advisors. Norfolk Southern and Union Pacific do not know whether such assumptions will prove correct. Any or all of such forecasts may turn out to be wrong. Such forecasts can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Norfolk Southern’s and Union Pacific’s control. Many factors discussed in, or in documents incorporated by reference into, this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Note Regarding Forward-Looking Statements,” will be important in determining Norfolk Southern’s, Union Pacific’s, and the combined companies’ future results. As a result of these contingencies, actual future results may vary materially from Norfolk Southern’s and Union Pacific’s forecasts.

In view of these uncertainties, the inclusion of Norfolk Southern’s and Union Pacific’s financial forecasts in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved. Further, any forward-looking statement speaks only as of the date on which it is made, and Norfolk Southern and Union Pacific undertake no obligation, other than as required by applicable law, to update the financial forecasts herein to reflect events or circumstances after the date those financial forecasts were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. Moreover, neither Norfolk Southern’s nor Union Pacific’s independent accountants, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to Norfolk Southern’s or Union Pacific’s unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof.

Risks Relating to the Combined Company after Completion of the Mergers

The combined company may be unable to successfully integrate the businesses of Union Pacific and Norfolk Southern and realize the anticipated benefits of the mergers.

The success of the mergers will depend, in part, on the combined company’s ability to successfully combine the businesses of Union Pacific and Norfolk Southern, which currently operate as independent public companies, and realize the anticipated benefits, including synergies, cost savings, innovation, and operational efficiencies, from the combination. If the combined company is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully, or at all, or may take longer to realize than expected and the value of its common stock may be harmed. Additionally, as a result of the mergers, rating agencies may take negative actions against the combined company’s credit ratings, which may increase the combined company’s financing costs, including in connection with any financing of the mergers.

The mergers involve the integration of Norfolk Southern’s business with Union Pacific’s existing business, which is a complex, costly, and time-consuming process. Neither Union Pacific nor Norfolk Southern have previously completed a transaction comparable in size or scope to the mergers. The integration of the two (2) companies may result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the mergers;

•	managing a larger combined company;

•	creating, implementing, and executing a unified business strategy, and operational, financial, and managerial control with respect to the combined entity;

•

the inherent risk and complexity of integrating railroad operations, including operating, information technology, safety, and managerial systems and processes, particularly on a large scale, in the context of ongoing business operations and customer commitments;

•	maintaining employee morale and attracting, motivating, and retaining management personnel and other key employees;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	retaining existing business and operational relationships and attracting new business and operational relationships;

•	issues in integrating information technology, operational, safety, communications and other systems;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures, and policies;

•	coordinating geographically separate organizations;

•

unanticipated changes in federal or state laws or regulations or international trade agreements, including additional regulatory scrutiny or additional regulatory requirements as a result of the transaction or the size, scope, and complexity of the combined company’s business operations; and

•	unforeseen expenses or delays associated with the mergers.

Many of these factors will be outside of the combined company’s control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues, and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations, and cash flows.

Union Pacific and Norfolk Southern have operated, and until completion of the mergers will continue to operate, independently. Union Pacific and Norfolk Southern are currently permitted to conduct only limited planning for the integration of the two (2) companies following the mergers and have not yet determined the exact nature of how the businesses and operations of the two (2) companies will be combined after the mergers. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.

Union Pacific shareholders and Norfolk Southern shareholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over the policies of the combined company than they now have on the policies of Union Pacific and Norfolk Southern, respectively.

Union Pacific shareholders presently have the right to vote in the election of the Union Pacific board and on other matters affecting Union Pacific. Norfolk Southern shareholders presently have the right to vote in the election of the Norfolk Southern board and on other matters affecting Norfolk Southern. Immediately after the mergers are completed, it is expected that current Union Pacific shareholders will own approximately 73% of the combined company’s common stock outstanding and current Norfolk Southern shareholders will own approximately 27% of the combined company’s common stock outstanding, based on the number of shares and stock-based awards of Union Pacific and Norfolk Southern outstanding as of September 26, 2025, the last practicable trading day before the date of the joint proxy statement/prospectus.

As a result, current Union Pacific shareholders and current Norfolk Southern shareholders will have less influence on the policies of the combined company than they now have on the policies of Union Pacific and Norfolk Southern, respectively.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the mergers.

Following the completion of the mergers, the size of the combined company’s business will be significantly larger than the current size of either Union Pacific’s or Norfolk Southern’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement operational, managerial, financial, and strategic initiatives that address not only the integration of two (2) independent stand-alone companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, and other benefits currently anticipated from the mergers.

Failure by Norfolk Southern to successfully execute its business strategy and objectives may materially adversely affect the future results of the combined company and, consequently, the market value of Union Pacific common stock.

The success of the mergers will depend, in part, on the ability of Norfolk Southern to successfully execute its business strategy, including making deliveries in a safe and reliable manner, minimizing service interruptions, and investing in its infrastructure to maintain its rail system and serve its customer base. These objectives are capital intensive. Furthermore, Norfolk Southern’s business strategy, operations, and plans for growth and expansion rely significantly on agreements with other railroads and third parties, including joint ventures and other strategic alliances, as well as interchange, trackage rights, haulage rights, and marketing agreements with other railroads and third parties that enable Norfolk Southern to exchange traffic and utilize trackage that it does not own. Norfolk Southern’s ability to provide comprehensive rail service to its customers depends in large part upon its ability to maintain these agreements with other railroads and third parties, and upon the performance of the obligations under the agreements by the other railroads and third parties. The termination of, or the failure to renew, these agreements could have a material adverse effect on Norfolk Southern’s consolidated financial statements and interfere with its business strategy, operations, and plans for growth. If Norfolk Southern is not able to achieve its business strategy on a timely basis, or otherwise fails to perform in accordance with Union Pacific’s (or Norfolk Southern’s) expectations, the anticipated benefits of the mergers may not be realized fully or at all, and the mergers may materially adversely affect the results of operations, financial condition, and prospects of the combined company, and, consequently, the market value of Union Pacific common shares.

Failure by Union Pacific to successfully execute its business strategy and objectives may materially adversely affect the future results of the combined company and, consequently, the market value of Union Pacific common stock.

The success of the mergers will depend, in part, on the ability of Union Pacific to successfully execute its business strategy, including making deliveries in a safe and reliable manner, minimizing service interruptions, and investing in its infrastructure to maintain its rail system and serve its customer base. These objectives are capital intensive. Furthermore, Union Pacific’s business strategy, operations, and plans for growth and expansion rely significantly on agreements with other railroads and third parties, including joint ventures and other strategic alliances, as well as interchange, trackage rights, haulage rights, and marketing agreements with other railroads and third parties that enable Union Pacific to exchange traffic and utilize trackage that it does not own. Union Pacific’s ability to provide comprehensive rail service to its customers depends in large part upon its ability to maintain these agreements with other railroads and third parties, and upon the performance of the obligations under the agreements by the other railroads and third parties. The termination of, or the failure to renew, these agreements could have a material adverse effect on Union Pacific’s consolidated financial statements and interfere with its business strategy, operations, and plans for growth. If Union Pacific is not able to achieve its business strategy on a timely basis, or otherwise fails to perform in accordance with Norfolk Southern’s (or Union Pacific’s) expectations, the anticipated benefits of the mergers may not be realized fully or at all, and the mergers may materially adversely affect the results of operations, financial condition, and prospects of the combined company, and, consequently, the market value of Union Pacific common shares.

The combined company is expected to incur substantial expenses related to the completion of the mergers and the integration of Union Pacific and Norfolk Southern.

The combined company is expected to incur substantial expenses in connection with the completion of the mergers and the integration of Union Pacific and Norfolk Southern. There are a large number of processes, policies, procedures, operations, technologies, and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing, and benefits. In addition, the businesses of Union Pacific and Norfolk Southern will continue to maintain a presence in Omaha, Nebraska and Atlanta, Georgia, respectively. The substantial majority of these costs will be non-recurring expenses related to the mergers (including any financing of the mergers), facilities, and systems consolidation costs. The combined company may incur additional costs to retain employees and/or maintain employee morale and to attract, motivate, or retain management personnel and other key employees. Union Pacific and Norfolk Southern will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. Additionally, as a result of the mergers, rating agencies may take negative actions with regard to the combined company’s credit ratings, which may increase the combined company’s financing costs, including in connection with any financing of the mergers. These incremental transaction and merger-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term, and in the event there are material unanticipated costs.

The combined company’s indebtedness may limit its flexibility and increase its borrowing costs.

As of August 31, 2025, Union Pacific had approximately $31.8 billion of outstanding indebtedness and Norfolk Southern had approximately $17.1 billion of outstanding indebtedness. The combined company’s consolidated indebtedness may have the effect of, among other things, increasing borrowing costs. In addition, the amount of cash required to service the indebtedness levels will be greater than the amount of cash flows required to service the indebtedness of Union Pacific or Norfolk Southern individually prior to completion of the mergers. The level of indebtedness could also reduce dividend payments, share repurchases, and other activities and may create competitive disadvantages relative to other companies with lower debt levels. The combined company may be required to raise additional financing for working capital, capital expenditures, acquisitions, or other general corporate purposes. The combined company’s ability to arrange additional financing or refinancing will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions, the terms of third party debt financing incurred in connection with the consummation of the mergers (if any), and other factors beyond its control. There can be no assurance that the combined company will be able to obtain additional financing or arrange refinancing on terms acceptable to it or at all, and any such failure could materially adversely affect its operations and financial condition. For more information on the financial impact of the mergers on the combined company’s indebtedness, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Union Pacific expects to obtain financing in connection with the mergers but cannot guarantee that it will be able to obtain such financing on favorable terms or at all.

Union Pacific anticipates that the funds needed to complete the transactions contemplated by the merger agreement will be derived from a combination of (i) available cash on hand and (ii) third party debt financing. Union Pacific’s ability to obtain any such new debt financing will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions, the terms of such financing, and other factors beyond Union Pacific’s control. Union Pacific cannot assure you that it will be able to obtain new debt financing on terms acceptable to it or at all, and any such failure could materially adversely affect its operations and financial condition. Union Pacific’s obligation to complete the mergers is not conditioned upon the receipt of any financing. Norfolk Southern has no consent right over the terms of any such third party debt financing.

The financing arrangements that the combined company will enter into in connection with the mergers may, under certain circumstances, contain restrictions and limitations that could significantly impact the combined company’s ability to operate its business.

Union Pacific expects to incur significant new indebtedness in connection with the mergers. Union Pacific and Norfolk Southern expect that the agreements governing the indebtedness that the combined company will incur in connection with the mergers will contain covenants that, among other things, may, under certain circumstances, place limitations on the dollar amounts paid or other actions relating to:

•	payments in respect of, or redemptions or acquisitions of, debt or equity issued by the combined company or its subsidiaries, including the payment of dividends on Union Pacific common stock;

•	incurring additional indebtedness;

•	incurring guarantee obligations;

•	paying dividends;

•	creating liens on assets;

•	entering into sale and leaseback transactions;

•	making loans or advances;

•	entering into hedging transactions;

•	engaging in mergers, consolidations, or sales of all or substantially all of their respective assets; and

•	engaging in certain transactions with affiliates.

In addition, the combined company will likely be required to maintain a minimum amount of excess availability as set forth in these agreements.

The combined company’s ability to maintain minimum excess availability in future periods will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market, and competitive factors, many of which are beyond the combined company’s control. The ability to comply with this covenant in future periods will also depend on the combined company’s ability to successfully implement its overall business strategy and realize the anticipated benefits of the mergers, including synergies, cost savings, innovation, and operational efficiencies.

Various risks, uncertainties, and events beyond the combined company’s control could affect its ability to comply with the covenants contained in its financing agreements. Failure to comply with any of the covenants in its existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, the combined company might not have sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on the combined company’s ability to incur additional debt and to take other actions might significantly impair its ability to obtain other financing.

For additional information regarding the financing of the mergers, see “The Merger Agreement—Financing.”

The market price of the combined company’s common stock may be affected by factors different from those that are currently affecting or have historically affected the price of Union Pacific or Norfolk Southern common stock.

Upon completion of the mergers, holders of Union Pacific common stock and Norfolk Southern common stock will be holders of Union Pacific common stock. As the businesses of Union Pacific and Norfolk Southern are different, the results of operations as well as the price of the combined company’s common stock may in the future be affected by factors different from those factors affecting Union Pacific and Norfolk Southern as independent stand-alone companies. The combined company will face additional risks and uncertainties that Union Pacific or Norfolk Southern may not currently be exposed to as independent companies.

The market price of Union Pacific’s common stock may decline as a result of the mergers.

The market price of Union Pacific common stock may decline as a result of the mergers, and holders of Union Pacific common stock could lose the value of their investment in Union Pacific common stock, if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the anticipated benefits, including synergies, cost savings, innovation, and operational efficiencies, from the mergers are not realized, or if the transaction costs related to the mergers are greater than expected, or if any financing related to the transaction is on unfavorable terms. The market price also may decline if the combined company does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the mergers on the combined company’s financial position, results of operations, or cash flows is not consistent with the expectations of financial or industry analysts. The issuance of shares of Union Pacific common stock in the first merger could on its own have the effect of depressing the market price for Union Pacific common stock. In addition, many Norfolk Southern shareholders may decide not to hold the shares of Union Pacific common stock they receive as a result of the first merger. Other Norfolk Southern shareholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Union Pacific common stock they receive as a result of the first merger. Any such sales of Union Pacific common stock could have the effect of depressing the market price for Union Pacific common stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Union Pacific common stock, regardless of the actual operating performance of the combined company.

Other Risk Factors of Union Pacific and Norfolk Southern

Union Pacific’s and Norfolk Southern’s businesses are and will be subject to the risks described above. In addition, Union Pacific and Norfolk Southern are, and will continue to be subject to the risks described in Union Pacific’s and Norfolk Southern’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

INFORMATION ABOUT THE PARTIES TO THE TRANSACTION

Union Pacific

Union Pacific Corporation, a Utah corporation, is one of America’s most recognized companies and connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. Union Pacific’s diversified business mix includes bulk, industrial, and premium. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada’s rail systems, and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its customers by delivering products in a safe, reliable, fuel-efficient, and environmentally responsible manner. Union Pacific common stock is listed on the NYSE under the ticker symbol “UNP.”

Union Pacific’s principal executive office is located at 1400 Douglas Street, Omaha, Nebraska 68179, and its telephone number is (402) 544-5000. Its website is located at www.up.com. Information contained on Union Pacific’s website does not constitute part of this joint proxy statement/prospectus.

Norfolk Southern

Norfolk Southern Corporation, a Virginia corporation, is one of the nation’s premier transportation companies, moving goods and materials that help drive the U.S. economy. Norfolk Southern connects customers to markets and communities to economic opportunity with safe, reliable, and cost-effective shipping solutions. Its Norfolk Southern Railway Company subsidiary operates in twenty-two (22) states and the District of Columbia. Norfolk Southern is a major transporter of industrial products, including agriculture, forest and consumer products, chemicals, and metals and construction materials. In addition, in the East, it serves every major container port and operates the most extensive intermodal network. Norfolk Southern is also a principal carrier of coal, automobiles, and automotive parts. Norfolk Southern’s stock is publicly traded on the NYSE under the ticker symbol “NSC.”

Norfolk Southern’s principal executive office is located at 650 West Peachtree Street, NW, Atlanta, Georgia 30308, and its telephone number is (855) 667-3655. Its website is located at www.norfolksouthern.com. Information contained on Norfolk Southern’s website does not constitute part of this joint proxy statement/prospectus.

Merger Sub 1

Ruby Merger Sub 1 Corporation, a Virginia corporation and a direct, wholly owned subsidiary of Union Pacific, was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Merger Sub 1 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. At the first effective time, Merger Sub 1 will merge with and into Norfolk Southern, with Norfolk Southern surviving the first merger as a direct, wholly owned subsidiary of Union Pacific. The principal executive offices of Merger Sub 1 are located at 1400 Douglas Street, Omaha, Nebraska 68179. The telephone number at that address is (402) 544-5000.

Merger Sub 2

Ruby Merger Sub 2 LLC, a Virginia limited liability company and a direct, wholly owned subsidiary of Union Pacific, was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Merger Sub 2 has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. Immediately after the first merger, Norfolk Southern will merge with and into Merger Sub 2, with Merger Sub 2 surviving the second merger as a direct, wholly owned subsidiary of Union Pacific. The principal executive offices of Merger Sub 2 are located at 1400 Douglas Street, Omaha, Nebraska 68179. The telephone number at that address is (402) 544-5000.

THE UNION PACIFIC SPECIAL MEETING

Union Pacific is furnishing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the Union Pacific special meeting (or any adjournment or postponement thereof) that Union Pacific has called to consider and vote on the share issuance proposal and the Union Pacific adjournment proposal.

Date, Time, Place, and Purpose of the Union Pacific Special Meeting

Together with this joint proxy statement/prospectus, Union Pacific is also sending Union Pacific shareholders a notice of the Union Pacific special meeting and a form of proxy card that is solicited by the Union Pacific board for use at the Union Pacific special meeting to be held virtually at 8:00 a.m. Central Time, on November 14, 2025 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/UNP2025SM.

Union Pacific is holding the Union Pacific special meeting for the following purposes:

1.	to consider and vote on the share issuance proposal; and

2.	to consider and vote on the Union Pacific adjournment proposal.

Union Pacific will transact no other business at the Union Pacific special meeting, except for business properly brought before the Union Pacific special meeting or, by, or at the direction of the Union Pacific board of directors, any adjournment or postponement thereof.

Recommendation of the Union Pacific Board

After careful consideration, on July 28, 2025, the Union Pacific board unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers and the share issuance, were advisable and in the best interests of Union Pacific and its shareholders and (ii) directed that the share issuance proposal and the Union Pacific adjournment proposal be submitted to the Union Pacific shareholders for approval at the Union Pacific special meeting. The Union Pacific board recommends that Union Pacific shareholders vote “FOR” the share issuance proposal and “FOR” the Union Pacific adjournment proposal. For a summary of the factors considered by the Union Pacific board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers and the share issuance, see “The Mergers—Union Pacific’s Reasons for the Mergers; Recommendation of the Union Pacific Board of Directors.”

Union Pacific Record Date; Outstanding Shares; Shareholders Entitled to Vote

The Union Pacific record date is October 6, 2025. Only holders of Union Pacific common stock as of the close of business on the Union Pacific record date are entitled to notice of, and to vote at, the Union Pacific special meeting, unless a new record date is set in connection with any adjournment or postponement of the Union Pacific special meeting. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, there were 593,123,574 issued and outstanding shares of Union Pacific common stock. Each Union Pacific shareholder entitled to vote at the Union Pacific special meeting is entitled to one (1) vote per share at the Union Pacific special meeting. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the issued and outstanding Union Pacific common stock was held by approximately 26,043 shareholders of record.

Quorum

The Union Pacific by-laws require that there be a quorum at the Union Pacific special meeting in order for Union Pacific to hold a vote on the share issuance proposal. A quorum at the Union Pacific special meeting is the presence, in person or represented by proxy, of a majority of the votes entitled to be cast on the matter. An abstention from voting will be deemed present at the Union Pacific special meeting for the purpose of determining the presence of a quorum. Shares of Union Pacific common stock held in “street name” (through a bank, broker, nominee, trustee, or other record holder) with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee, or other record holder, and shares of Union Pacific common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Union Pacific special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the Union Pacific special meeting may result in an adjournment of the Union Pacific special meeting and may subject Union Pacific to additional costs and expenses.

Required Vote

Assuming a quorum is present at the Union Pacific special meeting, approval of the share issuance proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the Union Pacific special meeting. Union Pacific cannot complete the share issuance or the mergers unless the share issuance proposal is approved at the Union Pacific special meeting (or at any adjournment or postponement thereof). For purposes of the share issuance proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, assuming a quorum is present, abstention from voting on the share issuance proposal, the failure of a Union Pacific shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Union Pacific shareholder to vote, will have no effect on the outcome of the share issuance proposal because these failures to vote are not considered “votes cast.”

Whether or not a quorum is present, approval of the Union Pacific adjournment proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Union Pacific special meeting. For purposes of the Union Pacific adjournment proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the Union Pacific adjournment proposal, the failure of a Union Pacific shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Union Pacific shareholder to vote, will have no effect on the outcome of the Union Pacific adjournment proposal.

Voting Rights; Proxies; Revocation

Union Pacific shareholders may vote their shares at the Union Pacific special meeting in person or represented by proxy.

Voting at the Special Meeting

The Union Pacific special meeting is being held solely by means of remote communication, and shareholders may not physically attend the meeting. Shareholders of record as of the record date may attend, participate in, vote at, and listen to the Union Pacific special meeting to be held at 8:00 a.m., Central Time, on November 14, 2025 via live audio webcast at www.virtualshareholdermeeting.com/UNP2025SM when you enter your sixteen (16)-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to access the Union Pacific special meeting via the live audio webcast are posted at www.virtualshareholdermeeting.com/UNP2025SM. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Union Pacific special meeting with the sixteen (16)-digit control number indicated on that voting instruction form. Otherwise, shareholders who hold their shares in street name should contact their bank, broker, nominee, trustee, or other record holder (preferably at least five (5) days before the Union Pacific special meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Union Pacific special meeting.

Access to the Union Pacific special meeting will begin approximately fifteen (15) minutes before the scheduled meeting time, and you are encouraged to log on early to test your access. If you have technical problems accessing the Union Pacific special meeting, you may contact the technical support number that will be posted on the virtual shareholder meeting log-in page.

Voting By Proxy

To vote by proxy, a Union Pacific shareholder may vote through the internet or by telephone or mail as follows:

•	TO VOTE THROUGH THE INTERNET OR BY TELEPHONE.

•

If you hold shares of Union Pacific common stock directly in your name as a shareholder of record, you may vote through the internet at www.proxyvote.com or by telephone by calling 1-800-690-6903. In order to vote your shares through the internet or by telephone, you will need the sixteen (16)-digit control number included on your enclosed proxy card (which is unique to each Union Pacific shareholder to ensure all voting instructions are genuine and to prevent duplicate voting). You may vote through the internet or by telephone, twenty-four (24) hours a day, seven (7) days a week prior to the Union Pacific special meeting. If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m. Eastern Time on November 13, 2025 in order to be counted at the Union Pacific special meeting.

•

If you hold your shares of Union Pacific common stock in “street name” through a bank, broker, nominee, trustee, or other record holder, you may provide voting instructions through the internet or by telephone only if internet or telephone voting is made available by your bank, broker, nominee, trustee, or other record holder. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder with these materials.

•	TO VOTE BY MAIL

•

If you hold shares of Union Pacific common stock directly in your name as a shareholder of record, you may vote by mail by completing, signing, and dating your enclosed proxy card and returning it in the accompanying pre-addressed envelope no later than the close of business on November 13, 2025 in order for your vote to be counted at the Union Pacific special meeting.

•

If you hold your shares of Union Pacific common stock in “street name” through a bank, broker, nominee, trustee, or other record holder, you may vote by mail by completing, signing, and dating the voting instruction form provided by your bank, broker, nominee, trustee, or other record holder and returning it in the accompanying pre-addressed envelope. Your bank, broker, nominee, trustee, or other record holder must receive your voting instruction form in sufficient time to vote your shares at the Union Pacific special meeting.

•	BY PARTICIPANTS IN UNION PACIFIC’S THRIFT AND RETIREMENT PLANS

•

Participants in the Union Pacific Retirement Plans who hold shares of Union Pacific common stock through the Union Pacific Retirement Plans will receive separate voting instructions. Please note that participants in the Union Pacific Retirement Plans cannot vote the shares of Union Pacific common stock held through the Union Pacific Retirement Plans in person at the Union Pacific special meeting.

Revoking Your Vote

Even if you vote through the internet or by telephone, or you complete and return a proxy card, if you hold shares of Union Pacific common stock directly in your name as a shareholder of record, you may revoke your vote at any time before voting takes place at the Union Pacific special meeting by taking one of the following actions: (i) deliver to the Corporate Secretary of Union Pacific a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked or (ii) submit new telephone or internet instructions or deliver a validly executed later-dated proxy. For this purpose, communications to the Corporate Secretary of Union Pacific should be addressed to Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Union Pacific special meeting.

Please note that if your shares are held in “street name” through a bank, broker, nominee, trustee, or other record holder and you wish to revoke a previously granted proxy, you must contact that entity and submit new voting instructions to such bank, broker, nominee, trustee, or other record holder. You may also revoke your proxy by attending and voting during the Union Pacific special meeting before the polls are closed.

Generally

If you hold your shares of Union Pacific common stock in “street name” through a bank, broker, nominee, trustee, or other record holder, you must instruct your bank, broker, nominee, trustee, or other record holder on how to vote your shares. Your bank, broker, nominee, trustee, or other record holder will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your bank, broker, nominee, trustee, or other record holder with this joint proxy statement/prospectus. Bank, brokers, nominees, trustees, or other record holders who hold shares of Union Pacific common stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, banks, brokers, nominees, trustees, or other record holders typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the NYSE, the share issuance proposal and the Union Pacific adjournment proposal are non-routine. Therefore, banks, brokers, nominees, trustees, or other record holders do not have discretionary authority to vote on the share issuance proposal or the Union Pacific adjournment proposal.

A broker non-vote with respect to Union Pacific common stock occurs when (i) a share of Union Pacific common stock held by a bank, broker, nominee, trustee, or other record holder is present, in person or represented by proxy, at a meeting of Union Pacific shareholders, (ii) the beneficial owner of that share has not instructed his, her, or its bank, broker, nominee, trustee, or other record holder on how to vote on a particular proposal and (iii) the bank, broker, nominee, trustee, or other record holder does not have discretionary voting power on such proposal. Banks, brokers, nominees, trustees, or other record holders do not have discretionary voting authority with respect to the share issuance proposal or the Union Pacific adjournment proposal; therefore, if a beneficial owner of shares of Union Pacific common stock held in “street name” does not give voting instructions to the bank, broker, nominee, trustee, or other record holder, then those shares will not be present in person or represented by proxy at the Union Pacific special meeting. As a result, there will not be any broker non-votes at the Union Pacific special meeting.

All shares of Union Pacific common stock that are entitled to vote at the Union Pacific special meeting and are represented by properly completed and valid proxy received by the deadlines set forth above and not revoked will be voted at the Union Pacific special meeting in accordance with the instructions indicated in such proxy. If a Union Pacific shareholder signs a proxy card and returns it without giving instructions for voting on any proposal, the shares of Union Pacific common stock represented by that proxy card will be voted “FOR” the share issuance proposal and “FOR” the Union Pacific adjournment proposal.

Your vote is important, regardless of the number of Union Pacific common stock you own. Please complete, sign, date, and promptly return the enclosed proxy card today or authorize a proxy to vote through the internet or by phone.

Stock Ownership of and Voting by Union Pacific Directors and Executive Officers

As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, Union Pacific’s directors and executive officers and their affiliates beneficially owned in the aggregate 456,368 shares of Union Pacific common stock entitled to vote at the Union Pacific special meeting, which represents less than 1% of the shares of Union Pacific common stock entitled to vote at the Union Pacific special meeting.

Each of Union Pacific’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his, her, or its shares of Union Pacific common stock “FOR” the share issuance proposal and “FOR” the Union Pacific adjournment proposal, although none of Union Pacific’s directors and executive officers have entered into any agreement requiring them to do so.

Solicitation of Proxies; Expenses of Solicitation

The Union Pacific board is soliciting proxies with respect to the share issuance proposal and the Union Pacific adjournment proposal, and Union Pacific will bear the costs and expenses of that solicitation, including the costs of filing, printing, and mailing this joint proxy statement/prospectus. Union Pacific has engaged Sodali & Co to assist in the solicitation of proxies for the Union Pacific special meeting, and Union Pacific has agreed to pay them an estimated fee of $72,700, plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

In addition to the mailing of the notices and proxy materials, proxies may be solicited by personal interview, telephone, and electronic communication by the directors, officers, and employees of Union Pacific acting without special compensation. Union Pacific also makes arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the street name holders of shares held of record by such individuals, and Union Pacific will reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation.

THE NORFOLK SOUTHERN SPECIAL MEETING

Norfolk Southern is furnishing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the Norfolk Southern special meeting (or any adjournment or postponement thereof) that Norfolk Southern has called to consider and vote on the merger agreement proposal, the merger-related compensation proposal, and the Norfolk Southern adjournment proposal.

Date, Time, Place, and Purpose of the Norfolk Southern Special Meeting

Together with this joint proxy statement/prospectus, Norfolk Southern is also sending Norfolk Southern shareholders a notice of the Norfolk Southern special meeting and a form of proxy card that is solicited by the Norfolk Southern board for use at the Norfolk Southern special meeting to be held virtually at 9:00 a.m., Eastern Time, on November 14, 2025 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/NSC2025SM.

Norfolk Southern is holding the Norfolk Southern special meeting for the following purposes:

•	to consider and vote on the merger agreement proposal;

•	to consider and vote on the merger-related compensation proposal; and

•	to consider and vote on the Norfolk Southern adjournment proposal.

Norfolk Southern will transact no other business at the Norfolk Southern special meeting, except for business properly brought before the Norfolk Southern special meeting or, by, or at the direction of the Norfolk Southern board of directors, any adjournment or postponement thereof.

Recommendation of the Norfolk Southern Board

After careful consideration, on July 28, 2025, the Norfolk Southern board unanimously (i) determined that it is in the best interests of Norfolk Southern and its shareholders, and declared it advisable, to enter into the merger agreement, (ii) approved the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, (iii) adopted the merger agreement, and (iv) directed that the merger agreement proposal, the merger-related compensation proposal, and the Norfolk Southern adjournment proposal be submitted to the Norfolk Southern shareholders for approval at the Norfolk Southern special meeting. The Norfolk Southern board recommends that Norfolk Southern shareholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the Norfolk Southern adjournment proposal. For a summary of the factors considered by the Norfolk Southern board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, see “The Mergers—Norfolk Southern Board’s Recommendations and Its Reasons for the Transaction.”

Norfolk Southern Record Date; Outstanding Shares; Shareholders Entitled to Vote

The Norfolk Southern record date is October 6, 2025. Only holders of record of Norfolk Southern common stock as of the close of business on the Norfolk Southern record date are entitled to notice of, and to vote at, the Norfolk Southern special meeting, unless a new record date is set in connection with any adjournment or postponement of the Norfolk Southern special meeting. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, there were 244,708,449 issued and outstanding shares of Norfolk Southern common stock. At the Norfolk Southern special meeting, each Norfolk Southern shareholder entitled to vote at the Norfolk Southern special meeting is entitled to one (1) vote per share of Norfolk Southern common stock held by such shareholder. As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the issued and outstanding Norfolk Southern common stock was held by approximately 17,230 shareholders of record.

Quorum

The Norfolk Southern bylaws require that there be a quorum at the Norfolk Southern special meeting in order for Norfolk Southern to hold a vote on the merger agreement proposal or the merger-related compensation proposal. A quorum at the Norfolk Southern special meeting is the presence, in person, or represented by proxy, of a majority of the shares of Norfolk Southern common stock entitled to vote at the Norfolk Southern special meeting. An abstention from voting will be deemed present at the Norfolk Southern special meeting for the purpose of determining the presence of a quorum. Shares of Norfolk Southern common stock held in “street name” through a bank, broker, nominee, trustee, or other record holder with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee, or other record holder, and shares of Norfolk Southern common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Norfolk Southern special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the Norfolk Southern special meeting may result in an adjournment of the Norfolk Southern special meeting and may subject Norfolk Southern to additional costs and expenses.

Required Vote

Assuming a quorum is present at the Norfolk Southern special meeting, approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting. Approval of the merger agreement proposal is required to complete the transactions contemplated by the merger agreement. For purposes of the merger agreement proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, assuming a quorum is present, abstention from voting on the merger agreement proposal, the failure of a Norfolk Southern shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Norfolk Southern shareholder to vote, will have no effect on the outcome of the merger agreement proposal because these failures to vote are not considered “votes cast.”

Assuming a quorum is present at the Norfolk Southern special meeting, approval of the merger-related compensation proposal requires the affirmative vote of the majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting. For purposes of the merger-related compensation proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, assuming a quorum is present, abstention from voting on the merger-related compensation proposal, the failure of a Norfolk Southern shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Norfolk Southern shareholder to vote, will have no effect on the outcome of the merger-related compensation proposal because these failures to vote are not considered “votes cast.”

Whether or not a quorum is present, approval of the Norfolk Southern adjournment proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting. For purposes of the Norfolk Southern adjournment proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, whether or not a quorum is present, abstention from voting on the Norfolk Southern adjournment proposal, the failure of a Norfolk Southern shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee, or other record holder to give voting instructions to that bank, broker, nominee, trustee, or other record holder, or any other failure of a Norfolk Southern shareholder to vote, will have no effect on the outcome of the Norfolk Southern adjournment proposal.

Voting Rights; Proxies; Revocation

Norfolk Southern shareholders may vote their shares at the Norfolk Southern special meeting virtually or represented by proxy.

Voting By Proxy

To vote by proxy, a Norfolk Southern shareholder may vote through the internet or by telephone or mail as follows:

•	TO VOTE THROUGH THE INTERNET OR BY TELEPHONE.

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If you hold shares of Norfolk Southern common stock directly in your name as a shareholder of record, you may vote through the internet at www.proxyvote.com until 11:59 p.m., Eastern Time on November 13, or by telephone by calling 1-800-690-6903 until 11:59 p.m., Eastern Time, on November 13, 2025. In order to vote your shares through the internet or by telephone, you will need the control number on your enclosed proxy card (which is unique to each Norfolk Southern shareholder to ensure all voting instructions are genuine and to prevent duplicate voting). If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m., Eastern Time, on November 13, 2025 in order to be counted at the Norfolk Southern special meeting. You may also vote during the Norfolk Southern special meeting through the internet at www.virtualshareholdermeeting.com/NSC2025SM before the closing of the polls at the meeting.

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If you hold your shares of Norfolk Southern common stock in “street name” through a bank, broker, nominee, trustee, or other record holder, please contact such entity for instructions on how to vote your shares of Norfolk Southern common stock at the Norfolk Southern special meeting. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder with these materials.

•	TO VOTE BY MAIL.

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If you hold shares of Norfolk Southern common stock directly in your name as a shareholder of record, you may vote by mail by completing, signing, and dating your enclosed proxy card and returning it using the postage-paid envelope provided, or mailing it to 51 Mercedes Way, Edgewood, New York 11717. Your proxy card must be received no later than the close of business on November 13, 2025, in order for your vote to be counted at the Norfolk Southern special meeting.

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If you hold shares of Norfolk Southern in “street name” through a bank, broker, nominee, trustee, or other record holder, please contact such entity for instructions on how to vote your shares of Norfolk Southern common stock at the Norfolk Southern special meeting. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder with these materials.

Revoking Your Vote

Even if you vote through the internet or by telephone, or you complete and return a proxy card, if you hold shares of Norfolk Southern common stock directly in your name as a shareholder of record, you may revoke your vote at any time before the closing of the polls at the Norfolk Southern special meeting by taking one of the following actions:

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giving written notice of revocation to Norfolk Southern’s Corporate Secretary at Norfolk Southern Corporation, 650 West Peachtree Street, NW, Atlanta, Georgia 30308, which must be received before the time that the proxy you wish to revoke is voted at the Norfolk Southern special meeting;

•	submitting new voting instructions over the telephone or the internet by 11:59 p.m., Eastern Time, on November 13, 2025;

•	delivering a new, validly completed, later-dated proxy card by mail that is received no later than the close of business on November 13, 2025; or

•	joining the Norfolk Southern special meeting and voting virtually during the meeting.

If you hold your shares in “street name” through a bank, broker, nominee, trustee, or other record holder, you must contact your bank, broker, nominee, trustee, or other record holder to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the Norfolk Southern special meeting.

Generally

If your shares are held in “street name” in a stock brokerage account or by a bank, broker, nominee, trustee, or other record holder, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker, nominee, trustee, or other record holder. Please note that you may not vote shares held in street name by returning a proxy card or voting instruction form directly to Norfolk Southern. Your bank, broker, nominee, trustee, or other record holder is obligated to provide you with a voting instruction form for you to use.

Applicable stock exchange rules permit brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. It is expected that all proposals to be voted on at the Norfolk Southern special meeting are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

If you are a Norfolk Southern “street name” shareholder and you do not instruct your bank, broker, nominee, trustee, or other record holder on how to vote your shares:

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your bank, broker, nominee, trustee, or other record holder may not vote your shares on the merger agreement proposal, which broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present);

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your bank, broker, nominee, trustee, or other record holder may not vote your shares on the merger-related compensation proposal, which broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); and

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your bank, broker, nominee, trustee, or other record holder may not vote your shares on the Norfolk Southern adjournment proposal, which broker non-votes will have no effect on the vote for this proposal (whether or not a quorum is present).

All shares of Norfolk Southern common stock that are entitled to vote at the Norfolk Southern special meeting and are represented by properly completed and valid proxy received by the deadlines set forth above and not revoked will be voted at the Norfolk Southern special meeting in accordance with the instructions indicated in such proxy. If a Norfolk Southern shareholder signs a proxy card and returns it without giving instructions for voting on any proposal, the shares of Norfolk Southern common stock represented by that proxy card will be voted “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the Norfolk Southern adjournment proposal.

Your vote is important, regardless of the number of shares of Norfolk Southern common stock you own. Please complete, sign, date, and promptly return the enclosed proxy card today or authorize a proxy to vote through the internet or by phone.

Stock Ownership of and Voting by Norfolk Southern Directors and Executive Officers

As of September 26, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, Norfolk Southern’s directors and executive officers and their affiliates beneficially owned in the aggregate 57,285 shares of Norfolk Southern common stock entitled to vote at the Norfolk Southern special meeting, which represents less than 1% of the shares of Norfolk Southern common stock entitled to vote at the Norfolk Southern special meeting.

Each of Norfolk Southern’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his, her, or its shares of Norfolk Southern common stock “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the Norfolk Southern adjournment proposal, although none of Norfolk Southern’s directors and executive officers have entered into any agreement requiring them to do so.

Solicitation of Proxies; Expenses of Solicitation

The Norfolk Southern board is soliciting proxies with respect to the merger agreement proposal, the merger-related compensation proposal, and the Norfolk Southern adjournment proposal, and Norfolk Southern will bear the costs and expenses of that solicitation. Norfolk Southern has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the Norfolk Southern special meeting, and Norfolk Southern has agreed to pay them an estimated fee of up to $250,000 plus their reasonable out-of-pocket expenses incurred in connection with the solicitation.

In addition to solicitation by mail, directors, officers, and employees of Norfolk Southern or its subsidiaries may solicit proxies from shareholders by telephone, telegram, email, personal interview, or other means. Norfolk Southern currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with approval of the merger agreement proposal, the merger-related compensation proposal, and the Norfolk Southern adjournment proposal. Directors, officers and employees of Norfolk Southern will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians, and other nominees have been requested to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

THE MERGERS

The following discussion contains certain information about the mergers. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the mergers.

Terms of the Mergers

The Union Pacific board and the Norfolk Southern board have each unanimously approved or adopted, as applicable, the merger agreement. Under the merger agreement, (i) Merger Sub 1 will be merged with and into Norfolk Southern with Norfolk Southern surviving such merger as a direct, wholly owned subsidiary of Union Pacific, and (ii) immediately thereafter, Norfolk Southern will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a direct, wholly owned subsidiary of Union Pacific.

At the effective time of the first merger, each share of Norfolk Southern common stock issued and outstanding immediately prior to the effective time of the first merger, except for shares held by Union Pacific or Norfolk Southern, or their direct or indirect subsidiaries (other than, with respect to shares held by Union Pacific, Norfolk Southern, Merger Sub 1, or Merger Sub 2, shares held on behalf of third parties), will be converted into the right to receive the merger consideration.

Each holder of shares of Norfolk Southern common stock will be entitled to receive as merger consideration for each share of Norfolk Southern common stock held by such holder:

(i)	one (1) validly issued, fully paid, and nonassessable share of Union Pacific common stock; and

(ii)	cash consideration of $88.82, without interest.

No fractional shares of Union Pacific common stock will be issued in connection with the first merger, and Norfolk Southern shareholders will receive cash in lieu of any fractional shares of Union Pacific common stock to which they otherwise would have been entitled.

As a result of the foregoing, based on the number of shares and stock-based awards of Union Pacific and Norfolk Southern outstanding as of September 26, 2025, the last practicable trading day before the date of the joint proxy statement/prospectus, it is expected that Union Pacific shareholders will hold approximately 73%, and Norfolk Southern shareholders will hold approximately 27%, of the fully diluted shares of the combined company immediately after the mergers.

Union Pacific shareholders are being asked to approve, among other things, the issuance of Union Pacific stock in connection with the first merger and Norfolk Southern shareholders are being asked to approve, among other things, the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about conditions to the completion of the mergers and provisions for terminating or amending the merger agreement.

Background of the Mergers

Each of the Norfolk Southern board and management and the Union Pacific board and management regularly review and assess Norfolk Southern’s and Union Pacific’s respective performance, strategy, financial position, opportunities and risks in light of business and economic conditions, as well as developments in the railroad industry and the regulatory environment, and across a range of scenarios and potential future industry developments. These regular reviews have, at the direction of the Norfolk Southern board and the Union Pacific board, respectively, included evaluation of their current business plans and the potential risks and benefits of maintaining the status quo and continuing to execute on their respective standalone plans, as well as a range of strategic and operating alternatives.

On December 12-13, 2024, the Union Pacific board held a regularly scheduled meeting. After the first day of meetings had adjourned for the day, at a Union Pacific board dinner meeting attended only by directors, V. James Vena, the Chief Executive Officer of Union Pacific, and board members spoke about opportunities to grow the railroad. He discussed one of those growth possibilities would be through a merger with another railroad to create a transcontinental railroad and enhance value for Union Pacific shareholders.

From time to time, senior executives of Norfolk Southern have had informal conversations with senior executives of other railroad companies and other railroad industry participants regarding industry developments, economic, and market conditions and potential strategic transactions. Mark R. George, the President and Chief Executive Officer of Norfolk Southern, contacted Mr. Vena, on December 18, 2024, and Messrs. George and Vena, discussed at a high level, among other topics, the potential benefits of creating a transcontinental railroad, the current industry, and regulatory environment and whether the timing was right to explore such a transaction.

On January 28, 2025, the Norfolk Southern board held a regularly scheduled meeting. During the executive session of the meeting, Mr. George spoke about the growing possibility of a transcontinental type of merger and proposed that the Norfolk Southern board discuss this along with other railroad industry trends and developments. As part of this discussion, Mr. George discussed the potential benefits and drawbacks of creating a transcontinental railroad. After discussion, it was agreed that the Norfolk Southern board would continue to evaluate the potential benefits and drawbacks of a transcontinental railroad as part of its ongoing review of industry trends.

Following his conversation with Mr. George, Mr. Vena discussed with Michael R. McCarthy, Chairman of the Union Pacific board, the potential benefits of creating a transcontinental railroad and the possibility of achieving those benefits by acquiring Norfolk Southern or another railroad counterparty, including Party A (as defined below). Messrs. Vena and McCarthy continued to consult regularly regarding these topics throughout the next several weeks.

In February 2025, Union Pacific began engaging with Morgan Stanley and Wells Fargo, as potential financial advisors with respect to a potential acquisition.

On March 18, 2025, Messrs. George and Vena attended a meeting of the Association of American Railroads in Washington, D.C. While in Washington, D.C., Messrs. George and Vena again discussed at a high level, among other topics, the possibility of creating a transcontinental railroad and whether the timing was right to explore such a transaction.

On March 24, 2025, the Norfolk Southern board held a regularly scheduled meeting during which the Norfolk Southern board further discussed industry trends and developments and various strategic options, including the potential benefits and drawbacks of industry consolidation, including a potential transaction to form a transcontinental railroad.

On April 1, 2025, Mr. Vena contacted Mr. George to discuss the possibility of scheduling a meeting to begin exploring on a preliminary basis a potential transaction between Norfolk Southern and Union Pacific.

Following Mr. Vena’s meeting with Mr. George, Union Pacific began engaging with Skadden, Arps, Slate, Meagher & Flom LLP (which is referred to as Skadden) as legal counsel and Covington & Burling LLP (which is referred to as Covington) as regulatory counsel with respect to a potential acquisition.

On April 15, 2025, Mr. Vena met with the Union Pacific board related to the possibility of scheduling a meeting with Mr. George and discussed preliminarily exploring a potential transaction between Norfolk Southern and Union Pacific, including regulatory considerations, the strategic benefits and risks of an acquisition versus continuing to operate as a standalone company, as well as the potential value creation for Union Pacific shareholders.

Mr. George informed the then-current Chairman of the Norfolk Southern board of his discussion with Mr. Vena, and on April 22, 2025, Mr. George updated the full Norfolk Southern board on the outreach from Mr. Vena. The Norfolk Southern board expressed its support for Mr. George and other members of management attending a meeting with Mr. Vena and other members of Union Pacific management in order to begin to explore on a preliminary basis the possibility of a merger between Norfolk Southern and Union Pacific.

On April 29, 2025, Mr. George indicated to Mr. Vena that he was amenable to meeting to discuss a potential transaction further. Messrs. George and Vena agreed to meet on May 15, 2025, together with a small number of representatives from their respective management teams, subject to support for the meeting from the Union Pacific board.

Thereafter, Mr. George informed the then-current Chairman of the Norfolk Southern board of the details of the proposed upcoming discussion.

On May 8, 2025, the Norfolk Southern board held a regularly scheduled meeting. During the meeting, the Norfolk Southern board discussed Mr. George’s expected upcoming meeting with Mr. Vena and other members of Union Pacific senior management, the potential benefits and risks of a merger with Union Pacific as compared to other strategic alternatives, including continuing to operate as a standalone company, and the current industry and regulatory environment.

On the same day, the Union Pacific board held a regularly scheduled meeting, which was also attended by representatives of Union Pacific senior management. Mr. Vena discussed preliminary observations regarding a potential acquisition of Norfolk Southern and reported on his preliminary discussion with Mr. George on April 29, 2025, as well as a follow up discussion with the Union Pacific and Norfolk Southern senior management teams scheduled for May 15, 2025, should the Union Pacific board authorize such further discussions. In addition, Mr. Vena and Union Pacific senior management provided an update on Union Pacific’s engagement of advisors to support a potential acquisition of Norfolk Southern, including Morgan Stanley and Wells Fargo as financial advisors, Skadden, and Covington. The Union Pacific board expressed support for further discussions with Norfolk Southern, including the proposed meeting on May 15, 2025, and authorized Union Pacific senior management to preliminarily explore a potential acquisition of Norfolk Southern, including regulatory considerations, the strategic benefits and risks of an acquisition versus continuing to operate as a standalone company, as well as the potential value creation for Union Pacific shareholders. The Union Pacific board also requested regular updates from Mr. Vena and Union Pacific senior management relating to the potential acquisition of Norfolk Southern.

On May 14, 2025, Mr. Vena met with a representative of one of Norfolk Southern’s shareholders at the shareholder’s request. Mr. Vena listened to the shareholder’s views and opinions regarding the Norfolk Southern business. Mr. Vena did not disclose or indicate that Union Pacific was contemplating a potential acquisition of Norfolk Southern.

On May 15, 2025, Mr. George, Jason Morris, Senior Vice President & Chief Legal Officer of Norfolk Southern, and Michael McClellan, Senior Vice President & Chief Strategy Officer of Norfolk Southern, met with Mr. Vena, Jennifer L. Hamann, Executive Vice President and Chief Financial Officer of Union Pacific, and Todd M. Rynaski, Senior Vice President, Strategy of Union Pacific. At the meeting, the representatives of Union Pacific expressed Union Pacific’s interest in exploring a potential transaction between the two companies, and the potential strategic benefits of pursuing such a transaction, including potential synergies that could be achieved in a combination. The Union Pacific representatives indicated that Union Pacific had done preliminary work, including with financial advisors and outside legal counsel, to explore the potential transaction prior to the meeting based on publicly available information, and was prepared to move expeditiously to pursue a potential combination of the two companies. Mr. Vena indicated that Union Pacific considered Norfolk Southern to be its optimal transaction counterparty.

After discussion, Messrs. Vena and George agreed as a next step that each would update his respective board and that the parties would execute a mutual confidentiality agreement in order to facilitate the exchange of non-public information by both parties so that they could further explore whether a potential transaction would be in the best interests of both companies and their respective shareholders and other constituencies.

On May 16, 2025, Mr. Morris and Christina B. Conlin, Executive Vice President, Chief Legal Officer, and Corporate Secretary of Union Pacific, began regular communications to discuss key focus areas for regulatory analysis and legal due diligence in connection with a potential transaction, and a workplan for progressing these workstreams.

On May 19, 2025, Mr. Vena and Union Pacific senior management provided an overview and discussion with the Union Pacific board of a potential acquisition of Norfolk Southern, and an update regarding the meeting with representatives of Norfolk Southern on May 15, 2025.

On May 19, 2025, Norfolk Southern and Union Pacific entered into a mutual confidentiality agreement. Thereafter, Messrs. McClellan and Morris met with Mr. Rynaski, and other representatives of Union Pacific and began regular communications to discuss key focus areas for due diligence in connection with a potential transaction, and a workplan for progressing these workstreams.

On May 20, 2025, Mr. George updated the Norfolk Southern board on the meeting with representatives of Union Pacific on May 15, 2025, and the execution of a confidentiality agreement to facilitate exploratory due diligence between the parties.

On May 21, 2025, Messrs. Morris and McClellan and other representatives of Norfolk Southern met with Ms. Conlin, Mr. Rynaski and other representatives of Union Pacific to discuss initial financial analysis related to a potential transaction, including potential synergies and dis-synergies from a combination, and to arrange for the exchange of due diligence information. Following this meeting and through the time of the execution of the merger agreement, members of this group, along with Jason Zampi, Executive Vice President & Chief Financial Officer of Norfolk Southern, Ms. Hamann, and other representatives of Norfolk Southern and Union Pacific continued to meet to discuss financial analysis and due diligence matters related to the potential transaction.

On May 22, 2025, Mr. George called the members of the Norfolk Southern board to provide an update on the exploratory discussions between Norfolk Southern’s and Union Pacific’s respective management teams, and answer questions. The members of the Norfolk Southern board expressed support for continuing to explore further the benefits and risks of a potential merger as compared to the company’s available alternatives, including its standalone plan, so that the Norfolk Southern board could make an informed decision on whether to ultimately pursue a transaction.

Also on May 22, 2025, Messrs. George and Vena had a call during which Mr. Vena indicated that Union Pacific would submit to Norfolk Southern a preliminary, non-binding indication of interest for a transaction after the preliminary financial due diligence workstreams were completed. In response to a query from Mr. George, Mr. Vena indicated to Mr. George that Norfolk Southern was Union Pacific’s optimal transaction counterparty and that Union Pacific was not discussing a potential merger with any other counterparty; however, if Norfolk Southern was ultimately not interested in pursuing a transaction then Union Pacific would consider initiating outreach to other potential transaction counterparties.

On May 30, 2025, the Norfolk Southern board had a call to receive an update from Mr. George and representatives of Norfolk Southern senior management on their continued discussions with representatives of Union Pacific. Members of the Norfolk Southern board continued to discuss the potential benefits and drawbacks of a potential transaction as compared to Norfolk Southern’s strategic alternatives, including executing on its standalone plan, considerations with respect to the possibility of Union Pacific pursuing a similar transaction with another counterparty, the possibility of Norfolk Southern pursuing a similar transaction with another counterparty, and regulatory analysis of a potential transaction. The Norfolk Southern board authorized management to continue exploring a potential transaction with Union Pacific. Also at the meeting, the Norfolk Southern board agreed that BofA should be retained as Norfolk Southern’s financial advisor in reviewing the potential transaction.

On June 3, 2025, Mr. Vena and members of senior management provided the Union Pacific board with a review regarding recent discussions with members of Norfolk Southern senior management with respect to a potential acquisition, including a preliminary overview of revenue and cost synergies and certain diligence conducted to-date.

On June 4, 2025, Messrs. Morris, McClellan, and Rynaski and Ms. Conlin, together with additional representatives of Norfolk Southern and Union Pacific as well as representatives of Sidley Austin LLP, regulatory counsel to Norfolk Southern (which is referred to as Sidley), and Covington, met to discuss the regulatory analysis with respect to the potential transaction. From this date through the execution of the merger agreement, representatives of Sidley and Covington, together with representatives of Norfolk Southern and Union Pacific, met regularly to further discuss these topics.

On June 9, 2025, the Union Pacific board held an update meeting, which was also attended by representatives of Union Pacific senior management. Representatives of Skadden were present at the meeting by invitation of the Union Pacific board. Ms. Conlin and representatives of Skadden discussed the Union Pacific directors’ fiduciary duties and the relevant corporate and shareholder approvals necessary, in each case, in the context of considering a potential acquisition of Norfolk Southern and materials prepared by Covington with respect to the regulatory approval process and illustrative timeline for a potential acquisition of Norfolk Southern and the risks of obtaining such approval.

On June 10, 2025, Messrs. Rynaski and McClellan and representatives of Union Pacific and Norfolk Southern, attended a dinner meeting and discussed preliminary considerations of a potential transaction including maintaining a presence in Atlanta, employee retention, communications strategy, and potential synergies.

On June 12, 2025, the Norfolk Southern board held a meeting. Representatives of Wachtell, Lipton, Rosen & Katz, legal counsel to Norfolk Southern (which is referred to as Wachtell Lipton), were present at the meeting by invitation of the Norfolk Southern board. Messrs. George and Morris provided the Norfolk Southern board with an update on the status of their exploratory discussions with Union Pacific regarding a potential merger, and Mr. Zampi provided an overview of preliminary financial considerations in respect of a potential merger with Union Pacific. Representatives of Wachtell Lipton reviewed the Norfolk Southern board’s fiduciary duties in connection with exploring a potential merger with Union Pacific. The Norfolk Southern board discussed the potential benefits and risks of pursuing a merger with Union Pacific, the timing of a potential transaction, the potential merger with Union Pacific as compared to other strategic alternatives available to Norfolk Southern, including maintaining the status quo as an independent company, the risks to Norfolk Southern of Union Pacific pursuing a similar merger transaction with another counterparty, and the prospects of Norfolk Southern pursuing another business combination transaction with another counterparty, as well as potential valuations for Norfolk Southern in a potential transaction, regulatory analysis, and the likelihood of consummation of a potential transaction.

On June 12, 2025, Mr. Vena spoke with Mr. George and indicated that the Union Pacific board was scheduled to meet in the coming days and that, thereafter, Mr. Vena expected that Union Pacific would be in position to deliver a preliminary, non-binding indication of interest to Norfolk Southern.

On June 16, 2025, the Union Pacific board held a meeting, which was also attended by representatives of Union Pacific senior management. Representatives of Morgan Stanley, Wells Fargo, Skadden, and Covington were present at the meeting by invitation of the Union Pacific board. Union Pacific senior management provided observations regarding the respective views of Union Pacific and Norfolk Southern relating to preliminary estimates of synergies in connection with the potential acquisition of Norfolk Southern. Union Pacific senior management also reviewed certain financial, operating, and share price metrics relating to Union Pacific and Norfolk Southern. Representatives of Morgan Stanley and Wells Fargo then joined the meeting to discuss preliminary valuation and transaction structure considerations relating to a potential acquisition of Norfolk Southern. Representatives of Morgan Stanley disclosed certain information relating to its prior relationships with Norfolk Southern. Also, during the meeting, Union Pacific legal counsel reviewed with the Union Pacific board the directors’ fiduciary duties in connection with a potential acquisition of Norfolk Southern. In keeping with the meeting’s planned agenda, the Union Pacific board made no decision or recommendation regarding whether or not to make a preliminary, non-binding indication of interest to Norfolk Southern following the discussion, and Messrs. McCarthy and Vena explained that Union Pacific senior management expected to hold a scheduled follow-up meeting of the Union Pacific board on June 20, 2025, to present to the Union Pacific board for its consideration proposed terms of a preliminary, non-binding indication of interest that may be transmitted to Norfolk Southern.

On June 20, 2025, the Union Pacific board held a meeting, which was also attended by representatives of Union Pacific senior management. Representatives of Skadden were present at the meeting by invitation of the Union Pacific board, with representatives of Morgan Stanley and Wells Fargo available to join for director questions. Union Pacific senior management provided an overview and update on the status of discussions with Norfolk Southern regarding a potential acquisition. Mr. Vena indicated that Union Pacific management and its advisors had devoted substantial additional time and effort to analyzing the potential acquisition of Norfolk Southern, including regulatory considerations, the strategic benefits and risks of an acquisition versus continuing to operate as a standalone company, as well as the potential value creation for Union Pacific shareholders, and the proposed terms of a preliminary, non-binding indication of interest. Ms. Conlin discussed the directors’ fiduciary duties under Utah law in the context of considering a potential acquisition of Norfolk Southern and other legal matters. Union Pacific senior management then discussed preliminary views regarding the substantial synergy opportunities related to revenue, growth and cost savings, as well as the projected timing for achieving such synergies. Union Pacific senior management then presented for the Union Pacific board’s consideration the proposed terms of a preliminary, non-binding indication of interest, providing for, among other things, an all-stock, fixed exchange ratio acquisition whereby Norfolk Southern shareholders would receive 1.261 shares of Union Pacific common stock per share of Norfolk Southern common stock, representing an implied value of $280 per share of Norfolk Southern common stock based on Union Pacific’s closing price on June 18, 2025, representing an 11% premium as compared to Norfolk Southern’s closing price on June 18, 2025. After discussion, the Union Pacific board authorized submission of a preliminary, non-binding indication of interest based upon the terms outlined and presented in the meeting and authorized negotiations with Norfolk Southern within specified parameters.

Later that day, Mr. Vena called Mr. George to convey, on behalf of the Union Pacific board, a preliminary, non-binding indication of interest, which proposal was subsequently confirmed in writing (which is referred to as the June Proposal). The June Proposal also stated that Union Pacific would welcome the opportunity to discuss the possibility of certain members of Norfolk Southern’s board joining the combined company’s board of directors.

Additionally, on June 20, 2025, Union Pacific and Norfolk Southern executed a clean team agreement to facilitate the sharing of certain non-public information.

On June 21, 2025, Mr. George called Mr. Vena to convey that, based on the Norfolk Southern board’s discussions to date regarding the potential transaction and independent financial analysis reviewed with BofA, Mr. George did not expect the June Proposal would be of interest to the Norfolk Southern board. Mr. George conveyed that although the Norfolk Southern board was open to further exploring a potential transaction, any such transaction would need to appropriately value Norfolk Southern. In particular, Mr. George highlighted that the per-share value implied by the June Proposal was inadequate and also that the June Proposal lacked specificity on other key transaction points. Mr. George also told Mr. Vena that the Norfolk Southern board was focused on maximizing the aggregate value of the merger consideration for Norfolk Southern’s shareholders and would be open to discussing a mix of cash and stock consideration instead of an all-stock merger transaction if that would enable Union Pacific to offer a higher purchase price. After discussion, Messrs. George and Vena agreed that Union Pacific would conduct further due diligence in order to identify additional areas of value so that Union Pacific could submit a revised non-binding indication of interest.

On June 24, 2025, Messrs. Zampi and McClellan met with Ms. Hamann and Mr. Rynaski to discuss the assumptions underlying the June Proposal, the consideration mix and other items relating to the June Proposal.

On June 26, 2025, Mr. Vena called Mr. George to discuss progress since their call on June 21, 2025, to discuss the June Proposal. Mr. George reiterated his view that the June Proposal was not likely to be of interest to the Norfolk Southern board and his expectation that Union Pacific would need to substantially increase its proposed offer price for the Norfolk Southern board to consider a proposal more seriously. Mr. Vena, as authorized by the Union Pacific board, suggested that the companies’ respective financial advisors and other representatives of management continue to meet in order to discuss perspectives on the appropriate valuation for a potential transaction.

On June 27, 2025, the Norfolk Southern board held a meeting. Representatives of BofA, Wachtell Lipton, and Sidley were present at the meeting by invitation of the Norfolk Southern board. Mr. Zampi reviewed Norfolk Southern’s standalone plan. Members of the Norfolk Southern board and management discussed the standalone plan, potential risks and opportunities reflected in the plan, and the potential impact on the standalone plan that would result from either (i) a transcontinental merger of Union Pacific with another counterparty or (ii) a transcontinental merger of Norfolk Southern with a counterparty other than Union Pacific. The Norfolk Southern board also discussed industry trends and the difficulty Norfolk Southern and the industry has had, and risked continuing to have, in achieving significant growth on a standalone basis, including due to lower volumes because of truck market penetration, and the potential for a transcontinental merger to break through these challenges. Mr. George provided an update on discussions with Union Pacific, including the June Proposal, and management’s perspectives on the June Proposal, and, thereafter, representatives of BofA and Wachtell Lipton reviewed the June Proposal with the Norfolk Southern board. As part of this presentation, representatives of BofA provided an overview of BofA’s preliminary financial analysis of the June Proposal. Representatives of Sidley presented on their preliminary regulatory analysis with respect to a potential transaction. After discussion, the Norfolk Southern board agreed that it would not transact on the basis of the June Proposal; however, the Norfolk Southern board authorized management and Norfolk Southern’s advisors to continue exploring a potential transaction with Union Pacific further to determine whether a transcontinental merger which valued Norfolk Southern appropriately could present a superior option for Norfolk Southern and its shareholders and other constituencies as compared to Norfolk Southern’s standalone plan and available alternatives.

During the week of June 30, 2025, representatives of BofA met with representatives of Morgan Stanley and Wells Fargo, to discuss the June Proposal, including the underlying financial analysis, precedent transactions and the potential consideration mix. Also, during the same week, Messrs. McClellan and Rynaski met to further discuss potential synergies in the transaction.

On July 1, 2025, the Union Pacific board held an update meeting, which was also attended by representatives of Union Pacific senior management. During this meeting, there was a discussion of conversations among representatives of BofA, Morgan Stanley, and Wells Fargo. Mr. Vena discussed the progress of the potential acquisition of Norfolk Southern. Discussion among the Union Pacific board and senior leadership included potential terms of an acquisition and the mix of consideration. Messrs. Vena and McCarthy also proposed to meet with Mr. George and the Chairman of the Norfolk Southern board for further discussion. Also discussed was whether to continue to engage with Norfolk Southern or consider another strategic rail counterparty, including Party A. At the end of the discussion it was agreed upon for Mr. Vena to propose a meeting with Mr. George, the Chairman of the Norfolk Southern board, and the Chairman of the Union Pacific board.

On July 3, 2025, Mr. Vena suggested to Mr. George that Messrs. George and Vena meet together with the Chairman of the Norfolk Southern board and the Chairman of the Union Pacific board to discuss the potential transaction. Messrs. Vena and George agreed to discuss further the week after the July 4 holiday whether it was the appropriate time for such a meeting.

On July 7, 2025, Mr. Vena emailed Mr. George (which is referred to as the July 7 Response) in response to the message conveyed by representatives of BofA to representatives of Morgan Stanley and Wells Fargo regarding the June Proposal. Mr. Vena responded to the feedback regarding value by explaining that certain precedent transactions referenced by BofA were not applicable to the current potential transaction and emphasizing the need for the parties to engage in a robust regulatory discussion.

On July 8, 2025, Messrs. Vena and George had a call during which they discussed Norfolk Southern’s valuation in the potential transaction as well as the consideration mix and potential synergies. Mr. Vena indicated that he believed the Union Pacific board would potentially consider increasing Union Pacific’s proposal from the valuation implied by the June Proposal. Messrs. George and Vena agreed to schedule a meeting the following week between the two of them together with Richard H. Anderson, the Chairman of the Norfolk Southern board, and Mr. McCarthy.

Later that day, representatives of BofA met with representatives of Morgan Stanley and Wells Fargo, to discuss the June Proposal and July 7 Response.

On July 9, 2025, the Norfolk Southern board held a meeting. Representatives of BofA, Wachtell Lipton, and Sidley were present at the meeting by invitation of the Norfolk Southern board. Mr. George provided an update on discussions with Union Pacific since the last meeting. Messrs. Zampi and McClellan provided an update on the company’s standalone plan, including certain risks and potential opportunities associated with the standalone plan and the work done to consider the impact on the standalone plan of a transcontinental railroad merger between Union Pacific and another counterparty, and the potential synergies from a transaction, including a comparison of the synergies potentially available in a merger with Union Pacific as compared to a transcontinental merger with another counterparty. Representatives of BofA reviewed with the Norfolk Southern board their preliminary financial analysis of a potential transaction. Representatives of Sidley presented on their regulatory analysis of the potential transaction. Thereafter, representatives of Wachtell Lipton presented regarding the Norfolk Southern board’s fiduciary duties, decision points for the Norfolk Southern board in its review of the potential transaction, the potential transaction timeline, and key transaction terms that would need to be negotiated as part of a potential transaction, including that Norfolk Southern should negotiate for a reverse termination fee in the event that the transaction is ultimately not consummated due to the failure to receive required regulatory approvals. The Norfolk Southern board discussed the risks and benefits of the transaction as compared to potential alternatives, including maintaining the status quo, and also discussed, with input from representatives of BofA, the likelihood of another potential counterparty being willing to offer terms superior from a financial perspective as compared to the terms Union Pacific was capable of proposing. Following that discussion, it was the consensus of the Norfolk Southern board that the opportunity for a transcontinental merger with Union Pacific that adequately valued Norfolk Southern was likely to be superior to Norfolk Southern’s standalone plan and all other available alternatives, and also that if another railroad were to subsequently consummate a transcontinental railroad merger, then Norfolk Southern would be advantaged if it were the first mover in pursuing its own transcontinental railroad merger. On this basis, the Norfolk Southern board indicated to management its support for continuing to explore a potential merger with Union Pacific, and for Messrs. George and Anderson to meet with their counterparts at Union Pacific.

On July 15, 2025, Messrs. George and Anderson met with Messrs. Vena and McCarthy. At the meeting, each of Messrs. Anderson and McCarthy expressed that they and their respective boards were supportive of the continued exploration of a potential combination between Norfolk Southern and Union Pacific. Mr. Anderson also indicated that the Norfolk Southern board expected a higher price per share of Norfolk Southern common stock than the price implied by the June Proposal in order to transact. Each of them shared their perspectives on the potential combination, the benefits from the potential combination, key transaction terms and the importance of a cohesive integration process.

On July 16, 2025, Messrs. Anderson and George updated the Norfolk Southern board on the meeting held on July 15, 2025, with Messrs. Vena and McCarthy.

Also on July 16, 2025, the Union Pacific board held a meeting, which was also attended by representatives of Union Pacific senior management. Representatives of Morgan Stanley, Wells Fargo and Skadden were present at the meeting by invitation of the Union Pacific board. Union Pacific senior management reviewed with the Union Pacific board the status of discussions with Norfolk Southern concerning the potential acquisition. Representatives of Morgan Stanley and Wells Fargo gave an overview on trading of Union Pacific, Norfolk Southern, and other Class I railroads since June 20, 2025, a preliminary financial analysis of Norfolk Southern based on Union Pacific’s management case, including updates since the June 20, 2025, Union Pacific board meeting, and a preliminary financial analysis of Union Pacific based on Union Pacific’s management case. Also at the meeting, Union Pacific senior management discussed preliminary estimates of synergies to be generated by the potential acquisition. After discussion, the Union Pacific board authorized Union Pacific senior management to proceed with a revised preliminary, non-binding indication of interest for Norfolk Southern, with an initial value of $310 per share of Norfolk Southern common stock, comprised of approximately 70% Union Pacific common stock and 30% cash. The Union Pacific board also authorized proposing a reverse termination fee of 3.0% of the implied equity value of the potential transaction, payable by Union Pacific if the requisite regulatory approvals are not obtained under certain circumstances, with such proposal subject to Norfolk Southern agreeing to specified limits on Union Pacific’s obligations to agree to concessions and other remedies in the context of obtaining such regulatory approvals. The Union Pacific board also authorized further negotiations with Norfolk Southern within specified parameters.

On July 17, 2025, Messrs. George and Vena had a call during which Mr. Vena indicated he expected to provide a revised preliminary, non-binding indication of interest the following week. Messrs. George and Vena agreed that, assuming they could reach terms on an acceptable proposal, it was important that discussions progress expeditiously in light of market rumors.

On July 18, 2025, each of Messrs. George and Vena, as well as representatives of BofA, Morgan Stanley, and Wells Fargo, spoke in separate conversations to discuss the potential timeline to announcing a transaction, assuming the revised proposal was acceptable to Norfolk Southern. The representatives of the financial advisors agreed that, if the proposal was acceptable to Norfolk Southern, it would be in both parties’ interests to accelerate discussions given the continuing market rumors.

On July 20, 2025, Mr. Vena called Mr. George to convey, on behalf of the Union Pacific board, a revised preliminary, non-binding indication of interest for Union Pacific to enter into a stock-and-cash transaction with Norfolk Southern, which proposal was subsequently confirmed in writing (which is referred to as the July 20 Proposal). The July 20 Proposal contemplated a stock-and-cash merger whereby Norfolk Southern shareholders would receive 0.9387 shares of Union Pacific common stock and $93 in cash per share of Norfolk Southern common stock, valuing Norfolk Southern common stock at approximately $310 per share based on Union Pacific’s closing price on July 16, 2025, the last trading day prior to certain market rumors, and representing a 21% premium as compared to Norfolk Southern’s 30-trading-day volume weighted average closing price per share on July 16, 2025. The July 20 Proposal also included a reverse termination fee of $1.9 billion payable by Union Pacific if requisite regulatory approvals were not obtained under certain circumstances. Union Pacific also indicated in the July 20 Proposal that the proposal was subject to acceptable limits on Union Pacific’s obligations to agree to concessions and other remedies in the context of obtaining regulatory approval and it would welcome the opportunity to discuss certain members of Norfolk Southern’s board joining the combined company’s board of directors.

On July 21, 2025, the Norfolk Southern board held a meeting. Representatives of BofA and Wachtell Lipton were present at the meeting by invitation of the Norfolk Southern board. Mr. George provided an update on the status of negotiations with Union Pacific since the last meeting, including the July 20 Proposal and market rumors. Mr. McClellan presented on the potential synergies and dis-synergies in the potential transaction, as well as the potential synergies and dis-synergies available in a hypothetical transcontinental merger with an alternative counterparty. It was presented that a combination between Norfolk Southern and Union Pacific offers the most attractive and complementary network fit to maximize upside and synergies. Representatives of BofA presented on its financial analysis of the July 20 Proposal. Representatives of Wachtell Lipton reviewed with the Norfolk Southern directors their fiduciary duties in connection with their consideration of a potential transaction, as they had previously done, and presented on key potential transactions terms, including considerations in respect of combined company governance and the regulatory reverse termination fee, and the potential timeline to announcement of a transaction. The Norfolk Southern board discussed the risks and benefits of the transaction as compared to potential alternatives, including maintaining the status quo, and also discussed, with input from representatives of BofA, the Norfolk Southern board’s belief that another potential counterparty to a transcontinental merger would likely not be willing to offer terms superior from a financial perspective as compared to Union Pacific and that a transcontinental merger with Union Pacific would be superior to Norfolk Southern’s available alternatives, including maintaining the status quo. The Norfolk Southern board discussed with management and advisors the benefits and risks of the July 20 Proposal, the strategy for responding to the July 20 Proposal, combined company governance, regulatory, and other provisions to be included in the merger agreement for the potential transaction and market rumors and the importance of accelerating negotiations with Union Pacific in light of market rumors. After discussion, the Norfolk Southern board authorized Mr. George to submit the July 21 Counterproposal.

On July 21, 2025, Mr. George called Mr. Vena to convey, on behalf of the Norfolk Southern board, a non-binding indication of interest in response to the July 20 Proposal (which is referred to as the July 21 Counterproposal). The July 21 Counterproposal contemplated a stock-and-cash merger whereby Norfolk Southern shareholders would receive 1 share of Union Pacific common stock and $100 in cash per share of Norfolk Southern common stock, valuing Norfolk Southern common stock at approximately $331 per share based on Union Pacific’s closing price on July 16, 2025, the last trading day prior to certain market rumors, and representing a 29% premium as compared to Norfolk Southern’s 30-trading-day volume weighted average closing price per share on July 16, 2025. The July 21 Counterproposal also included a reverse termination fee of $3.5 billion payable by Union Pacific if requisite regulatory approvals were not obtained under certain circumstances. Norfolk Southern also proposed, among other things, that the Norfolk Southern board would have proportionate representation on the combined company’s board of directors and that Messrs. Anderson and George be among the designated Norfolk Southern representatives. In the July 21 Counterproposal, Norfolk Southern proposed targeting announcement of a transaction by July 29, 2025, the date of Norfolk Southern’s scheduled quarterly earnings release.

On July 22, 2025, Mr. Anderson called Mr. McCarthy to indicate that Mr. George had submitted the July 21 Counterproposal and answer any questions of the Union Pacific board on the July 21 Counterproposal.

Later on July 22, 2025, Mr. Vena conveyed to Mr. George, on behalf of the Union Pacific board, based on discussions between Messrs. McCarthy and Vena and the prior Union Pacific board authorization on July 16, 2025, a non-binding indication of interest in response to the July 21 Counterproposal (which is referred to as the Final Proposal). The Final Proposal contemplated a stock-and-cash merger whereby Norfolk Southern shareholders would receive 1 share of Union Pacific common stock and an amount in cash per share of Norfolk Southern common stock, valuing Norfolk Southern common stock at $320 per share based on Union Pacific’s closing price on July 16, 2025, the last trading day prior to certain market rumors, and representing a 25% premium as compared to Norfolk Southern’s 30-trading-day volume weighted average closing price per share on July 16, 2025. The Final Proposal also included a reverse termination fee of $2.5 billion payable by Union Pacific if requisite regulatory approvals were not obtained under certain circumstances. Union Pacific proposed that the Norfolk Southern board would have three representatives on the combined company’s board of directors, including Messrs. Anderson and George and one additional director to be determined; provided that such individuals must be qualified, willing and suitable to serve as a director under all applicable corporate governance policies and guidelines of Union Pacific as reviewed and determined reasonably and in good faith by the Corporate Governance, Nominating and Sustainability Committee of the Union Pacific board. In connection with the Final Proposal, Union Pacific indicated that, if the parties were to move forward based on the Final Proposal toward Norfolk Southern’s proposed July 29, 2025, announcement, then, in light of persisting market rumors and Union Pacific’s scheduled quarterly earnings announcement on July 24, 2025, Union Pacific believed that Union Pacific and Norfolk Southern should issue a joint statement on July 24, 2025, confirming that the parties were in discussions regarding a proposed transaction. Mr. Vena stated to Mr. George that the Final Proposal represented Union Pacific’s best and final offer.

On July 22, 2025, Mr. Vena received an inquiry from the Chief Executive Officer of a potential strategic counterparty (referred to as Party A) about a potential transaction with Party A. Mr. Vena informed the Union Pacific board and Mr. George of this outreach.

Also on July 22, 2025, representatives of Morgan Stanley, Wells Fargo, and BofA discussed the timeline for the proposed transaction and a potential public announcement, and BofA preliminarily raised the topic of the parties entering into exclusivity.

Also on July 22, 2025, representatives of Skadden provided an initial draft of a proposed merger agreement to representatives of Wachtell Lipton. Thereafter, and continuing until the merger agreement was executed, the parties and their counsel negotiated the terms of the merger agreement, reflecting discussions between the parties regarding transaction terms.

On July 23, 2025, the Norfolk Southern board had a call with representatives of Norfolk Southern management, BofA, Wachtell Lipton, and Sidley to discuss the Final Proposal. The Norfolk Southern board discussed the valuation proposed in the Final Proposal based on various metrics, including, among other things, that the premium offered was consistent with the premium agreed to in the most recent significant industry transaction between Canadian Pacific and Kansas City Southern prior to Kansas City Southern’s receipt of a topping bid. After discussion, the Norfolk Southern board indicated that, subject to finalization of definitive documentation and review of the final terms, it was amenable to accepting the Final Proposal, and authorized management to negotiate definitive documentation on the basis of the Final Proposal. The Norfolk Southern board also authorized the release of an announcement indicating that Norfolk Southern was in advanced discussions with Union Pacific, and for management to seek a mutual exclusivity commitment from Union Pacific that neither party would negotiate with other counterparties until July 29, 2025, as a condition to issuing such a release.

On July 23, 2025, Mr. George conveyed to Mr. Vena that the Norfolk Southern board had authorized management to negotiate definitive documentation on the basis of the Final Proposal. Mr. George also conveyed Norfolk Southern’s proposal as to exclusivity. Mr. Vena then discussed Norfolk Southern’s exclusivity proposal and proposed press release with Mr. McCarthy and members of the Union Pacific board. Messrs. George and Vena then agreed to execute a short-term exclusivity agreement restricting each of Union Pacific and Norfolk Southern from discussing alternative transactions with other parties.

On July 24, 2025, representatives of Morgan Stanley and Wells Fargo provided materials to the Union Pacific board related to their respective investment banking relationships with Union Pacific and Norfolk Southern. Similarly, prior to the execution of the merger agreement, representatives of BofA provided materials to the Norfolk Southern board related to its investment banking relationships with Union Pacific and Norfolk Southern.

Also on July 24, 2025, Norfolk Southern and Union Pacific entered into a mutual exclusivity agreement expiring at 11:59 p.m. Eastern Time on July 29, 2025.

Thereafter, also on July 24, 2025, each of Norfolk Southern and Union Pacific issued a press release confirming that the companies were engaged in advanced discussions regarding a potential business combination.

From the time of this announcement through the execution of the merger agreement, representatives of both Norfolk Southern and Union Pacific met to discuss and negotiate the remaining open points in the merger agreement and other transaction materials. This included discussions between Messrs. George and Vena, discussions among other members of management and outside advisors, and discussions between Messrs. Anderson and McCarthy.

On July 25, 2025, the Norfolk Southern board met with representatives of Norfolk Southern management, BofA, Wachtell Lipton, and Sidley. Mr. George provided the Norfolk Southern board with an update on the status of negotiations since the last meeting. Representatives of Wachtell Lipton reviewed with the Norfolk Southern board the terms of the merger agreement and the remaining open points in the negotiations. As part of this presentation, representatives of Sidley provided perspectives on the regulatory provisions in the merger agreement. The Norfolk Southern board expressed support for continuing to finalize the open points in the merger agreement over the coming days.

On July 25, 2025, the Union Pacific board held a meeting, which was also attended by representatives of Union Pacific senior management. Representatives of Morgan Stanley, Wells Fargo, Skadden, and Covington were present at the meeting by invitation of the Union Pacific board. Members of Union Pacific senior management provided an overview and discussed the ongoing negotiations relating to a potential acquisition of Norfolk Southern. Representatives of Morgan Stanley and Wells Fargo reviewed with the board the proposed terms as set forth in the Final Proposal and Union Pacific management’s preliminary estimates of the amounts of synergies to be generated by the potential acquisition based on Union Pacific’s management case and referencing Norfolk Southern’s management case. Union Pacific senior management also discussed key governance terms and regulatory considerations, including a reverse termination fee of $2.5 billion payable by Union Pacific if requisite regulatory approvals are not obtained under certain circumstances and subject to specific limits on Union Pacific’s obligations to agree to concessions and other remedies in the context of obtaining regulatory approvals. After discussion, the Union Pacific board expressed its support for senior management and advisors to continue working with their Norfolk Southern counterparts to resolve the outstanding issues in the merger agreement and disclosure schedules.

On July 27, 2025, the Union Pacific board held a meeting, which was also attended by representatives of Union Pacific senior management. Representatives of Morgan Stanley, Wells Fargo, Skadden, and Covington were present at the meeting by invitation of the Union Pacific board. At this meeting, members of Union Pacific senior management provided an update on recent discussions with Norfolk Southern and its financial advisors, including that Norfolk Southern had agreed to proceed with finalizing the terms of a transaction on a basis consistent with the Final Proposal. Next, representatives of Morgan Stanley and Wells Fargo presented for the Union Pacific board’s consideration their respective preliminary financial analyses of the proposed acquisition of Norfolk Southern, reviewing with the Union Pacific board, among other things, certain valuation metrics as applied to the proposed acquisition, and an overview of potential synergies as estimated by Union Pacific management and which the Union Pacific board instructed the representatives of Morgan Stanley and Wells Fargo to use for purposes of their synergies analyses. Ms. Conlin and representatives of Skadden then reviewed the fiduciary duties of the Union Pacific directors as they considered the proposed acquisition of Norfolk Southern. Ms. Conlin and representatives of Skadden provided a detailed summary of the key terms of the draft merger agreement, including, among other things, Union Pacific’s obligations with respect to obtaining regulatory approvals, the provisions relating to third party acquisition proposals applicable to both Union Pacific and Norfolk Southern, the ability of each party’s board of directors to change its recommendation, and the requirement for both parties to submit the mergers to their respective shareholders for approval regardless of board changes in recommendation After discussion, the Union Pacific board expressed its support for senior management and advisors to continue working with their Norfolk Southern counterparts to resolve the outstanding issues in the merger agreement and disclosure schedules. Also on July 27, 2025, Mr. McCarthy received an unsolicited phone call from the Chairman of the Party A board.

On July 28, 2025, the Norfolk Southern board held a meeting. Representatives of BofA, Wachtell Lipton and Sidley were present at the meeting by invitation of the Norfolk Southern board. Mr. George provided an update on the status of negotiations since the last meeting. Representatives of Wachtell Lipton reviewed the final terms of the merger agreement to be entered into in connection with the proposed transaction in detail, answering all questions raised by members of the Norfolk Southern board, and reviewed the directors’ fiduciary duties in considering the proposed transaction, as they had previously done. Also at the meeting, representatives of BofA reviewed certain financial aspects of the proposed transaction in detail, including the financial analyses performed by BofA, and answered all questions raised by members of the Norfolk Southern board, and, following such review and discussion, rendered an opinion, which was initially rendered orally and subsequently confirmed in a written opinion dated July 28, 2025, to the Norfolk Southern board to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BofA as set forth in its written opinion, the merger consideration to be received by the holders of Norfolk Southern common stock (other than the canceled shares and the converted shares) in the first merger pursuant to merger agreement is fair, from a financial point of view, to such holders. For more information, see “The Merger—Opinion of Norfolk Southern’s Financial Advisor” and Annex D. Representatives of BofA also provided the Norfolk Southern board with customary relationship disclosure, as BofA had previously done, regarding its existing and prior relationships with each of Norfolk Southern and Union Pacific. After careful review and further discussion, including consideration of the factors described below under “The Mergers—Norfolk Southern’s Reasons for the Merger; Recommendation of the Norfolk Southern Board of Directors,” the Norfolk Southern board unanimously (i) determined that it is in the best interests of Norfolk Southern and its shareholders, and declared it advisable, to enter into the merger agreement, (ii) approved the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (iii) adopted the merger agreement, and (iv) resolved to recommend that the shareholders of Norfolk Southern approve the merger agreement and directed that such matter be submitted for consideration of the shareholders of Norfolk Southern at the Norfolk Southern shareholder meeting.

On July 28, 2025, the Union Pacific board held a meeting, which was also attended by representatives of Union Pacific senior management. Representatives of Morgan Stanley, Wells Fargo, Skadden, and Covington were present at the meeting by invitation of the Union Pacific board. Union Pacific senior management and representatives of Skadden provided the Union Pacific board with an update regarding the discussions with Norfolk Southern and its advisors and resolution of the open issues in the merger agreement and disclosure schedules since the board meeting held the previous day. Also at this meeting, representatives from each of Morgan Stanley and Wells Fargo reviewed their respective financial analyses and delivered oral opinions, subsequently confirmed in writing by delivery of written opinions dated July 28, 2025, that as of the date of their respective written fairness opinions, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by each of Morgan Stanley and Wells Fargo, as applicable, as set forth in their respective written fairness opinions, to the effect that the merger consideration to be paid by Union Pacific pursuant to the merger agreement was fair, from a financial point of view, to Union Pacific. For more information, see “The Merger—Opinions of Union Pacific’s Financial Advisors” and Annexes B and C. After careful review and further discussion, including as to the matters described below under “The Mergers—Union Pacific’s Reasons for the Mergers; Recommendation of the Union Pacific Board of Directors,” the Union Pacific Board unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers and the share issuance, and (ii) directed that the share issuance proposal and the Union Pacific adjournment proposal be submitted to the Union Pacific shareholders for approval at the Union Pacific special meeting.

Following these meetings of the Norfolk Southern board and Union Pacific board, on July 28, 2025, Norfolk Southern and Union Pacific executed the merger agreement.

On the morning of July 29, 2025, Norfolk Southern and Union Pacific issued a joint press release announcing the execution of the merger agreement.

Union Pacific’s Reasons for the Mergers; Recommendation of the Union Pacific Board of Directors

At a meeting on July 28, 2025, the Union Pacific board unanimously (i) approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers and the share issuance, (ii) directed that the share issuance proposal and the Union Pacific adjournment proposal be submitted to the Union Pacific shareholders for approval at the Union Pacific special meeting, and (iii) recommended that the Union Pacific shareholders vote “FOR” the share issuance proposal and “FOR” the Union Pacific adjournment proposal.

In evaluating the merger agreement and the transactions contemplated thereby, including the mergers and the share issuance, the Union Pacific board consulted with Union Pacific’s senior management and legal and financial advisors and considered a variety of factors, risks, and uncertainties related to the transactions contemplated by the merger agreement (including the mergers and the share issuance), including, but not limited to, the material factors, risks, and uncertainties described below.

Strategic Factors

The Union Pacific board considered a number of factors related to the strategic rationale for the transactions contemplated by the merger agreement, including, but not limited to, the following:

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Union Pacific’s and Norfolk Southern’s business, strategy, current and projected financial condition, current earnings and earnings prospects, and related discussions with Union Pacific management, in consultation with Union Pacific’s legal and financial advisors;

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The strategic and transformative nature of the mergers, combining two Class I railroads to create America’s first transcontinental railroad, which is expected to enhance the competitiveness of U.S. freight railroads, lower supply chain costs for manufacturers and consumers, and offer greater access to U.S.-made goods;

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The belief that the combined company will deliver faster, more comprehensive freight service to customers on a unified rail network with a single Class I interface, eliminating interchange delays, opening new routes, expanding intermodal services, and reducing transit time on key rail corridors;

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The ability to offer new rail options for shippers in regions where railroad connections are less efficient, such as the Ohio Valley and on both sides of the Mississippi River, creating a more accessible, sustainable, and lower-cost supply chain;

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The combined company would connect over fifty thousand (50,000) route miles from the East Coast to the West Coast of the U.S., ten (10) international interchanges, and approximately one hundred (100) ports, unlocking strong international trade routes and offering greater access to U.S.-made goods to support U.S. economic growth;

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The belief that the combined company will provide a more truck-competitive solution with infrastructure, public safety, and environmental benefits, including reduction of highway congestion and reduction of wear-and-tear of roads;

•	The belief that the combination of two safety-oriented franchises that share a commitment to safety culture will accelerate railroad safety through adoption of best practices and technology;

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The belief that the combined company will have increased geographic reach and economies of scale and provide meaningful diversification of solutions, increasing (i) the combined company’s potential for improved financial performance and operations compared to Union Pacific on a stand-alone basis and (ii) the combined company’s ability to serve customers and suppliers through enhanced solutions and expanded capabilities, and increased investment in infrastructure and technology compared to Union Pacific on a stand-alone basis; and

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V. James Vena, Chief Executive Officer of Union Pacific, will lead the combined company as Chief Executive Officer, and the expectation that the addition of members of Norfolk Southern’s seasoned management team will bring expertise and talent to the operations of the combined company.

Financial Factors and Synergies

The Union Pacific board considered a number of factors related to the financial rationale for the transactions contemplated by the merger agreement, including, but not limited to, the following:

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The earnings accretion that the Union Pacific board believes will result from the mergers, including the fact that the mergers are expected to be accretive to Union Pacific’s adjusted earnings per share in the second full year following the completion of the mergers and rise to high single-digit accretion thereafter;

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The belief that the mergers present significant synergy, cost-saving, and operational-efficiency opportunities, including that the mergers are expected to generate approximately $2.75 billion of annualized synergies (comprising cost savings of $1.0 billion and $1.75 billion in EBITDA growth from market opportunities) by the third year following completion of the mergers, delivering substantial long-term value for Union Pacific and Norfolk Southern shareholders;

•	The belief that the combined company will maintain significant financial strength and flexibility, including after taking into account additional transaction-related indebtedness;

•	Recent and historical market prices, volatility, and trading information for Union Pacific common stock and Norfolk Southern common stock;

•	The credit rating that Union Pacific is expected to have after incurring the interim or permanent indebtedness necessary to finance the cash portion of the merger consideration;

•	The aggregate cash consideration is fixed, which provides additional certainty regarding the amount of cash required to be paid by Union Pacific to consummate the mergers;

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The belief that Union Pacific will have the necessary financing to pay the aggregate cash portion of the merger consideration and that Union Pacific, following the mergers, will be able to repay, service, or refinance any indebtedness that is expected to form the interim or permanent financing for the mergers and, with respect to such indebtedness, to comply with applicable financial covenants; and

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The exchange ratio is fixed and will not change based on fluctuations in the trading prices of Union Pacific common stock or Norfolk Southern common stock, or changes in the business performance or financial results of Union Pacific or Norfolk Southern, which creates certainty as to the number of shares of Union Pacific common stock to be issued in the mergers.

Terms of the Merger Agreement

The Union Pacific board considered the terms of the merger agreement, including the representations, warranties, covenants, agreements, and rights of the parties under the merger agreement, the conditions to each party’s obligation to consummate the mergers, and the circumstances under which each party may terminate the merger agreement. See “The Merger Agreement.” In particular, the Union Pacific board considered the factors below.

Shareholder Approval

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The share issuance is subject to the approval of Union Pacific shareholders, and the belief that, in this regard, Union Pacific’s directors and executive officers do not own a significant enough interest in Union Pacific common stock, in the aggregate, to influence substantially the outcome of such shareholder vote.

Regulatory Approvals

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The belief that, although the consummation of the mergers is subject to the requisite regulatory approvals, including the STB approval, the parties will be able to obtain all requisite regulatory approvals without a material adverse effect on their respective businesses.

•	The requirement to use reasonable best efforts to obtain the STB approval and CNA approval.

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The belief that the end date (as it may be extended) under the merger agreement, after which Union Pacific or Norfolk Southern, subject to certain exceptions, may terminate the merger agreement, provides the parties with sufficient time to obtain all requisite regulatory approvals.

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Union Pacific has the right not to consummate the mergers if a “materially burdensome regulatory condition” is imposed in connection with obtaining the requisite regulatory approvals, including the STB approval, subject to paying Norfolk Southern a termination fee of $2.5 billion in certain circumstances.

Norfolk Southern’s Covenants and Agreements

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Norfolk Southern is required to pay Union Pacific a termination fee of $2.5 billion in connection with a termination of the merger agreement under specified circumstances related to changes of recommendation by the Norfolk Southern board, a Norfolk Southern alternative proposal, or other qualifying transaction, subject to the obligation of Norfolk Southern to proceed with a vote of Norfolk Southern shareholders on the merger agreement proposal regardless of any such withdrawal or modification of its recommendation, as described in more detail in “The Merger Agreement—Termination Fees and Other Fees.”

•	The merger agreement provides for reasonable restrictions on the operations of Norfolk Southern’s business prior to completion of the mergers.

Union Pacific No-Shop Provisions and Related Termination Fees and Other Fees

•

Although the merger agreement prohibits Union Pacific from soliciting a transaction from a third party to acquire Union Pacific, the merger agreement does not preclude a third party from making an unsolicited superior proposal to acquire Union Pacific, and Union Pacific may provide information to, and enter into discussions or negotiations with, a third party regarding an acquisition of Union Pacific, if prior to obtaining Union Pacific shareholder approval of the share issuance proposal, Union Pacific receives an unsolicited, bona fide written proposal from such third party to acquire Union Pacific and the Union Pacific board determines that such proposal constitutes or could reasonably be expected to result in a superior proposal to acquire Union Pacific.

•

In response to the receipt of such a superior proposal to acquire Union Pacific, prior to obtaining Union Pacific shareholder approval of the share issuance proposal, the Union Pacific board may change its recommendation that Union Pacific shareholders vote “FOR” the share issuance proposal if the Union Pacific board determines that the failure to make such change in recommendation would be inconsistent with the Union Pacific board’s fiduciary duties under applicable law, subject to compliance with the terms of the merger agreement (including the obligation of Union Pacific to proceed with a vote of Union Pacific shareholders on the share issuance proposal regardless of any such withdrawal or modification of its recommendation).

•	The mergers are subject to an approval from each party’s shareholders, which allows sufficient time for a third party to make a superior proposal to acquire Union Pacific if it desires to do so.

•

In response to certain material events, changes, occurrences, or developments that were unknown and not reasonably foreseeable to the Union Pacific board as of the date of the merger agreement, and become known before the Union Pacific shareholder approval is obtained, the Union Pacific board may change its recommendation that Union Pacific shareholders vote “FOR” the share issuance proposal if the Union Pacific board determines that the failure to make such change in recommendation would be inconsistent with the Union Pacific board’s fiduciary duties under applicable law, subject to compliance with the terms of the merger agreement (including the obligation of Union Pacific to proceed with a vote of Union Pacific shareholders on the share issuance proposal regardless of any such withdrawal or modification of its recommendation).

•

Union Pacific is required to pay Norfolk Southern a termination fee of $2.5 billion in connection with a termination of the merger agreement under specified circumstances related to changes of recommendation by the Union Pacific board, a Union Pacific alternative proposal, or other qualifying transaction, subject to the obligation of Union Pacific to proceed with a vote of Union Pacific shareholders on the share issuance proposal regardless of any such withdrawal or modification of its recommendation, as described in more detail in “The Merger Agreement—Termination Fees and Other Fees.”

•

The Union Pacific board’s belief that the Union Pacific no-shop provisions and the related termination fees are reasonable in light of the circumstances (including the context discussed above, the overall terms of the merger agreement, and the belief that such no-shop provisions and the amount of such termination fees are generally consistent with provisions and termination fees in comparable transactions and not preclusive of other offers).

Other Merger Agreement Terms

•	The customary nature of Union Pacific’s representations and warranties, as well as its other covenants, in the merger agreement.

•

The current members of the Union Pacific board will serve as members of the combined company’s board of directors, and three (3) directors of the Norfolk Southern board, including Mark R. George, the current President and Chief Executive Officer of Norfolk Southern, and Richard H. Anderson, the current Chairman of the Norfolk Southern board, are expected to join the combined company’s board of directors after completing Union Pacific’s corporate governance process.

Other Factors Weighing in Favor of the Transaction

The Union Pacific board also considered a number of other factors weighing in favor of the transactions contemplated by the merger agreement (including the mergers and the share issuance), including, but not limited to, the following:

•	The Union Pacific shareholders immediately prior to the mergers will own approximately 73% of the outstanding Union Pacific common stock immediately following the mergers;

•

The review provided to the Union Pacific board by Union Pacific management of Union Pacific’s and Norfolk Southern’s respective businesses, historical financial performance and condition, operations, properties, assets, regulatory issues, competitive positions, prospects and management;

•	The recommendation by Union Pacific management in favor of the transactions contemplated by the merger agreement, including the mergers and the share issuance;

•

The opinion, dated July 28, 2025, of Morgan Stanley to the Union Pacific board as to the fairness, from a financial point of view and as of such date, to Union Pacific of the merger consideration to be paid by Union Pacific in the first merger pursuant to the merger agreement, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in connection with the preparation of its opinion, as more fully described below under the caption “Opinions of Union Pacific’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC;” and

•

The opinion, dated July 28, 2025, of Wells Fargo to the Union Pacific board as to the fairness, from a financial point of view, and as of such date, to Union Pacific of the merger consideration to be paid by

Union Pacific in the first merger pursuant to the merger agreement, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Wells Fargo in connection with the preparation of its opinion, as more fully described below under the caption “Opinions of Union Pacific’s Financial Advisors—Opinion of Wells Fargo Securities, LLC.”

Risks, Uncertainties and Other Factors Weighing Negatively Against the Transaction

The Union Pacific board also considered potential risks, uncertainties and other factors weighing negatively against the transactions contemplated by the merger agreement (including the mergers and the share issuance), including, but not limited to, those set forth below.

•

The exchange ratio is fixed and will not change based on changes in the trading prices of Union Pacific common stock or Norfolk Southern common stock or changes in the business performance or financial results of Union Pacific or Norfolk Southern. Accordingly, if the value of Norfolk Southern’s businesses decline relative to the value of Union Pacific’s businesses prior to completion of the mergers, the ownership percentage of the current Norfolk Southern shareholders in the combined company may exceed Norfolk Southern’s relative contribution to the combined company.

•	The dilution of existing shares of Union Pacific common stock as a result of the share issuance.

•

Union Pacific and Norfolk Southern will incur substantial costs and expenses in connection with the transactions contemplated by the merger agreement, including legal, financial advisory, and accountants’ fees.

•	The difficulties in combining the businesses and workforces of Union Pacific and Norfolk Southern based on, among other things, the size, scope, and complexity of the two companies.

•

The challenges inherent in the management and operation of the combined company, including the risk that integration costs may be greater than anticipated and integration may require greater-than-anticipated management attention and focus after the completion of the mergers.

•

The risk that the anticipated synergies, operational efficiencies, and other benefits sought to be obtained from the mergers might not be achieved in the contemplated time frame, to the degree anticipated, or at all.

•

The risk that Union Pacific management’s attention and Union Pacific resources may be diverted from the operation of Union Pacific’s businesses, including other strategic opportunities and operational matters, while Union Pacific is working toward the completion of the mergers.

•

Completion of the mergers is subject to the approval, authorization, or exemption by the STB and approval from other applicable regulatory authorities. One or more applicable governmental authorities may seek to impose unfavorable terms or conditions on the requisite regulatory approvals, thereby requiring Union Pacific to agree to substantial concessions or remedies to meet its obligations under the merger agreement, or not grant the requisite regulatory approvals. In addition, obtaining the requisite regulatory approvals may take a significant period of time, and the pendency of the mergers during the regulatory approval process may preclude Union Pacific from pursuing other strategic opportunities.

•

Union Pacific must pay Norfolk Southern a termination fee of $2.5 billion if (a) the merger agreement is terminated for failure to close by the end date, and at time of such termination, all other closing conditions are satisfied or waived, except (i) there is an injunction or order entered or issued by a governmental entity pursuant to an applicable railroad law, antitrust law, or similar law, (ii) the requisite regulatory approvals have not been obtained, (iii) a requisite regulatory approval has resulted in the imposition of a “materially burdensome regulatory condition,” or (iv) there is an injunction, or similar court or governmental order that imposes a “materially burdensome regulatory condition” or

(b) any governmental entity of competent jurisdiction has issued or entered a final, non-appealable injunction or similar order, pursuant to any railroad law, antitrust law, or similar law permanently enjoining or prohibiting the consummation of the mergers.

•

Union Pacific is required to pay Norfolk Southern a termination fee of $2.5 billion if Union Pacific shareholders do not approve the share issuance proposal at a time when Norfolk Southern had the right to terminate due to the Union Pacific board’s change of recommendation.

•

The risk that the mergers may not be completed despite the parties’ efforts or that completion of the mergers may be unduly delayed, even if Union Pacific shareholders approve the share issuance proposal and Norfolk Southern shareholders approve the merger agreement proposal, including the possibility that conditions to the parties’ obligations to consummate the mergers may not be satisfied, and the potential resulting disruption to Union Pacific’s business.

•

The potential negative effect of the pendency of the mergers on Union Pacific’s and Norfolk Southern’s respective businesses and relationships with employees, customers, suppliers, vendors, and governmental authorities, including regulators and the communities in which they operate, as well as the risk that certain key members of Norfolk Southern’s senior management might choose not to remain employed by Norfolk Southern through the closing.

•

The potential negative effect of the failure of the mergers to be completed on a timely basis or at all on Union Pacific’s business and relationships with employees, customers, suppliers, vendors, and governmental authorities, including regulators and the communities in which they operate.

•

Completion of the mergers is not conditioned on Union Pacific’s ability to find suitable financing for the cash portion of the merger consideration and Norfolk Southern’s right to specifically enforce Union Pacific’s obligation to consummate the mergers, even if Union Pacific has not found suitable financing.

•	The risk that the additional indebtedness to be incurred by Union Pacific in connection with the mergers could have a negative impact on Union Pacific’s credit rating and flexibility.

•

Although the merger agreement prohibits Norfolk Southern from soliciting a transaction from a third party to acquire Norfolk Southern, Norfolk Southern may provide information to, and enter into discussions or negotiations with, a third party regarding an acquisition of Norfolk Southern, if prior to obtaining Norfolk Southern shareholder approval of the merger agreement proposal, Norfolk Southern receives an unsolicited, bona fide written proposal from such third party to acquire Norfolk Southern and the Norfolk Southern board determines that such proposal constitutes or could reasonably be expected to result in a superior proposal to acquire Norfolk Southern.

•

In response to the receipt of such a superior proposal to acquire Norfolk Southern, prior to obtaining Norfolk Southern shareholder approval of the merger agreement proposal, the Norfolk Southern board may change its recommendation that Norfolk Southern shareholders vote “FOR” the merger agreement proposal if the Norfolk Southern board determines that the failure to make such change in recommendation would be inconsistent with the Norfolk Southern board’s fiduciary duties, subject to compliance with the terms of the merger agreement (including the obligation of Norfolk Southern to proceed with a vote of Norfolk Southern shareholders on the merger agreement proposal regardless of any such withdrawal or modification of its recommendation).

•

In response to certain material events, changes, occurrences, or developments that were unknown and not reasonably foreseeable to the Norfolk Southern board as of the date of the merger agreement, and become known before the Norfolk Southern shareholder approval is obtained, the Norfolk Southern board may change its recommendation that Norfolk Southern shareholders vote “FOR” the merger agreement proposal if the Norfolk Southern board determines that the failure to make such change in recommendation would be inconsistent with the Norfolk Southern board’s fiduciary duties, subject to compliance with the terms of the merger agreement (including the obligation of Norfolk Southern to proceed with a vote of Norfolk Southern shareholders on the merger agreement proposal regardless of any such withdrawal or modification of its recommendation).

•

Completion of the mergers is subject to Union Pacific shareholders approving the share issuance proposal and Norfolk Southern shareholders approving the merger agreement proposal, and the risk that one or both of such approvals may not be obtained.

•	The merger agreement imposes certain restrictions on Union Pacific’s operations until completion of the mergers.

•

Certain of Union Pacific’s directors and executive officers have interests in the mergers that may be different from, or in addition to, those of Union Pacific shareholders generally, as more fully described under the caption “—Interests of Directors and Executive Officers in the Mergers—Interests of Union Pacific Directors and Executive Officers in the Mergers.”

•

Certain senior executives of Norfolk Southern will receive payments in connection with the mergers, as more fully described under the caption “—Interests of Directors and Executive Officers in the Mergers—Interests of Norfolk Southern Directors and Executive Officers in the Mergers,” and a portion of the payments described therein may not be deductible for federal and state income tax purposes by the combined company.

Other Factors

The Union Pacific board also considered (i) its fiduciary duties in light of the foregoing, (ii) that its resolutions approving the merger agreement and the mergers were approved unanimously by the Union Pacific board, which is comprised of a majority of independent directors and not employees of Union Pacific or any of its subsidiaries, (iii) that it received the views of Union Pacific’s senior management, and the advice of Union Pacific’s legal and financial advisors regarding the mergers, and (iv) the type and nature of the risks described under “Risk Factors” beginning on page 55 and the matters described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 53.

Conclusion

The Union Pacific board unanimously believes that, overall, the potential benefits of the transactions contemplated by the merger agreement to Union Pacific shareholders outweigh the risks, uncertainties, and factors weighing negatively against the transactions contemplated by the merger agreement.

In view of the wide variety of factors considered in connection with its evaluation of the transactions contemplated by the merger agreement and the complexity of these matters, the Union Pacific board did not consider it practical, and the Union Pacific board did not attempt, to quantify, rank, or otherwise assign relative weights to the different factors it considered in reaching its decision.

The Union Pacific board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Union Pacific board conducted an overall review of the factors described above, including discussions with Union Pacific’s senior management and Union Pacific’s legal and financial advisors. In considering the factors described above, individual directors of the Union Pacific board may have given different weight to different factors.

It should be noted that this explanation of the reasoning of the Union Pacific board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Note Regarding Forward-Looking Statements”.

THE UNION PACIFIC BOARD UNANIMOUSLY RECOMMENDS THAT UNION PACIFIC SHAREHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL AND “FOR” THE UNION PACIFIC ADJOURNMENT PROPOSAL.

Norfolk Southern’s Board’s Recommendations and Its Reasons for the Transaction

The Norfolk Southern board, at a meeting held on July 28, 2025, unanimously (i) determined that it is in the best interests of Norfolk Southern and its shareholders, and declared it advisable, to enter into the merger agreement, (ii) approved the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (iii) adopted the merger agreement, and (iv) resolved to recommend that the shareholders of Norfolk Southern approve the merger agreement and directed that such matter be submitted for consideration of the shareholders of Norfolk Southern at the Norfolk Southern special meeting. The Norfolk Southern board unanimously recommends that Norfolk Southern shareholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, and “FOR” the Norfolk Southern adjournment proposal.

In reaching its decision to adopt the merger agreement and recommend that Norfolk Southern shareholders approve the merger agreement proposal, the Norfolk Southern board consulted with Norfolk Southern management and independent legal and financial advisors and considered a variety of factors with respect to the mergers and the other transactions contemplated by the merger agreement, including the following (which are presented below in no particular order and are not exhaustive):

•

The combination of Norfolk Southern and Union Pacific would create America’s first transcontinental railroad that spans over 50,000 miles across 43 states with access to 10 international interchanges and approximately 100 ports that would save 24 to 48 hours in transit, thereby, among other things, enhancing competition in the transportation industry, strengthening the ability of the combined company to compete with the American truck network and other alternative transportation options, transforming the U.S. supply chain, unleashing the strength of American manufacturing, and creating new sources of economic growth, including by:

•	unlocking rail options for shippers in regions where railroad connections are less efficient and creating a more accessible, sustainable, and lower-cost supply chain for manufacturers and consumers;

•	unlocking strong international trade routes and offering greater access to U.S.-made goods and improving transit times;

•

enhancing the rail experience and ease of doing business by providing customers with the ability to quickly receive single-line rate quotes with one system to track freight, enabling real-time decisions that optimize supply chains; and

•	competing more effectively with Canadian railroads to win back U.S. freight volume and American jobs;

•

The combined company would be expected to achieve significant run-rate EBITDA synergies, as well as significant cost synergies, driven by, among other things, the ability to convert U.S. truck volumes to rail through new single-line service, further penetrate international markets, enhance asset utilization and routing and reduce purchased services and material costs, as well as increased efficiencies in selling, general, and administrative costs;

•

Norfolk Southern and Union Pacific had $7.3 billion of combined free cash flow in 2024 and the combined company would be expected to continue to have significant free cash flow on a combined basis, and that this significant free cash flow will provide the combined company with significant flexibility to return capital to shareholders through share repurchases and dividends;

•	The merger consideration to be received by Norfolk Southern shareholders values Norfolk Southern common stock at $320 per share based on Union Pacific’s closing price on July 16, 2025 (the last trading day prior to press speculation that Union Pacific was pursuing a potential merger with Norfolk Southern), which represents a highly attractive valuation relative to the standalone prospects of Norfolk Southern and the recent and historic trading prices, trading multiples, and analyst price targets for Norfolk Southern common stock, including the fact that the implied per share merger consideration represented, as of July 16, 2025, an approximate 25% premium to the 30-trading-day volume weighted average closing price per share of Norfolk Southern common stock prior to such date;

•

The Norfolk Southern board’s review of Norfolk Southern’s standalone plan and the risks and uncertainties associated with such plan, including the fact that Norfolk Southern management’s internal financial projections on a standalone basis, including the forecasts described in “The Mergers—Certain Unaudited Prospective Financial Information”, include inherent risks and uncertainties and may not be achieved;

•

Approximately 72% of the merger consideration, based on Union Pacific’s closing stock price on July 16, 2025, will be paid in shares of Union Pacific common stock, which would result in Norfolk Southern shareholders immediately prior to the transaction holding approximately 27% of the common stock of the combined company immediately following completion of the mergers, providing Norfolk Southern shareholders with meaningful participation in the synergies from the transaction and in any potential growth in the earnings and cash flows of the first American transcontinental railroad, and in any potential future appreciation in the value of the combined company shares following the mergers;

•

Approximately 28% of the merger consideration, based on Union Pacific’s closing stock price on July 16, 2025, will be paid in cash, providing Norfolk Southern shareholders with significant liquidity upon completion of the mergers, and enabling Norfolk Southern shareholders to immediately realize a significant portion of Norfolk Southern’s present and potential future value without the potential market or execution risks associated with continuing as a standalone company;

•

The exchange ratio is fixed and will not fluctuate based upon changes in the market price of Norfolk Southern or Union Pacific common stock between the date of the merger agreement and the date of the completion of the mergers and therefore the value of the merger consideration payable to Norfolk Southern shareholders will increase in the event that the share price of Union Pacific increases prior to the completion of the mergers, which the Norfolk Southern board believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•

The increase in the merger consideration that Norfolk Southern was able to negotiate and the Norfolk Southern board’s conclusion that the merger consideration reflected the best value that Union Pacific would be willing to provide;

•

The Norfolk Southern board had carefully considered, with the assistance of Norfolk Southern management and legal and financial advisors, various potential alternatives available to Norfolk Southern, including remaining an independent company and mergers with other potential counterparties, and concluded, with input from its advisors, that another potential counterparty to a transcontinental railroad merger would likely not be willing to offer terms superior from a financial perspective as compared to Union Pacific and that the merger with Union Pacific would be superior to Norfolk Southern’s available alternatives, including maintaining the status quo;

•

The understanding of the Norfolk Southern board of the current and prospective environment in which Norfolk Southern and Union Pacific operate, including economic conditions, tariffs, the competitive landscape in the transportation industry (including competition from trucks), the current and prospective regulatory environment, and the challenges facing Norfolk Southern as an independent company, including the difficulty Norfolk Southern and the industry has had, and risks continuing to have, in achieving significant growth on a standalone basis, including due to lower volumes because of truck market penetration, and the likely effect of these factors on Norfolk Southern both with and without the mergers;

•

Although Union Pacific indicated that Norfolk Southern was its optimal merger partner, representatives of Union Pacific indicated that Union Pacific would consider other potential merger counterparties if

Norfolk Southern were not interested in a merger, and the potential risks to Norfolk Southern of Union Pacific pursuing a similar merger transaction with another counterparty and that if another railroad were to consummate a transcontinental railroad merger then Norfolk Southern would be advantaged if it were the first mover in pursuing its own transcontinental railroad merger;

•

The fact that, following public speculation of Union Pacific’s interest in a potential transaction and subsequent confirmation by Norfolk Southern and Union Pacific that they were in advanced discussions regarding a potential business combination, no other third party reached out to or submitted a competing proposal to Norfolk Southern;

•

The consideration mix between stock and cash will help ensure a reasonable leverage ratio for the combined company, with a debt-to-EBITDA ratio of approximately 2.8x expected by the second year following completion of the mergers, allowing the combined company to pursue additional value enhancing opportunities as appropriate;

•

The belief that Norfolk Southern and Union Pacific share similar cultures and strategic objectives and that the combined company would continue to focus on safety and be well-positioned to improve safety through technological advances;

•

The combined company would have the scale, balance sheet strength, financial flexibility and free cash flow to fund future growth and improved ability to access the capital markets on more favorable terms than available to Norfolk Southern as an independent company, which would allow the combined company to be more competitive in capturing strategic opportunities;

•

The combined company will provide job opportunities for both Norfolk Southern’s and Union Pacific’s union employees, provide non-union workers with opportunities to grow as part of a larger combined enterprise, preserve all craft jobs, and increase employment opportunities in towns and cities across the combined rail network;

•

Three (3) Norfolk Southern directors, including Mark R. George and Richard H. Anderson, would join the Union Pacific board in connection with closing of the mergers, thereby providing the Norfolk Southern board with meaningful representation on the combined company’s board of directors and helping to ensure that the combined company has the opportunity to benefit from the insights and experience of the Norfolk Southern board;

•

Familiarity and understanding of the Norfolk Southern board with Norfolk Southern’s business, results of operations, financial and market position and expectations concerning the operating environment and Norfolk Southern’s future earnings and prospects on a stand-alone basis, including the opportunities, risks, and challenges presented thereby;

•

The merger agreement provides for the establishment of a transition planning team consisting of members of Norfolk Southern and Union Pacific senior management which will seek to ensure the realization of synergies, operating efficiencies and other benefits expected to be realized as a result of the mergers;

•	The assessment of the Norfolk Southern board, after considering the advice of regulatory counsel, regarding the likelihood of obtaining approval for the mergers from the STB;

•

The commitment by Union Pacific contained in the merger agreement to use reasonable best efforts to obtain approval from the STB for the mergers, subject to certain limitations, and the fact that Union Pacific would be required to pay Norfolk Southern a reverse termination fee of $2.5 billion in certain circumstances in connection with the failure to obtain regulatory approval for the mergers;

•

The Norfolk Southern board’s review with its outside legal advisor, Wachtell Lipton, and regulatory legal advisor, Sidley, of the terms of the merger agreement, including the representations and warranties, restrictions on operations outside the ordinary course of business, regulatory efforts and other covenants, deal protection, employee matters, and termination provisions, tax treatment, and closing conditions;

•

The opinion of BofA, dated July 28, 2025, to the Norfolk Southern board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Norfolk Southern common stock (other than the canceled shares and the converted shares) in the mergers, as more fully described below in “Opinion of Norfolk Southern’s Financial Advisor;”

•

The mergers would be subject to the approval of Norfolk Southern’s shareholders, and that shareholders would be free to evaluate the mergers and vote for or against the merger agreement proposal at the Norfolk Southern special meeting;

•	The terms of the merger agreement were informed by the advice and professional experience of Norfolk Southern’s advisors and were the result of robust negotiations;

•

The mergers, taken together, are intended to qualify as a “reorganization” for U.S. federal income tax purposes in which Norfolk Southern’s shareholders generally would not recognize gain or loss upon their exchange of Norfolk Southern common stock in the mergers, except for gain recognized with respect to cash received;

•	The reverse due diligence conducted by management and outside advisors in respect of Union Pacific’s business;

•	Atlanta, Georgia would remain a core location for the combined company following completion of the mergers; and

•	The caliber of Union Pacific’s executive management team and board of directors, including V. James Vena who will serve as the Chief Executive Officer of the combined company.

The Norfolk Southern board also considered potential risks, uncertainties, and other factors weighing negatively against the mergers and the other transactions contemplated by the merger agreement. The Norfolk Southern board concluded that the anticipated benefits of the mergers were likely to outweigh these risks substantially. These potential risks included the following (which are presented below in no particular order and are not exhaustive):

•

The risk that the STB or other governmental entities may not approve the mergers or may impose terms and conditions on its approval, which terms and conditions may adversely affect the business and financial results of the combined company and its ability to realize the expected benefits of the transaction or which terms and conditions may result in a condition to closing of the mergers set forth in the merger agreement failing to be satisfied;

•

The possibility that the mergers or the other transactions contemplated by the merger agreement may not be completed, or that their completion may be delayed for reasons that are beyond the control of Norfolk Southern or Union Pacific, including the failure of Norfolk Southern shareholders to approve the merger agreement proposal, the failure of the Union Pacific shareholders to approve the share issuance proposal, the failure to obtain the CNA approval, or the failure of Norfolk Southern or Union Pacific to satisfy other requirements that are conditions to closing the mergers, and the impact that such failure or delay would have on Norfolk Southern;

•

The risk that the pendency of the mergers or failure to consummate the mergers could adversely affect the operations of Norfolk Southern and its subsidiaries and the relationships of Norfolk Southern and its subsidiaries with their respective employees (including making it more difficult to attract and retain key personnel), customers, suppliers, vendors, and others with whom they have business dealings, including as a result of the expected time period for satisfying the conditions to the closing of the mergers and the risk of potential delays in satisfying such conditions beyond the anticipated time frames;

•

The exchange ratio is fixed and will not fluctuate based upon changes in the market price of Norfolk Southern or Union Pacific common stock between the date of the merger agreement and the date of the completion of the mergers, and therefore Norfolk Southern will be exposed to an adverse development in Union Pacific’s business, operations, financial condition, earnings, and prospects, and the value of the merger consideration payable to Norfolk Southern shareholders will decrease in the event that the share price of Union Pacific decreases prior to completion of the mergers;

•

The significant effort and cost involved in connection with negotiating the merger agreement and consummating the mergers (including certain costs and expenses if the mergers are not consummated), and the substantial time and effort of management required to consummate the mergers and the potential further disruptions to Norfolk Southern’s day-to-day operations during the pendency of the mergers;

•

The restrictions under the terms of the merger agreement on the conduct of Norfolk Southern’s business prior to the completion of the mergers, which could delay or prevent Norfolk Southern from undertaking strategic and other business opportunities that might arise pending completion of the mergers, including in light of the expected time frame for completing the mergers;

•

The amount of time it could take to complete the STB approval process, and the possible diversion of management’s attention from Norfolk Southern’s ongoing business given the substantial time and effort necessary to obtain STB approval and complete the mergers and to plan for the integration of the operations of Norfolk Southern and Union Pacific;

•

The possibility that Norfolk Southern may be required to pay Union Pacific a termination fee of $2.5 billion under certain circumstances following termination of the merger agreement, including if the merger agreement is terminated due to the Norfolk Southern board changing its recommendation that Norfolk Southern shareholders vote “FOR” the merger agreement proposal, as described in “The Merger Agreement—Termination Fees and Other Fees”;

•	The mergers are conditioned on the approval by Union Pacific’s shareholders of the share issuance proposal and the risk that Union Pacific shareholders may not approve the share issuance proposal;

•

The merger agreement does not preclude a third party from making an unsolicited alternative proposal to Union Pacific and that, although the merger agreement prohibits Union Pacific from soliciting a transaction from a third party to acquire Union Pacific, Union Pacific may provide information to, and enter into discussions or negotiations with, a third party regarding an acquisition of Union Pacific, in certain circumstances as further described in “The Merger Agreement—No Solicitation”;

•

The challenges inherent in the combination of two businesses of the size and complexity of Norfolk Southern and Union Pacific, including the risk that integration of the two companies may take more time and be more costly than anticipated, the risk of not being able to realize all of the anticipated cost savings and other synergies and the risk that other anticipated benefits might not be realized;

•	The potential for litigation by shareholders in connection with the mergers, which, even where lacking in merit, could nonetheless result in distraction and expense;

•

Certain of Norfolk Southern’s directors and executive officers have interests in the mergers that may be different from, or in addition to, those of Norfolk Southern shareholders generally, as more fully described under the caption “—Interests of Directors and Executive Officers in the Mergers—Interests of Norfolk Southern Directors and Executive Officers in the Mergers”; and

•	The risks of the type and nature described under “Risk Factors,” beginning on page 55 and the matters described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 53.

The foregoing discussion of the information and factors considered by the Norfolk Southern board is not intended to be exhaustive. In reaching its decision to adopt the merger agreement, the Norfolk Southern board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Norfolk Southern board considered all these factors as a whole, including through its discussions with Norfolk Southern management and independent financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby (including the mergers).

For the reasons set forth above, the Norfolk Southern board unanimously (i) determined that it is in the best interests of Norfolk Southern and its shareholders, and declared it advisable, to enter into the merger agreement, (ii) approved the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (iii) adopted the merger agreement, and (iv) resolved to recommend that the shareholders of Norfolk Southern approve the merger agreement and directed that such matter be submitted for consideration of the shareholders of Norfolk Southern at the Norfolk Southern special meeting.

In considering the recommendation of the Norfolk Southern board, you should be aware that certain directors and executive officers of Norfolk Southern may have interests in the mergers that are different from, or in addition to, interests of shareholders of Norfolk Southern generally and may create potential conflicts of interest. The Norfolk Southern board was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby (including the mergers), and in recommending to the holders of Norfolk Southern common stock that they vote in favor of the merger proposal, the merger-related compensation proposal, and the Norfolk Southern adjournment proposal.

It should be noted that this explanation of the reasoning of the Norfolk Southern board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Note Regarding Forward-Looking Statements”.

Certain Unaudited Prospective Financial Information

The unaudited prospective financial information and management assumed synergies (as defined below) were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP. This information is not fact and should not be relied upon as being necessarily indicative of future results, and, as a result of the foregoing and considering that the special meetings will be held several months after the unaudited prospective financial information and management assumed synergies were prepared, as well as the uncertainties inherent in any forecasted information, readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information or management assumed synergies. Although Union Pacific’s and Norfolk Southern’s respective management believes there is a reasonable basis for its prospective financial information and management assumed synergies, Norfolk Southern and Union Pacific caution shareholders that future results could be materially different from the prospective financial information and management assumed synergies. This summary of the UP management unaudited projections (as defined below), Norfolk Southern management unaudited projections (as defined below), and management assumed synergies are included in this joint proxy statement/prospectus because such information was provided to Norfolk Southern and Union Pacific’s financial advisors and to the Norfolk Southern and Union Pacific boards for purposes of considering and evaluating the transaction and the merger agreement.

Certain Union Pacific Unaudited Prospective Financial Information

Although Union Pacific has from time to time publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect.

In connection with the mergers and at the direction of the Union Pacific board, Union Pacific management prepared unaudited financial projections that reflect Union Pacific management’s financial and business outlook for Union Pacific on a standalone basis for fiscal years 2025 through 2031, which are referred to as the UP management unaudited UP projections. The UP management unaudited UP projections were provided to the Union Pacific board in connection with its consideration of the mergers and were provided to Morgan Stanley and Wells Fargo, which were directed by Union Pacific management and the Union Pacific board to use and rely upon the UP management unaudited UP projections for purposes of their respective financial analyses and fairness opinions. In addition, certain of the UP management unaudited UP projections were provided to Norfolk Southern and their financial advisor, BofA.

In connection with the mergers, Union Pacific management also prepared certain unaudited prospective financial information concerning Norfolk Southern on a standalone basis using (i) Norfolk Southern management unaudited projections for fiscal years 2025 to 2030 (as prepared by Norfolk Southern management and provided to Union Pacific management), (ii) extrapolations prepared by Union Pacific management on the basis of the Norfolk Southern management unaudited Norfolk Southern projections for the fiscal year 2031, and (iii) adjustments to the foregoing financial projections based on Union Pacific management’s view of the business and financial environment, which are referred to as the UP management unaudited NS projections and the UP management unaudited UP projections and UP management unaudited NS projections, collectively, as the UP management unaudited projections. The UP management unaudited NS projections were provided to the Union Pacific board in consideration of the mergers and to Morgan Stanley and Wells Fargo, which were directed by Union Pacific management and the Union Pacific board to use and rely upon the UP management unaudited NS projections for purposes of their respective financial analyses and fairness opinions.

The UP management unaudited projections were prepared treating Union Pacific and Norfolk Southern, respectively, on a standalone basis based on assumptions Union Pacific management considered to be reasonable based on facts known at such time and do not take into account the transactions contemplated by the merger agreement, including any costs incurred in connection with the mergers or the other transactions contemplated thereby or any changes to operations or strategy that may be implemented after the completion of the mergers, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed, or not taken in anticipation of the transaction. As a result, actual results will likely differ, and may differ materially, from those contained in the UP management unaudited projections. Further, the UP management unaudited projections do not take into account the effect of any possible failure of the mergers to occur.

The information and tables set forth below are included solely to give Union Pacific shareholders access to a summary of the UP management unaudited projections that were made available to the Union Pacific board, Morgan Stanley, and Wells Fargo, as well as Norfolk Southern and BofA (who were provided certain of the UP management unaudited UP projections), in connection with the mergers and are not included in this joint proxy statement/prospectus in order to influence any Union Pacific shareholder on any voting or investment decision with respect to the mergers or for any other purpose. These projections are not, and should not be viewed as, public guidance or targets.

The following table presents a summary of the UP management unaudited UP projections.

Billions, except per share amounts and percentages, for the years ended	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Net revenue	$24.2	$25.2	$26.1	$27.1	$28.0	$29.1	$30.1
Adjusted EBITDA [a]	12.3	13.1	13.7	14.2	14.8	15.4	16.0
Operating ratio	59.3%	58.1%	57.8%	57.6%	57.4%	57.2%	57.0%
Capital Expenditures [b]	3.4	3.5	3.6	3.7	3.9	4.0	4.1
Diluted earnings per share	$11.85	$12.57	$13.52	$14.46	$15.50	$16.65	$17.84

[a]	Adjusted EBITDA, a non-GAAP financial measure, calculated as earnings before interest, taxes, depreciation, amortization, and other income.
[b]	Capital expenditures include the impact of investment and property purchase and sales.

At the direction of Union Pacific management, Morgan Stanley and Wells Fargo calculated, based on the UP management unaudited UP projections, unlevered free cash flow for Union Pacific as set forth below.

Billions, for the years ended	2025E		2026E	2027E	2028E	2029E	2030E	2031E
Unlevered free cash flow [c]	3.5	[d]	7.4	7.8	8.1	8.4	8.7	9.1

[c]

Unlevered free cash flow, a non-GAAP financial measure, is tax affected EBIT (earnings before interest, taxes, and adjustments for other income), plus depreciation and amortization, less capital expenditures and increases in net working capital.

[d]	Figure represents July 1, 2025, through December 31, 2025.

The following table presents a summary of the UP management unaudited NS projections.

Billions, except per share amounts and percentages, for the years ended	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Net revenue	$12.4	$12.9	$13.4	$14.0	$14.5	$15.0	$15.6
Adjusted EBITDA [a]	5.8	6.2	6.7	7.1	7.5	7.8	8.0
Operating ratio	64.5%	63.1%	61.6%	60.7%	59.7%	59.2%	59.0%
Capital Expenditures [b]	2.4	2.2	2.2	2.2	2.3	2.3	2.4
Diluted earnings per share	$12.67	$14.05	$15.72	$17.33	$19.11	$20.86	$22.47

[a]

Adjusted EBITDA, a non-GAAP financial measure, calculated as earnings before interest, taxes, depreciation, amortization, adjustments for other income, and certain non-recurring items including railway line sales, the Eastern Ohio incident, restructuring, and other charges.

[b]	Capital expenditures include the impact of investment and property purchase and sales.

At the direction of Union Pacific management, Morgan Stanley and Wells Fargo calculated, based on the UP management unaudited NS projections, unlevered free cash flow for Norfolk Southern as set forth below.

Billions, for the years ended	2025E		2026E	2027E	2028E	2029E	2030E	2031E
Unlevered free cash flow - Morgan Stanley [c]	1.0	[e]	3.1	3.5	3.8	4.1	4.4	4.4
Unlevered free cash flow - Wells Fargo [d]	1.7	[e]	3.2	3.5	3.8	4.1	4.4	4.4

[c]

Unlevered free cash flow, a non-GAAP financial measure, is tax affected EBIT (earnings before interest, taxes, and adjustments for other income), plus depreciation and amortization, less capital expenditures, increases in net working capital, other cash expenses, and anticipated disbursements in connection with the Eastern Ohio incident. Morgan Stanley, in its professional judgement and experience, treated the anticipated disbursements in connection with the Eastern Ohio incident as a negative cash flow item in its calculation of unlevered free cash flow. The unlevered free cash flow in this row reflects such inclusion of such disbursements as a negative cash flow item and was used by Morgan Stanley in its financial analysis.

[d]

Unlevered free cash flow, a non-GAAP financial measure, is tax affected EBIT (earnings before interest, taxes, and adjustments for other income), plus depreciation and amortization, less capital expenditures, increases in net working capital, and other cash expenses. Wells Fargo, in its professional judgement and experience, treated the anticipated disbursements in connection with the Eastern Ohio incident as a debt-like item. The unlevered free cash flow in this row does not include such anticipated disbursements in connection with the Eastern Ohio incident as a negative cash flow item and was used by Wells Fargo in its financial analysis.

[e]	Figure represents July 1, 2025, through December 31, 2025.

Certain Norfolk Southern Unaudited Prospective Financial Information

Although Norfolk Southern has from time to time publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect.

Norfolk Southern management maintains a long-range plan, which is periodically updated and reviewed with the Norfolk Southern board, that reflects Norfolk Southern management’s financial and business outlook for Norfolk Southern over a five-year period (which plan is referred to as the Norfolk Southern long-range plan). This Norfolk Southern long-range plan was reviewed by the Norfolk Southern board in connection with its consideration of a transaction with Union Pacific and other strategic alternatives, including maintaining the status quo. The Norfolk Southern long-range plan included certain unaudited prospective financial information concerning Norfolk Southern on a standalone basis for fiscal years 2025 through 2030. These unaudited projections are referred to as the Norfolk Southern management unaudited projections. The Norfolk Southern management unaudited projections were provided to BofA, which was directed by Norfolk Southern management and the Norfolk Southern board to use and rely upon the Norfolk Southern management unaudited projections for purposes of its financial analysis and fairness opinion. In addition, certain of the Norfolk Southern management unaudited projections were provided to Union Pacific, the Union Pacific board, and its financial advisors, Morgan Stanley and Wells Fargo.

In connection with the transaction, Norfolk Southern management also received and reviewed the UP management unaudited UP projections (as prepared by Union Pacific management and provided to Norfolk Southern management). The UP management unaudited UP projections were provided to the Norfolk Southern board in connection with its consideration of the transaction as well as to BofA, which was directed by Norfolk Southern management and the Norfolk Southern board to use and rely upon the UP management unaudited UP projections for purposes of its financial analysis and fairness opinion.

The Norfolk Southern management unaudited projections were prepared treating Union Pacific and Norfolk Southern, respectively, on a standalone basis based on assumptions Norfolk Southern management considered to be reasonable based on facts known at such time and do not take into account the transactions contemplated by the merger agreement, including any costs incurred in connection with the mergers or the other transactions contemplated thereby or any changes to operations or strategy that may be implemented after the completion of the mergers, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed, or not taken in anticipation of the transaction. As a result, actual results will likely differ, and may differ materially, from those contained in the Norfolk Southern management unaudited projections. Further, the Norfolk Southern management unaudited projections do not take into account the effect of any possible failure of the mergers to occur.

The information and tables set forth below are included solely to give Norfolk Southern shareholders access to a summary of the Norfolk Southern management unaudited projections that were made available to the Norfolk Southern board and BofA, as well as Union Pacific, Wells Fargo, and Morgan Stanley (who were provided certain of the Norfolk Southern management unaudited projections), in connection with the mergers and are not included in this joint proxy statement/prospectus in order to influence any Norfolk Southern shareholder on any voting or investment decision with respect to the mergers or for any other purpose. These projections are not, and should not be viewed as, public guidance or targets.

Norfolk Southern Management Unaudited Projections.

The following table summarizes the Norfolk Southern management unaudited projections.

Billions, except per share amounts, for the years ended	2025E	2026E	2027E	2028E	2029E	2030E
Railway operating revenue	$12.4	$12.9	$13.6	$14.2	$14.8	$15.5
Management adjusted operating income [a]	4.4	4.8	5.2	5.6	6.0	6.4
Adjusted EBITDA [b]	5.8	6.2	6.7	7.1	7.6	8.1
Capital expenditures	2.2	2.3	2.3	2.3	2.4	2.4
Adjusted earnings per share [c]	$12.67	$14.17	$16.04	$17.78	$19.95	$22.36

[a]

Management adjusted operating income, a non-GAAP financial measure, calculated as income from railway operations adjusted for certain historical non-recurring items including railway line sales, the Eastern Ohio incident, restructuring and other charges.

[b]

Adjusted EBITDA, a non-GAAP financial measure, calculated as income from railway operations before other income, depreciation and income taxes, adjusted for certain historical non-recurring items including railway line sales, the Eastern Ohio incident, restructuring and other charges.

[c]

Adjusted earnings per share, a non-GAAP financial measure, calculated as diluted earnings per share adjusted for certain historical non-recurring items, including railway line sales, the Eastern Ohio incident, restructuring and other charges, shareholder advisory costs, and deferred income tax adjustment.

On the basis of the above Norfolk Southern management unaudited projections, BofA presented the following additional income statement item for Norfolk Southern to the Norfolk Southern board.

Billions, for the years ended	2025E	2026E	2027E	2028E	2029E	2030E
Unlevered free cash flow [d]	1.0 [e]	3.2	3.5	3.9	4.2	4.7

[d]

Unlevered free cash flow, a non-GAAP financial measure, is EBITDA less depreciation and amortization, plus other income, tax affected, plus depreciation and amortization, less capital expenditures, less increases in net working capital, less other cash expenses, less anticipated disbursements in connection with the Eastern Ohio incident.

[e]	Figure represents period from July 1, 2025, through December 31, 2025.

Synergies

Norfolk Southern management and Union Pacific management jointly developed and provided to their respective boards prospective financial information relating to the anticipated synergies to be realized by the combined company and related costs of such synergies, which consisted of estimated potential annualized earnings before interest, taxes, depreciation, and amortization (which is referred to as EBITDA) gross synergies of $2.75 billion, consisting of $1.75 billion from revenue EBITDA synergies and $1.0 billion from operating and expense synergies. Union Pacific management and Norfolk Southern management assumed, among other things, that the aggregate operating expense cost of achieving the projected synergies would be $170 million incurred in the first year of the phase-in, and that total capital expenditures to achieve the projected synergies would be $2.0 billion, of which half would be incurred in the first year of the phase-in and the remaining half would be incurred in the second year of the phase-in. The assumed EBITDA synergies, including the cost to achieve such synergies, are referred to as the management assumed synergies. The management assumed synergies were provided to BofA, which was directed by Norfolk Southern management and the Norfolk Southern board to use and rely upon such assumed synergies, net of illustrative assumed concessions, for purposes of its financial analysis and fairness opinion. In addition, the management assumed synergies were provided to Morgan Stanley and Wells Fargo, who were each directed by Union Pacific management and the Union Pacific board to use and rely upon such assumed synergies, net of illustrative assumed concessions (such assumed net synergies of $2.0 billion are referred to as the Union Pacific management net synergies, as used below in “Opinions of Union Pacific’s Financial Advisors” beginning on page 112), for purposes of their respective financial analyses and fairness opinions.

See “General Information Regarding the Forecasts” beginning on page 110 for further information regarding the uncertainties underlying the synergies, which section shall be read to apply equally to the management assumed synergies to the same extent as the UP management unaudited projections and Norfolk Southern management unaudited projections, as applicable, as well as “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 53 and 55, respectively, for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the mergers.

General Information Regarding the Forecasts

The UP management unaudited projections and Norfolk Southern management unaudited projections were not prepared with a view toward public disclosure or toward complying with GAAP, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the UP management unaudited projections were approved by Union Pacific management and the Union Pacific board for use by Morgan Stanley and Wells Fargo in connection with the opinions delivered by Morgan Stanley and Wells Fargo to the Union Pacific board and were relied upon by the Union Pacific board in connection with its consideration of the mergers. The non-GAAP financial measures used in the Norfolk Southern management unaudited projections were approved by Norfolk Southern management and the Norfolk Southern board for use by BofA in connection with the opinion delivered by BofA to the Norfolk Southern board and were relied upon by the Norfolk Southern board in connection with its consideration of the mergers. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to Morgan Stanley, Wells Fargo, BofA, or to the Union Pacific or Norfolk Southern respective boards in connection with a proposed business combination like the mergers if the disclosure is included in a document like this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by Morgan Stanley, Wells Fargo, or BofA for purposes of their opinions or by the Union Pacific or Norfolk Southern respective boards in connection with their consideration of the merger agreement, the mergers, and the merger consideration. Accordingly, neither Union Pacific nor Norfolk Southern have provided reconciliations of the financial measures included in the UP management unaudited projections or the Norfolk Southern management unaudited projections to the relevant GAAP financial measures. The UP management unaudited projections and Norfolk Southern management unaudited projections contain certain non-GAAP financial measures that Union Pacific and Norfolk Southern believe are helpful in understanding their past financial performance and future results. Union Pacific management and Norfolk Southern management regularly use a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting, and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Union Pacific and Norfolk Southern believe that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Union Pacific and Norfolk Southern’s respective financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of either Union Pacific or Norfolk Southern’s competitors, and may not be directly comparable to similarly titled measures of Union Pacific or Norfolk Southern’s competitors due to potential differences in the exact method of calculation. The UP management unaudited projections and the Norfolk Southern management unaudited projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the merger agreement. Furthermore, the UP management unaudited projections and the Norfolk Southern management unaudited projections do not take into account the effect of any failure to complete the mergers and should not be viewed as accurate or continuing in that context.

While the UP management unaudited projections and the Norfolk Southern management unaudited projections are presented with numerical specificity, the UP management unaudited projections and the Norfolk Southern management unaudited projections were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition, general business, economic, market, and financial conditions, and additional matters specific to Union Pacific and Norfolk Southern’s businesses or which are difficult to predict but subject to significant economic and competitive uncertainties) that are inherently uncertain and may be beyond Union Pacific management’s and Norfolk Southern management’s control. Further, given that the UP management unaudited projections and the Norfolk Southern management unaudited projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. The ability to achieve the performance contemplated by the UP management unaudited projections and the Norfolk Southern management unaudited projections depends on, in part, whether or not strategic goals, objectives, and targets are reached over the applicable period. The assumptions upon which the UP management unaudited projections and the Norfolk Southern management unaudited projections were based necessarily involve judgments with respect to, among other things, future economic, competitive, and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, Union Pacific and Norfolk Southern’s respective ability to achieve strategic goals, objectives, and targets over applicable periods, the inherent uncertainty of the business and economic conditions affecting the industry in which Union Pacific and Norfolk Southern operate, and the risks and uncertainties described in the section “Cautionary Note Regarding Forward-Looking Statements” beginning on page 53 and “Risk Factors” beginning on page 55, all of which are difficult or impossible to predict accurately and many of which are beyond Union Pacific and Norfolk Southern’s respective control. The UP management unaudited projections and the Norfolk Southern management unaudited projections also reflect assumptions by Union Pacific and Norfolk Southern’s respective management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised respective prospects for the Union Pacific and Norfolk Southern businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared. Modeling and forecasting the future performance of a company is a highly speculative endeavor. Since the financial projections cover a long period of time, the financial projections by their nature are unlikely to anticipate each circumstance that will have an effect on the commercial value of Union Pacific and Norfolk Southern’s respective services.

Accordingly, there can be no assurance that the UP management unaudited projections and the Norfolk Southern management unaudited projections will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the UP management unaudited projections and the Norfolk Southern management unaudited projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Union Pacific, Norfolk Southern, Morgan Stanley, Wells Fargo, BofA, or any of their respective affiliates, officers, directors, advisors, or other representatives considered or consider the UP management unaudited projections and the Norfolk Southern management unaudited projections necessarily predictive of actual future events, and the UP management unaudited projections and the Norfolk Southern management unaudited projections should not be relied upon as such. None of Union Pacific, Norfolk Southern, Morgan Stanley, Wells Fargo, BofA, or any of their respective affiliates, officers, directors, advisors, or other representatives can give any assurance that actual results will not differ from the UP management unaudited projections or the Norfolk Southern management unaudited projections. None of Union Pacific, Norfolk Southern, Morgan Stanley, Wells Fargo, BofA, or any of their respective affiliates, officers, directors, advisors, or other representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of Union Pacific or Norfolk Southern compared to the information contained in the UP management unaudited projections and the Norfolk Southern management unaudited projections or that forecasted results will be achieved.

In addition, the UP management unaudited projections and the Norfolk Southern management unaudited projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this joint proxy statement/prospectus, and except as required by applicable securities laws, Union Pacific and Norfolk Southern do not intend to update or otherwise revise the UP management unaudited projections or the Norfolk Southern management unaudited projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

The UP management unaudited projections were prepared by, and are the responsibility of, Union Pacific management. Neither Deloitte & Touche LLP nor any other independent accountants have audited, reviewed, examined, compiled, or applied any agreed-upon procedures with respect to the UP management unaudited projections contained herein and, accordingly, Deloitte & Touche LLP does not express any opinion or any other form of assurance with respect thereto or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The Deloitte & Touche LLP reports incorporated by reference relate to Union Pacific’s previously issued financial statements incorporated herein. It does not extend to the UP management unaudited projections and should not be read to do so.

The Norfolk Southern management unaudited projections were prepared by, and are the responsibility of, Norfolk Southern management. Neither KPMG LLP nor any other independent accountants have audited, reviewed, examined, compiled, or applied any agreed-upon procedures with respect to the Norfolk Southern management unaudited projections contained herein and, accordingly, KPMG LLP does not express any opinion or any other form of assurance with respect thereto or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The KPMG LLP report incorporated by reference relates to Norfolk Southern’s previously issued financial statements incorporated herein. It does not extend to the Norfolk Southern management unaudited projections and should not be read to do so.

Opinions of Union Pacific’s Financial Advisors

Opinion of Morgan Stanley & Co. LLC

The Union Pacific board retained Morgan Stanley to provide it with financial advisory services in connection with a possible acquisition, merger, or similar business combination, and, if requested by the Union Pacific board, a financial opinion with respect thereto. Union Pacific selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, and reputation and its knowledge of the financial services industry, market and regulatory environment and business and affairs of Union Pacific. Morgan Stanley rendered to the Union Pacific board, at its special meeting on July 28, 2025, its oral opinion, subsequently confirmed by delivery of a written opinion dated July 28, 2025, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the merger consideration was fair, from a financial point of view, to Union Pacific.

The full text of the written opinion of Morgan Stanley, dated July 28, 2025, is attached as Annex B and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Union Pacific board and addresses only the fairness, from a financial point of view, to Union Pacific of the merger consideration as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to shareholders of Union Pacific or Norfolk Southern as to how to act or vote in connection with the mergers or any other matter or whether to take any other action with respect to the mergers. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which Union Pacific common stock will trade following the consummation of the mergers or at any time.

In connection with rendering its opinion, Morgan Stanley, among other things:

1)	reviewed certain publicly available financial statements and other business and financial information of Union Pacific and Norfolk Southern, respectively;

2)	reviewed certain internal financial statements and other financial and operating data concerning Union Pacific and Norfolk Southern, respectively;

3)	reviewed the UP management unaudited UP projections and the UP management unaudited NS projections, which were approved for use by each of Morgan Stanley and Wells Fargo by the Union Pacific board;

4)	reviewed the Norfolk Southern management unaudited projections;

5)	reviewed the Union Pacific management net synergies, which were approved for use by each of Morgan Stanley and Wells Fargo by the Union Pacific board;

6)

discussed the past and current operations and financial condition and the prospects of Norfolk Southern, including information relating to certain strategic, financial, and operational benefits anticipated from the mergers, with senior executives of Norfolk Southern and Union Pacific;

7)

discussed the past and current operations and financial condition and the prospects of Union Pacific, including information relating to certain strategic, financial, and operational benefits anticipated from the mergers, with senior executives of the Union Pacific;

8)	reviewed the pro forma impact of the mergers on Union Pacific’s earnings per share, cash flow, consolidated capitalization, and certain financial ratios;

9)	reviewed the reported prices and trading activity for the Norfolk Southern common stock and the Union Pacific common stock;

10)

compared the financial performance of Norfolk Southern and Union Pacific and the prices and trading activity of the Norfolk Southern common stock and the Union Pacific common stock with that of certain other publicly traded companies comparable with Norfolk Southern and Union Pacific, respectively, and their securities;

11)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

12)	participated in certain discussions and negotiations among representatives of Norfolk Southern and Union Pacific and their financial and legal advisors;

13)	reviewed the merger agreement and certain related documents; and

14)	performed such other analyses, reviewed such other information, and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Norfolk Southern and Union Pacific, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, at the direction of the Union Pacific board, Morgan Stanly utilized the UP management unaudited projections and the Union Pacific management net synergies for the purposes of this opinion, and Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Union Pacific management of the future financial performance of Norfolk Southern and Union Pacific. Morgan Stanley expressed no views as to the reasonableness of the UP management unaudited projections, the Union Pacific management net synergies or any other financial projections or the assumptions on which they are based. Morgan Stanley relied upon, without independent verification, the assessment by Union Pacific management of (i) the strategic, financial and operational benefits expected to result from the mergers, (ii) the timing and risks associated with the integration of Norfolk Southern and Union Pacific, (iii) the ability to retain key employees of Norfolk Southern and Union Pacific, and (iv) the validity of, and risks associated with, Norfolk Southern and Union Pacific’s existing and future technologies, intellectual property, products, services, and business models. In addition, Morgan Stanley assumed that the mergers will be consummated in accordance with the terms set forth in the merger agreement without any waiver or amendment of any terms or conditions material to Morgan Stanley’s analysis, including, among other things, that the mergers will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan

Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory, or other approvals and consents required for the proposed mergers, no delays, limitations, conditions, or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed mergers. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Norfolk Southern and Union Pacific and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Norfolk Southern’s officers, directors, or employees, or any class of such persons, relative to the merger consideration. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Union Pacific, nor did it address the underlying business decision of Union Pacific to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. Morgan Stanley’s opinion was limited solely to the fairness of the merger consideration to be paid by Union Pacific pursuant to the merger agreement, from a financial point of view, to Union Pacific, and Morgan Stanley did not express any view on, and Morgan Stanley’s opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Norfolk Southern or Union Pacific, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Morgan Stanley as of July 28, 2025. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise, or reaffirm this opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated July 28, 2025. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as of July 16, 2025, the last trading day prior to press speculation that Union Pacific had engaged a financial advisor for a potential acquisition of Norfolk Southern (which is referred to as the unaffected date). Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Analyses Related to Norfolk Southern

Public Trading Comparable Company Analysis

Morgan Stanley performed a public trading comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of Norfolk Southern with corresponding publicly available financial information for other Class I railroads that shared certain similar characteristics to Norfolk Southern to derive an implied valuation range for Norfolk Southern. The companies used in this comparison were the following:

•	Union Pacific;

•	Norfolk Southern;

•	CSX Corporation;

•	Canadian National Railway Company; and

•	Canadian Pacific Kansas City Limited.

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to Norfolk Southern’s business. Although none of such companies are identical or directly comparable to Norfolk Southern, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business, and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to Norfolk Southern.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on public filings, publicly available research estimates, and publicly available financial information published by Capital IQ:

•

the ratio of aggregate value (which is referred to as AV), calculated as the market value of equity plus short-term debt, long-term debt, finance leases, preferred equity and non-controlling interests, net of cash, cash equivalents, and investments to estimated next twelve months (which is referred to as NTM) adjusted EBITDA (which is referred to as the AV / NTM Adj. EBITDA Ratio); and

•	the ratio of stock price to estimated NTM adjusted earnings per share (which is referred to as the Price / NTM Adj. EPS Ratio).

The results of Morgan Stanley’s analysis were presented for the comparable companies, as indicated in the following tables:

AV / NTM Adj. EBITDA Ratio
Comparable Company	Current	1-Year Average	5-Year Average
Union Pacific	13.2x	13.6x	13.8x
Norfolk Southern	12.1x	12.2x	12.4x
CSX Corporation	11.9x	11.1x	11.7x
Canadian National Railway Company	12.1x	12.5x	13.8x
Canadian Pacific Kansas City Limited	15.3x	15.3x	14.9x
US Class I Railroads Average	12.4x	12.3x	12.6x
Class I Railroads Average	12.9x	12.9x	13.4x

Price / NTM Adj. EPS Ratio
Comparable Company	Current	1-Year Average	5-Year Average
Union Pacific	19.5x	20.0x	20.3x
Norfolk Southern	19.8x	18.9x	19.2x
CSX Corporation	19.2x	17.3x	18.2x
Canadian National Railway Company	17.9x	18.6x	21.0x
Canadian Pacific Kansas City Limited	22.7x	22.7x	23.1x
US Class I Railroads Average	19.5x	18.8x	19.2x
Class I Railroads Average	19.8x	19.5x	20.6x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of AV / NTM Adj. EBITDA Ratio and Price / NTM Adj. EPS Ratio and applied these ranges to Norfolk Southern’s estimated NTM Adjusted EBITDA as of June 30, 2025, of $6,092 million based on the UP management unaudited NS projections and to Norfolk Southern’s estimated NTM Adj. EPS as of June 30, 2025, of $13.49 based on the UP management unaudited NS projections. Morgan Stanley then calculated a range of implied equity values per share of Norfolk Southern common stock as follows, in each case rounded to the nearest $1.00:

Calendar Year Financial Statistic	Selected Representative Range	Implied Equity Value Per Share of Norfolk Southern Common Stock
AV / NTM Adj. EBITDA Ratio	11.5x – 13.5x	$254 – $308
Price / NTM Adj. EPS Ratio	18.0x – 21.5x	$243 – $290

Morgan Stanley compared the foregoing ranges of implied equity values per share of Norfolk Southern common stock to the closing trading price of Norfolk Southern common stock as of the unaffected date (which is referred to as the unaffected Norfolk Southern share price) of $260.32 per share and the implied value of the merger consideration, based on the closing trading price of Union Pacific common stock as of the unaffected date (which is referred to as the implied consideration value), of $320.00 per share.

No company included in the comparable public company analysis is identical to Norfolk Southern. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions, and other matters, which are beyond the control of Norfolk Southern. These include, among other things, the impact of competition on the business of Norfolk Southern and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Norfolk Southern and the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common equity as a function of such company’s estimated future earnings and a theoretical range of trading multiples. The resulting estimated future implied value of equity is subsequently discounted back to the present day at the company’s cost of equity in order to arrive at an illustrative estimate of the present value for the company’s theoretical future implied stock price. Morgan Stanley used a discount rate of 9.5%, to reflect Norfolk Southern’s estimated cost of equity. Cost of equity was calculated using the Capital Asset Pricing Model (which is referred to as the CAPM). The CAPM takes into account market risk premium, risk-free rate, and beta of the underlying stock.

In arriving at the implied equity values per share of Norfolk Southern common stock, Morgan Stanley applied a representative range of the ratio of AV to NTM Adjusted EBITDA as of January 1, 2027 (which is referred to as the AV / 1/1/2027 NTM Adj. EBITDA Ratio), of 11.5x to 13.5x, derived by Morgan Stanley using its experience and professional judgment, to Norfolk Southern’s estimated NTM Adjusted EBITDA as of January 1, 2027, of $6,663 million, then subtracted the amount of Norfolk Southern’s estimated net debt, and then divided the resulting implied equity values for Norfolk Southern by Norfolk Southern’s fully diluted shares outstanding, in each case based on the UP management unaudited NS projections. Morgan Stanley then discounted the resulting implied equity values per share to June 30, 2025, at a discount rate of 9.5%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect Norfolk Southern’s estimated cost of equity. Morgan Stanley then added the cumulative present value of dividends to derive ranges of implied equity values per share for Norfolk Southern. Based on this analysis, Morgan Stanley derived a range of implied equity values per share of Norfolk Southern common stock of $259 to $312, in each case rounded to the nearest $1.00.

In arriving at the implied equity values per share of Norfolk Southern common stock, Morgan Stanley also applied a representative range of the ratio of stock price to NTM estimated adjusted earnings per share (which is referred to as Adj. EPS) as of January 1, 2027 (which is referred to as the Price / 1/1/2027 NTM EPS Ratio), of 18.0x to 21.5x, derived by Morgan Stanley using its experience and professional judgment, to Norfolk Southern’s estimated NTM Adj. EPS as of January 1, 2027, of $15.72 based on the UP management unaudited NS projections. Morgan Stanley then discounted the resulting equity values per share to June 30, 2025, at a discount rate of 9.5%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect Norfolk Southern’s estimated cost of equity. Morgan Stanley then added the cumulative present value of dividends to derive ranges of implied equity values per share. Based on this analysis, Morgan Stanley derived a range of implied equity values per share of Norfolk Southern common stock of $266 to $316, in each case rounded to the nearest $1.00.

The following table summarizes Morgan Stanley’s analysis:

Calendar Year Financial Statistic	Selected Representative Range	Implied Value Per Share Range for Norfolk Southern
AV / 1/1/2027 NTM Adj. EBITDA Ratio	11.5x – 13.5x	$259 – $312
Price / 1/1/2027 NTM EPS Ratio	18.0x – 21.5x	$266 – $316

Morgan Stanley compared the foregoing ranges of implied equity values per share of Norfolk Southern common stock to the unaffected Norfolk Southern share price of $260.32 per share and the implied consideration value of $320.00 per share.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis (excluding synergies), which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share of Norfolk Southern common stock as of June 30, 2025, based on estimates of future unlevered free cash flows for the six months ending December 31, 2025, and fiscal years 2026 through 2031 contained in the UP management unaudited NS projections, including net debt of Norfolk Southern as of June 30, 2025, of $12,915 million. Morgan Stanley also calculated a range of terminal values for Norfolk Southern based on a last twelve months (which is referred to as LTM) EBITDA terminal multiple range of 12.0x to 14.5x, which was selected based on Morgan Stanley’s professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to June 30, 2025, by applying a discount rate range of 7.8% to 8.6%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect Norfolk Southern’s estimated weighted average cost of capital (which is referred to as WACC).

This analysis indicated a range of implied equity values per share of Norfolk Southern common stock of $274 to $342, in each case rounded to the nearest $1.00.

Morgan Stanley then performed a discounted cash flow analysis of the Union Pacific management net synergies, calculating a range of implied equity values per share of Norfolk Southern common stock as of June 30, 2025, based on estimates of future unlevered free cash flows from the Union Pacific management net synergies for the six months ending December 31, 2025, and fiscal years 2026 through 2031. Morgan Stanley also calculated a range of terminal values for the Union Pacific management net synergies based on a blended multiple range of 12.7x to 15.2x, which was calculated based on the weighted average of the LTM EBITDA terminal multiple ranges selected for the Norfolk Southern and Union Pacific discounted cash flow analyses (excluding synergies). The estimated unlevered free cash flows and the range of terminal values were then discounted to June 30, 2025, by applying a discount rate range of 7.7% to 8.5%, which was calculated based on the weighted average WACC ranges selected for the Norfolk Southern and Union Pacific discounted cash flow analyses (excluding synergies). The results of this analysis were then added to the implied equity values per share of Norfolk Southern common stock derived from the discounted cash flow analysis (excluding synergies).

This analysis indicated a range of implied equity values per share of Norfolk Southern common stock of $358 to $444, in each case rounded to the nearest $1.00.

The following table summarizes Morgan Stanley’s analysis:

Financial Statistic	Implied Equity Value Per Share of Norfolk Southern
Excluding Synergies: 7.8% – 8.6% WACC; 12.0x – 14.5x LTM EBITDA Terminal Multiple	$274 – $342
Including Union Pacific Management Net Synergies at Blended WACC of 7.7% – 8.5% and LTM EBITDA Terminal Multiple of 12.7x – 15.2x	$358 – $444

Morgan Stanley compared the foregoing ranges of implied equity values per share of Norfolk Southern common stock to the unaffected Norfolk Southern share price of $260.32 per share and the implied consideration value of $320.00 per share.

Other Factors:

Morgan Stanley observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

Analysis of Precedent Transactions. For reference only and not as a component of its fairness analysis, Morgan Stanley performed a precedent transactions analysis, which is designed to imply the value of a company based on publicly available financial terms of selected transactions. Morgan Stanley compared publicly available statistics for 19 transactions since 1994 in which the target company was a Class I, Class II, or Short Line railroad. Morgan Stanley reviewed the transactions below for, among other things, the ratio of enterprise value implied by the consideration paid in each transaction to each target company’s EBITDA for the 12-month period prior to the transaction announcement date based on publicly available data as of the date of such announcement.

Based on its analysis of the relevant metrics and time frame for each of the transactions and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of AV to LTM Adjusted EBITDA as of June 30, 2025, multiples of 13.0x to 16.0x and applied these ranges to Norfolk Southern’s LTM Adjusted EBITDA as of June 30, 2025. Morgan Stanley calculated the estimated implied value per share of Norfolk Southern common stock as $269 to $344 per share, in each case rounded to the nearest $1.00.

No company or transaction utilized in the precedent transaction analysis is identical to Norfolk Southern or the mergers. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market, and financial conditions and other matters, which are beyond the control of Norfolk Southern and Union Pacific, such as the impact of competition on the business of Norfolk Southern, Union Pacific, or the industry generally, industry growth, and the absence of any adverse material change in the financial condition of Norfolk Southern, Union Pacific, or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

•

Brokers’ Price Targets. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed future public market trading price targets for Norfolk Southern common stock prepared and published by 19 equity research analysts as of the unaffected date. These targets generally reflect each analyst’s estimate of the future public market trading price of Norfolk Southern common stock. The range of broker price targets for Norfolk Southern common stock was $174 to $300 per share. The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Norfolk Southern common stock and these estimates are subject to uncertainties, including the future financial performance of Norfolk Southern and future financial market conditions.

•

Historical Trading Range. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the intraday low and high per share trading range for Norfolk Southern common stock for the 52-week period ending on the unaffected date. Morgan Stanley observed that, during such period, the trading range was $202 to $278 per share of Norfolk Southern common stock.

Analyses Related to Union Pacific

Public Trading Comparable Company Analysis

Morgan Stanley performed a public trading comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of Union Pacific with corresponding publicly available financial information for other Class I railroads that shared certain similar characteristics to Union Pacific to derive an implied valuation range for Union Pacific. The companies used in this comparison were the following:

•	Union Pacific;

•	Norfolk Southern;

•	CSX Corporation;

•	Canadian National Railway Company; and

•	Canadian Pacific Kansas City Limited.

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to Union Pacific’s business. Although none of such companies are identical or directly comparable to Union Pacific, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business, and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to Union Pacific.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on public filings, publicly available research estimates, and publicly available financial information published by Capital IQ:

•	the AV / NTM Adj. EBITDA Ratio; and

•	the Price / NTM Adj. EPS Ratio.

The results of Morgan Stanley’s analysis were presented for the comparable companies, as indicated in the following tables:

AV / NTM Adj. EBITDA Ratio
Comparable Company	Current	1-Year Average	5-Year Average
Union Pacific	13.2x	13.6x	13.8x
Norfolk Southern	12.1x	12.2x	12.4x
CSX Corporation	11.9x	11.1x	11.7x
Canadian National Railway Company	12.1x	12.5x	13.8x
Canadian Pacific Kansas City Limited	15.3x	15.3x	14.9x
US Class I Railroads Average	12.4x	12.3x	12.6x
Class I Railroads Average	12.9x	12.9x	13.4x

Price / NTM Adj. EPS Ratio
Comparable Company	Current	1-Year Average	5-Year Average
Union Pacific	19.5x	20.0x	20.3x
Norfolk Southern	19.8x	18.9x	19.2x
CSX Corporation	19.2x	17.3x	18.2x
Canadian National Railway Company	17.9x	18.6x	21.0x
Canadian Pacific Kansas City Limited	22.7x	22.7x	23.1x
US Class I Railroads Average	19.5x	18.8x	19.2x
Class I Railroads Average	19.8x	19.5x	20.6x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of AV / NTM Adj. EBITDA Ratio and Price / NTM Adj. EPS Ratio and applied these ranges to Union Pacific’s estimated NTM Adjusted EBITDA as of June 30, 2025, of $12,766 million based on the UP management unaudited UP projections and to Union Pacific’s estimated NTM Adj. EPS as of June 30, 2025, of $12.24 based on the UP management unaudited UP projections. Morgan Stanley then calculated a range of implied equity values per share of Union Pacific common stock as follows, in each case rounded to the nearest $1.00:

Calendar Year Financial Statistic	Selected Representative Range	Implied Equity Value Per Share of Union Pacific Common Stock
AV / NTM Adj. EBITDA Ratio	12.5x – 14.5x	$217 – $260
Price / NTM Adj. EPS Ratio	18.5x – 22.0x	$226 – $269

Morgan Stanley compared the foregoing ranges of implied equity values per share of Union Pacific common stock to the closing trading price of Union Pacific common stock as of the unaffected date (which is referred to as the unaffected Union Pacific share price) of $231.18 per share.

No company included in the comparable public company analysis is identical to Union Pacific. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, which are beyond the control of Union Pacific. These include, among other things, the impact of competition on the business of Union Pacific and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Union Pacific and the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common equity as a function of such company’s estimated future earnings and a theoretical range of trading multiples. The resulting estimated future implied value of equity is subsequently discounted back to the present day at the company’s cost of equity in order to arrive at an illustrative estimate of the present value for the company’s theoretical future implied stock price. Morgan Stanley used a discount rate of 9.0% to reflect Union Pacific’s estimated cost of equity. Cost of equity was calculated using the CAPM. The CAPM takes into account market risk premium, risk-free rate and beta, of the underlying stock.

In arriving at the implied equity values per share of Union Pacific common stock, Morgan Stanley applied a representative range of AV / 1/1/2027 NTM Adj. EBITDA Ratios of 12.5x to 14.5x, derived by Morgan Stanley using its experience and professional judgment, to Union Pacific’s estimated NTM Adjusted EBITDA as of January 1, 2027, of $13,664 million, then subtracted the amount of Union Pacific estimated net debt, and then divided the resulting implied equity values for Union Pacific by Union Pacific’s fully diluted shares outstanding, in each case based on the UP management unaudited UP projections. Morgan Stanley then discounted the resulting implied equity values per share to June 30, 2025, at a discount rate of 9.0%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect Union Pacific’s estimated cost of equity. Morgan Stanley then added the cumulative present value of dividends to derive ranges of implied equity values per share for Union Pacific. Based on this analysis, Morgan Stanley derived a range of implied equity values per share of Union Pacific common stock of $221 to $264, in each case rounded to the nearest $1.00.

In arriving at the implied equity values per share of Union Pacific common stock, Morgan Stanley also applied a representative range of Price / 1/1/2027 NTM Adj. EPS Ratios of 18.5x to 22.0x, derived by Morgan Stanley using its experience and professional judgment, to Union Pacific’s estimated NTM Adj. EPS as of January 1, 2027, of $13.52 based on the UP management unaudited UP projections. Morgan Stanley then discounted the resulting equity values per share to June 30, 2025, at a discount rate of 9.0%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect Union Pacific’s estimated cost of equity. Morgan Stanley then added the cumulative present value of dividends to derive ranges of implied equity values per share. Based on this analysis, Morgan Stanley derived a range of implied equity values per share of Union Pacific common stock of $227 to $269, in each case rounded to the nearest $1.00.

The following table summarizes Morgan Stanley’s analysis:

Calendar Year Financial Statistic	Selected Representative Range	Implied Value Per Share Range for Union Pacific
AV / 1/1/2027 NTM Adj. EBITDA Ratio	12.5x – 14.5x	$221 – $264
Price / 1/1/2027 NTM Adj. EPS Ratio	18.5x – 22.0x	$227 – $269

Morgan Stanley compared the foregoing range of implied equity values per share of Union Pacific common stock to the unaffected Union Pacific share price of $231.18 per share and the implied consideration value of $320.00 per share.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis (excluding synergies), which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share of Union Pacific common stock as of June 30, 2025, based on estimates of future unlevered free cash flows for the six months ending December 31, 2025, and fiscal years 2026 through 2031 contained in the UP management unaudited UP projections, including net debt of Union Pacific as of June 30, 2025, of $30,665 million. Morgan Stanley also calculated a range of terminal values for Union Pacific based on an LTM EBITDA terminal multiple range of 13.0x to 15.5x, which was selected based on Morgan Stanley’s professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to June 30, 2025, by applying a discount rate range of 7.6% to 8.4%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect Union Pacific’s estimated WACC.

This analysis indicated a range of implied equity values per share of Union Pacific common stock of $224 to $277, in each case rounded to the nearest $1.00.

The following table summarizes Morgan Stanley’s analysis:

Financial Statistic	Implied Equity Value Per Share of Union Pacific
7.6% – 8.4% WACC; 13.0x – 15.5x LTM EBITDA Terminal Multiple	$224 – $277

Other Factors:

Morgan Stanley observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

Brokers’ Price Targets. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed future public market trading price targets for Union Pacific common stock prepared and published by 22 equity research analysts as of the unaffected date. These targets generally reflect each analyst’s estimate of the future public market trading price of Union Pacific common stock. The range of broker price targets for Union Pacific common stock was $202 to $275. The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Union Pacific common stock and these estimates are subject to uncertainties, including the future financial performance of Union Pacific and future financial market conditions.

•

Historical Trading Range. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the intraday low and high per share trading range for Union Pacific common stock for the 52-week period ending on the unaffected date. Morgan Stanley observed that, during such period, the trading range was $205 to $258 per share of Union Pacific common stock.

Relative Valuation Analysis

Based upon the (i) implied equity values per share for Norfolk Southern common stock and Union Pacific common stock calculated in the public trading comparable company analysis described above, (ii) implied equity values per share for Norfolk Southern common stock and Union Pacific common stock calculated in the discounted equity value analysis described above, and (iii) implied equity values per share for Norfolk Southern common stock and Union Pacific common stock calculated in the discounted cash flow analysis described above, Morgan Stanley calculated an implied range of exchange ratios. For each comparison, Morgan Stanley compared the lowest equity value per share of Norfolk Southern common stock less the cash consideration of $88.82 per share to the highest equity value per share of Union Pacific common stock to derive the lowest implied exchange ratio for holders of Norfolk Southern common stock implied by each set of reference ranges. Morgan Stanley also compared the highest equity value per share of Norfolk Southern common stock less the cash consideration of $88.82 per share to the lowest equity value per share of Union Pacific common stock to derive the highest implied exchange ratio for holders of Norfolk Southern common stock implied by each set of reference ranges.

The following table summarizes Morgan Stanley’s analysis:

Financial Statistic	Illustrative Exchange Ratio Assuming $88.82 in Cash
Public Trading Comparables
Norfolk Southern 11.5x – 13.5x; Union Pacific 12.5x – 14.5x AV / NTM Adj. EBITDA Ratio	0.636x – 1.010x
Norfolk Southern 18.0x – 21.5x; Union Pacific 18.5x – 22.0x Price / NTM Adj. EPS Ratio	0.572x – 0.888x
Discounted Equity Value
Norfolk Southern 11.5x – 13.5x; Union Pacific 12.5x – 14.5x AV / 1/1/2027 NTM Adj. EBITDA Ratio	0.645x – 1.012x
Norfolk Southern 18.0x – 21.5x; Union Pacific 18.5x – 22.0x Price / 1/1/2027 NTM EPS Ratio	0.659x – 1.000x
Discounted Cash Flow
Excluding Union Pacific Management Net Synergies: Norfolk Southern 12.0x – 14.5x / Union Pacific 13.0x – 15.5x LTM EBITDA Terminal Multiple	0.667x – 1.129x
Including Union Pacific Management Net Synergies at Blended WACC of 7.7% – 8.5% and LTM EBITDA Terminal Multiple of 12.7x – 15.2x	0.969x – 1.587x

The resulting implied ranges of the exchange ratio were then compared to the exchange ratio of 1.000x in the mergers, assuming a right to receive $88.82 in cash per share of Norfolk Southern common stock.

DCF Per Share Accretion Analysis

Morgan Stanley conducted a discounted cash flow analysis of Union Pacific pro forma for the mergers using the UP management unaudited projections and other information and data for each of Norfolk Southern and Union Pacific as described above and provided by Union Pacific. The pro forma discounted cash flow analysis reflected (i) the ranges of stand-alone discounted cash flow values derived for each of Norfolk Southern and Union Pacific, in each case as described above in sections “Analysis Related to Norfolk Southern — Discounted Cash Flow” and “Analysis Related to Union Pacific — Discounted Cash Flow,” respectively, plus (ii) the discounted cash flow value of the projected net synergies, as described above in section “Analysis Related to Norfolk Southern — Discounted Cash Flow,” minus (iii) the estimated $20.3 billion of transaction debt, minus (iv) the estimated $1.7 billion present value of Norfolk Southern dividends to be paid pre-closing, discounted to June 30, 2025, by applying a discount rate range of 7.8% to 8.6%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect Norfolk Southern’s estimated WACC. Morgan Stanley then divided the resulting implied total equity value ranges by Union Pacific’s pro forma fully diluted shares outstanding, calculated as Union Pacific’s fully diluted shares outstanding, as adjusted for newly issued shares in the mergers. Based on this analysis, Morgan Stanley derived a range of pro forma implied equity values per share of the combined company common stock of $234 to $296, in each case rounded to the nearest $1.00.

Morgan Stanley compared this pro forma implied equity value per share range to the standalone implied equity values per share of Union Pacific common stock, as described under “Analysis Related to Union Pacific — Discounted Cash Flow.” Based on this analysis, the mergers would be accretive to Union Pacific’s discounted cash flow value per share, with an accretion range of 4.4% to 6.8%.

Other Considerations

In connection with the review of the mergers, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Norfolk Southern or Union Pacific. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters. Many of these assumptions are beyond the control of Norfolk Southern or Union Pacific, as applicable. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration, from a financial point of view, to Union Pacific in connection with the delivery of Morgan Stanley’s opinion to the Union Pacific board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Norfolk Southern common stock or Union Pacific common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between Norfolk Southern and Union Pacific and was approved by the Union Pacific board. Morgan Stanley provided advice to Union Pacific during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to Union Pacific or that any specific consideration constituted the only appropriate merger consideration.

Morgan Stanley’s opinion and its presentation to the Union Pacific board was one of many factors taken into consideration by the Union Pacific board in deciding to approve, adopt, and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Union Pacific board with respect to the merger consideration or of whether the Union Pacific board would have been willing to agree to a different merger consideration.

The Union Pacific board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience, and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management, and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading, and brokerage activities, foreign exchange, commodities, and derivatives trading, prime brokerage, as well as providing investment banking, financing, and financial advisory services. Morgan Stanley, its affiliates, directors, and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Union Pacific, Norfolk Southern, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Union Pacific board financial advisory services and a financial opinion in connection with the mergers, and Union Pacific agreed to pay Morgan Stanley a fee of $52.5 million, $7.5 million of which became payable upon the execution of the merger agreement, $4 million of which became payable upon the rendering of its opinion, and the remainder of which is contingent upon the completion of the mergers. Union Pacific has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Union Pacific has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents, and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services to Norfolk Southern and have received fees for the rendering of these services of between $5 million to $15 million, and have provided financial advisory and financing services to Union Pacific and have received fees for the rendering of these services of between $2 million to $5 million. Morgan Stanley may also seek to provide such services to Norfolk Southern and Union Pacific in the future and will expect to receive fees for the rendering of these services.

Opinion of Wells Fargo Securities, LLC

Opinion of Wells Fargo

The Union Pacific board retained Wells Fargo to provide it with financial advisory services in connection with a possible acquisition, merger, or similar business combination, and, if requested by the Union Pacific board, a financial opinion with respect thereto. Union Pacific selected Wells Fargo to act as its financial advisor based on Wells Fargo’s qualifications, expertise, and reputation and its knowledge of the financial services industry, market, and regulatory environment and business and affairs of Union Pacific. Wells Fargo rendered to the Union Pacific board, at its special meeting on July 28, 2025, its oral opinion, subsequently confirmed by delivery of a written opinion dated July 28, 2025, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Wells Fargo as set forth therein, the merger consideration was fair, from a financial point of view, to Union Pacific.

The full text of the written opinion of Wells Fargo, dated July 28, 2025, is attached as Annex C and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Wells Fargo in rendering its opinion. Shareholders are urged to, and should, read the opinion carefully and in its entirety. Wells Fargo’s opinion is directed to the Union Pacific board and addresses only the fairness, from a financial point of view, to Union Pacific of the merger consideration as of the date of the opinion. Wells Fargo’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to shareholders of Union Pacific or Norfolk Southern as to how to act or vote in connection with the mergers or any other matter or whether to take any other action with respect to the mergers. The summary of Wells Fargo’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which Union Pacific common stock will trade following the consummation of the mergers or at any time.

In preparing its opinion, Wells Fargo, among other things:

1)	reviewed the merger agreement;

2)	reviewed certain publicly available business and financial information relating to Union Pacific and Norfolk Southern and the industries in which they operate;

3)

compared the financial and operating performance of Union Pacific and Norfolk Southern with publicly available information concerning certain other companies that Wells Fargo deemed relevant, and compared current and historic market prices of Union Pacific common stock and Norfolk Southern common stock with similar data for such other companies;

4)	compared the proposed financial terms of the mergers with the publicly available financial terms of certain other business combinations that Wells Fargo deemed relevant;

5)	reviewed the UP management unaudited UP projections and the UP management unaudited NS projections, which were approved for use by each of Morgan Stanley and Wells Fargo by the Union Pacific board;

6)	reviewed the Norfolk Southern management unaudited projections;

7)	reviewed the Union Pacific management net synergies, which were approved for use by each of Morgan Stanley and Wells Fargo by the Union Pacific board;

8)

discussed with the managements of Union Pacific and Norfolk Southern regarding certain aspects of the mergers, the business, financial condition, and prospects of Union Pacific and Norfolk Southern, respectively, the effect of the mergers on the business, financial condition, and prospects of Union Pacific and Norfolk Southern, respectively, and certain other matters that Wells Fargo deemed relevant; and

9)	considered such other financial analyses and investigations and such other information that Wells Fargo deemed relevant.

In giving its opinion, Wells Fargo assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo by Union Pacific or Norfolk Southern or otherwise reviewed by Wells Fargo. Wells Fargo did not independently verify any such information, and pursuant to the terms of Wells Fargo’s engagement by Union Pacific, Wells Fargo did not assume any obligation to undertake any such independent verification. At the direction of the Union Pacific board, Wells Fargo utilized the UP management unaudited NS projections, the UP management unaudited UP projections, and the Union Pacific management net synergies for purposes of its opinion and in relying on the UP management unaudited NS projections, the UP management unaudited UP projections, and the Union Pacific management net synergies, Wells Fargo assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Union Pacific management as to the future performance and financial condition of Union Pacific and Norfolk Southern. Wells Fargo expressed no view or opinion with respect to the UP management unaudited NS projections, the UP management unaudited UP projections, and the Union Pacific management net synergies or any other financial analysis or forecasts or the assumptions upon which they are based. Wells Fargo assumed that any representations and warranties made by Union Pacific and Norfolk Southern in the merger agreement or in other agreements relating to the mergers would be true and accurate in all respects that are material to its analysis. In addition, Wells Fargo assumed that the mergers would be consummated in accordance with the terms set forth in the merger agreement without any waiver or amendment of any terms or conditions material to its analysis, including, among other things, that the mergers would be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Wells Fargo also assumed that in connection with the receipt of all the necessary governmental, regulatory, or other approvals and consents required for the proposed mergers, no delays, limitations, conditions, or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed mergers.

The opinion of Wells Fargo only addressed the fairness, as of the date thereof, from a financial point of view, of the merger consideration to be paid by Union Pacific in the first merger pursuant to the merger agreement, and Wells Fargo expressed no opinion as to the fairness of any consideration paid in connection with the mergers to the holders of any other class of securities, creditors, or other constituencies of Norfolk Southern. Furthermore, Wells Fargo expressed no opinion as to any other aspect or implication (financial or otherwise) of the mergers, or any other agreement, arrangement or understanding entered into in connection with the mergers or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors, or employees of any party to the mergers, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Wells Fargo did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation, or other similar professional advice and has relied upon the assessments of Union Pacific and its advisors with respect to such advice.

Wells Fargo’s opinion was necessarily based upon information made available to Wells Fargo as of the date of its opinion and financial, economic, market, and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion, notwithstanding that any such subsequent developments may affect its opinion. Wells Fargo’s opinion did not address the relative merits of the mergers as compared to any alternative transactions or strategies that might have been available to Union Pacific, nor did it address the underlying business decision of the Union Pacific board or Union Pacific to proceed with or effect the mergers. Wells Fargo did not express any opinion as to the price at which Union Pacific common stock or Norfolk Southern common stock may be traded at any time.

Financial Analyses

In preparing its opinion to the Union Pacific board, Wells Fargo performed a variety of analyses, including those described below. The summary of Wells Fargo’s analyses is not a complete description of the analyses underlying Wells Fargo’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo’s opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology, or factor. Accordingly, Wells Fargo believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors, without considering all analyses, methodologies, and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo’s analyses and opinion.

In performing its analyses, Wells Fargo considered general business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected companies used in Wells Fargo’s analyses is identical to Union Pacific or Norfolk Southern and none of the selected transactions reviewed was identical to the mergers. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Union Pacific or Norfolk Southern.

While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo’s analyses are inherently subject to substantial uncertainty.

Wells Fargo’s opinion was only one of many factors considered by the Union Pacific board in evaluating the mergers. Neither Wells Fargo’s opinion nor its analyses were determinative of the merger consideration or of the views of the Union Pacific board or management with respect to the mergers or the merger consideration. The type and amount of consideration payable in the mergers were determined through negotiations between Union Pacific and Norfolk Southern, and the decision to enter into the merger agreement was solely that of the Union Pacific board.

The following is a summary of the material financial analyses performed by Wells Fargo in connection with the preparation of its opinion rendered to, and reviewed with, the Union Pacific board on July 28, 2025. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo. The analyses summarized below include information presented in tabular format. The following summary does not purport to be a complete description of the analyses or data provided by Wells Fargo and the tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions made, procedures followed, matters considered, and qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Wells Fargo’s analyses.

The estimates of the future financial performance of Norfolk Southern and Union Pacific utilized as part of the financial analyses described below were based on the UP management unaudited NS projections, the UP management unaudited UP projections, and the Union Pacific management net synergies.

Norfolk Southern Financial Analyses

Public Trading Comparable Company Analysis

Wells Fargo reviewed and compared certain financial and other information and financial multiples relating to Norfolk Southern to corresponding financial and other information and financial multiples for certain publicly traded Class I railroads that Wells Fargo, using its professional judgment and expertise, deemed comparable to Norfolk Southern. Although none of these companies (other than Norfolk Southern) is directly comparable to Norfolk Southern in all respects, Wells Fargo selected these companies because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to certain operations of Norfolk Southern. The companies included in the public trading comparable company analysis (which are referred to as the selected public companies) were:

•	Union Pacific

•	Canadian Pacific Kansas City Limited

•	Canadian National Railway Company

•	CSX Corporation

•	Norfolk Southern

Wells Fargo calculated and compared the financial multiples for the selected public companies based on public filings as of the quarter ended March 31, 2025, equity research, and common stock closing prices on the unaffected date for the selected public companies. With respect to each of the selected public companies, Wells Fargo calculated:

•

enterprise value, which is referred to as EV (which is calculated as the fully diluted market value of common equity, plus total debt, plus finance lease liabilities, plus preferred stock, plus non-controlling interest, less cash and cash equivalents, less minority investments), as a multiple of estimated fiscal year 2025 EBITDA and estimated fiscal year 2026 EBITDA; and

•	price as a multiple of estimated fiscal year 2025 earnings per share, which is referred to as EPS, and estimated fiscal year 2026 EPS.

The following table presents a summary of this analysis:

	Selected Public Companies range	Class I Railroad Mean	Class I Railroad Median
EV / 2025 EBITDA	12.0x-15.8x	13.2x	12.4x
EV / 2026 EBITDA	10.9x-14.4x	12.2x	11.6x
Price / 2025 EPS	18.1x-23.7x	20.5x	20.2x
Price / 2026 EPS	16.3x-20.3x	18.0x	18.1x

With respect to each of the selected public companies, Wells Fargo also calculated:

•	EV as a multiple of the NTM, EBITDA on a weekly basis, shown as averages over the preceding five years; and

•	price as a multiple of the NTM EPS on a weekly basis, shown as averages over the preceding five years.

The following tables present summaries of these analyses:

EV / NTM EBITDA
Selected Public Company	Current	1-Year Average	2-Year Average	3-Year Average	5-Year Average
Union Pacific	13.3x	13.8x	14.0x	13.5x	14.0x
Canadian Pacific Kansas City Limited	15.4x	15.4x	16.1x	16.9x	16.9x
Canadian National Railway Company	12.3x	12.7x	13.2x	13.4x	13.9x
CSX Corporation	11.5x	11.2x	11.3x	11.2x	11.8x
Norfolk Southern	12.1x	12.2x	12.0x	11.7x	12.4x
Class I Railroads Average	12.9x	13.1x	13.3x	13.3x	13.8x

Price / NTM EPS
Selected Public Company	Current	1-Year Average	2-Year Average	3-Year Average	5-Year Average
Union Pacific	19.6x	20.1x	20.5x	19.5x	20.3x
Canadian Pacific Kansas City Limited	22.7x	22.8x	23.8x	23.7x	23.3x
Canadian National Railway Company	17.8x	18.6x	19.6x	19.8x	21.0x
CSX Corporation	19.2x	17.4x	17.3x	17.0x	18.2x
Norfolk Southern	19.8x	19.0x	18.6x	17.9x	19.1x
Class I Railroads Average	19.8x	19.6x	20.0x	19.6x	20.4x

Based on these analyses and utilizing its professional judgment and experience, Wells Fargo applied EV/estimated NTM Adjusted EBITDA multiples ranging from 11.0x to 13.0x derived from the public trading comparable company analysis to comparable financial data for Norfolk Southern included in the UP management unaudited NS projections as of June 30, 2025. Wells Fargo took the range of implied EVs for Norfolk Southern and calculated a range of implied equity values by subtracting total debt, subtracting finance lease liabilities, adding cash and cash equivalents, and adding minority investments as of June 30, 2025. By dividing this range of implied equity values by the number of fully diluted shares of Norfolk Southern common stock outstanding as of July 24, 2025, Wells Fargo calculated a range of illustrative value indications per share for Norfolk Southern common stock of $240 to $294, in each case rounded to the nearest $1.00. The per share merger consideration of $320.00 (based on the closing price per share of Union Pacific common stock on the unaffected date) fell above this range.

Based on these analyses and utilizing its professional judgment and experience, Wells Fargo also applied price/estimated NTM Adjusted EPS multiples ranging from 17.5x to 20.5x derived from the public trading comparable company analysis to comparable financial data for Norfolk Southern included in the UP management unaudited NS projections as of June 30, 2025. Wells Fargo calculated a range of illustrative value indications per share for Norfolk Southern common stock of $236 to $276, in each case rounded to the nearest $1.00. The per share merger consideration of $320.00 (based on the closing price of Union Pacific common stock on the unaffected date) fell above this range.

Selected Transactions Analysis

Wells Fargo analyzed certain information relating to the selected transactions listed below. Wells Fargo selected the transactions listed below because they each involved the acquisition of certain Class I and Class II railroads in the railroad industry since 1994. Although none of the companies involved in the selected transactions are directly comparable to Norfolk Southern in all respects, nor are any of the selected transactions directly comparable to the mergers in all respects, Wells Fargo chose the transactions in the selected transactions analysis based on its professional judgment that the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to the operations of Norfolk Southern and/or because the selected transactions, for the purposes of analysis, may be considered similar to the mergers.

Announcement Year	Target	Acquiror	TEV /LTM EBITDA Multiple
2021	Kansas City Southern	Canadian Pacific Railway Limited	19.5x	[a]

2017	Florida East Coast Railway Holdings Corporation	GMéxico Transportes S.A.B. de C.V.	13.6x

2009	Burlington Northern Santa Fe Corporation	Berkshire Hathaway Inc.	8.8x

2007	Dakota, Minnesota & Eastern Railroad Corporation	Canadian Pacific Railway Limited	15.2x

2004	Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (51%)	Kansas City Southern	6.1x

2003	BC Rail Limited	Canadian National Railway Company	14.4x

2001	Wisconsin Central Transportation Corporation	Canadian National Railway Company	9.8x	[b]

1998	Illinois Central Corporation	Canadian National Railway Company	11.4x

1997	Consolidated Rail Corporation	CSX Corporation and Norfolk Southern	12.1x	[c]

1995	Southern Pacific Rail Corporation	Union Pacific	12.3x	[d]

1995	Chicago and North Western Holdings Corporation	Union Pacific	8.4x

1994	Santa Fe Pacific Corporation	Burlington Northern Inc.	7.2x

Mean:			11.6x

Median:			11.8x

[a]	EBITDA adjusted for the estimated impact of COVID-19.
[b]	EBITDA adjusted for personnel re-organizational costs.
[c]	EBITDA adjusted for one-time charges.
[d]	EBITDA adjusted for special charges (including severance, terminating leased facilities and expected loss for light density rail lines).

For each of the selected transactions, Wells Fargo calculated and reviewed the transaction enterprise value of the target company as a multiple of EBITDA for the LTM prior to announcement of the transaction. For purposes of this analysis, the target companies’ transaction enterprise values, which is referred to as TEV, were generally calculated by multiplying the announced per-share transaction price by the number of that target company’s fully diluted outstanding shares as disclosed in the target company’s most recent filings with the SEC prior to the announcement of the applicable transaction and adding to that result the target company’s net debt (which is debt minus available cash), each as disclosed in the target company’s most recent public filings with the SEC prior to the announcement of the applicable transaction or, if unavailable, based on information publicly available at the time of announcement of the selected transaction.

Based on this review and their professional judgment and experience, Wells Fargo then derived an implied enterprise value range for Norfolk Southern by applying a range of selected multiples of 14.5x to 16.5x to Norfolk Southern LTM Adjusted EBITDA for the 12-month period ended June 30, 2025. Wells Fargo took the range of implied EVs for Norfolk Southern and calculated a range of implied equity values by subtracting total debt, subtracting finance lease liabilities, adding cash and cash equivalents, and adding minority investments as of June 30, 2025. By dividing this range of implied equity values by the number of fully diluted shares of Norfolk Southern common stock outstanding as of July 24, 2025, Wells Fargo calculated a range of illustrative value indications per share for Norfolk Southern common stock of $307 to $357, in each case rounded to the nearest $1.00. The per share merger consideration of $320.00 (based on the closing price per share of Union Pacific common stock on the unaffected date) fell within this range.

Discounted Cash Flow Analysis

Wells Fargo performed an illustrative discounted cash flow analysis of Norfolk Southern using the UP management unaudited NS projections to determine an implied present value per share of Norfolk Southern common stock as of June 30, 2025. Using the UP management unaudited NS projections, which are described in “Certain Unaudited Prospective Financial Information”, Wells Fargo first calculated the projected after-tax unlevered free cash flows (calculated as Adjusted EBITDA, plus other income, minus cash taxes, minus capital expenditures, minus change in net working capital, minus other cash flow, on a net basis) for Norfolk Southern for the six months ending December 31, 2025, and fiscal years 2026 through 2031, respectively, as $1.7 billion, $3.2 billion, $3.5 billion, $3.8 billion, $4.1 billion, $4.4 billion, and $4.4 billion, respectively. Then, Wells Fargo calculated the net present value of the projected after-tax unlevered free cash flows for each of the periods described in the preceding sentence.

Next, Wells Fargo calculated the net present value of the illustrative terminal value of Norfolk Southern in the fiscal year 2031 by applying a range of terminal value Adjusted EBITDA multiples of 13.0x to 15.0x to the estimated Norfolk Southern Adjusted EBITDA for fiscal year 2031. Wells Fargo selected the terminal value Adjusted EBITDA multiples used in this analysis based on the EV as a multiple of LTM EBITDA of the selected public companies on a weekly basis, which are shown as averages over the preceding five years in the table below, and its experience and professional judgment, including, without limitation, its professional judgment regarding the financial and other characteristics of Norfolk Southern relative to such selected public companies.

EV / LTM EBITDA
Selected Public Company	Current	1-Year Average	2-Year Average	3-Year Average	5-Year Average
Union Pacific	13.9x	14.6x	14.8x	14.4x	15.1x
Canadian Pacific Kansas City Limited	17.3x	17.7x	18.4x	18.6x	18.1x
Canadian National Railway Company	13.3x	13.9x	14.3x	14.5x	15.5x
CSX Corporation	11.8x	11.7x	11.7x	11.5x	12.4x
Norfolk Southern	11.3x	13.6x	14.8x	13.8x	14.5x
Class I Railroads Average	13.5x	14.3x	14.8x	14.5x	15.1x
Norfolk Southern (as adjusted)	12.9x	14.7x	13.3x	12.7x	13.8x

Wells Fargo discounted the terminal value and the cash flow streams to present values using discount rates ranging from 8.0% to 10.0%. Wells Fargo derived the range of discount rates used in this analysis first by performing a WACC analysis for Norfolk Southern based on certain financial metrics for Norfolk Southern and the selected public companies, including betas for the selected public companies, and the assumed cost of debt for Norfolk Southern and then selected the applied discount rates ranging from 8.0% to 10.0% using its professional judgment as to an illustrative range based on this WACC analysis. Wells Fargo took the range of implied EVs for Norfolk Southern and calculated a range of implied equity values by subtracting total debt, subtracting finance lease liabilities, adding cash and cash equivalents, adding minority investments, and subtracting a net liability in respect of the Eastern Ohio railroad accident of $550 million as per public filings for Norfolk Southern as of June 30, 2025. By dividing this range of implied equity values by the number of fully diluted shares of Norfolk Southern common stock outstanding as of July 24, 2025, Wells Fargo calculated a range of illustrative value indications per share for Norfolk Southern common stock of $270 to $350, in each case rounded to the nearest $1.00. The per share merger consideration of $320.00 (based on the closing price per share of Union Pacific common stock on the unaffected date) fell within this range.

Wells Fargo performed the same analysis as described in the immediately preceding paragraph but also using the Union Pacific management net synergies to determine an implied present value per share of Norfolk Southern common stock as of June 30, 2025, taking into account the Union Pacific management net synergies. Using the Union Pacific management net synergies, which are described in “Certain Unaudited Prospective Financial Information”, Wells Fargo first calculated the projected after-tax unlevered free cash flows (calculated as EBITDA impact of net synergies, minus cash taxes, minus incremental capital expenditures) for the Union Pacific management net synergies for fiscal years 2027 through 2031, respectively, as $(0.5) billion, $0.1 billion, $1.6 billion, $1.6 billion, and $1.7 billion, respectively. Then, Wells Fargo calculated the net present value of the projected after-tax unlevered free cash flows for each of the periods described in the preceding sentence. Next, Wells Fargo calculated the net present value of the illustrative terminal value of the net synergies in the fiscal year 2031 by applying a range of terminal value multiples of 14.0x to 16.0x to the estimated EBITDA impact of the net synergies for fiscal year 2031. Wells Fargo selected the terminal value multiples used in this analysis based on the EV as a multiple of LTM EBITDA of the selected public companies on a weekly basis, which are shown as averages over the preceding five years in the table above, and its experience and professional judgment, including, without limitation, its professional judgment regarding the financial and other characteristics of Union Pacific. Wells Fargo discounted the terminal value and the cash flow streams to present values using discount rates ranging from 7.5% to 9.5%. Wells Fargo derived the range of discount rates used in this analysis first by performing a WACC analysis for Union Pacific based on certain financial metrics for Union Pacific and the selected public companies, including betas for the selected public companies, and the assumed cost of debt for Union Pacific and then selected the applied discount rates ranging from 7.5% to 9.5% using its professional judgment as to an illustrative range based on this WACC analysis. Wells Fargo took the range of implied EVs for Norfolk Southern taking into account the Union Pacific management net synergies and calculated a range of implied equity values by subtracting total debt, subtracting finance lease liabilities, adding cash and cash equivalents, adding minority investments, and subtracting a net liability in respect of the Eastern Ohio railroad accident of $550 million as per public filings for Norfolk Southern as of June 30, 2025. By dividing this range of implied equity values by the number of fully diluted shares of Norfolk Southern common stock outstanding as of July 24, 2025, Wells Fargo calculated a range of illustrative value indications per share for Norfolk Southern common stock of $359 to $461, in each case rounded to the nearest $1.00. The per share merger consideration of $320.00 (based on the closing price per share of Union Pacific common stock on the unaffected date) fell below this range.

Other Information

Wells Fargo observed certain additional factors that were not considered part of Wells Fargo’s financial analyses with respect to its opinion but were noted for informational purposes, including the following:

•

A 52-week intraday trading range for Norfolk Southern common stock ending on the unaffected date. During that period, the trading range was $202 to $278 per share of Norfolk Southern common stock, in each case rounded to the nearest $1.00.

•

Future public market trading price targets for Norfolk Southern common stock based on price target estimates from 19 brokers, ranging from $174 to $300 per share of Norfolk Southern common stock, in each case rounded to the nearest $1.00, with a median of $278.

Union Pacific Financial Analyses

Public Trading Comparable Company Analysis

Wells Fargo reviewed and compared certain financial and other information and financial multiples relating to Union Pacific to corresponding financial and other information and financial multiples for the selected public companies. Although none of the selected public companies (other than Union Pacific) is directly comparable to Union Pacific in all respects, Wells Fargo selected these companies because they are publicly traded Class I railroads with operations that, for purposes of this analysis, may be considered similar to certain operations of Union Pacific.

Wells Fargo calculated and compared the financial multiples for the selected public companies based on public filings as of the quarter ended March 31, 2025, equity research and common stock closing prices on the unaffected date, for the selected public companies. With respect to each of the selected public companies, Wells Fargo calculated:

•

EV (which is calculated as described above under “Norfolk Southern Financial Analyses — Public Trading Comparable Company Analysis”) as a multiple of estimated fiscal year 2025 EBITDA and estimated fiscal year 2026 EBITDA; and

•	price as a multiple of estimated fiscal year 2025 EPS and estimated fiscal year 2026 EPS.

The following table presents a summary of this analysis:

	Selected companies range	Class I Railroad Mean	Class I Railroad Median
EV / 2025 EBITDA	12.0x-15.8x	13.2x	12.4x
EV / 2026 EBITDA	10.9x-14.4x	12.2x	11.6x
Price / 2025 EPS	18.1x-23.7x	20.5x	20.2x
Price / 2026 EPS	16.3x-20.3x	18.0x	18.1x

With respect to each of the selected public companies, Wells Fargo also calculated:

•	EV as a multiple of the NTM EBITDA on a weekly basis, shown as averages over the preceding five years; and

•	price as a multiple of the NTM EPS on a weekly basis, shown as averages over the preceding five years.

The following tables present summaries of these analyses:

EV / NTM EBITDA
Selected Public Company	Current	1-Year Average	2-Year Average	3-Year Average	5-Year Average
Union Pacific	13.3x	13.8x	14.0x	13.5x	14.0x
Canadian Pacific Kansas City Limited	15.4x	15.4x	16.1x	16.9x	16.9x
Canadian National Railway Company	12.3x	12.7x	13.2x	13.4x	13.9x
CSX Corporation	11.5x	11.2x	11.3x	11.2x	11.8x
Norfolk Southern	12.1x	12.2x	12.0x	11.7x	12.4x
Class I Railroads Average	12.9x	13.1x	13.3x	13.3x	13.8x

Price / NTM EPS
Selected Public Company	Current	1-Year Average	2-Year Average	3-Year Average	5-Year Average
Union Pacific	19.6x	20.1x	20.5x	19.5x	20.3x
Canadian Pacific Kansas City Limited	22.7x	22.8x	23.8x	23.7x	23.3x
Canadian National Railway Company	17.8x	18.6x	19.6x	19.8x	21.0x
CSX Corporation	19.2x	17.4x	17.3x	17.0x	18.2x
Norfolk Southern	19.8x	19.0x	18.6x	17.9x	19.1x
Class I Railroads Average	19.8x	19.6x	20.0x	19.6x	20.4x

Based on these analyses and utilizing its professional judgment and experience, Wells Fargo applied EV/estimated NTM Adjusted EBITDA multiples ranging from 12.5x to 14.5x derived from the public trading comparable company analysis to comparable financial data for Union Pacific included in the UP management unaudited UP projections as of June 30, 2025. Wells Fargo took the range of implied EVs for Union Pacific and calculated a range of implied equity values by subtracting total debt, subtracting finance lease liabilities, adding cash and cash equivalents, and adding minority investments as of June 30, 2025. By dividing this range of implied equity values by the number of fully diluted shares of the Union Pacific common stock outstanding as of July 24, 2025, Wells Fargo calculated a range of illustrative value indications per share for the Union Pacific common stock of $217 to $260, in each case rounded to the nearest $1.00. The closing price per share of Union Pacific common stock on the unaffected date fell within this range.

Based on these analyses and utilizing its professional judgment and experience, Wells Fargo also applied price/estimated NTM EPS multiples ranging from 18.5x to 21.5x derived from the public trading comparable company analysis to comparable financial data for Union Pacific included in the UP management unaudited UP projections as of June 30, 2025. Wells Fargo calculated a range of illustrative value indications per share for Union Pacific common stock of $226 to $263, in each case rounded to the nearest $1.00. The closing price per share of Union Pacific common stock on the unaffected date fell within this range.

Discounted Cash Flow Analysis

Wells Fargo performed an illustrative discounted cash flow analysis of Union Pacific using the UP management unaudited UP projections to determine an implied present value per share of Union Pacific common stock as of June 30, 2025. Using the UP management unaudited UP projections, which are described in “Certain Unaudited Prospective Financial Information”, Wells Fargo first calculated the projected after-tax unlevered free cash flows (calculated as Adjusted EBITDA, plus other income, minus cash taxes, minus capital expenditures, minus change in net working capital) for Union Pacific for the six months ending December 31, 2025, and fiscal years 2026 through 2031, respectively, as $3.5 billion, $7.4 billion, $7.8 billion, $8.1 billion, $8.4 billion, $8.7 billion, and $9.1 billion, respectively. Then, Wells Fargo calculated the net present value of the projected after-tax unlevered free cash flows for each of the periods described in the preceding sentence.

Next, Wells Fargo calculated the net present value of the illustrative terminal value of Union Pacific in the fiscal year 2031 by applying a range of terminal value Adjusted EBITDA multiples of 14.0x to 16.0x to estimated Union Pacific Adjusted EBITDA for fiscal year 2031. Wells Fargo selected the terminal value Adjusted EBITDA multiples used in this analysis based on the EV as a multiple of LTM EBITDA of the selected public companies on a weekly basis, which are shown as averages over the preceding five years in the table below, and its experience and professional judgment, including, without limitation, its professional judgment regarding the financial and other characteristics of Union Pacific relative to such selected public companies.

EV / LTM EBITDA
Selected Public Company	Current	1-Year Average	2-Year Average	3-Year Average	5-Year Average
Union Pacific	13.9x	14.6x	14.8x	14.4x	15.1x
Canadian Pacific Kansas City Limited	17.3x	17.7x	18.4x	18.6x	18.1x
Canadian National Railway Company	13.3x	13.9x	14.3x	14.5x	15.5x
CSX Corporation	11.8x	11.7x	11.7x	11.5x	12.4x
Norfolk Southern	11.3x	13.6x	14.8x	13.8x	14.5x
Class I Railroads Average	13.5x	14.3x	14.8x	14.5x	15.1x
Norfolk Southern (as adjusted)	12.9x	14.7x	13.3x	12.7x	13.8x

Wells Fargo discounted the terminal value and the cash flow streams to present values using discount rates ranging from 7.5% to 9.5%. Wells Fargo derived the range of discount rates used in this analysis first by performing a WACC analysis for Union Pacific based on certain financial metrics for Union Pacific and the selected public companies, including betas for the selected public companies, and the assumed cost of debt for Union Pacific and then selected the applied discount rates ranging from 7.5% to 9.5% using its professional judgment as to an illustrative range based on this WACC analysis. Wells Fargo took the range of implied EVs for Union Pacific and calculated a range of implied equity values by subtracting total debt, subtracting finance lease liabilities, adding cash and cash equivalents, and adding minority investments as of June 30, 2025. By dividing this range of implied equity values by the number of fully diluted shares of Union Pacific common stock outstanding as of July 24, 2025, Wells Fargo calculated a range of illustrative value indications per share for Union Pacific common stock of $224 to $288, in each case rounded to the nearest $1.00. The closing price per share of Union Pacific common stock on the unaffected date fell within this range.

Other Information

Wells Fargo observed certain additional factors that were not considered part of Wells Fargo’s financial analyses with respect to its opinion but were noted for informational purposes, including the following:

•

A 52-week intraday trading range for Union Pacific common stock ending on the unaffected date. During that period, the trading range was $205 to $258 per share of Union Pacific common stock, in each case rounded to the nearest $1.00.

•

Future public market trading price targets for Union Pacific common stock based on price target estimates from 22 brokers, ranging from $202 to $275 per share of Union Pacific common stock, in each case rounded to the nearest $1.00, with a median of $262.

Other Matters

Wells Fargo is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. Union Pacific retained Wells Fargo as its financial advisor in connection with the mergers based on Wells Fargo’s experience and reputation. Wells Fargo is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Union Pacific has agreed to pay Wells Fargo an aggregate fee currently estimated to be approximately $52.5 million, $7.5 million of which became payable upon the execution of the merger agreement, $4 million of which became payable upon the rendering of Wells Fargo’s opinion, and the remainder of which is contingent and payable upon the consummation of the mergers. In addition, Union Pacific has agreed to reimburse Wells Fargo for certain expenses and to indemnify Wells Fargo and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo’s engagement. The issuance of Wells Fargo’s opinion was approved by an authorized committee of Wells Fargo.

Wells Fargo and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo’s written opinion, Wells Fargo and its affiliates have had investment or commercial banking relationships with Union Pacific and Norfolk Southern, for which Wells Fargo and such affiliates received fees for rendering these services of less than $5 million from each of Union Pacific and Norfolk Southern. Such relationships have included acting as joint bookrunner on an offering of debt securities by Union Pacific in February 2025; as joint bookrunner on an offering of debt securities by Norfolk Southern in July 2023, joint lead arranger, agent, and joint bookrunner on offerings of debt securities by Norfolk Southern in January 2024, and as joint bookrunner on an offering or debt securities by Norfolk Southern in April 2025. Wells Fargo or its affiliates are also an agent and a lender to one or more of the credit facilities of Norfolk Southern. Wells Fargo anticipates that it and its affiliates will arrange and/or provide financing to Union Pacific in connection with the mergers for customary compensation. Wells Fargo and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Union Pacific and Norfolk Southern. In the ordinary course of business, Wells Fargo and its affiliates will trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Union Pacific, Norfolk Southern, and certain of their affiliates for its own account and for the accounts of its customers and, accordingly, will at any time hold a long or short position in such securities or financial instruments. Wells Fargo and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose view may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo’s opinion.

Opinion of Norfolk Southern’s Financial Advisor

Opinion of BofA Securities, Inc.

Norfolk Southern has retained BofA to act as Norfolk Southern’s financial advisor in connection with the mergers. BofA is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Norfolk Southern selected BofA to act as Norfolk Southern’s financial advisor in connection with the mergers on the basis of BofA’s experience in transactions similar to the mergers, its reputation in the investment community and its familiarity with Norfolk Southern and its business.

On July 28, 2025, at a meeting of the Norfolk Southern board held to evaluate the mergers, BofA delivered to the Norfolk Southern board an oral opinion, which was confirmed by delivery of a written opinion dated July 28, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Norfolk Southern common stock (other than the canceled shares and the converted shares) in the mergers, was fair, from a financial point of view, to such holders.

The full text of BofA’s written opinion to the Norfolk Southern board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA delivered its opinion to the Norfolk Southern board for the benefit and use of the Norfolk Southern board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA’s opinion does not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Norfolk Southern or in which Norfolk Southern might engage or as to the underlying business decision of Norfolk Southern to proceed with or effect the mergers. BofA’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed mergers or any related matter.

In connection with rendering its opinion, BofA:

(1)	reviewed certain publicly available business and financial information relating to Norfolk Southern and Union Pacific;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Norfolk Southern furnished to or discussed with BofA by the management of Norfolk Southern, including certain financial forecasts relating to Norfolk Southern prepared by the management of Norfolk Southern, referred to herein as the Norfolk Southern management forecasts, which includes the Norfolk Southern management unaudited Norfolk Southern projections;

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Union Pacific furnished to or discussed with BofA by the management of Union Pacific, including the UP management unaudited UP projections, which includes the Norfolk Southern management view of the UP management unaudited UP projections;

(4)

reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements, referred to herein as synergies, anticipated by Norfolk Southern and Union Pacific management to result from the mergers;

(5)

discussed the past and current business, operations, financial condition and prospects of Norfolk Southern with members of senior managements of Norfolk Southern and Union Pacific, and discussed the past and current business, operations, financial condition and prospects of Union Pacific with members of Norfolk Southern and Union Pacific senior management;

(6)	reviewed the potential pro forma financial impact of the mergers on the future financial performance of Union Pacific, including the potential effect on Union Pacific’s estimated earnings per share;

(7)

reviewed the trading histories for Norfolk Southern common stock and Union Pacific common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA deemed relevant;

(8)	compared certain financial and stock market information of Norfolk Southern and Union Pacific with similar information of other companies BofA deemed relevant;

(9)	compared certain financial terms of the mergers to financial terms, to the extent publicly available, of other transactions BofA deemed relevant;

(10)	reviewed the relative financial contributions of Norfolk Southern and Union Pacific to the future financial performance of the combined company on a pro forma basis;

(11)	reviewed a draft, dated July 28, 2025, of the merger agreement, referred to herein as the draft merger agreement; and

(12)	performed such other analyses and studies and considered such other information and factors as BofA deemed appropriate.

In arriving at its opinion, BofA assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of Norfolk Southern and Union Pacific management that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Norfolk Southern management unaudited Norfolk Southern projections, BofA was advised by Norfolk Southern, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Norfolk Southern management as to the future financial performance of Norfolk Southern. With respect to the Norfolk Southern management view of the UP management unaudited projections and synergies, BofA was advised by Norfolk Southern, and assumed, with Norfolk Southern’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Union Pacific management as to the future financial performance of Union Pacific and other matters covered thereby. BofA also relied, at the direction of Norfolk Southern, on the assessments of Norfolk Southern and Union Pacific management, respectively, as to Union Pacific’s ability to achieve the synergies and was advised by Norfolk Southern and Union Pacific, and assumed, with the consent of Norfolk Southern, that the synergies would be realized in the amounts and at the times projected. BofA did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Norfolk Southern or Union Pacific, nor did it make any physical inspection of the properties or assets of Norfolk Southern or Union Pacific. BofA did not evaluate the solvency or fair value of Norfolk Southern or Union Pacific under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA assumed, at the direction of Norfolk Southern, that the mergers would be consummated in accordance with the terms set forth in the merger agreement, without waiver, modification or amendment of any material term, condition or other agreement contemplated therein or thereby and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the mergers, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Norfolk Southern, Union Pacific or the contemplated benefits of the mergers, in each case, in any respect material to BofA’s analyses or opinion. BofA also assumed, at the direction of Norfolk Southern, that (i) the mergers would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and (ii) the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA.

BofA expressed no view or opinion as to any terms or other aspects of the mergers (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the mergers. BofA’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Norfolk Southern common stock (other than the canceled shares and the converted shares) in the mergers and no opinion or view was expressed with respect to any consideration received in connection with the mergers by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the mergers, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Norfolk Southern or in which Norfolk Southern might engage or as to the underlying business decision of Norfolk Southern to proceed with or effect the mergers. BofA did not express any opinion as to what the value of Union Pacific common stock actually would be when issued or the prices at which Norfolk Southern common stock or Union Pacific common stock would trade at any time, including following announcement or consummation of the mergers. In addition, BofA expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the mergers or any related matter. Except as described above, Norfolk Southern imposed no other limitations on the investigations made or procedures followed by BofA in rendering its opinion.

BofA’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA as of, the date of its opinion. BofA indicated in its written opinion that, as of the date of the opinion, the credit, financial and stock markets had been experiencing unusual volatility and BofA expressed no opinion or view as to any potential effects of such volatility on Norfolk Southern, Union Pacific or the mergers. It should be understood that subsequent developments may affect its opinion, and BofA does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA’s opinion was approved by a fairness opinion review committee of BofA.

The following represents a brief summary of the material financial analyses presented by BofA to the Norfolk Southern board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA.

Summary of Norfolk Southern Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA reviewed publicly available financial and stock market information for Norfolk Southern and the following four publicly traded companies in the rail transportation industry:

•	Union Pacific Corporation

•	Canadian Pacific Kansas City Limited

•	Canadian National Railway Company

•	CSX Corporation

BofA reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 16, 2025, the last trading day before public speculation that Union Pacific was pursuing an acquisition of Norfolk Southern, plus total debt and non-controlling interests, less cash, cash equivalents and investments, as a multiple of calendar years 2025 and 2026 estimated adjusted earnings before interest, taxes, depreciations and amortization, which is referred to as Adjusted EBITDA. BofA also reviewed per share equity values, based on closing stock prices on July 16, 2025, of the selected publicly traded companies as a multiple of calendar years 2025 and 2026 adjusted earnings per share, which is referred to as Adjusted EPS. Financial data of the selected publicly traded companies were based on public filings and publicly available research analysts’ estimates.

The results of BofA’s analysis were presented for the selected publicly traded companies, as indicated in the following table:

Selected Publicly Traded Companies	EV / 2025E Adj. EBITDA	EV / 2026E Adj. EBITDA	Price / 2025E Adj. EPS	Price / 2026E Adj. EPS
Union Pacific Corporation	13.2x	12.4x	19.9x	17.9x
Canadian Pacific Kansas City Limited	15.6x	14.3x	23.3x	20.3x
Canadian National Railway Company	12.3x	11.5x	18.2x	16.4x
CSX Corporation	12.1x	11.2x	20.2x	17.3x

BofA then (i) applied a range of multiples of 12.00x to 14.00x, derived from the selected publicly traded companies, to Norfolk Southern’s calendar year 2025 estimated Adjusted EBITDA and applied a range of multiples of 18.50x to 21.50x, derived from the selected publicly traded companies, to Norfolk Southern’s calendar year 2025 estimated Adjusted EPS and (ii) applied a range of multiples of 11.00x to 13.00x, derived from the selected publicly traded companies, to Norfolk Southern’s calendar year 2026 estimated Adjusted EBITDA and applied a range of multiples of 17.00x to 20.00x, derived from the selected publicly traded companies, to Norfolk Southern’s calendar year 2026 estimated Adjusted EPS to determine implied per share equity values for Norfolk Southern (rounded to the nearest $0.25). Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Norfolk Southern were based on the Norfolk Southern management unaudited Norfolk Southern projections. This analysis indicated the following approximate implied equity value reference ranges per share of Norfolk Southern common stock, as compared to the implied value of the merger consideration, calculated by adding the $88.82 in cash consideration to $231.18, the implied value of the one share of Union Pacific common stock included in the merger consideration based on the closing price of Union Pacific common stock on July 16, 2025 (which is referred to, solely for purposes of this summary of BofA’s opinion, as the implied consideration value):

Implied Equity Value Reference Range Per Share of Norfolk Southern Common Stock				Implied Consideration Value
2025E Adj. EBITDA	2026E Adj. EBITDA	2025E Adj. EPS	2026E Adj. EPS
$252.50 - $304.25	$247.50 - $302.75	$234.50 - $272.50	$240.75 - $283.25	$320.00

No company used in this analysis is identical or directly comparable to Norfolk Southern. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Norfolk Southern was compared.

Selected Precedent Transactions Analysis. BofA reviewed, to the extent publicly available, financial information relating to the following twenty (20) selected transactions involving companies in the rail transportation industry. For each of these transactions, BofA reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction (with the full transaction value implied for transactions with less than 100% being acquired), as multiples of the target company’s Adjusted EBITDA, for the last twelve months for the year in which the applicable transaction was announced except with respect to the Glencore Rail/Genesee & Wyoming Australia and the Genesee & Wyoming Australia/Macquarie Infrastructure & Real Assets transactions, where, in each case, such multiple was based on the estimated Adjusted EBITDA for the twelve months following the announcements each made in October 2016, and based on publicly available information at that time (such multiples are referred to in this section as TEV/LTM Adjusted EBITDA). Financial data relating to each of the selected transactions was based on publicly available information at the time of announcement of the relevant transaction.

Date Announced	Target	Acquiror	TEV/LTM Adj. EBITDA
09/21	Kansas City Southern	Canadian Pacific Railway Limited	21.2x
07/19	Genesee & Wyoming Inc.	Brookfield Infrastructure Partners L.P. / GIC Pte. Ltd.	13.4x
03/17	Florida East Coast Railway Holdings Corp.	GMéxico Transportes S.A. de C.V.	13.6x
10/16	Glencore Rail (NSW) Pty Limited	Genesee & Wyoming Australia Pty Ltd	11.4x
10/16	Genesee & Wyoming Australia Pty Ltd. (49%)	Macquarie Infrastructure and Real Assets	11.2x
03/16	Pacific National Holdings Pty Ltd.	Rail Consortium(1)	10.3x
02/15	Freightliner Group Limited (95%)	Genesee & Wyoming Inc.	9.5x
07/12	RailAmerica, Inc.	Genesee & Wyoming Inc.	10.3x
11/09	Burlington Northern Santa Fe Corp.	Berkshire Hathaway Inc.	8.8x
09/07	Dakota, Minnesota & Eastern Railroad Corporation	Canadian Pacific Railway Limited	15.2x
11/06	RailAmerica, Inc.	Fortress Investment Group LLC	11.7x
08/05	Patrick Corporation	Toll Holding Ltd.	15.0x
12/04	Transportacion Ferroviaria Mexicana, S.A. de C.V. (51%)	Kansas City Southern	6.1x
11/03	BC Rail Ltd.	Canadian National Railway Company	14.4x
01/01	Wisconsin Central Ltd.	Canadian National Railway Company	9.8x
02/98	Illinois Central Corp.	Canadian National Railway Company	11.4x
04/97	Conrail Inc.	CSX Corp./Norfolk Southern Corporation	12.1x
08/95	Southern Pacific Rail Corp.	Union Pacific Corp.	12.3x
03/95	Chicago and North Western Holdings Corporation	Union Pacific Corp.	8.4x
06/94	Santa Fe Pacific Corporation	Burlington Northern Inc.	7.2x

(1)

Rail Consortium consists of CPP Investments Limited (33%), Global Infrastructure Partners Inc. (27%), China Investment Corporation (16%), GIC Pte Ltd. (12%) and British Columbia Investment Management Corporation (12%).

Based on BofA’s review of the TEV/LTM Adjusted EBITDA multiples for the selected transactions, BofA applied a TEV/LTM Adjusted EBITDA multiple reference range of 12.00x to 16.00x to Norfolk Southern’s Adjusted EBITDA for the twelve-month period ended June 30, 2025. BofA then calculated an implied equity value reference range per share of Norfolk Southern common stock. This analysis indicated the following approximate implied equity value reference range per share of Norfolk Southern common stock (rounded to the nearest $0.25), as compared to the implied consideration value:

Implied Equity Value Reference Range Per Share of Norfolk Southern Common Stock	Implied Consideration Value
$244.25 - $344.75	$320.00

No company, business or transaction used in this analysis is identical or directly comparable to Norfolk Southern or the mergers. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Norfolk Southern and the mergers were compared.

Discounted Cash Flow Analysis. BofA performed a discounted cash flow analysis of Norfolk Southern to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Norfolk Southern was forecasted to generate during the six-month period ending December 31, 2025 and for the fiscal years 2026 through 2030 based on the Norfolk Southern management unaudited Norfolk Southern projections. BofA calculated terminal values for Norfolk Southern by applying terminal multiples of 11.00x to 13.00x to Norfolk Southern’s fiscal year 2030 estimated Adjusted EBITDA. The cash flows and terminal values were then discounted to present value as of June 30, 2025, assuming a mid-year convention for cash flows, using discount rates ranging from 8.50% to 10.00%, which were based on an estimate of Norfolk Southern’s weighted average cost of capital. This analysis indicated the following approximate implied equity value reference range per share of Norfolk Southern common stock (rounded to the nearest $0.25), as compared to the implied consideration value:

Implied Equity Value Reference Range Per Share of Norfolk Southern Common Stock	Implied Consideration Value
$249.75 - $317.75	$320.00

Other Factors.

BofA also noted certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things the following:

•	52-Week Trading Range. BofA reviewed the trading range of the shares of Norfolk Southern common stock for the 52-week period ended July 16, 2025, which was $206.34 to $277.00.

•

Wall Street Analysts Price Targets. BofA reviewed eighteen (18) publicly available equity research analyst price targets for the shares of Norfolk Southern common stock available as of July 16, 2025, which indicated low to high price targets for Norfolk Southern common stock of $174.00 to $300.00 and a present value of $157.50 to $271.50 (each rounded to the nearest $0.25) when discounted by one year at Norfolk Southern’s mid-point cost of equity of 10.5%, derived using the capital asset pricing model.

•

Present Value of Future Stock Price. BofA calculated a range of present values of Norfolk Southern future stock prices including present value of cumulative dividends discounted back to July 25, 2025 by using Norfolk Southern’s estimated fiscal year 2030 Adjusted EPS based on the Norfolk Southern management unaudited Norfolk Southern projections, a range of price to next twelve months Adjusted EPS multiples of 19.0x to 21.0x and Norfolk Southern’s estimated mid-point cost of equity of 10.5%, as well as the expected future dividend payments as provided by Norfolk Southern management, which indicated a range of implied present values of future stock prices of Norfolk Southern common stock of $277.50 per share to $306.25 per share, in each case rounded to the nearest $0.25 per share. Multiples used were based on BofA’s professional judgment and experience as well as observable historical trading data of Norfolk Southern and selected publicly traded companies.

Summary of Union Pacific Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA reviewed publicly available financial and stock market information for Union Pacific and the following four publicly traded companies in the rail transportation industry:

•	Canadian Pacific Kansas City Limited

•	Canadian National Railway Company

•	CSX Corporation

•	Norfolk Southern Corporation

BofA reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on July 16, 2025, plus total debt and non-controlling interests, less cash, cash equivalents and investments, as a multiple of calendar years 2025 and 2026 estimated Adjusted EBITDA. BofA also reviewed the closing stock prices of the selected publicly traded companies on July 16, 2025, as a multiple of calendar years 2025 and 2026 estimated Adjusted EPS. Financial data of the selected companies were based on public filings and publicly available research analysts’ estimates as of July 16, 2025.

The results of BofA’s analysis were presented for the selected publicly traded companies, as indicated in the following table:

Selected Publicly Traded Companies	EV / 2025E Adj. EBITDA	EV / 2026E Adj. EBITDA	Price / 2025E Adj. EPS	Price / 2026E Adj. EPS
Canadian Pacific Kansas City Limited	15.6x	14.3x	23.3x	20.3x
Canadian National Railway Company	12.3x	11.5x	18.2x	16.4x
CSX Corporation	12.1x	11.2x	20.2x	17.3x
Norfolk Southern Corporation	12.3x	11.5x	20.6x	18.2x

BofA then (i) applied a range of multiples of 13.00x to 15.00x, derived from the selected publicly traded companies, to Union Pacific’s calendar year 2025 estimated Adjusted EBITDA and applied a range of multiples of 19.50x to 22.50x, derived from the selected publicly traded companies, to Union Pacific’s calendar year 2025 estimated Adjusted EPS and (ii) applied a range of multiples of 12.00x to 14.00x, derived from the selected publicly traded companies, to Union Pacific’s calendar year 2026 estimated Adjusted EBITDA and applied a range of multiples of 18.00x to 21.00x, derived from the selected publicly traded companies, to Union Pacific’s calendar year 2026 estimated Adjusted EPS to determine implied per share equity values for Union Pacific (rounded to the nearest $0.25). This analysis indicated the following approximate implied equity value reference ranges per share of Union Pacific common stock as compared to the closing price of Union Pacific common stock on July 16, 2025, of $231.18:

Implied Equity Value Reference Range Per Share of Union Pacific Common Stock
2025E Adj. EBITDA	2026E Adj. EBITDA	2025E Adj. EPS	2026E Adj. EPS
$220.50 - $261.75	$215.75 - $259.75	$231.00 - $266.75	$226.25 - $264.00

No company used in this analysis is identical or directly comparable to Union Pacific. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Union Pacific was compared.

Discounted Cash Flow Analysis. BofA performed a discounted cash flow analysis of Union Pacific to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Union Pacific was forecasted to generate during the six-month period ending December 31, 2025 and for the fiscal years 2026 through 2031 based on the Norfolk Southern management view of the UP management unaudited projections. BofA calculated terminal values for Union Pacific by applying terminal multiples of 12.00x to 14.00x to Union Pacific’s fiscal year 2031 estimated Adjusted EBITDA. The cash flows and terminal values were then discounted to present value as of June 30, 2025, assuming a mid-year convention for cash flows, using discount rates ranging from 8.50% to 10.00%, which were based on an estimate of Union Pacific’s weighted average cost of capital. This analysis indicated the following approximate implied equity value reference range per share of Union Pacific common stock (rounded to the nearest $0.25), as compared to the closing price of Union Pacific common stock on July 16, 2025, of $231.18:

Implied Equity Value Reference Range Per Share of Union Pacific Common Stock
$190.50 - $241.25

Other Factors

BofA also noted certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things the following:

•	52-Week Trading Range. BofA reviewed the trading range of the shares of Union Pacific common stock for the 52-week period ended July 16, 2025, which was $208.27 to $256.09.

•

Wall Street Analysts Price Targets. BofA reviewed eighteen (18) publicly available equity research analyst price targets for the Union Pacific common stock available as of July 16, 2025, which indicated low to high price targets for Union Pacific common stock of $202.00 to $275.00 and a present value of $183.50 to $249.75 (each rounded to the nearest $0.25) when discounted by one year at Union Pacific’s mid-point cost of equity of 10.1%, derived using the capital asset pricing model.

Summary of Material Pro Forma Financial Analysis

Has/Gets Analysis

BofA performed a has/gets analysis to calculate the theoretical change in the aggregate equity value of Norfolk Southern common stock resulting from the mergers based on a comparison of (i) the 100% ownership by holders of Norfolk Southern common stock on a standalone basis and (ii) the pro forma ownership by holders of Norfolk Southern common stock of Union Pacific common stock after giving effect to the mergers.

For the aggregate equity value of Norfolk Southern common stock on a standalone basis, BofA used the reference range obtained in its discounted cash flow analysis described above under “Summary of Material Financial Analyses of Norfolk Southern — Discounted Cash Flow Analysis.” BofA then performed the same analysis by calculating the range of implied aggregate equity values allocable to holders of Norfolk Southern common stock on a pro forma basis, giving effect to the mergers, by assuming approximately 27.5% pro forma ownership, based on the number of shares of Union Pacific common stock estimated to be issued to holders of Norfolk Southern common stock in the mergers, utilizing the results of the standalone discounted cash flow analyses for Norfolk Southern and Union Pacific described above under “Summary of Material Financial Analyses of Norfolk Southern – Discounted Cash Flow Analysis” and under “Summary of Material Financial Analyses of Union Pacific – Discounted Cash Flow Analysis,” and taking into account the net present value of the synergies as of June 30, 2025, using a discount rate of 8.5% to 10.0% based on BofA’s professional judgment and experience. BofA then compared these implied equity value reference ranges, which were further adjusted by an estimated additional net debt from the mergers and $88.82 per share cash consideration, to the implied equity value reference ranges derived for Norfolk Southern on a standalone basis utilizing the results of the standalone discounted cash flow analysis of Norfolk Southern described above.

This analysis yielded the following implied aggregate equity value reference ranges for Norfolk Southern common stock on a standalone basis and on a pro forma basis:

Aggregate Equity Value Reference Ranges for Norfolk Southern common stock (in millions)
Standalone	$56,223 - $71,566
Pro Forma	$69,513 - $74,606

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA to the Norfolk Southern board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA believes that its analyses summarized above must be considered as a whole. BofA further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Norfolk Southern and Union Pacific. The estimates of the future performance of Norfolk Southern and Union Pacific in or underlying BofA’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA’s analyses. These analyses were prepared solely as part of BofA’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Norfolk Southern board in connection with the delivery of BofA’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA’s view of the actual values of Norfolk Southern or Union Pacific.

The type and amount of consideration payable in the mergers was determined through negotiations between Norfolk Southern and Union Pacific, rather than by any financial advisor, and was approved by the Norfolk Southern board. The decision of Norfolk Southern to enter into the merger agreement was solely that of the Norfolk Southern board. As described above, BofA’s opinion and analyses were only one of many factors considered by the Norfolk Southern board in its evaluation of the proposed mergers and should not be viewed as determinative of the views of the Norfolk Southern board or management with respect to the mergers or the merger consideration.

Norfolk Southern has agreed to pay BofA for its services in connection with the mergers an aggregate fee, which is currently estimated, based on the information available as of the date of announcement, to be approximately $130 million, $7.5 million of which was payable upon the rendering of its opinion and the remainder of which is payable upon the closing of the mergers. Norfolk Southern also has agreed to reimburse BofA for its expenses incurred in connection with BofA’s engagement and to indemnify BofA, any controlling person of BofA and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Norfolk Southern, Union Pacific and certain of their respective affiliates.

BofA and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Norfolk Southern and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Norfolk Southern in connection with shareholder activism, (ii) having acted as manager or underwriter for certain debt offerings of Norfolk Southern, (iii) having acted or acting as co-lead arranger, joint bookrunner for, and/or lender under, certain letters of credit, leasing and other credit facilities of Norfolk Southern and (iv) having provided or providing certain treasury management services and products to Norfolk Southern. From July 1, 2023 through June 30, 2025, BofA and its affiliates derived aggregate revenues from Norfolk Southern and its affiliates of approximately $16 million for investment and corporate banking services.

In addition, BofA and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Union Pacific and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as manager or underwriter for certain debt offerings of Union Pacific, (ii) having acted or acting as co-lead arranger, joint bookrunner for, and/or lender under, certain leasing and other credit facilities of Union Pacific and (iii) having provided or providing certain treasury management services and products to Union Pacific. From July 1, 2023 through June 30, 2025, BofA and its affiliates derived aggregate revenues from Union Pacific and its affiliates of approximately $8 million for investment and corporate banking services.

As of the date of its written opinion, BofA and its affiliates were working with Union Pacific and its affiliates on one or more investment and corporate banking matters unrelated to the mergers and BofA believes, based on the information available to it as of the date of its written opinion, that the aggregate revenues BofA and its affiliates will derive from Union Pacific and its affiliates for those concurrent investment and corporate banking services will be materially less than the aggregate fee payable by Norfolk Southern to BofA for its services in connection with the mergers. In addition, in the ordinary course of its respective businesses, BofA and its affiliates (including members of BofA’s deal team working with Norfolk Southern on the merger) have pitched, are currently pitching, and/or will continue to pitch, additional investment and corporate banking services unrelated to the mergers to Union Pacific and its affiliates, but how much, if any, additional investment and corporate banking business and revenues will result from those efforts is subject to numerous factors beyond the control of BofA and its affiliates

As of the close of trading on July 28, 2025, the date of BofA’s written opinion, BofA and its affiliates held on a non-fiduciary basis (i) outstanding common stock of Norfolk Southern having a market value of approximately $108 million as of such date, representing less than 0.5% of the outstanding common stock of Norfolk Southern as of such date and (ii) outstanding common stock of Union Pacific having a market value of approximately $283 million as of such date, representing less than 0.5% of the outstanding common stock of Union Pacific as of such date. BofA disclosed its holdings in a non-fiduciary capacity in Norfolk Southern common stock and Union Pacific common stock to the Norfolk Southern board prior to the delivery of its written opinion.

Governance of Union Pacific After the Mergers

Board of Directors. At the first effective time, the parties will take all actions to designate and appoint three (3) directors of Norfolk Southern, to become members of the Union Pacific board. The designees will be determined by the Union Pacific board, except that the designees will include Mark R. George, the current President and Chief Executive Officer of Norfolk Southern, and Richard H. Anderson, the current Chairman of the Norfolk Southern board, in each case, so long as each is qualified, and willing and suitable to serve as a director under all applicable corporate governance policies and guidelines as reviewed and determined reasonably and in good faith by the Corporate Governance, Nominating and Sustainability Committee of the Union Pacific board.

Interests of Directors and Executive Officers in the Mergers

Interests of Union Pacific Directors and Executive Officers in the Mergers

Union Pacific shareholders should be aware that Union Pacific’s directors and executive officers have interests in the mergers that may be different from, or in addition to, those of Union Pacific shareholders generally. The Union Pacific board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Union Pacific shareholders vote “FOR” the share issuance proposal. See “The Mergers—Union Pacific Reasons for the Mergers; Recommendation of the Union Pacific Board of Directors.”

These interests include the following:

•	the members of the Union Pacific board will remain on the Union Pacific board;

•	Michael R. McCarthy, the Chairman of the Union Pacific board will remain as the Chairman of the Union Pacific board; and

•	the executive officers of Union Pacific will remain the executive officers of the combined company.

None of Union Pacific’s directors or executive officers are party to or participates in any plan, program, or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise related to the completion of the mergers.

The information set forth above in this section is intended to comply with Item 402(t) of Regulation S-K under the Securities Act, which is referred to as the Securities Act, as it relates to the disclosure of certain information about compensation for Union Pacific’s named executive officers that is based on or otherwise relates to the completion of the mergers.

Interests of Norfolk Southern Directors and Executive Officers in the Mergers

In considering the recommendation of the Norfolk Southern board to vote to approve the merger agreement proposal, holders of Norfolk Southern common stock should be aware that the directors and executive officers of Norfolk Southern may have interests in the mergers that are different from, or in addition to, the interests of holders of Norfolk Southern common stock generally and that may create potential conflicts of interest. The Norfolk Southern board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of Norfolk Southern common stock that they vote to approve the merger agreement proposal.

These interests are described in more detail below, and certain of them are quantified in the narrative below, including compensation that may become payable in connection with the mergers to Norfolk Southern’s named executive officers (which is the subject of a non-binding advisory vote of Norfolk Southern shareholders). For more information, please see “Norfolk Southern Proposals—Proposal 2: The Merger-Related Compensation Proposal.” The mergers will constitute a “change in control” for purposes of the Norfolk Southern executive compensation plans and agreements described below.

For purposes of this disclosure, Norfolk Southern’s named executive officers who have interests in the mergers are:

•	Mark R. George—President and Chief Executive Officer

•	Jason A. Zampi—Executive Vice President and Chief Financial Officer

•	John F. Orr—Executive Vice President and Chief Operating Officer

•	Anil Bhatt—Executive Vice President and Chief Information & Digital Officer

•	Claude E. Elkins—Executive Vice President and Chief Commercial Officer

In accordance with SEC rules, this disclosure also covers individuals who are not named executive officers, who served as executive officers of Norfolk Southern at any time since January 1, 2024 and who have interests in the mergers. Accordingly, for purposes of this disclosure, Norfolk Southern’s executive officers who are not named executive officers are:

•	Ann A. Adams, Chief Human Resources Officer

•	Claiborne L. Moore, Vice President and Controller

For purposes of this disclosure, Norfolk Southern’s non-employee directors are: Richard H. Anderson, William Clyburn, Jr., Philip S. Davidson, Francesca A. DeBiase, Marcela E. Donadio, Sameh Fahmy, Mary Kathryn “Heidi” Heitkamp, John C. Huffard, Jr., Christopher T. Jones, Gilbert H. Lamphere, and Lori J. Ryerkerk.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the first effective time will occur on September 26, 2025 (which is the assumed date of the first effective time solely for purposes of the disclosure in this section);

•

each of Norfolk Southern’s executive officers will experience a “Termination” under his or her change in control agreement at such time and a termination without “cause” or for “good reason” under his or her equity award agreements;

•

the relevant price per share of Norfolk Southern common stock is $277.43 (the average closing market price of Norfolk Southern common stock over the first five (5) business days following the public announcement of the merger on July 29, 2025);

•	the Norfolk Southern equity awards will be amended to provide for double trigger vesting (as described below) prior to the first effective time; and

•

performance goals applicable to unvested Norfolk Southern PSUs are deemed achieved at the first effective time below the threshold level of performance with respect to performance cycle 2023-2025 and at the target level of performance with respect to performance cycles 2024-2026 and 2025-2027.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the mergers.

Treatment of Outstanding Equity Awards

Norfolk Southern Stock Options

Each Norfolk Southern stock option that is outstanding immediately prior to the first effective time (including each Norfolk Southern stock option held by an executive officer) will, as of the first effective time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) an option to purchase shares of Union Pacific common stock (i) with respect to a number of shares of Union Pacific common stock equal to the product of (a) the number of shares of Norfolk Southern common stock subject to the corresponding Norfolk Southern stock option immediately prior to the first effective time multiplied by (b) the equity award exchange ratio (rounded down to the nearest whole number of shares), and (ii) with a per share exercise price that is equal to the quotient of (a) the exercise price per share of Norfolk Southern common stock of the corresponding Norfolk Southern stock option immediately prior to the first effective time divided by (b) the equity award exchange ratio (rounded up to the nearest cent), with the same terms and conditions that applied to the corresponding Norfolk Southern stock option immediately prior to the first effective time (including, without limitation, payment of quarterly dividend equivalents).

Norfolk Southern RSUs

Each Norfolk Southern RSU that is outstanding as of immediately prior to the first effective time will, as of the first effective time, automatically and without any action on the part of the holder thereof (i) if such Norfolk Southern RSU is vested (including each vested Norfolk Southern RSU held by a nonemployee director) or becomes vested at the first effective time pursuant to its terms as in effect as of the date of the merger agreement, be canceled and converted into the right to receive an amount in cash (without interest) equal to the merger consideration value multiplied by the total number of shares of Norfolk Southern common stock subject to such Norfolk Southern RSU immediately prior to the first effective time, or (ii) if such Norfolk Southern RSU is not covered by clause (i) (including each Norfolk Southern RSU held by an executive officer), be assumed and converted into (or canceled and replaced by) a Union Pacific stock unit award, relating to a number of shares of

Union Pacific common stock equal to the product, rounded to the nearest whole number of shares, of (a) the number of shares of Norfolk Southern common stock subject to such Norfolk Southern RSU immediately prior to the first effective time, and (b) the equity award exchange ratio, with the same terms and conditions that applied to such Norfolk Southern RSU immediately prior to the first effective time (including, without limitation, payment of quarterly dividend equivalents).

Norfolk Southern PSUs

Each Norfolk Southern PSU that is outstanding as of immediately prior to the first effective time (including each Norfolk Southern PSU held by an executive officer) will, as of the first effective time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) a Union Pacific stock unit award, relating to a number of shares of Union Pacific common stock equal to the product, rounded to the nearest whole number of shares, of (i) the number of shares of Norfolk Southern common stock subject to such Norfolk Southern PSU immediately prior to the first effective time (with such number of shares of Norfolk Southern common stock determined based upon the greater of (a) the target level of performance and (b) the actual level of performance calculated as of the latest practicable date prior to the first effective time as determined reasonably and in good faith by the Compensation and Talent Management Committee of the Norfolk Southern board (which is referred to as the Committee), and (ii) the equity award exchange ratio, with the same terms and conditions (including service-based vesting but excluding performance-based vesting conditions) that applied to such Norfolk Southern PSU immediately prior to the first effective time.

Norfolk Southern Phantom Stock Units

Each Norfolk Southern phantom stock unit that is outstanding as of immediately prior to the first effective time (each of which is held by a current or former nonemployee director) will, at the first effective time, automatically and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash (without interest) equal to the merger consideration value multiplied by the total number of shares of Norfolk Southern common stock relating to such Norfolk Southern phantom stock unit immediately prior to the first effective time.

Double Trigger Vesting and Exercise Terms

Norfolk Southern intends to take action to cause all Norfolk Southern equity awards held by Norfolk Southern’s employees, including Norfolk Southern executive officers, to include “double trigger” vesting and exercise terms as of immediately prior to the first effective time. Such terms will provide, with respect to each executive officer, that if such executive officer’s employment is terminated by Norfolk Southern without “cause” or due to the executive officer’s resignation for “good reason”, in each case, on or within 24 months following a change in control of Norfolk Southern (each such termination, a “qualifying termination”), then all unvested Norfolk Southern equity awards then held by such executive officer would fully vest upon such termination of employment and all stock options (whether previously vested or becoming vested as a result of such qualifying termination) will remain exercisable for the remainder of their ten-year term. These “double trigger” vesting protections will continue to apply to the Norfolk Southern equity awards after such awards are assumed and converted into Union Pacific equity awards at the first effective time.

Quantification of Norfolk Southern Equity Awards

See “Quantification of Potential Payments and Benefits to Norfolk Southern’s Named Executive Officers in Connection with the Mergers” beginning on page 151 of this joint proxy statement/prospectus for an estimate of the value of unvested Norfolk Southern equity awards held by each of Norfolk Southern’s named executive officer. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate value of the unvested Norfolk Southern equity awards held by Norfolk Southern’s two executive officers who are not named executive officers is: unvested Norfolk Southern stock options—$259,347; unvested Norfolk Southern

RSUs—$3,031,616; and unvested Norfolk Southern PSUs—$2,009,980. All Norfolk Southern equity awards held by Southern’s eleven non-employee directors are fully vested.

Change in Control Agreements

Each Norfolk Southern executive officer is party to a change in control agreement with Norfolk Southern that provides that, in the event that the executive officer experiences a “Termination” (which is generally defined in each change in control agreement to mean a termination of the executive officer’s employment by Norfolk Southern without cause or by the executive officer under certain enumerated circumstances that would result in a material negative change in the executive officer’s relationship with Norfolk Southern) during the 24 months following a change in control of Norfolk Southern, then Norfolk Southern will be obligated to pay the executive officer a cash lump sum payment equal to 2.99 times the sum of (i) the executive officer’s base salary and (ii) 100% of the executive officer’s annual bonus opportunity, in each case, based on the greater of the base salary and annual bonus opportunity, as applicable, in effect as of (a) the date of termination of employment and (b) the date immediately preceding the change in control.

See “Quantification of Potential Payments and Benefits to Norfolk Southern’s Named Executive Officers in Connection with the Mergers” beginning on page 151 of this joint proxy statement/prospectus for the estimated amounts that each of Norfolk Southern’s named executive officers would receive under their change in control agreements upon a Termination. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate amount of the cash severance payments that Norfolk Southern’s two executive officers who are not named executive officers would receive under their change in control agreements upon a Termination is $6,261,060.

Transaction Bonus Program

In connection with the mergers, Norfolk Southern has established a cash-based transaction bonus program in the amount of $100 million, under which it may grant transaction bonuses to employees of Norfolk Southern and its affiliates, including the executive officers, because the Norfolk Southern board recognized that the announcement of the mergers and the uncertainty inherent in the transaction process created heightened retention risk. Allocations of awards under the transaction bonus program will be made by the Committee. Transaction bonuses will vest and be payable, in the discretion of the Committee, either (i) at the first effective time, (ii) in three installments with 25% vesting on each of April 28, 2026 and January 28, 2027 and the remaining 50% vesting at the first effective time, or (iii) between January 28, 2027 and the first effective time. As of the date of this joint proxy statement/prospectus, the Committee has granted an award to each executive officer pursuant to the transaction bonus program. The Committee determined that such awards were necessary and appropriate to promote stability, maintain continuity of leadership and incentivize Norfolk Southern’s executive officers to remain focused on Norfolk Southern’s business and the successful completion of the mergers for the benefit of Norfolk Southern’s shareholders. In making this determination, the Committee considered, among other factors, the fact that obtaining the requisite regulatory approvals may take a significant period of time. Each such award will vest in three installments with 25% vesting on each of April 28, 2026 and January 28, 2027 and 50% vesting at the first effective time, subject in each case to the recipient’s continued employment through the applicable vesting date, except that upon a termination of employment without cause by Norfolk Southern prior to the first effective time or a Termination after the first effective time, the tranche of the award associated with the next scheduled vesting date (whether such vesting date is a fixed date or the first effective time) will become vested.

See “Quantification of Potential Payments and Benefits to Norfolk Southern’s Named Executive Officers in Connection with the Mergers” beginning on page 151 of this joint proxy statement/prospectus for the amount of each named executive officer’s award under the transaction bonus program. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate value of the awards granted under the transaction bonus program that would be paid to Norfolk Southern’s two executive officers who are not named executive officers upon a Termination would be $2,100,000; the full aggregate value of such awards is $2,800,000.

Annual Incentive Payments

Pursuant to the merger agreement, prior to the first effective time, the Committee may determine performance for the portion of the fiscal year of Norfolk Southern elapsed prior to the closing date. Each bonus-eligible employee, including each executive officer, will be eligible to receive a prorated bonus for the portion of the fiscal year of Norfolk Southern elapsed prior to the closing date, with applicable performance goals deemed achieved at (i) a level that results in payment of 100% of the employee’s annual bonus opportunity if the first effective time occurs prior to June 30 of the applicable year, or (ii) the most recent estimated level of performance used for purposes of determining Norfolk Southern’s bonus accrual in respect of its financial reporting if the first effective time occurs after June 30 of the applicable year (or, in the case of an employee whose annual bonus is determined solely based on individual performance, on the basis of the employee’s most recent performance rating). Each prorated bonus will be paid in February of the fiscal year following the fiscal year in which the closing occurs, subject to the employee’s continued employment through December 31 of the year of closing. Notwithstanding the foregoing, if an employee experiences a Termination prior to the payment date, then that executive officer’s prorated bonus will become fully vested and payable at the time of such Termination.

See “Quantification of Potential Payments and Benefits to Norfolk Southern’s Named Executive Officers in Connection with the Mergers” beginning on page 151 of this joint proxy statement/prospectus for the estimated amount of the prorated bonus payment that each of Norfolk Southern’s named executive officers would receive under the terms of the merger agreement upon a Termination. Based on the assumptions described above under “—Certain Assumptions” and, for illustrative purposes, assuming that the applicable performance goals are achieved at a level that results in payment of 67% of the applicable bonus opportunity, the estimated aggregate amount of the prorated bonus payments that Norfolk Southern’s two executive officers who are not named executive officers would receive under the terms of the merger agreement upon a Termination is $546,615.

Defined Benefit Pension and Retiree Medical Plans

Pursuant to the terms of the merger agreement, prior to the first effective time, Norfolk Southern and its affiliates may amend each of its defined benefit pension and retiree medical plans covering nonunionized employees to provide that, for the five year period immediately following the first effective time, with respect to each individual who is eligible to participate in the applicable plan as of immediately prior to the first effective time, no such plan may be terminated or adversely amended without the applicable participant’s written consent. Following the fifth anniversary of the first effective time, Union Pacific has committed to treat each such Norfolk Southern defined benefit pension and retiree medical plan in a manner that is comparable to Union Pacific’s treatment of its analogous plan(s). As of the date of this joint proxy statement/prospectus, each of Norfolk Southern’s executive officers is eligible to participate in a Norfolk Southern defined benefit pension plan, and only Mr. Elkins and one other executive officer who is not a named executive officer are eligible to participate in a Norfolk Southern retiree medical plan.

New Management Arrangements

As of the date of this joint proxy statement/prospectus, no Norfolk Southern executive officer has entered into any agreement with Norfolk Southern or Union Pacific regarding employment after the first effective time, although it is possible that Norfolk Southern or Union Pacific may enter into new employment or other arrangements with executive officers in the future.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, from and after the first effective time, Union Pacific will indemnify certain persons, including Norfolk Southern’s directors and executive officers. In addition, for a period of six (6) years from the first effective time, Union Pacific will maintain insurance policies for the benefit of certain persons, including Norfolk Southern’s directors and executive officers. For additional information, see

“The Merger Agreement—Covenants and Agreements—Indemnification and Insurance” beginning on page 179 of this joint proxy statement/prospectus.

Quantification of Potential Payments and Benefits to Norfolk Southern’s Named Executive Officers in Connection with the Mergers

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Norfolk Southern that is based on, or otherwise relates to, the mergers. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Norfolk Southern’s Directors and Executive Officers in the Mergers” above.

The amounts shown in the table below are estimates of the payments and benefits (on a pre-tax basis) that each of the Norfolk Southern named executive officers would receive based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “—Certain Assumptions” and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the mergers.

The amounts in the table do not include amounts that Norfolk Southern’s named executive officers were already vested in as of September 26, 2025. In addition, these amounts do not attempt to forecast any additional equity award grants or issuances or forfeitures that may occur prior to the completion of the mergers. As a result of the aforementioned assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name (1)	Cash ($)(2)	Equity ($)(3)	Other ($)(4)	Total ($)
Mark R. George	$11,911,358	$15,201,594	$3,000,000	$30,112,952
Jason A. Zampi	$5,340,186	$3,129,611	$1,687,500	$10,157,297
John F. Orr	$6,161,753	$9,481,443	$2,250,000	$17,893,196
Claude E. Elkins.	$5,545,578	$4,573,058	$1,500,000	$11,618,636
Anil Bhatt	$5,340,186	$5,534,552	$1,500,000	$12,374,738

(1)

Alan H. Shaw, Former President and Chief Executive Officer, and Paul B. Duncan, Former Executive Vice President and Chief Operating Officer, terminated employment with Norfolk Southern on September 11, 2024 and March 31, 2024, respectively, are also named executive officers for purposes of this disclosure but are not entitled to receive any compensation in connection with the mergers.

(2)

Cash. Includes cash severance and prorated 2025 annual bonus for each named executive officer. The cash severance amount payable to each named executive officer equals 2.99 times the sum of (i) the executive officer’s base salary and (ii) 100% of the executive officer’s annual bonus opportunity. Such cash severance amounts are “double-trigger” and therefore payable pursuant to the applicable named executive officer’s change in control agreement if, within twenty-four (24) months following a change in control, such named executive officer experiences a “Termination” (as defined in the change in control agreement). For further information, see “Interests of Norfolk Southern’s Directors and Executive Officers in the Mergers—Change in Control Agreements.” The prorated 2025 annual bonus would be computed based on the most recent estimated level of performance used for purposes of determining Norfolk Southern’s bonus accrual in respect of its financial reporting, which, for illustrative purposes, is assumed to equal 67% of the applicable bonus opportunity, and paid to each named executive officer at the time such bonus would otherwise be paid in 2026 or upon the named executive officer’s earlier Termination. Such amounts are “double trigger” because payment is accelerated upon the named executive officer’s Termination. For further information, see “Interests of Norfolk Southern’s Directors and Executive Officers in the Mergers—Annual Incentive Payments.”

Name	Cash Severance ($)	Pro Rata Annual Bonus ($)	Total ($)
Mark R. George	$10,689,250	$1,222,108	$11,911,358
Jason A. Zampi	$4,858,750	$481,436	$5,340,186
John F. Orr	$5,606,250	$555,503	$6,161,753
Claude E. Elkins.	$5,045,625	$499,953	$5,545,578
Anil Bhatt	$4,858,750	$481,436	$5,340,186

(3)

Equity. The values in this column include accelerated vesting of unvested Norfolk Southern stock options, Norfolk Southern RSUs and Norfolk Southern PSUs upon each named executive officer’s qualifying termination. This accelerated vesting is a “double trigger” benefit and therefore applies upon the applicable named executive officer’s termination of employment by Norfolk Southern within twenty-four (24) months following a change in control. For further details regarding the treatment of Norfolk Southern equity awards in connection with the mergers, see “Interests of Norfolk Southern’s Directors and Executive Officers in the Mergers—Treatment of Outstanding Equity Awards”. The estimated values of such awards are shown in the following table:

Name	Norfolk Southern Stock Options ($)	Norfolk Southern RSUs ($)	Norfolk Southern PSUs ($)	Total ($)
Mark R. George	$1,678,407	$5,628,361	$7,894,826	$15,201,594
Jason A. Zampi	$162,636	$1,074,625	$1,892,350	$3,129,611
John F. Orr	$368,006	$5,869,725	$3,243,712	$9,481,443
Claude E. Elkins.	$446,425	$1,374,527	$2,752,106	$4,573,058
Anil Bhatt	$176,824	$3,491,179	$1,866,549	$5,534,552

(4)

Transaction Bonuses. Each named executive officer has been granted an award under Norfolk Southern’s transaction bonus program in the following amounts: Mr. George—$4,000,000; Mr. Zampi—$2,250,000; Mr. Orr—$3,000,000; Messrs. Elkins and Bhatt—$2,000,000 each. For purposes of quantifying the value of each award in this column, 75% of the full value of each award is included on the basis that 50% of each award would vest upon the first effective time, which is assumed to occur on September 26, 2025 solely for purposes of this disclosure (and is therefore “single-trigger”) and 25% of each award would vest upon the named executive officer’s concurrent Termination (and is therefore “double-trigger”). For further information, see “Interests of Norfolk Southern’s Directors and Executive Officers in the Mergers—Transaction Bonus Program.”

Accounting Treatment of the Mergers

The unaudited pro forma condensed combined financial information was prepared on the basis that Union Pacific, assuming receipt of the requisite regulatory approvals and completion of the mergers, will account for the mergers as a purchase of Norfolk Southern using the acquisition method pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations. Under the acquisition method, the assets and liabilities of Norfolk Southern are recorded at their fair value at the effective time of the mergers. In addition, the total consideration, measured at the market price at the first effective time, is allocated to the tangible and intangible assets acquired and liabilities assumed. Fair value is defined in ASC 820, Fair Value Measurements, as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Once requisite regulatory approvals are received, Union Pacific will consolidate Norfolk Southern prospectively.

The transaction accounting adjustments to the unaudited pro forma condensed combined financial information are preliminary and have been made solely for the purpose of presenting the pro forma financial statements, which are necessary to comply with applicable disclosure and reporting requirements. The allocation of the estimated consideration is pending finalization of various estimates, inputs, and analyses. Since this unaudited pro forma condensed combined financial information was prepared based on preliminary estimates of consideration and fair values attributable to the purchase of Norfolk Southern, the actual amounts eventually recorded for the purchase accounting, including the identifiable goodwill, may differ materially from the information presented.

Regulatory Approvals Required for the Mergers

STB Approval

The parties filed a prefiling notification with the STB pursuant to 49 C.F.R. § 1180.4(b) on July 30, 2025. For the STB application, Union Pacific and Norfolk Southern will promptly, but in no event later than six (6) months after the date of the prefiling notification, file the application with the STB (provided, however, that if the STB issues an order or otherwise implements a regulatory change that materially impedes the filing of the application, Union Pacific and Norfolk Southern will file the application as soon as reasonable in light of such order or regulatory change).

Obtaining STB approval is a closing condition as described in “The Merger Agreement––Conditions to the Mergers—Conditions to the Obligations of Each Party to Effect the Mergers.”

CNA Approval; FCC Approval

As promptly as practicable and advisable, the parties will file any and all notification and report forms with the CNA and the FCC required under applicable law with respect to the mergers and the other transactions contemplated by the merger agreement, and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under applicable law as soon as practicable after the date of the merger agreement.

Obtaining CNA approval is a closing condition as described in “The Merger Agreement––Conditions to the Mergers––Conditions to the Obligations of Each Party to Effect the Mergers.” However, no filings with, or approvals from, the FCC are conditions to the closing of the mergers.

Exchange of Shares

The conversion of shares of Norfolk Southern common stock (other than (i) shares of Norfolk Southern common stock that are directly owned by Union Pacific, Norfolk Southern, Merger Sub 1, or Merger Sub 2 immediately prior to the first effective time (other than shares held on behalf of third parties), each of which will be canceled and will cease to exist upon completion of the first merger (which are referred to as canceled shares) and (ii) shares of Norfolk Southern common stock that are owned by any direct or indirect, wholly owned subsidiary of Norfolk Southern, each of which will be converted into the right to receive a number of shares of Union Pacific common stock equal to (a) the cash consideration divided by the Union Pacific share price plus (b) the exchange ratio (which are referred to as converted shares)) into the right to receive the merger consideration will occur automatically at the first effective time.

Prior to the first effective time, Union Pacific will, on behalf of Merger Sub 1, deposit or cause to be deposited with the exchange agent in trust for the benefit of holders of shares of Norfolk Southern common stock, (i) cash sufficient to pay the aggregate cash consideration payable in respect of Norfolk Southern common stock and (ii) evidence of Union Pacific common shares in book-entry form representing the number of shares of Union Pacific common stock sufficient to deliver the aggregate share consideration deliverable in respect of the Norfolk Southern common stock.

As soon as reasonably practicable after the first effective time and no later than the third business day following the closing date, Union Pacific will cause the exchange agent to mail to each holder of record of shares of Norfolk Southern common stock whose shares were converted into the right to receive the merger consideration

(i) a letter of transmittal with respect to book-entry shares and certificates representing shares of Norfolk Southern common stock and (ii) instructions for surrendering book-entry shares, to the extent applicable, or certificates (or effective affidavits of loss in lieu thereof) in exchange for the merger consideration.

On the surrender of certificates (or effective affidavits of loss in lieu of a certificate) or book-entry shares to the exchange agent, together with a duly completed and validly executed letter of transmittal, or, in the case of book-entry shares, receipt of an “agent’s message” by the exchange agent, and such other documents as may customarily be required by the exchange agent, the holder of such certificates (or effective affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive in exchange therefor, and the exchange agent will be required to promptly deliver to each such holder, the merger consideration (together with any fractional share cash amount and any dividends or other distributions payable with respect to such shares following the effective time). No interest will be paid or accrued on any amount payable on due surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares. If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition precedent of payment that (i) the certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and (ii) the person requesting such payment will have paid any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or will have established that such tax either has been paid or is not required to be paid.

No dividends or distributions, if any, with a record date after the first effective time with respect to shares of Union Pacific common stock will be paid to the holder of any unsurrendered shares of Norfolk Southern common stock to be converted into shares of Union Pacific common stock until such holder has surrendered their shares to the exchange agent for exchange. After such surrender of shares of Norfolk Southern common stock to be converted into shares of Union Pacific common stock, the holder thereof will receive (in addition to the merger consideration and any cash in lieu of any fractional shares of Union Pacific common stock) any such dividends or other distributions, without any interest thereon, which had previously become payable with respect to the shares of Union Pacific common stock represented by such share of Norfolk Southern common stock, less such withholding or deduction for any taxes required by applicable law.

In the case of any certificate that has been lost, stolen, or destroyed, on the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by the exchange agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen, or destroyed certificate the merger consideration (together with the fractional share cash amount and any dividends or other distributions deliverable with respect to such shares following the effective time) payable with respect to the shares of Norfolk Southern common stock represented by such lost, stolen, or destroyed certificate.

Treatment of Norfolk Southern’s Existing Debt; Financing

There is no financing condition to the mergers.

In connection with the mergers, the parties intend to repay in full and terminate Norfolk Southern’s existing revolving credit facility, commercial paper program, and receivables securitization facility.

Union Pacific has agreed to use reasonable best efforts to do all things necessary to obtain at or before the closing, funds sufficient for the payment of the cash consideration and any fees and expenses of or payable by Union Pacific, Merger Sub 1, Merger Sub 2, or Union Pacific’s other affiliates on the closing date, and for any repayment or refinancing on the closing date of any outstanding indebtedness of Norfolk Southern and/or its subsidiaries contemplated by, or undertaken in connection with the transactions described in, the merger agreement.

Subject to the limitations set forth in the merger agreement, Norfolk Southern has agreed to, and to cause its subsidiaries to, use reasonable best efforts to provide customary cooperation to the extent reasonably requested by Union Pacific in connection with the offering, arrangement, syndication, consummation, issuance, or sale of any debt financing required to fund the transactions described in the preceding paragraph.

No Appraisal Rights or Dissenters’ Rights in the Mergers

Union Pacific Shareholders’ Appraisal Rights

Under Utah law, Union Pacific shareholders will not be entitled to any appraisal rights in connection with the first merger, the second merger, or any other transactions described in this joint proxy statement/prospectus.

Norfolk Southern Shareholders’ Appraisal Rights

Under Virginia law, Norfolk Southern shareholders will not be entitled to any appraisal rights in connection with the first merger, the second merger, or any other transactions described in this joint proxy statement/prospectus.

NYSE Listing of Union Pacific Common Stock; Delisting and Deregistration of Norfolk Southern Common Stock

It is a condition to the consummation of the mergers that the shares of Union Pacific common stock to be issued to Norfolk Southern shareholders in the first merger be approved for listing on the NYSE, subject to official notice of issuance. If the first merger is completed, Norfolk Southern common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Expected Timing of the Mergers

Union Pacific and Norfolk Southern currently expect the mergers to be completed by early 2027, subject to the satisfaction or waiver of customary closing conditions, including (i) the approval of the merger agreement proposal by Norfolk Southern shareholders, (ii) the approval of the share issuance proposal by Union Pacific shareholders, (iii) the receipt of the requisite regulatory approvals, which are the STB approval and CNA approval (and in the case of Union Pacific’s obligation to consummate the mergers, without resulting in the imposition of certain “materially burdensome regulatory conditions” as specified in the merger agreement), and (iv) the absence of any injunction or order by any court or other governmental entity prohibiting or making illegal the mergers (and in the case of Union Pacific’s obligation to consummate the mergers, without resulting in the imposition of certain “materially burdensome regulatory conditions” as specified in the merger agreement).

However, Union Pacific and Norfolk Southern cannot predict the actual date on which the mergers will be completed because completion is subject to conditions beyond their control and it is possible that such conditions could result in the mergers being completed earlier or later or not being completed at all. See “The Mergers—Regulatory Approvals Required for the Mergers” and “The Merger Agreement—Conditions to the Mergers.”

U.S. Federal Income Tax Consequences

The following is a summary of U.S. federal income tax consequences of the first merger and the second merger, taken together, generally applicable to U.S. holders (as defined below) that exchange their Norfolk Southern common stock for the merger consideration in the first merger.

This discussion is based upon the Internal Revenue Code of 1986, as amended (which is referred to as the Code), U.S. Treasury regulations promulgated thereunder and judicial and administrative rulings and decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretation. Any such change or differing interpretation could affect the accuracy of the statements and conclusions herein.

This discussion addresses only those U.S. holders that hold their Norfolk Southern common stock as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion is not a complete description of all of the U.S. federal income tax consequences of the mergers and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its individual circumstances or that may be applicable to a U.S. holder if it is subject to special treatment under the U.S. federal income tax laws, including:

•	a financial institution;

•	a tax-exempt organization;

•	a real estate investment trust or real estate mortgage investment conduit;

•	a partnership, S corporation, or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a person liable for any alternative minimum tax;

•	a person that received Norfolk Southern common stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;

•	a person that has a functional currency other than the U.S. dollar;

•

a person who, actually or constructively, owns or has owned 5% or more of Norfolk Southern common stock by vote or value or will own 5% or more of Union Pacific common stock by vote or value pursuant to the mergers;

•	a person that is required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement;”

•	a person that holds Norfolk Southern common stock as part of a hedge, straddle, constructive sale, conversion, wash sale or other integrated transaction; or

•	a U.S. expatriate or former citizen or former long-term resident of the United States.

For purposes of this discussion, the term U.S. holder means a beneficial owner of Norfolk Southern common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Norfolk Southern common stock, the U.S. federal income tax consequences to a partner in such partnership (or owner of such entity) will generally depend on the status of the partner and the activities of the partnership (or entity). Partners in a partnership that holds Norfolk Southern common stock should consult their tax advisors with respect to the tax consequences of the mergers in their specific circumstances.

All holders of Norfolk Southern common stock should consult their tax advisors to determine the particular tax consequences to them of the mergers, including the applicability and effect of any

U.S. federal, state, local, non-U.S., and other tax laws and the potential for dividend treatment of the cash consideration received in the first merger. Holders of Norfolk Southern common stock that are not U.S. holders should consult their tax advisors regarding the possibility of dividend treatment and the consequences thereof.

In General

Union Pacific and Norfolk Southern intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and Union Pacific and Norfolk Southern intend to report the mergers consistent with such qualification. In the merger agreement, each of Union Pacific and Norfolk Southern represents that it has not taken or agreed to take any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, Union Pacific and Norfolk Southern agree not to, and agree to cause their respective subsidiaries not to, take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and to, and to cause their respective subsidiaries to, use their respective reasonable best efforts to cause the mergers to so qualify. However, it is not a condition to Union Pacific’s obligation or Norfolk Southern’s obligation to complete the transactions that the mergers, taken together, qualify as a “reorganization” or that Norfolk Southern or Union Pacific receive an opinion from counsel to that effect.

Norfolk Southern and Union Pacific have not sought and will not seek any ruling from the U.S. Internal Revenue Service regarding any matters relating to the mergers and, as a result, there can be no assurance that the U.S. Internal Revenue Service would not assert that the mergers, taken together, do not qualify as a “reorganization” or that a court would not sustain such a position.

U.S. Federal Income Tax Consequences if the Mergers, Taken Together, Qualify as a “Reorganization” Within the Meaning of Section 368(a) of the Code

If the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then for U.S. federal income tax purposes:

•

a U.S. holder will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash (excluding cash received in lieu of fractional shares of Union Pacific common stock) and the fair market value of the Union Pacific common stock received by such U.S. holder in the first merger (including any fractional shares of Union Pacific common stock deemed received and sold for cash, as discussed below) exceeds such U.S. holder’s adjusted tax basis in such U.S. holder’s Norfolk Southern common stock exchanged therefor and (ii) the amount of cash received by such U.S. holder (excluding cash received in lieu of fractional shares of Union Pacific common stock);

•

the aggregate tax basis of the Union Pacific common stock received by a U.S. holder in the first merger (including any fractional share of Union Pacific common stock deemed received and sold for cash, as discussed below) will be the same as the aggregate adjusted tax basis of such U.S. holder’s Norfolk Southern common stock exchanged therefor, decreased by the amount of cash received (excluding any cash received in lieu of a fractional share of Union Pacific common stock) and increased by the amount of any gain recognized by the U.S. holder (regardless of whether such gain is classified as capital gain or dividend income, as discussed below, but excluding any gain recognized with respect to any fractional share of Union Pacific common stock for which cash is received, as discussed below); and

•

a U.S. holder’s holding period in the Union Pacific common stock received (including a fractional share of Union Pacific common stock deemed received and sold for cash, as discussed below) will include the holding period of the Norfolk Southern common stock exchanged for such Union Pacific common stock.

If a U.S. holder acquired Norfolk Southern common stock at different times or at different prices, any gain or loss realized will be determined separately with respect to each block of Norfolk Southern common stock, and a loss realized (but not recognized) on the exchange of one (1) block of Norfolk Southern common stock cannot be used to offset a gain realized on the exchange of another block of Norfolk Southern common stock. Any such U.S. holder should consult its tax advisor regarding the manner in which cash and Union Pacific common stock received pursuant to the first merger should be allocated among different blocks of Norfolk Southern common stock and with respect to identifying the bases or holding periods of particular shares of Union Pacific common stock received in the first merger.

Subject to the discussion below regarding potential dividend treatment, any gain recognized by a U.S. holder in connection with the mergers generally will constitute capital gain and will constitute long-term capital gain if such U.S. holder’s holding period in the Norfolk Southern common stock surrendered exceeds one (1) year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. In some cases, if a U.S. holder actually or constructively owns Union Pacific common stock other than Union Pacific common stock received pursuant to the first merger, any gain recognized by such U.S. holder could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Such treatment will generally not apply to a shareholder of a publicly held corporation, such as Union Pacific, whose relative stock interest is minimal, who exercises no control with respect to corporate affairs and who experiences at least a de minimis reduction in its percentage interest as a result of the deemed redemption of Union Pacific common stock for the cash consideration. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders of Norfolk Southern common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

A U.S. holder who receives cash instead of a fractional share of Union Pacific common stock will generally be treated as having received such fractional share pursuant to the first merger, and then as having sold such fractional share for cash. Gain or loss generally will be recognized based on the difference between the amount of such cash received and the U.S. holder’s tax basis in such fractional share of Union Pacific common stock (determined as described above). Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of Union Pacific common stock deemed to be received exceeds one (1) year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences if the Mergers, Taken Together, Do Not Qualify as a “Reorganization” Within the Meaning of Section 368(a) of the Code

If the mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, then a U.S. holder of Norfolk Southern common stock that exchanges such shares of Norfolk Southern common stock for Union Pacific common stock and cash will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the cash (including any cash received in lieu of a fractional share of Union Pacific common stock) and the fair market value of the Union Pacific common stock received by such U.S. holder and (ii) such U.S. holder’s adjusted tax basis in the Norfolk Southern common stock exchanged therefor. Gain or loss must be calculated separately for each block of Norfolk Southern common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Norfolk Southern common stock exceeds one (1) year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s aggregate tax basis in the Union Pacific common stock received in the first merger will equal the fair market value of such Union Pacific common stock as of the effective time of the first merger, and the holding period of such Union Pacific common stock will begin on the date after the first merger.

This discussion of U.S. federal income tax consequences is for general information only and is not intended to be, and should not be construed as, tax advice. Determining the specific tax consequences of the mergers to U.S. holders may be complex and will depend on a holder’s specific situation and on factors that are not within our control. All holders of Norfolk Southern common stock should consult their tax advisors with respect to the tax consequences of the mergers in their particular circumstances, including the applicability and effect of any federal, state, local, non-U.S., or other tax laws.

Litigation Related to the Mergers

Shareholders may file lawsuits challenging the mergers, which may name Union Pacific, Norfolk Southern, members of the Union Pacific board, members of the Norfolk Southern board, or others as defendants. No assurance can be made as to the outcome of such lawsuits, including the amount of costs associated with defending claims or any other liabilities that may be incurred in connection with the litigation of any claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the mergers on the agreed-upon terms, such an injunction may delay the completion of the mergers or may prevent the mergers from being completed altogether.

Union Pacific and Norfolk Southern have each received demand letters from certain purported shareholders of Union Pacific and Norfolk Southern, as applicable, that allege deficiencies and/or omissions in the registration statement on Form S-4 filed by Union Pacific with the SEC relating to the mergers. The demand letters seek additional disclosures to remedy these purported deficiencies. Union Pacific and Norfolk Southern believe that the allegations in these letters are without merit. There can be no assurances that complaints or additional demands will not be filed or made with respect to the mergers. If additional similar demands are made, absent new or different allegations that are material, neither Union Pacific nor Norfolk Southern will necessarily announce them.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and which constitutes part of this joint proxy statement/prospectus. We encourage you to read carefully the merger agreement in its entirety because this summary may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties to the merger agreement are governed by the express terms of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus.

The representations, warranties, covenants, and agreements described below and included in the merger agreement were made only for purposes of the merger agreement as of specific dates, were solely for the benefit of the parties to the merger agreement (except as otherwise specified therein), and may be subject to important qualifications, limitations, and supplemental information agreed to by Union Pacific, Merger Sub 1, Merger Sub 2, and Norfolk Southern in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Except for the right of Norfolk Southern shareholders to receive the merger consideration after the closing of the mergers, and in other limited circumstances, investors and security holders (in their capacities as such) are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Union Pacific, Merger Sub 1, Merger Sub 2, and Norfolk Southern or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants and agreements in the merger agreement as actual limitations on the respective businesses of Union Pacific, Merger Sub 1, Merger Sub 2, and Norfolk Southern because the parties to the merger agreement may take certain actions that are either expressly permitted in the confidential disclosure schedules to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Union Pacific, Merger Sub 1, Merger Sub 2, and Norfolk Southern or their respective businesses. Accordingly, the representations, warranties, covenants, and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the filings that each of Union Pacific and Norfolk Southern has made or will make with the SEC. See “Where You Can Find More Information.”

Structure of the Mergers

The merger agreement provides, upon the terms and subject to the conditions thereof, for two (2) mergers involving Norfolk Southern. First, Merger Sub 1 will merge with and into Norfolk Southern, with Norfolk Southern surviving the first merger as the surviving corporation and as a direct, wholly owned subsidiary of Union Pacific. Immediately following the first merger, Norfolk Southern, as the surviving corporation will merge with and into Merger Sub 2, with Merger Sub 2 surviving the second merger as the surviving company (which is referred to as the second surviving company).

Closing

Unless another date, time, or place is agreed to in writing by Union Pacific and Norfolk Southern, the closing of the mergers will occur on the third business day after satisfaction or waiver (to the extent legally permissible) of the closing conditions described below under “—Conditions to the Mergers” (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions).

Effective Times

The first merger will become effective when the State Corporation Commission of the Commonwealth of Virginia (which is referred to as the SCC) issues its certificate of merger with respect to the first merger or at such later time as agreed upon by Union Pacific and Norfolk Southern in writing and specified in the articles of merger filed in connection with the first merger. As soon as practicable following the first effective time, the second merger will become effective when the SCC issues its certificate of merger with respect to the second merger or at such later time as agreed upon by Union Pacific and Norfolk Southern in writing and specified in the articles of merger filed in connection with the second merger.

Merger Consideration Received by Norfolk Southern Shareholders

At the first effective time, each outstanding share of Norfolk Southern common stock (other than (i) shares of Norfolk Southern common stock that are directly owned by Union Pacific, Norfolk Southern, Merger Sub 1, or Merger Sub 2 immediately prior to the first effective time (other than shares held on behalf of third parties), each of which will be canceled and will cease to exist upon completion of the first merger (which are referred to as canceled shares) and (ii) shares of Norfolk Southern common stock that are owned by any direct or indirect, wholly owned subsidiary of Norfolk Southern, each of which will be converted into the right to receive a number of shares of Union Pacific common stock equal to (a) the cash consideration divided by the Union Pacific share price plus (b) the exchange ratio (which are referred to as converted shares)) will be converted into the right to receive the merger consideration, which is the per-share cash consideration amount of $88.82 in cash, without interest, and the share consideration amount of one (1) validly issued, fully paid, and nonassessable share of Union Pacific common stock, subject to adjustments for fractional shares as set forth in the merger agreement.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

The conversion of shares of Norfolk Southern common stock (other than the canceled shares and the converted shares) into the right to receive the merger consideration will occur automatically at the first effective time.

Prior to the first effective time, Union Pacific will, on behalf of Merger Sub 1, deposit or cause to be deposited with the exchange agent in trust for the benefit of holders of shares of Norfolk Southern common stock, (i) cash sufficient to pay the aggregate cash consideration payable in respect of Norfolk Southern common stock and (ii) evidence of Union Pacific common shares in book-entry form representing the number of shares of Union Pacific common stock sufficient to deliver the aggregate share consideration deliverable in respect of the Norfolk Southern common stock.

As soon as reasonably practicable after the first effective time, and in any event no later that the third business day following the closing, Union Pacific’s exchange agent will mail to each holder of record of shares of Norfolk Southern common stock whose shares were converted into the right to receive the merger consideration (i) a letter of transmittal with respect to book-entry shares and certificates representing shares of Norfolk Southern common stock and (ii) instructions for surrendering such book-entry shares, to the extent applicable, or certificates (or effective affidavits of loss in lieu thereof) in exchange for the merger consideration.

After the first effective time, shares of Norfolk Southern common stock that have been converted into the right to receive the merger consideration will be automatically canceled and cease to exist, and each uncertificated share of Norfolk Southern common stock represented by book-entry form and each certificate that, immediately prior to the first effective time, represented any such share of Norfolk Southern common stock will thereafter represent only the right to receive the merger consideration, including the right to receive cash in lieu of any fractional shares of Union Pacific common stock, as described below and subject to the terms and conditions set forth in the merger agreement.

No dividends or distributions, if any, with a record date after the first effective time with respect to shares of Union Pacific common stock will be paid to the holder of any unsurrendered shares of Norfolk Southern common stock to be converted into shares of Union Pacific common stock until such holder has surrendered their shares to the exchange agent in accordance with the merger agreement. After such surrender of shares of Norfolk Southern common stock to be converted into shares of Union Pacific common stock, the holder thereof will be entitled to receive (in addition to the merger consideration and any cash in lieu of any fractional shares of Union Pacific common stock) any such dividends or other distributions, without any interest thereon, which had previously become payable with respect to the shares of Union Pacific common stock represented by such share of Norfolk Southern common stock, less such withholding or deduction for any taxes required by applicable law.

On the surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares to the exchange agent, together with a duly completed and validly executed letter of transmittal, or, in the case of book-entry shares, receipt of an “agent’s message” by the exchange agent, and such other documents as may customarily be required by the exchange agent, the holder of such certificates (or effective affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive in exchange therefor, and the exchange agent will be required to promptly deliver to each such holder, the merger consideration (together with any fractional share cash amount and any dividends or other distributions payable with respect to such shares following the first effective time). No interest will be paid or accrued on any amount payable on due surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares. If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition precedent of payment that (i) the certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and (ii) the person requesting such payment will have paid any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or will have established that such tax either has been paid or is not required to be paid. No fractional shares of Union Pacific common stock will be issued in connection with the first merger and no certificates or scrip representing fractional shares of Union Pacific common stock will be delivered on the conversion of shares of Norfolk Southern common stock. Each holder of shares of Norfolk Southern common stock who would otherwise have been entitled to receive as a result of the first merger a fractional share of Union Pacific common stock (after aggregating all shares represented by the certificates and book-entry shares delivered by such holder) will receive, in lieu of such fractional share of Union Pacific common stock, cash (without interest) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all such holders, of the aggregated number of fractional shares of Union Pacific common stock that would otherwise have been issuable to such holders as part of the merger consideration (which is referred to as the fractional share cash amount).

In the case of any certificate that has been lost, stolen, or destroyed, on the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by the exchange agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen, or destroyed certificate the merger consideration (together with the fractional share cash amount and any dividends or other distributions deliverable with respect to such shares following the effective time) payable with respect to the shares of Norfolk Southern common stock represented by such lost, stolen, or destroyed certificate.

As soon as practicable after the first effective time, the exchange agent will, on behalf of all such holders of fractional shares of Union Pacific common stock, effect the sale of all such shares of Union Pacific common stock that would otherwise have been issuable as part of the merger consideration at the then-prevailing prices on the NYSE through one or more member firms of the NYSE. After the proceeds of such sale have been received, the exchange agent will determine the applicable fractional share cash amount payable to each applicable holder in respect of its fractional shares of Union Pacific common stock and will make such amounts available to such holders in accordance with the merger agreement. The payment of cash in lieu of fractional shares of Union Pacific common stock to such holders is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange. No such holder will be entitled to dividends, voting rights, or any other rights in respect of any fractional share of Union Pacific common stock that would otherwise have been issuable as part of the merger consideration.

Union Pacific, Norfolk Southern, Merger Sub 1, Merger Sub 2, and the exchange agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to any person under the merger agreement any amounts required to be deducted and withheld under applicable tax laws. To the extent that amounts are so deducted or withheld and timely paid, such deducted or withheld amounts will be treated for the purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

All shares of Union Pacific common stock issued pursuant to the merger agreement will be issued in book-entry form.

No Dissenters’ or Appraisal Rights

In accordance with applicable provisions of the VSCA and the VLLCA, no dissenters’ or appraisal rights will be available to Norfolk Southern shareholders in connection with the mergers.

Treatment of Norfolk Southern Equity Awards

Norfolk Southern Options

Each Norfolk Southern option that is outstanding immediately prior to the first effective time will, as of the first effective time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) an option to purchase shares of Union Pacific common stock (i) with respect to a number of shares of Union Pacific common stock equal to the product of (a) the number of shares of Norfolk Southern common stock subject to the corresponding Norfolk Southern option immediately prior to the first effective time multiplied by (b) the equity award exchange ratio (rounded down to the nearest whole number of shares), and (ii) with a per share exercise price that is equal to the quotient of (a) the exercise price per share of Norfolk Southern common stock of the corresponding Norfolk Southern option immediately prior to the first effective time divided by (b) the equity award exchange ratio (rounded up to the nearest cent), with the same terms and conditions that applied to the corresponding Norfolk Southern option immediately prior to the first effective time (including, without limitation, payment of quarterly dividend equivalents).

Norfolk Southern RSUs

Each Norfolk Southern RSU that is outstanding as of immediately prior to the first effective time will, as of the first effective time, automatically and without any action on the part of the holder thereof (i) if such Norfolk Southern RSU is or becomes vested at the first effective time pursuant to its terms as in effect as of the date of the merger agreement, be canceled and converted into the right to receive an amount in cash (without interest) equal to the merger consideration value multiplied by the total number of shares of Norfolk Southern common stock subject to such Norfolk Southern RSU immediately prior to the first effective time, or (ii) if such Norfolk Southern RSU is not covered by clause (i), be assumed and converted into (or canceled and replaced by) a Union Pacific stock unit award relating to a number of shares of Union Pacific common stock equal to the product, rounded to the nearest whole number of shares, of (a) the number of shares of Norfolk Southern common stock subject to such Norfolk Southern RSU immediately prior to the first effective time, and (b) the equity award exchange ratio, with the same terms and conditions that applied to such Norfolk Southern RSU immediately prior to the first effective time (including, without limitation, payment of quarterly dividend equivalents).

Norfolk Southern PSUs

Each Norfolk Southern PSU that is outstanding as of immediately prior to the first effective time will, as of the first effective time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) a Union Pacific stock unit award relating to a number of shares of Union Pacific common stock equal to the product, rounded to the nearest whole number of shares, of (i) the number of shares of Norfolk Southern common stock subject to such Norfolk Southern PSU immediately prior to the first effective time (with such number of shares of Norfolk Southern common stock determined based upon the greater of (a) the target level of performance and (b) the actual level of performance calculated as of the latest practicable date prior to the first effective time as determined reasonably and in good faith by the compensation and talent management committee of the Norfolk Southern board), and (ii) the equity award exchange ratio, with the same terms and conditions (including service-based vesting conditions but excluding performance-based vesting conditions) that applied to such Norfolk Southern PSU immediately prior to the first effective time.

Norfolk Southern Phantom Stock Units

Each Norfolk Southern phantom stock unit that is outstanding as of immediately prior to the first effective time will, at the first effective time, automatically and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash (without interest) equal to the merger consideration value multiplied by the total number of shares of Norfolk Southern common stock relating to such Norfolk Southern phantom stock unit immediately prior to the first effective time.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality, and material adverse effect on the applicable party). The representations and warranties in the merger agreement relate to, among other things:

•	due incorporation, valid existence, good standing and qualification to do business, and corporate power and authority;

•	capitalization and ownership of subsidiaries;

•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

•

the unanimous approval, adoption and recommendation, as applicable, by such party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement and the inapplicability of anti-takeover laws;

•	the absence of any conflicts or violations of organizational documents and other agreements or laws;

•	required consents and approvals from governmental authorities;

•	SEC documents and financial statements;

•	internal controls and disclosure controls and procedures relating to financial reporting;

•	absence of certain undisclosed liabilities;

•	compliance with applicable laws and governmental orders, possession of and compliance with required permits necessary for the conduct of such party’s business;

•	environmental matters;

•	employee benefit plan and ERISA matters;

•	employment and labor matters;

•	conduct of its businesses in the ordinary course and the absence of a material adverse effect;

•	absence of certain legal proceedings, investigations and governmental orders;

•	accuracy of information supplied or to be supplied in connection with this joint proxy statement/prospectus;

•

tax matters, including the absence of action or circumstance that could reasonably be expected to prevent or impede the mergers, taken together, from qualifying as “reorganization” within the meaning of Section 368(a) of the Code;

•	broker fees and expenses; and

•	opinions from financial advisors.

For Norfolk Southern, the merger agreement contains additional representations and warranties related to anti-corruption, anti-bribery and anti-money laundering; sanctions; intellectual property, information technology and privacy laws; title to assets and title to properties; material contracts; suppliers and customers; insurance policies; affiliate party transactions; and takeover laws.

Union Pacific, Merger Sub 1, and Merger Sub 2 have also made certain representations and warranties relating to ownership of Norfolk Southern common stock and financing and the sufficiency of the funds for the satisfaction of Union Pacific’s obligations under the merger agreement.

Material Adverse Effect

For purposes of the merger agreement, material adverse effect, when used in reference to Union Pacific or Norfolk Southern, means any event, change, occurrence, effect or development that (i) has a material adverse effect on the business, operations or financial condition of Union Pacific and its subsidiaries or Norfolk Southern and its subsidiaries, as applicable, taken as a whole or (ii) would prevent, materially delay or materially impair the ability of Union Pacific, Merger Sub 1, or Merger Sub 2 or Norfolk Southern, as applicable, to consummate the transactions contemplated by the merger agreement (including the mergers and, in the case of Union Pacific, the share issuance) or, solely when used in reference to Union Pacific, to obtain the debt financing, but, solely in the case of clause (i), will not include events, changes, occurrences, effects or developments relating to or resulting from:

•	changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates;

•

any decline in the market price or trading volume of Union Pacific common stock or Norfolk Southern common stock, as applicable, or any change in the credit rating of Union Pacific or Norfolk Southern, as applicable, or any of Union Pacific’s or Norfolk Southern’s, as applicable, securities (provided that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a material adverse effect has occurred to the extent not otherwise excluded by the definition thereof);

•	changes or developments in the industries in which Union Pacific or its subsidiaries or Norfolk Southern or its subsidiaries, as applicable, operate;

•	changes in law or the interpretation or enforcement thereof after the date of the merger agreement;

•

the execution, delivery or performance of the merger agreement or the public announcement or pendency or consummation of the mergers or other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of Union Pacific or any of its subsidiaries or Norfolk Southern or any of its subsidiaries, as applicable, with employees, partnerships, customers or suppliers or governmental entities (provided that this exception shall not apply to the parties’ representations regarding the corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement; the unanimous approval, adoption and recommendation, as applicable, by such party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement and the inapplicability of anti-takeover laws; and the absence of any conflicts or violations of organizational documents and other agreements or laws);

•	solely in the case of Norfolk Southern, the identity of Union Pacific or any of its affiliates as the acquiror of Norfolk Southern;

•

compliance with the terms of, or the taking or omission of any action, in each case, required by the merger agreement or consented to (after disclosure to Union Pacific or Norfolk Southern, as applicable, of all material and relevant facts and information) or requested by Union Pacific or Norfolk Southern, as applicable, in writing;

•

any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other governmental entity or the declaration by the United States or any other governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of the merger agreement;

•	any hurricane, tornado, flood, earthquake, natural disaster, acts of God or other comparable event;

•	any pandemic, epidemic or disease outbreak or other comparable events;

•	changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of the merger agreement;

•	any litigation relating to or resulting from the merger agreement or the transactions contemplated by the merger agreement; or

•

any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions; provided that the facts and circumstances underlying any such failure may be taken into account in determining whether a material adverse effect has occurred to the extent not otherwise excluded by the definition thereof.

With respect to the first, third, fourth, eighth, ninth, tenth and eleventh bullets of the exceptions immediately above, if the impact thereof is materially and disproportionately adverse to Union Pacific and its subsidiaries or Norfolk Southern and its subsidiaries, as applicable, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental impact may be taken into account in determining whether there has been a material adverse effect.

The representations and warranties of each of the parties to the merger agreement do not survive the consummation of the mergers.

Covenants and Agreements

Conduct of Business

Each of Union Pacific and Norfolk Southern has agreed to certain covenants in the merger agreement restricting the conduct of its respective business between the date of the merger agreement and the earlier of the first effective time and the date, if any, on which the merger agreement is terminated.

Each of Union Pacific and Norfolk Southern has agreed that, except (i) as required by applicable law, (ii) as agreed in writing by the other party, (iii) as expressly permitted or required by the merger agreement, (iv) (a) solely in the case of Norfolk Southern, if, within the first seventy-two (72) hours immediately following the occurrence of an emergency and following consultation with Union Pacific (if practicable under the circumstances), action is taken (or omitted), in each case, in a reasonably prudent manner, in response to such an emergency (provided that Norfolk Southern has reasonably consulted with Union Pacific throughout such period), and such action (or omission to act) is not reasonably expected to result in or give rise to costs, expenses, fines, losses, damages or liabilities in an amount equal to or greater than an agreed-upon amount and (b) solely in the case of Union Pacific, to the extent action is reasonably taken (or reasonably omitted) in response to an emergency or (v) as set forth on Union Pacific’s and Norfolk Southern’s disclosure schedules, as applicable, it will and will cause its subsidiaries to:

•	use its reasonable best efforts to conduct its business in the ordinary course of business; and

•

use its commercially reasonable efforts to preserve intact its business organization and maintain existing relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates.

Conduct of Business of Union Pacific

In addition, without limiting the generality of the covenants and exceptions described under “—Covenants and Agreements—Conduct of Business,” Union Pacific has agreed that, except (i) as required by applicable law, (ii) as agreed in writing by Norfolk Southern, (iii) as expressly permitted or required by the merger agreement, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to an emergency or (v) as set forth on Union Pacific’s disclosure schedules, between the date of the merger agreement and the earlier of the first effective time and the date, if any, on which the merger agreement is terminated, Union Pacific:

•

will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Union Pacific or its subsidiaries), except (i) quarterly cash dividends paid by Union Pacific on the Union Pacific common stock consistent with past practice, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Union Pacific common stock, (ii) dividends and distributions paid by subsidiaries of Union Pacific to Union Pacific or to any of Union Pacific’s other wholly owned subsidiaries, and (iii) dividends or distributions required by the organizational documents of any subsidiary or joint venture of Union Pacific;

•

will not, and will not permit any of its subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned subsidiary of Union Pacific that remains a wholly owned subsidiary after consummation of such transaction;

•	will not adopt any amendments to the organizational documents of Union Pacific, other than amendments solely to effect ministerial changes to such documents;

•

except for transactions among Union Pacific and its wholly owned subsidiaries or among Union Pacific’s wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any subsidiaries of Union Pacific or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Union Pacific equity award (except as otherwise provided by the terms of the merger agreement or the express terms of any such Union Pacific equity award), other than (i) issuances of shares of Union Pacific common stock (a) in respect of any exercise of or settlement of Union Pacific equity awards outstanding on the date of the merger agreement, or (b) as may be granted after the date of the merger agreement in the ordinary course of business, (ii) the grant of Union Pacific equity awards or other equity compensation awards in the ordinary course of business, (iii) any permitted liens, (iv) pursuant to existing agreements in effect prior to the execution of the merger agreement or (v) pursuant to transactions not in excess of $50 million;

•

will not, and will not permit any of its subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Union Pacific or any of its subsidiaries, except for any such transactions (i) between or among Union Pacific’s wholly owned subsidiaries or (ii) acquisitions not in excess of $50 million; and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Any obligation of Union Pacific contained in the merger agreement to take any action, or refrain from taking any action, will, with respect to Union Pacific’s joint ventures and non-wholly owned subsidiaries, solely apply to the extent within Union Pacific’s control.

Further, Union Pacific will not, and will cause its affiliates not to, directly or indirectly (whether by business combination, merger, consolidation or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree or publicly propose to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, or take any other action (or omit to take any other action), if doing so could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent of any governmental entity necessary to consummate the mergers or any of the other transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the mergers or any of the other transactions contemplated by the merger agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the mergers or any of the other transactions contemplated by the merger agreement (including any debt financing necessary in connection therewith).

Conduct of Business of Norfolk Southern

In addition, without limiting the generality of the covenants and exceptions described under “—Covenants and Agreements—Conduct of Business,” Norfolk Southern has also agreed that, except (i) as required by applicable law, (ii) as agreed in writing by Union Pacific, (iii) as expressly permitted or required by the merger agreement, (iv) if, within the first seventy-two (72) hours immediately following the occurrence of an emergency and following consultation with Union Pacific (if practicable under the circumstances), action is taken (or omitted), in each case, in a reasonably prudent manner, in response to such an emergency (provided that Norfolk Southern has reasonably consulted with Union Pacific throughout such period), and such action (or omission to act) is not reasonably expected to result in or give rise to costs, expenses, fines, losses, damages or liabilities in an amount equal to or greater than an agreed-upon amount or (v) as set forth on Norfolk Southern’s disclosure schedules, between the date of the merger agreement and the earlier of the first effective time and the date, if any, on which the merger agreement is terminated, Norfolk Southern:

•

will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Norfolk Southern or its subsidiaries), except (i) quarterly cash dividends paid by Norfolk Southern on the outstanding shares of Norfolk Southern common stock and outstanding Norfolk Southern equity awards in the ordinary course of business not to exceed $1.35 per share, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the shares of Norfolk Southern common stock, (ii) dividends and distributions paid by subsidiaries of Norfolk Southern to Norfolk Southern, or to any of Norfolk Southern’s other wholly owned subsidiaries and (iii) dividends or distributions required by the organizational documents of any subsidiary or joint venture of Norfolk Southern;

•

will not, and will not permit any of its subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except (i) as may be permitted by the other interim operating covenants or (ii) for any such transaction by a wholly owned subsidiary of Norfolk Southern that remains a wholly owned subsidiary after consummation of such transaction;

•

will not, and will not permit any of its subsidiaries to, (i) hire any employee at the level of vice president or above or engage any independent contractor (who is a natural person) with a total annual compensation of more than $500,000 or (ii) terminate the employment of any employee of Norfolk Southern or any of its subsidiaries at the level of vice president or above (other than for cause);

•

except as required pursuant to the terms of any Norfolk Southern benefit plan as in effect as of the date of the merger agreement or as required pursuant to any Norfolk Southern labor agreement, will not, and will not permit any of its subsidiaries to, (i) grant (or promise to grant) any transaction, change in control or retention bonuses or any right to receive any transaction, change in control, retention or severance or similar compensation or benefits or increases therein, (ii) grant any Norfolk Southern equity awards or other equity or long-term incentive compensation awards, (iii) increase the compensation or other benefits payable or provided to any current or former director, employee or other individual service provider, (iv) establish, adopt, enter into, amend or terminate any Norfolk Southern benefit plan, (v) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director, employee or other individual service provider or (vi) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;

•

will not, and will not permit any of its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable law;

•	will not adopt any amendments to the organizational documents of Norfolk Southern or any of its significant subsidiaries (other than amendments solely to effect ministerial changes to such documents);

•

except for transactions among Norfolk Southern and its wholly owned subsidiaries or among Norfolk Southern’s wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any subsidiaries of Norfolk Southern or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Norfolk Southern equity award (except as otherwise provided by the terms of the merger agreement or the express terms of any such Norfolk Southern equity award), other than (i) issuances of shares of Norfolk Southern common stock in respect of any exercise of or settlement of Norfolk Southern equity awards outstanding on the date of the merger agreement or as may be granted after the date of the merger agreement as permitted under the interim operating covenants, or (ii) pursuant to existing agreements in effect prior to the execution of the merger agreement (or refinancings thereof permitted pursuant to the interim operating covenants);

•

except for transactions among Norfolk Southern and its subsidiaries or among Norfolk Southern’s wholly owned subsidiaries, will not and will not permit any of its subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Norfolk Southern common stock from a holder of Norfolk Southern equity awards in satisfaction of withholding obligations or in payment of the exercise price;

•

will not, and will not permit any of its subsidiaries to, incur, assume, or guarantee, any indebtedness for borrowed money, except for (i) any borrowings in the ordinary course of business that do not exceed $100 million, (ii) any indebtedness among Norfolk Southern and its wholly owned subsidiaries or among Norfolk Southern’s wholly owned subsidiaries, (iii) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of Norfolk Southern or its subsidiaries (including indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest), in each case, without increases to the outstanding principal amount of the initial indebtedness (other than as a result of the reasonable costs and expenses in connection with such replacement, renewal, extension, refinancing or refunding), (iv) guarantees or credit support provided by Norfolk Southern or any of its subsidiaries for indebtedness of Norfolk Southern or any of its wholly owned subsidiaries to the extent such indebtedness, is (a) in existence on the date of the merger agreement or (b) incurred in compliance with the interim operating covenants and (v) indebtedness incurred pursuant to Norfolk Southern existing indebtedness (or any replacements, renewals, extensions, or refinancings thereof; provided that such replacement, renewal, extension or refinancing does not increase the initial principal amount of such indebtedness, other than as a result of the reasonable costs and expenses in connection with such replacement, renewal, extension or refinancing);

•

will not, and will not permit any of its subsidiaries to, make any loans, advances, guarantees or capital contributions to or investments in any person (other than between Norfolk Southern or any of its wholly owned subsidiaries, on the one hand, and any of Norfolk Southern’s wholly owned subsidiaries, on the other hand) outside the ordinary course of business in excess of $25 million individually or $50 million in the aggregate in any calendar year, except in each case as required under the organizational documents of any subsidiary or joint venture;

•

will not, and will not permit any of its subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any lien (other than permitted liens), or otherwise dispose of, any material portion of its businesses, properties or assets, including the capital stock of its subsidiaries but excluding intellectual property, other than in the ordinary course of business and except (i) pursuant to existing agreements in effect prior to the execution of the merger agreement (or refinancings thereof permitted pursuant to the interim operating covenants), (ii) transactions among Norfolk Southern and its subsidiaries or among Norfolk Southern’s subsidiaries, or (iii) for consideration not in excess of $50 million individually or $100 million in the aggregate in any calendar year;

•

will not, and will not permit any of its subsidiaries to, in each case, outside of the ordinary course of business, (i) amend or modify in any material respect, or terminate (where the determination is unilateral by Norfolk Southern or its subsidiary) any Norfolk Southern material contract (other than (a) amendments or modifications that are not adverse to Norfolk Southern and its subsidiaries in any material respect, (b) terminations upon the expiration of the term thereof in accordance with the terms thereof or (c) in connection with actions expressly permitted under the interim operating covenants or Norfolk Southern’s disclosure schedules) or waive, release or assign any material rights, claims or benefits under any Norfolk Southern material contract, or (ii) enter into any contract that would have been a Norfolk Southern material contract had it been entered into prior to the date of the merger agreement, or renew or extend any Norfolk Southern material contract (other than in connection with certain actions expressly permitted under the interim operating covenants or Norfolk Southern’s disclosure schedules) (provided that for the purposes of the restrictions on the conduct of Norfolk Southern between the date of the merger agreement and the earlier of the first effective time and the date, if any, on which the merger agreement is terminated, a contract that is a Norfolk Southern material contract solely because such contract is with one of the top twenty (20) suppliers or top twenty (20) customers of Norfolk Southern will only be deemed a Norfolk Southern material contract if the contract itself is material);

•

will not, and will not permit any of its subsidiaries to, acquire assets outside the ordinary course of business (other than pursuant to any capital expenditures permitted by the interim operating covenants) from any other person with a fair market value or purchase price in excess of $50 million individually or $100 million in the aggregate (in any calendar year) in any transaction or series of related transactions, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, other than acquisitions of inventory or other goods in the ordinary course of business;

•

will not, and will not permit any of its subsidiaries to, voluntarily settle, pay, discharge or satisfy any action, or enter into any consent decree: (i) other than any action that involves the payment of an amount not in excess of $25 million, individually, or $40 million in the aggregate arising from a single or series of related actions, over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in Norfolk Southern’s SEC filings relating to such action or series of related actions, or (ii) that would result in (a) the imposition of any order that would restrict the future activity or conduct of Norfolk Southern or any of its subsidiaries (excluding, for the avoidance of doubt, releases of claims, confidentiality and other immaterial obligations customarily included in monetary settlements) or (b) a finding or admission of a violation of law;

•

(i) will not, and will not permit any of its subsidiaries to, make or authorize any capital expenditures other than in the ordinary course of business and in the aggregate not in excess of 10% of the amounts reflected in Norfolk Southern’s capital expenditure budget set forth in Norfolk Southern’s disclosure schedules and (ii) will cause its subsidiaries to use reasonable best efforts to make the capital expenditures as set forth in Norfolk Southern’s disclosure schedules;

•

will not, and will not permit any of its subsidiaries to, terminate or intentionally permit any material Norfolk Southern permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material Norfolk Southern permit (excluding, in each case, any Norfolk Southern permit that Norfolk Southern, in its reasonable judgment, no longer believes to be material or necessary to the conduct of its businesses);

•

will not, and will not permit any of its subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Norfolk Southern or any of its subsidiaries;

•

will not, and will not permit any of its subsidiaries to, enter into any material new line of business that is not either reasonably related to the existing business lines of Norfolk Southern and its subsidiaries or consistent with business lines into which similarly situated railroad companies have entered;

•

will not (i) make (other than in the ordinary course of business), change or revoke any material tax election, (ii) change any material method of tax accounting or tax accounting period, (iii) file any materially amended material tax return, (iv) settle or compromise any material tax proceeding for an amount materially in excess of the amount reflected or reserved against in the balance sheet (or the notes thereto) included in Norfolk Southern SEC filings relating thereto or enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) relating to any material tax, (v) surrender any right to claim a material tax refund or (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material tax without notifying Union Pacific in writing reasonably promptly after entering into any such agreement;

•

will not, and will not permit any of its subsidiaries to, terminate or fail to exercise renewal rights with respect to any insurance policies of Norfolk Southern and its subsidiaries in a manner that would (after taking into account any replacement insurance policies) materially and adversely affect the overall insurance coverage of Norfolk Southern and its subsidiaries, taken as a whole;

•

will not, and will not permit any of its subsidiaries to, sell, assign, transfer, license, mortgage, pledge, divest, or grant any lien on any Norfolk Southern intellectual property material to the business of Norfolk Southern and its subsidiaries, taken as a whole, except for (i) non-exclusive licenses of Norfolk Southern intellectual property granted in the ordinary course of business or that otherwise do not materially affect the operation of Norfolk Southern’s and its subsidiaries’ businesses and (ii) permitted liens;

•

will not, and will not permit any of its subsidiaries to, abandon or otherwise allow to lapse or expire any registered Norfolk Southern intellectual property material to the business of Norfolk Southern and its subsidiaries, taken as a whole, other than lapses or expirations of any registered Norfolk Southern intellectual property that is at the end of its maximum statutory term (with permitted renewals); and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Nothing in the merger agreement, however, gives Union Pacific, Merger Sub 1, or Merger Sub 2, directly or indirectly, the right to control or direct Norfolk Southern’s or its subsidiaries’ operations prior to the first effective time. Prior to the first effective time, Norfolk Southern will exercise, consistent with the terms and conditions of the merger agreement and subject to applicable law, complete control and supervision over its and its subsidiaries’ operations. In addition, any obligation of Norfolk Southern contained in the merger agreement to take any action, or refrain from taking any action, will, with respect to Norfolk Southern’s joint ventures and non-wholly owned subsidiaries, solely apply to the extent within Norfolk Southern’s control.

Union Pacific Shareholder Meeting and Recommendation of Union Pacific’s Board of Directors

Under the merger agreement, Union Pacific will take all action necessary in accordance with applicable law and its articles of incorporation and by-laws to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of this joint proxy statement/prospectus for the purpose of obtaining the Union Pacific shareholder approval as soon as reasonably practicable following the date when this registration statement on Form S-4 is declared effective by the SEC. Unless Union Pacific has made a change of recommendation in compliance with the provisions of the merger agreement, Union Pacific will include its recommendation for the Union Pacific shareholders to vote to approve the share issuance proposal in this joint proxy statement/prospectus, and will solicit and use its reasonable best efforts to obtain the Union Pacific shareholder approval at the Union Pacific special meeting (including by soliciting proxies in favor of the approval of the share issuance) as soon as reasonably practicable.

Union Pacific will cooperate with and keep Norfolk Southern informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of this joint proxy statement/prospectus to its shareholders. Union Pacific may adjourn or postpone the Union Pacific special meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Union Pacific board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable law, (ii) if as of the time that the Union Pacific special meeting is originally scheduled (as set forth in this joint proxy statement/prospectus) there are insufficient shares of Union Pacific common stock represented (either in person (including virtually) or represented by proxy) to constitute a quorum necessary to conduct the business of the Union Pacific special meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Union Pacific shareholder approval, (iv) to comply with applicable law, or (v) with the prior written consent of Norfolk Southern (which will not be unreasonably withheld, conditioned, or delayed). Without the prior written consent of Norfolk Southern (which will not be unreasonably withheld, conditioned, or delayed), the share issuance proposal and the Union Pacific adjournment proposal are the only matters that Union Pacific will propose to be acted on by Union Pacific shareholders at the Union Pacific special meeting.

Unless the merger agreement is terminated in accordance with its terms, in the event that the Union Pacific board makes a change of recommendation, Union Pacific will nevertheless submit the share issuance proposal to Union Pacific shareholders to obtain the Union Pacific shareholder approval at the Union Pacific shareholder meeting (or any adjournment, recess, or postponement thereof).

Unless the merger agreement is terminated in accordance with its terms, the obligation of Union Pacific to hold the Union Pacific shareholder meeting will not be affected solely by the making of a change of recommendation or solely by the commencement of or announcement or disclosure, or communication to Union Pacific or Norfolk Southern, of any alternative proposal.

Norfolk Southern Shareholder Meeting and Recommendation of Norfolk Southern’s Board of Directors

Under the merger agreement, Norfolk Southern will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to set a record date for, duly give notice of, convene, and hold a meeting of its shareholders following the mailing of this joint proxy statement/prospectus for the purpose of obtaining the Norfolk Southern shareholder approval as soon as reasonably practicable following the date when this registration statement on Form S-4 is declared effective by the SEC. Unless Norfolk Southern has made a change of recommendation in compliance with the provisions of the merger agreement, Norfolk Southern will include its recommendation for the Norfolk Southern shareholders to vote to approve the merger agreement in this joint proxy statement/prospectus, and will solicit and use its reasonable best efforts to obtain the Norfolk Southern shareholder approval at the Norfolk Southern special meeting (including by soliciting proxies in favor of the adoption of the merger agreement) as soon as reasonably practicable.

Norfolk Southern will cooperate with and keep Union Pacific informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of this joint proxy statement/prospectus to its shareholders. Norfolk Southern may adjourn or postpone the Norfolk Southern special meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Norfolk Southern board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable law, (ii) if as of the time that the Norfolk Southern special meeting is originally scheduled (as set forth in this joint proxy statement/prospectus) there are insufficient shares of Norfolk Southern common stock represented (either in person (including virtually) or represented by proxy) to constitute a quorum necessary to conduct the business of the Norfolk Southern special meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Norfolk Southern shareholder approval, (iv) to comply with applicable law, or (v) with the prior written consent of Union Pacific (which will not be unreasonably withheld, conditioned, or delayed). Without the prior written consent of Union Pacific (which will not be unreasonably withheld, conditioned, or delayed), the merger agreement proposal, the merger-related compensation proposal, and the Norfolk Southern adjournment proposal are the only matters that Norfolk Southern will propose to be acted on by Norfolk Southern shareholders at the Norfolk Southern special meeting.

Unless the merger agreement is terminated in accordance with its terms, in the event that the Norfolk Southern board makes a change of recommendation, Norfolk Southern will nevertheless submit the merger agreement to Norfolk Southern shareholders to obtain the Norfolk Southern shareholder approval at the Norfolk Southern shareholder meeting (or any adjournment, recess, or postponement thereof).

Unless the merger agreement is terminated in accordance with its terms, the obligation of Norfolk Southern to hold the Norfolk Southern shareholder meeting will not be affected solely by the making of a change of recommendation or solely by the commencement of or announcement or disclosure, or communication to Norfolk Southern or Union Pacific, of any alternative proposal.

No Solicitation

Each of Union Pacific and Norfolk Southern has agreed to promptly terminate any existing discussions or negotiations that may have been ongoing prior to the date of the merger agreement with any person (other than the other party or any of their respective affiliates or representatives) with respect to any alternative proposal or any proposal or transaction that could reasonably be expected to lead to or result in an alternative proposal, as described hereinafter, and to promptly terminate all physical and electronic data room access previously granted to any such person or its representatives.

Each of Union Pacific and Norfolk Southern has agreed that it will not, and will cause its affiliates and its and their respective directors, officers, and other representatives not to, directly or indirectly:

•

solicit, initiate, or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer, or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, an alternative proposal;

•

engage in, continue, or otherwise participate in any discussions or negotiations with any person regarding an alternative proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to, or result in, an alternative proposal (except to notify such person that the non-solicit provisions of the merger agreement prohibit any such discussions or negotiations);

•

furnish any non-public information relating to the Union Pacific or its subsidiaries or Norfolk Southern or its subsidiaries, as applicable, in connection with or for the purpose of facilitating an alternative proposal or any inquiry, proposal, offer, or indication of interest that would reasonably be expected to lead to, or result in, an alternative proposal;

•	recommend or enter into any other letter of intent, memorandum of understanding, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement,

partnership agreement, or other similar agreement with respect to an alternative proposal (except for confidentiality agreements permitted under the no solicitation covenant); or

•	approve, authorize, or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make an alternative proposal.

Prior to obtaining shareholder approval of the share issuance proposal, in the case of Union Pacific, or prior to obtaining shareholder approval of the merger agreement proposal, in the case of Norfolk Southern, if Union Pacific or Norfolk Southern receives a bona fide, unsolicited alternative proposal that does not result from a breach of such party’s no-solicitation obligations under the merger agreement, that party and its representatives may contact the third party making the alternative proposal solely to clarify the terms and conditions of such proposal. If based on the information then available and after consultation with outside legal counsel and a financial advisor, the Union Pacific board or the Norfolk Southern board, as applicable, determines in good faith (after consultation with outside legal counsel and a financial advisor) that such alternative proposal is, or could reasonably be expected to result in, a superior proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law:

•

Union Pacific or Norfolk Southern, as applicable, may furnish non-public information to the third party making such alternative proposal only if, prior to furnishing such information, such information has been made available to Norfolk Southern or Union Pacific, as applicable, and the third party making such alternative proposal executes a confidentiality agreement having confidentiality and use provisions that are not less restrictive than the confidentiality agreement entered into by Union Pacific and Norfolk Southern, dated May 19, 2025, and will not prohibit Norfolk Southern or Union Pacific, as applicable, from complying with the merger agreement or contain terms that would restrict in any manner Norfolk Southern’s or Union Pacific’s, as applicable, ability to consummate the mergers;

•

if the third party making such alternative proposal is a known competitor of Union Pacific or Norfolk Southern, as applicable, Union Pacific or Norfolk Southern, as applicable, must not provide any commercially sensitive non-public information to such third party in connection with the bullet point above, other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

•	Union Pacific or Norfolk Southern, as applicable, may engage in discussions or negotiations with such third party with respect to the alternative proposal.

Each of Union Pacific and Norfolk Southern, as applicable, must promptly (and in any event within twenty-four (24) hours after receipt) notify the other party in writing if (i) any inquiries, proposals, or offers with respect to an alternative proposal are received by Union Pacific or any of its representatives or Norfolk Southern or any of its representatives, as applicable, or (ii) any information is requested from Union Pacific or any of its representatives or Norfolk Southern or any of its representatives, as applicable, that, to the knowledge of Union Pacific or Norfolk Southern, as applicable, has been or is reasonably likely to have been made in connection with any alternative proposal, which notice must identify the material terms and conditions thereof (including the name of the applicable third party and, if applicable, complete copies of any written requests, proposals, or offers and any other material documents, including proposed agreements). Each of Union Pacific and Norfolk Southern, as applicable, must keep the other party reasonably informed on a reasonably current basis of any material developments regarding any alternative proposals or any material change to the terms of any such alternative proposal and any material change to the status of any such discussions or negotiations with respect thereto.

Change of Recommendation and Match Rights

Subject to the following paragraph, the Union Pacific board may not change its recommendation that Union Pacific shareholders vote “FOR” the share issuance proposal, and the Norfolk Southern board may not change its recommendation that Norfolk Southern shareholders vote “FOR” the merger agreement proposal. Under the merger agreement, a change of recommendation will occur if the Union Pacific board or the Norfolk Southern board, including any committee thereof:

•	withdraws, withholds, qualifies, or modifies, or proposes publicly to withdraw, withhold, qualify, or modify, the recommendation;

•	fails to include the recommendation in the joint proxy statement/prospectus that is mailed to its shareholders;

•

if any alternative proposal that is structured as a tender offer or exchange offer for the outstanding shares of Union Pacific common stock or Norfolk Southern common stock, as applicable, is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Union Pacific or an affiliate of Union Pacific, or Norfolk Southern or an affiliate of Norfolk Southern, as applicable), fails to recommend, within ten (10) business days after such commencement, against acceptance of such tender offer or exchange offer by its shareholders;

•	approves, adopts or recommends or declares advisable any alternative proposal or publicly proposes to approve, adopt or recommend, or declare advisable any alternative proposal; or

•

approves, adopts or recommends, or declares advisable or enters into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (other than a confidentiality agreement referred to in and entered into compliance with its no solicitation covenant) with respect to any alternative proposal.

Prior to obtaining shareholder approval of the share issuance proposal, the Union Pacific board may, or, prior to obtaining shareholder approval of the merger agreement proposal, the Norfolk Southern board may, make a change of recommendation in response to a superior proposal. Prior to making any such change of recommendation, the Union Pacific board or the Norfolk Southern board, as applicable, (i) must provide the other party with at least five (5) business days’ prior written notice advising the other party of its intention to change its recommendation, which notice must include a description of the terms and conditions of the superior proposal that is the basis for the proposed action of the Union Pacific board or the Norfolk Southern board, as applicable (including the identity of the person making the superior proposal and, if applicable, complete copies of any written requests, proposals, or offers and any other material documents, including any proposed definitive agreements for such superior proposal), and Union Pacific or Norfolk Southern, as applicable, must have negotiated in good faith with the other party (to the extent the other party wishes to negotiate) to enable the other party to make such amendments to the terms of the merger agreement as would permit the Union Pacific board or the Norfolk Southern board, as applicable, not to effect the change of recommendation and (ii) at the end of the five (5)-business day period following delivery of the written notice, after taking into account any changes to the terms of the merger agreement proposed by the other party in writing and any other proposals or information offered in writing by the other party, must conclude that the superior proposal giving rise to the five (5)-business day period continues to constitute a superior proposal if such amendments were to be given effect; provided that any material modifications to the terms of such superior proposal (including any change in the amount or form of consideration) shall commence a new notice period as described in this paragraph, except that references to the applicable five (5)-business day period will be replaced by three (3) business days.

In addition, prior to obtaining the Union Pacific shareholder approval of the share issuance proposal, the Union Pacific board may, or, prior to obtaining the Norfolk Southern shareholder approval of the merger agreement proposal, the Norfolk Southern board may, in response to an intervening event, make a change of recommendation if the Union Pacific board or the Norfolk Southern board, as applicable, determines in good faith, after consultation with outside legal counsel, that the failure of the Union Pacific board or the Norfolk Southern board, as applicable, to take such action would be inconsistent with its fiduciary duties under applicable law. Prior to making any such change of recommendation, the Union Pacific board or the Norfolk Southern board, as applicable, (i) must give the other party at least five (5) business days’ prior written notice advising the other party of its intention to make such a change of recommendation, which notice must include a description of the applicable intervening event and (ii) at the end of the five (5)-business day period, after taking into account any changes to amend the terms of the merger agreement proposed by the other party in writing and any other proposals or information offered by the other party in writing during the five (5)-business day period, must determine in good faith, after consultation with outside legal counsel, that the failure of the Union Pacific board or the Norfolk Southern board, as applicable, to make such change of recommendation would continue to be inconsistent with its fiduciary duties under applicable law if such amendments were to be given effect.

Required Special Meeting Notwithstanding Change of Recommendation

Unless the merger agreement is terminated under the terms set forth in “—Termination,” Union Pacific and Norfolk Southern will hold the Union Pacific special meeting and the Norfolk Southern special meeting, respectively, even if a change of recommendation has been made.

Employee Matters

Under the merger agreement, for a period of one (1) year following the first effective time, Union Pacific will provide, or will cause to be provided, to each employee of Norfolk Southern and its subsidiaries as of immediately prior to the first effective time who remains employed by Union Pacific or its subsidiaries following the first effective time: (i) base compensation, cash incentive opportunities, and target equity incentive opportunities that, in each case, are no less favorable than were provided to the continuing employee immediately before the first effective time (it being understood that in lieu of equity compensation awards, Union Pacific may provide continuing employees who, as of immediately prior to the first effective time, were eligible to receive Norfolk Southern equity compensation awards, long-term incentive awards that are settled in cash in an amount sufficient to replace the grant date value of the continuing employee’s equity compensation opportunity immediately prior to the first effective time; provided that, except as set forth in the merger agreement, such long-term incentive awards will have the same terms and conditions as those applicable to the equity awards granted by Union Pacific to its similarly situated employees), and (ii) employee benefits (excluding severance, retention, change in control, bonuses, equity or equity based compensation, paid time off, defined benefit plans and retiree medical or welfare plans or arrangements) that are no less favorable in the aggregate than such employee benefits provided to the continuing employee immediately before the first effective time. The merger agreement also provides that for the one (1) year period following the first effective time, Union Pacific will provide, or will cause to be provided, to each continuing employee severance benefits in accordance with the terms of the applicable Norfolk Southern severance plan in which such continuing employee is eligible to participate immediately prior to the first effective time.

Reasonable Best Efforts; Regulatory Filings and Other Actions

Each of Union Pacific and Norfolk Southern has agreed to use reasonable best efforts to (and to cause each of their respective affiliates to) take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable under applicable laws to cause the conditions to closing set forth the merger agreement to be satisfied and to consummate and make effective the mergers and the other transactions contemplated by the merger agreement prior to the end date, including:

•

the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities, and the making of all necessary registrations, notices, notifications, petitions, applications, reports, and other filings and the taking of all steps as may be necessary, proper, or advisable to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of all necessary consents from third parties;

•

the defending of any actions, lawsuits, or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the mergers and the other transactions contemplated by the merger agreement, or seeking to prohibit or delay the closing; and

•	the execution and delivery of any additional instruments necessary, proper, or advisable to consummate, and to fully carry out the purposes of the transactions contemplated by the merger agreement;

provided that, solely with respect to approvals from third parties other than from governmental entities and other than under railroad laws or antitrust laws as provided in the merger agreement, in no event will either Union Pacific or Norfolk Southern or any of their respective subsidiaries be required to pay any fee, penalty, or other consideration to any third party for any consent required for or triggered by the consummation of the transactions contemplated by the merger agreement under any contract or agreement or otherwise.

Without limiting the foregoing, but subject to the terms and conditions set forth in the merger agreement, each of Union Pacific and Norfolk Southern has agreed:

•

to promptly, but in no event later than six (6) months after the date of the prefiling notification, file the application with the STB (provided if the STB issues an order or otherwise implements a regulatory change that materially impedes the filing of the application, Union Pacific and Norfolk Southern shall file the application as reasonable in light of such order or regulatory change), as promptly as practicable and advisable, file any and all notification and report forms with the CNA and the FCC, and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under applicable law;

•

to cooperate with each other in determining whether any other filings are required to be made with, or consents are required to be obtained from, or with respect to, any third parties or governmental entities, including under other applicable antitrust laws and railroad laws, and/or Union Pacific and Norfolk Southern approvals, in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby and making all such filings as promptly as practicable and advisable and timely obtaining all such consents; and

•

to use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the mergers so as to enable the closing to occur prior to the end date, including (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate, or disposition of any and all of the share capital or other equity interest, assets (whether tangible or intangible), products, or businesses of Union Pacific and its subsidiaries or of Norfolk Southern and its subsidiaries, (ii) otherwise taking or committing to take any actions that after the first effective time would limit Union Pacific or its subsidiaries’ freedom of action with respect to, or their ability to retain, or otherwise agreeing to any restriction, requirement, or limitation with respect to their or one or more of their subsidiaries’ assets (whether tangible or intangible), products or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order that would otherwise have the effect of preventing or delaying the closing, and (iii) committing to take certain actions set forth on the Norfolk Southern’s disclosure schedules, subject to the limitations set forth therein (any such action or limitation described in this third bullet, each referred to as a restriction).

However, in no event will Union Pacific or any of its affiliates (including, for purposes of this sentence, Norfolk Southern and its subsidiaries, after giving effect to the mergers) be required to take, or commit to take, or agree to or accept any (i) restrictions which have financial impacts exceeding an agreed-upon overall materiality level or restrictions in certain non-required categories with financial impacts comprising more than an agreed-upon portion of the overall materiality level, (ii) voting trust agreement or other similar agreement that has the effect of requiring the deposit of the outstanding shares of the second surviving company into a voting trust or similar arrangement, or (iii) material alteration of the conditions imposed on regulatory approval of transactions involving Union Pacific or Norfolk Southern, or their respective subsidiaries, prior to the date of the merger agreement (any of the foregoing actions or limitations described in clauses (i) through (iii) is referred to as a

“materially burdensome regulatory condition”). Neither Norfolk Southern nor any of its subsidiaries will be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement, or order to sell, divest, license, hold separate, or otherwise dispose of, or to conduct, restrict, operate, invest, or otherwise change the assets, operations, or business of Norfolk Southern or any of its subsidiaries, unless such requirement, condition, understanding, agreement, or order is binding on or otherwise applicable to Norfolk Southern or its subsidiaries only from and after the first effective time in the event that the closing occurs and is expressly permitted pursuant to the merger agreement. Norfolk Southern and its subsidiaries will not agree to any such actions without the prior written consent of Union Pacific which, subject to and without limiting Union Pacific’s obligations under the merger agreement, may be granted or withheld in Union Pacific’s sole discretion.

Under the merger agreement, Union Pacific and Norfolk Southern also agreed:

•	to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other actions relating to regulatory filings;

•

to keep the other party apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including promptly informing and furnishing the other party with copies of notices or other communications received or given by the other party from or to any third party and/or any governmental entity with respect to such transactions;

•

to permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication, or submission, any documents submitted therewith to any governmental entity (subject to certain exceptions); provided that material may be redacted (i) to remove references concerning the valuation of the business of Norfolk Southern and its subsidiaries, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each party may reasonably designate any competitively sensitive material provided to the other under this provision of the merger agreement as “Outside Counsel Only Material” which such material and the information contained therein shall be given only to outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel;

•

subject to Union Pacific’s obligations under the regulatory efforts covenant and subject to consulting with Norfolk Southern, that Union Pacific will, in its sole discretion, devise and implement the strategy and timing for obtaining any consents required under any applicable law in connection with the transactions contemplated by the merger agreement and Union Pacific will have the final authority in its sole discretion over all decisions in respect of all matters addressed in the regulatory efforts covenant, including the development, presentation, and conduct of, and all decisions with respect to, the matters relating to obtaining the requisite regulatory approvals, including any decisions with respect to timing, content, negotiations, and any communications regarding any restrictions;

•

that Union Pacific will take the lead in all meetings and communications with any governmental entity in connection with obtaining such consents; provided that Union Pacific will consult in advance with Norfolk Southern and in good faith take Norfolk Southern’s views into account regarding the overall strategy and timing; and

•

that Norfolk Southern (and its subsidiaries) will not initiate discussions or proceedings with any governmental entity, or take or agree to take any actions (other than any ministerial actions including preparatory activities and discussions involving only Norfolk Southern and its representatives) or agree to any restrictions or conditions with respect to obtaining any consents in connection with the mergers and the other transactions contemplated by the merger agreement without the prior written consent of Union Pacific, unless, in each case, expressly permitted or expressly required to be taken pursuant to the regulatory efforts covenant contained in the merger agreement.

Indemnification and Insurance

For six (6) years after the first effective time, (i) Union Pacific, Merger Sub 1, Merger Sub 2, and Norfolk Southern have agreed that all rights to exculpation, indemnification, and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of Norfolk Southern or its subsidiaries as provided in their respective organizational documents or in any indemnification agreements made available to Union Pacific prior to the date of the merger agreement will survive the mergers and will continue at and after the first effective time in full force and effect, and (ii) Union Pacific and the second surviving company will not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the first effective time were current or former directors or officers of Norfolk Southern or any of its subsidiaries (provided that all rights to indemnification in respect of any proceeding pending or asserted or any claim made within such period will continue until the final disposition of such proceeding or resolution of such claim, even if beyond the six-year period).

The second surviving company will, and Union Pacific will cause the second surviving company to, to the fullest extent permitted under applicable law and Norfolk Southern and its subsidiaries’ organizational documents in effect as of the date of the merger agreement and any indemnification agreements made available to Union Pacific prior to the date of the merger agreement, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director or officer of Norfolk Southern or any of its subsidiaries and each person who served as a director, officer, member, trustee, or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan, or enterprise at the written request of Norfolk Southern or its subsidiaries against any costs or expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any proceeding to each such person), judgments, fines, losses, claims, damages, obligations, costs, liabilities, and other amounts in connection with any proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the first effective time (including acts or omissions in connection with such persons serving as an officer, director, employee, or other fiduciary of any entity if such services were at the request or for the benefit of Norfolk Southern or its subsidiaries), whether asserted or claimed prior to, at, or after the first effective time. In the event of any such proceeding, the second surviving company will cooperate with the indemnified party in the defense of any such proceeding.

For six (6) years from the first effective time, Union Pacific and the second surviving company will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Norfolk Southern and its subsidiaries with respect to matters arising on or before the first effective time, subject to an aggregate annual premium cap of 300% of the last aggregate annual premium paid by Norfolk Southern prior to the date of the merger agreement in respect of such coverage required to be maintained (which is referred to as the annual premium cap). If the annual premium cap would be exceeded, Union Pacific and the second surviving company will purchase as much coverage as reasonably practicable for such amount. In the alternative, Norfolk Southern will, at Union Pacific’s request and in reasonable consultation with Union Pacific, purchase, prior to the first effective time, a six-year prepaid “tail” insurance policy providing substantially equivalent benefits as the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by Norfolk Southern and its subsidiaries with respect to matters arising on or before the first effective time, including with respect to the matters contemplated by the merger agreement; provided that Norfolk Southern will not commit or spend on such “tail” insurance, in the aggregate, more than the annual premium cap, and if the annual premium cap would be exceeded, Norfolk Southern will purchase, in consultation with Union Pacific, as much coverage as reasonably practicable for up to such cap. Union Pacific and the second surviving company will cause such insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the second surviving company.

Union Pacific will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided above.

The rights of each indemnified party will be in addition to, and not in limitation of, any other rights such indemnified party may have under the certificates of incorporation, bylaws, or other organizational documents of the Norfolk Southern, any of its subsidiaries or the second surviving company, any other indemnification arrangement, the VSCA, the VLLCA, or otherwise. These survive the consummation of the mergers and expressly are intended to benefit, and are enforceable by, each of the indemnified parties.

In the event that Union Pacific, the second surviving company, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision will be made so that the successors and assigns of Union Pacific or the second surviving company, as applicable, assume their respective obligations set forth above.

Union Pacific Board Composition

The parties will take all actions necessary to designate and appoint three (3) of the directors of the Norfolk Southern board as of immediately prior to the first effective time to serve as directors on the Union Pacific board effective as of the first effective time, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation, or removal, in each case in accordance with Union Pacific’s organizational documents. The designees will be determined by the Union Pacific board, except that the designees will include Mark R. George, the current President and Chief Executive Officer of Norfolk Southern, and Richard H. Anderson, the current Chairman of the Norfolk Southern board, in each case, so long as each is qualified, and willing and suitable to serve as a director under all applicable corporate governance policies and guidelines as reviewed and determined reasonably and in good faith by the Corporate Governance, Nominating and Sustainability Committee of the Union Pacific board.

Financing Cooperation

Norfolk Southern will use its reasonable best efforts, will cause each of its subsidiaries to use its reasonable best efforts, and each of them will use their reasonable best efforts to cause their respective representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Union Pacific in writing, in connection with the offering, arrangement, syndication, consummation, issuance, or sale of any debt financing required to fund the payment of the cash consideration and any fees and expenses of or payable by Union Pacific, Merger Sub 1, Merger Sub 2, or Union Pacific’s other affiliates on the closing date, and for any repayment or refinancing on the closing date of any outstanding indebtedness of Norfolk Southern and/or its subsidiaries contemplated by, or undertaken in connection with the transactions described in, the merger agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Norfolk Southern or any of its subsidiaries), subject to certain limitations set forth in the merger agreement.

Certain Tax Matters

Union Pacific, Merger Sub 1, Merger Sub 2, and Norfolk Southern have agreed to, and to cause their respective subsidiaries to, (i) use their respective reasonable best efforts to cause the mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any action or fail to take any action if such action or such failure is intended or could reasonably be expected to prevent or impede the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Union Pacific and Norfolk Southern intend to report, and intend to cause their respective subsidiaries to report, the mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code.

Other Covenants and Agreements

The merger agreement contains certain other covenants agreements, including covenants relating to:

•	cooperation between Union Pacific and Norfolk Southern in the preparation of this joint proxy statement/prospectus;

•	actions to be taken by Union Pacific and Norfolk Southern with respect to notifying the other party of certain matters;

•

confidentiality and access by Union Pacific to certain information about Norfolk Southern solely to the extent in furtherance of the consummation of the mergers and the other transactions contemplated by the merger agreement or integration planning relating thereto;

•

actions to be taken by Union Pacific with respect to the listing on the NYSE of shares of Union Pacific common stock issued in connection with the mergers and actions to be taken by Norfolk Southern regarding the delisting of shares of Norfolk Southern common stock from the NYSE and termination of Norfolk Southern’s registration under the Exchange Act;

•	actions to be taken by Union Pacific and Norfolk Southern with respect to Section 16(a) of the Exchange Act;

•

Norfolk Southern affording Union Pacific a reasonable opportunity to participate in the defense or settlement of any shareholder litigation or claim against Norfolk Southern relating to the mergers and the required consent of Union Pacific prior to the settlement of any such litigation;

•

coordination between Norfolk Southern and Union Pacific on the declaration of dividends with respect to shares of Norfolk Southern common stock (if outside the ordinary course of business and inconsistent with past practice);

•	actions relating to the treatment of existing Norfolk Southern indebtedness;

•	the appointment of a transition team in order to facilitate the integration and operations of Union Pacific and Norfolk Southern and their respective subsidiaries; and

•

actions to be taken by Union Pacific, Merger Sub 1, Merger Sub 2, Norfolk Southern, and the members of their respective boards of directors with respect to any anti-takeover statute or regulation so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the merger agreement.

Conditions to the Mergers

Conditions to the Obligations of Each Party to Effect the Mergers

The obligations of each of Union Pacific, Merger Sub 1, Merger Sub 2, and Norfolk Southern to effect the mergers are subject to the satisfaction (or waiver by Union Pacific and Norfolk Southern to the extent permitted by applicable law) of various conditions, including the following:

•	Union Pacific shareholders approving the share issuance proposal and Norfolk Southern shareholders approving the merger agreement proposal;

•

effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending such effectiveness or of any proceeding seeking a stop order relating to such registration statement;

•

the absence of any injunction or similar order by any court or other governmental entity of competent jurisdiction having been entered and continuing to be in effect that prohibits or makes illegal the consummation of the mergers;

•	all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods having expired or been terminated; and

•	the shares of Union Pacific common stock to be issued in the first merger having been approved for listing on the NYSE, subject to official notice of issuance.

Conditions to the Obligations of Union Pacific, Merger Sub 1, and Merger Sub 2 to Effect the Mergers

In addition, the obligations of Union Pacific, Merger Sub 1, and Merger Sub 2 to effect the mergers are subject to the satisfaction (or waiver by Union Pacific to the extent permitted by applicable law) on or prior to the closing date of the following conditions:

•

the representations and warranties of Norfolk Southern set forth in the merger agreement with respect to the capitalization of Norfolk Southern being accurate in all but de minimis respects as of the date of the merger agreement and as of the closing date as if made as of the closing date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty will have been accurate in all but de minimis respects as of such date);

•

the representations and warranties of Norfolk Southern set forth in the merger agreement with respect to absence of any event, change, occurrence, or development having occurred that had or would be reasonably expected to have, individually or in the aggregate, a Norfolk Southern material adverse effect since December 31, 2024, and through the date of the merger agreement being accurate in all respects as of the date of the merger agreement and as of the closing date as if made as of the closing date;

•

the representations and warranties of Norfolk Southern set forth in the merger agreement with respect to (i) Norfolk Southern’s incorporation, existence, good standing, power and authority and qualification to do business, (ii) there being no outstanding shares of common stock reserved for issuance, except those identified in the merger agreement, and there being no subscriptions, options, warrants, calls, convertible securities, or other similar rights, agreements, or commitments relating to the issuance of capital stock of Norfolk Southern obligating Norfolk Southern to issue, transfer, or sell any shares of common stock, grant, extend, or enter into any such subscription, option, warrant, call, convertible securities, or other similar right or redeem any shares of common stock, (iii) the Norfolk Southern board holding a meeting and unanimously declaring the merger agreement advisable, approving the execution, delivery, and performance of the merger agreement, adopting the merger agreement and recommending shareholders approve the merger agreement, and (iv) Norfolk Southern not employing any broker or finder except for BofA being accurate in all material respects as of the date of the merger agreement and as of the closing date as if made anew as of the closing date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty will have been accurate in all material respects as of such date);

•

all other representations and warranties of Norfolk Southern set forth in the merger agreement being accurate in all respects (without giving effect to any materiality, material adverse effect, or similar qualifications), as of the date of the merger agreement and as of the closing date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty will have been accurate in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Norfolk Southern;

•

Norfolk Southern having performed and complied with in all material respects all of the covenants and agreements required by the merger agreement to be performed or complied with by it prior to the closing;

•

since the date of the merger agreement, no event, change, occurrence, effect, or development having occurred that has had, or is reasonably likely to have, a Norfolk Southern material adverse effect has occurred that is continuing;

•

Norfolk Southern having delivered to Union Pacific a certificate, dated as of the closing date and duly executed by its Chief Executive Officer or another senior officer of Norfolk Southern, certifying the satisfaction of all of the above conditions;

•	no requisite regulatory approvals having resulted in the imposition, individually or in the aggregate, of any “materially burdensome regulatory condition”; and

•

no injunction or similar order by any court or other governmental entity of competent jurisdiction having been entered and continuing to be in effect that imposes, individually or in the aggregate, a “materially burdensome regulatory condition.”

Conditions to the Obligations of Norfolk Southern to Complete the Merger

In addition, the obligation of Norfolk Southern to complete the merger is subject to the satisfaction (or waiver to the extent legally permissible) on or prior to the closing date of the following conditions:

•

the representations and warranties of Union Pacific, Merger Sub 1, and Merger Sub 2 set forth in the merger agreement with respect to the capitalization of Union Pacific, Merger Sub 1, and Merger Sub 2 being accurate in all but de minimis respects as of the date of the merger agreement and as of the closing date as if made anew as of the closing date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty will have been accurate in all but de minimis respects as of such date);

•

the representations and warranties of Union Pacific set forth in the merger agreement with respect to absence of a Union Pacific material adverse effect or any event, change, occurrence, or development that had or would be reasonably expected to have, individually or in the aggregate, a Union Pacific material adverse effect since December 31, 2024, and through the date of the merger agreement being accurate in all respects as of the date of the merger agreement and as of the closing date as if made anew as of the closing date;

•

the representations and warranties of Union Pacific, Merger Sub 1, and Merger 2 set forth in the merger agreement with respect to (i) Union Pacific’s, Merger Sub 1’s and Merger Sub 2’s existence, good standing, power and authority and qualification to do business, (ii) there being no outstanding shares of Union Pacific common stock reserved for issuance, except those identified in the merger agreement, and there being no outstanding subscriptions, options, warrants, calls, convertible securities, or other similar rights, agreements, or commitments relating to the issuance of capital stock of Union Pacific or any of Union Pacific’s subsidiaries obligating Norfolk Southern or any of Union Pacific’s subsidiaries to issue, transfer, or sell any shares of Union Pacific common stock, grant, extend, or enter into any such subscription, option, warrant, call, convertible securities, or other similar right or redeem any shares of common stock, (iii) the Union Pacific board holding a meeting and unanimously declaring the merger agreement advisable, approving the execution, delivery, and performance of the merger agreement and resolving to recommend the shareholders approve the merger agreement, and (iv) Union Pacific not employing any broker or finder except for Morgan Stanley and Wells Fargo being accurate in all material respects as of the date of the merger agreement and as of the closing date as if made anew as of the closing date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty will have been accurate in all material respects as of such date);

•

all other representations and warranties of Union Pacific, Merger Sub 1, and Merger Sub 2 set forth in the merger agreement being accurate in all respects (without giving effect to any materiality, material adverse effect, or similar qualifications), as of the date of the merger agreement and as of the closing date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty will have been accurate in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Union Pacific;

•

Union Pacific, Merger Sub 1, and Merger Sub 2 having performed and complied with in all material respects all of the covenants and agreements required by the merger agreement to be performed or complied with by it prior to the closing;

•

since the date of the merger agreement, no event, change, occurrence, effect, or development that has had, or is reasonably likely to have, a Union Pacific material adverse effect has occurred that is continuing; and

•

Union Pacific having delivered to Norfolk Southern a certificate, dated as of the closing date and duly executed by its Chief Executive Officer or another senior officer of Union Pacific, certifying the satisfaction of all of the above conditions.

Termination

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of Union Pacific and Norfolk Southern;

•	by either Union Pacific or Norfolk Southern:

•

if the first effective time has not occurred prior to the end date and the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure to consummate the mergers on or before such date; provided that, to the extent the requisite regulatory approvals condition to closing has not been satisfied or waived on or prior to the end date, but all other conditions to closing have been satisfied or waived (except for (a) the condition that the shares of Union Pacific common stock to be issued in the first merger have been approved for listing on NYSE and (b) those conditions that by their nature are to be satisfied at the closing), the end date will automatically be extended by the aggregate number of days (if any) during which the process for obtaining the STB approval following the prefiling notification pursuant to 49 C.F.R. § 1180.4(b) is extended due to (i) any order by the STB requiring Union Pacific and/or Norfolk Southern to submit additional information or (ii) the regulatory or statutory deadlines associated with the process for obtaining the STB approval being suspended, tolled, or extended for any reason, and after having given effect to any extension under the foregoing clauses (i) or (ii), for three (3) additional business days;

•

if any governmental entity of competent jurisdiction has issued or entered an injunction or similar order permanently enjoining or prohibiting the consummation of the mergers, and such injunction or order has become final and non-appealable; provided that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of such injunction or order;

•

if Norfolk Southern’s shareholder meeting (after giving effect to any adjournments or postponements thereof) has been held and been concluded and shareholder approval of the merger agreement proposal has not been obtained; or

•

if Union Pacific’s shareholder meeting (after giving effect to any adjournments or postponements thereof) has been held and been concluded and shareholder approval of the share issuance proposal has not been obtained; or

•	by Union Pacific:

•

if Norfolk Southern has breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a condition of the mergers applicable to Norfolk Southern’s representations, warranties, covenants, or other agreements and (ii) cannot be cured by the end date or, if curable, is not cured within forty-five (45) business days following Union Pacific’s delivery of written notice to Norfolk Southern stating Union Pacific’s intention to terminate the merger agreement and the basis for such termination; provided that Union Pacific will not have a right to terminate the merger agreement if Union Pacific, Merger Sub 1, or Merger Sub 2 is then in material breach of any representation, warranty, agreement, or covenant contained in the merger agreement;

•	prior to receipt of the Norfolk Southern shareholder approval of the merger agreement proposal, if the Norfolk Southern board, or a committee thereof, makes a change of recommendation; or

•	prior to the receipt of the Norfolk Southern shareholder approval of the merger agreement proposal, if Norfolk Southern has materially breached its no solicitation covenant in the merger agreement; or

•	by Norfolk Southern:

•

if Union Pacific, Merger Sub 1, or Merger Sub 2 has breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a condition to the mergers applicable to Union Pacific’s representations, warranties, covenants, or other agreements and (ii) cannot be cured by the end date or, if curable, is not cured within forty-five (45) business days following Norfolk Southern’s delivery of written notice to Union Pacific stating Norfolk Southern’s intention to terminate the merger agreement and the basis for such termination; provided that Norfolk Southern will not have a right to terminate the merger agreement if Norfolk Southern is then in material breach of any representation, warranty, agreement, or covenant contained in the merger agreement;

•	prior to receipt of the Union Pacific shareholder approval of the share issuance proposal, if the Union Pacific board, or a committee thereof, makes a change of recommendation; or

•	prior to the receipt of the Union Pacific shareholder approval of the share issuance proposal, if Union Pacific has materially breached its no solicitation covenant in the merger agreement.

Effect of Termination

If the merger agreement is terminated as described in “—Termination” above, the transactions will be abandoned and the merger agreement will be void and Union Pacific, Merger Sub 1, Merger Sub 2, and Norfolk Southern will have no liability or obligation, except that:

•

no such termination will relieve any party of its respective obligation to pay the Norfolk Southern termination fee, the Union Pacific termination fee, or the regulatory termination fee, as applicable as described in “—Termination Fees and Other Fees”;

•

no such termination will relieve any party for liability for such party’s fraud or willful and material breach of any covenant or obligation contained in the merger agreement prior to its termination (in which case the aggrieved party will be entitled to seek all rights and remedies available at law or in equity, including, in the case of Norfolk Southern, damages based on the loss of premium offered to each holder of Norfolk Southern common stock, which damages Norfolk Southern will be entitled to retain); and

•

certain other provisions of the merger agreement, including (i) provisions with respect to Norfolk Southern’s use of confidential information and (ii) provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

Termination Fees and Other Fees

Termination Fees Payable by Union Pacific

The merger agreement provides that Union Pacific will pay Norfolk Southern a termination fee in connection with a termination of the merger agreement under the following circumstances:

•

if either Union Pacific or Norfolk Southern terminates the merger agreement because the closing has not occurred prior to the end date and, at the time of such termination, either (i) there is an injunction or similar order entered by a court or other governmental entity of competent jurisdiction, pursuant to any railroad law, antitrust law, or similar law, that prohibits or makes illegal the consummation of the mergers, (ii) one or more of the requisite regulatory approvals have not been obtained or do not remain in full force and effect with all statutory waiting periods having been expired or terminated, (iii) one or more of the requisite regulatory approvals resulted in the imposition, individually or in the aggregate, of a “materially burdensome regulatory condition,” or (iv) there is an injunction or order entered by a court or other governmental entity of competent jurisdiction that imposes, individually or in the aggregate, any “materially burdensome regulatory condition” and all other conditions as described in “—Conditions to the Mergers—Conditions to the Obligations of Each Party to Effect the Mergers” and “—Conditions to the Mergers—Conditions to the Obligations of Union Pacific, Merger Sub 1, and Merger Sub 2 to Effect the Mergers” have been satisfied or waived (except for (a) the condition that the shares of Union Pacific common stock to be issued in the first merger have been approved for listing on NYSE and (b) those conditions that by their nature are to be satisfied at the closing; provided that such conditions were then capable of being satisfied if the closing had taken place), then Union Pacific will pay Norfolk Southern $2.5 billion in cash by wire transfer no later than three (3) business days after the date of such termination; provided that the party seeking to terminate the merger agreement as described in this bullet shall not have breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure to consummate the mergers before such end date;

•

if either Union Pacific or Norfolk Southern terminates the merger agreement because any governmental entity of competent jurisdiction has issued or entered an injunction or similar order, pursuant to any railroad law, antitrust law, or similar law, permanently enjoining or prohibiting the consummation of the mergers, and such injunction or order has become final and non-appealable, then Union Pacific will pay Norfolk Southern $2.5 billion in cash by wire transfer no later than three (3) business days after the date of such termination; provided that the party seeking to terminate the merger agreement as described in this bullet shall not have breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of such injunction or order;

•

if (i) Norfolk Southern terminates the merger agreement because, prior to receipt of the Union Pacific shareholder approval of the share issuance proposal, the Union Pacific board effected a change of recommendation or (ii) Norfolk Southern or Union Pacific terminates the merger agreement because the Union Pacific shareholder meeting was held and the Union Pacific shareholder approval of the share issuance proposal was not obtained at a time when Norfolk Southern could have terminated the agreement because the Union Pacific board effected a change of recommendation prior to receipt of the Union Pacific shareholder approval of the share issuance proposal, then Union Pacific will pay Norfolk Southern $2.5 billion in cash by wire transfer no later than, if terminated by Norfolk Southern, two (2) business days after the date of such termination or, if terminated by Union Pacific, upon such termination; and

•

if (i) after the date of the merger agreement, a Union Pacific qualifying transaction is publicly proposed or publicly disclosed, (ii) the merger agreement is terminated by (a) Union Pacific or Norfolk Southern because, if the Union Pacific shareholder meeting has been held, the Union Pacific shareholder approval of the share issuance proposal has not been obtained or, solely if the Union Pacific shareholder approval of the share issuance proposal has not been obtained, closing has not occurred prior to the end date, or (b) Norfolk Southern because Union Pacific, Merger Sub 1, or Merger Sub 2 has breached or failed to perform any of their representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform (1) would result in a failure of a condition to the mergers applicable to Union Pacific’s representations, warranties, covenants, or other agreements and (2) either cannot be cured by the end date or, if curable, was not cured within forty-five (45) business days following Norfolk Southern’s delivery of written notice to terminate, and (iii) concurrently with or within twelve (12) months after such termination, Union Pacific (a) consummates a Union Pacific qualifying transaction or (b) enters into a definitive agreement providing for a Union Pacific qualifying transaction and later consummates such Union Pacific qualifying transaction, then Union Pacific will pay Norfolk Southern $2.5 billion in cash by wire transfer no later than two (2) business days after the consummation of such Union Pacific qualifying transaction.

•

If the merger agreement is terminated under circumstances in which Union Pacific must pay to Norfolk Southern a termination fee, it is understood that Union Pacific will not be required to pay both the Union Pacific termination fee and the regulatory termination fee or either of the Union Pacific termination fee or the regulatory termination fee on more than one occasion.

Termination Fees Payable by Norfolk Southern

The merger agreement provides that Norfolk Southern will pay Union Pacific a termination fee in connection with a termination of the merger agreement under the following circumstances:

•

if Union Pacific terminates the merger agreement because, prior to the receipt of the Norfolk Southern shareholder approval of the merger agreement proposal, the Norfolk Southern board effected a change of recommendation, then Norfolk Southern will pay to Union Pacific a fee of $2.5 billion in cash by wire transfer no later than two (2) business days after the date of such termination;

•

if Union Pacific or Norfolk Southern terminates the merger agreement because, if the Norfolk Southern shareholder meeting has been held, the Norfolk Southern shareholder approval of the merger agreement proposal has not been obtained at a time when Union Pacific could have terminated the merger agreement because the Norfolk Southern board effected a change of recommendation prior to receipt of the Norfolk Southern shareholder approval of the merger agreement proposal, then Norfolk Southern will pay to Union Pacific a fee of $2.5 billion in cash by wire transfer no later than, if terminated by Union Pacific, two (2) business days after the date of such termination or, if terminated by Norfolk Southern, concurrently with such termination; and

•

if (i) after the date of the merger agreement, a Norfolk Southern qualifying transaction is publicly proposed or publicly disclosed, (ii) the merger agreement is terminated by (a) Union Pacific or Norfolk Southern because, if the Norfolk Southern shareholder meeting has been held, the Norfolk Southern shareholder approval of the merger agreement proposal has not been obtained or, solely if the Norfolk Southern shareholder approval of the merger agreement proposal has not been obtained, closing has not occurred prior to the end date, or (b) Union Pacific because Norfolk Southern has breached or failed to perform any of their representations, warranties, covenants, or other agreements contained in the merger agreement, which breach or failure to perform (1) would result in a failure of a condition to the mergers applicable to Norfolk Southern’s representations, warranties, covenants, or other agreements and (2) either cannot be cured by the end date or, if curable, was not cured within forty-five (45) business days following Union Pacific’s delivery of written notice to terminate, and (iii) concurrently with or within twelve (12) months after such termination, Norfolk Southern (a) consummates a Norfolk Southern qualifying transaction or (b) enters into a definitive agreement providing for a Norfolk Southern qualifying transaction and later consummates such Norfolk Southern qualifying transaction, then Norfolk Southern will pay Union Pacific $2.5 billion in cash by wire transfer no later than two (2) business days after the consummation of such Norfolk Southern qualifying transaction.

Amendment and Waiver

At any time prior to the first effective time, whether before or after obtaining the vote of the shareholders of Union Pacific or Norfolk Southern, any provision of the merger agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Union Pacific, Merger Sub 1, Merger Sub 2, and Norfolk Southern, or in the case of a waiver, by the party against whom the waiver is to be effective.

If, after receipt of the Norfolk Southern shareholder approval of the merger agreement proposal, any such amendment or waiver, by applicable law or in accordance with the rules and regulations of the NYSE, requires further approval of the shareholders of Norfolk Southern, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of Norfolk Southern.

If, after receipt of the Union Pacific shareholder approval of the share issuance proposal, any such amendment or waiver, by applicable law or in accordance with the rules and regulations of the NYSE, requires further approval of the shareholders of Union Pacific, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of Union Pacific.

Third Party Beneficiaries

The merger agreement is not intended to confer upon any person other than the parties thereto any rights or remedies, except:

•

from and after the first effective time, for the rights of the holders of Norfolk Southern common stock to receive the merger consideration, any cash in lieu of fractional shares, and any dividends or other distributions, and the rights of holders of Norfolk Southern equity awards to receive consideration in accordance with the terms and conditions of the merger agreement;

•	for the provisions of the merger agreement relating to indemnification, insurance, and exculpation from liability for the directors and officers of Norfolk Southern;

•

for Norfolk Southern and any of its subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective representatives in connection with the financing cooperation, and Union Pacific will indemnify Norfolk Southern and its subsidiaries and their respective representatives against any losses incurred in connection with the arrangement of the debt financing and any action taken by them at the request of Union Pacific or its representatives; and

•

for the rights of Union Pacific, on behalf of Union Pacific shareholders (each of which is a third party beneficiary of the merger agreement to the extent necessary for the right of specific performance to be enforceable), and Norfolk Southern, on behalf of Norfolk Southern shareholders (each of which is a third party beneficiary of the merger agreement to the extent necessary for the right of specific performance to be enforceable), to pursue specific performance (or, if specific performance is not sought or granted as a remedy, seek damages) in the event of fraud or willful and material breach of the merger agreement in accordance with the terms and conditions of the merger agreement (it being understood that no shareholder of Union Pacific or Norfolk Southern will be entitled to enforce any of their rights, or any of the parties’ obligations, under the merger agreement directly in the event of any such breach, but rather each of Union Pacific and Norfolk Southern, as agents for their applicable shareholders, will have the sole and exclusive right to do so in their sole and absolute discretion).

Applicable Law; Jurisdiction

The merger agreement is governed by Delaware law, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other that the state of Delaware (except that matters relating to the fiduciary duties of (i) the Union Pacific board will be subject to Utah law and (ii) the Norfolk Southern board will be subject to Virginia law). Any legal action or proceeding with respect to the merger agreement will be brought and determined exclusively in the Delaware Court of Chancery (or, if, and only if, such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if the subject matter of the action or proceeding is vested exclusively in the United States federal courts, the action or proceeding will be heard in the United States District Court for the District of Delaware).

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. In the event of any breach or threatened breach by any other party of any covenant or obligation contained in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. The parties waive any requirement for the obtaining, furnishing, or posting of any bond or similar instrument in connection therewith.

Expenses

Except as set forth in the provisions of the merger agreement with respect to indemnification and insurance (as described in “—Covenants and Agreements—Indemnification and Insurance”), financing cooperation (as described in “—Covenants and Agreements—Financing Cooperation”), or termination fees (as described in “—Termination Fees and Other Fees”), all fees and expenses incurred by the parties will be borne solely by the party that has incurred such fees and expenses, except that (i) all filing fees in respect of any regulatory filing will be borne by Union Pacific and (ii) all transfer, documentary, sales, use, stamp, registration, and other similar taxes and fees imposed with respect to, or as a result of, the mergers will be borne by Union Pacific, the surviving corporation of the first merger, or the second surviving company, and will not be a liability of holders of Norfolk Southern common stock.

UNION PACIFIC PROPOSALS

Proposal 1: The Share Issuance Proposal

(Proposal 1 on Union Pacific Proxy Card)

Union Pacific shareholders are being asked to consider and vote on the share issuance proposal, a proposal to approve the issuance of shares of Union Pacific common stock pursuant to the merger agreement. For a summary and detailed information regarding the share issuance proposal, see the information about the mergers and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Subject to certain limited exceptions, Section 312.03(c) of the NYSE Listed Company Manual requires that Union Pacific obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such common stock or of securities convertible into or exercisable for common stock.

The number of shares of Union Pacific common stock issuable as consideration for the mergers is expected to exceed the abovementioned threshold. At the effective time of the first merger, each outstanding share of Norfolk Southern common stock (other than shares held by Union Pacific or Norfolk Southern, or their direct or indirect subsidiaries) will be converted into the right to receive the merger consideration (i.e., the per-share cash consideration of $88.82 in cash, without interest, and the exchange ratio of one (1) validly issued, fully paid, and nonassessable share of Union Pacific common stock). If the first merger is completed, it is currently estimated that Union Pacific will issue or reserve for issuance approximately 225.4 million shares of Union Pacific common stock in connection with the first merger, which will exceed 20% of the shares of Union Pacific common stock outstanding before such issuance.

Approval of the share issuance proposal by Union Pacific shareholders is required to complete the transactions contemplated by the merger agreement. If the share issuance proposal is not approved, the mergers will not be completed.

If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the share issuance proposal.

The affirmative vote, in person or by proxy, of a majority of the votes cast and entitled to vote thereon at the Union Pacific special meeting by Union Pacific shareholders will be required to approve the share issuance proposal (assuming a quorum is present), as required by Section 312.03(c) of the NYSE Listed Company Manual.

THE UNION PACIFIC BOARD UNANIMOUSLY RECOMMENDS THAT UNION PACIFIC SHAREHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

Proposal 2: The Union Pacific Adjournment Proposal

(Proposal 2 on Union Pacific Proxy Card)

Union Pacific shareholders are being asked to consider and vote on the Union Pacific adjournment proposal, a proposal that will give the Union Pacific board authority to adjourn the Union Pacific special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes to approve the share issuance proposal at the time of the Union Pacific special meeting or any adjournment or postponement thereof. If the Union Pacific adjournment proposal is approved, the Union Pacific special meeting could be adjourned to any date. Union Pacific could adjourn the Union Pacific special meeting and any adjourned session of the Union Pacific special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Union Pacific shareholders who have previously voted.

If the Union Pacific special meeting is adjourned, Union Pacific shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval and adoption of the share issuance proposal but do not indicate a choice on the Union Pacific adjournment proposal, your shares will be voted in favor of the Union Pacific adjournment proposal. If you indicate, however, that you wish to vote against the share issuance proposal, your shares of Union Pacific common stock will only be voted in favor of the Union Pacific adjournment proposal if you indicate that you wish to vote in favor of the Union Pacific adjournment proposal.

The affirmative vote, in person or by proxy, of a majority of the votes cast and entitled to vote thereon at the Union Pacific special meeting by Union Pacific shareholders will be required to approve the Union Pacific adjournment proposal (whether or not there is a quorum).

THE UNION PACIFIC BOARD UNANIMOUSLY RECOMMENDS THAT UNION PACIFIC SHAREHOLDERS VOTE “FOR” THE UNION PACIFIC ADJOURNMENT PROPOSAL.

NORFOLK SOUTHERN PROPOSALS

Proposal 1: The Merger Agreement Proposal

(Proposal 1 on Norfolk Southern Proxy Card)

Norfolk Southern shareholders are being asked to consider and vote on the merger agreement proposal, a proposal to approve the merger agreement and the transactions contemplated thereby, including the mergers. For a summary and detailed information regarding the merger agreement proposal, see the information about the mergers and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Approval of the merger agreement proposal by Norfolk Southern shareholders is required to complete the transactions contemplated by the merger agreement. If the merger agreement proposal is not approved, the mergers will not be completed.

The approval of the merger agreement proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting by Norfolk Southern shareholders, assuming a quorum is present.

The Norfolk Southern board unanimously recommends that Norfolk Southern shareholders vote “FOR” the merger agreement proposal.

Proposal 2: The Merger-Related Compensation Proposal

(Proposal 2 on Norfolk Southern Proxy Card)

Under Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Norfolk Southern is required to submit a proposal to its common shareholders for an advisory (non-binding) vote to approve certain compensation that may be paid or become payable to Norfolk Southern’s named executive officers in connection with the completion of the mergers as discussed in “The Mergers—Interests of Directors and Executive Officers in the Mergers—Interests of Norfolk Southern Directors and Executive Officers in the Mergers,” including the footnotes to the table and the associated narrative discussion. The Norfolk Southern board unanimously recommends that Norfolk Southern shareholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Norfolk Southern in connection with the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Mergers—Interests of Directors and Executive Officers in the Mergers—Interests of Norfolk Southern Directors and Executive Officers in the Mergers” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

The vote on the merger-related compensation proposal is a vote separate and apart from the votes to approve the other proposals being presented at the Norfolk Southern special meeting and is not a condition to the completion of the mergers. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the merger-related compensation proposal and vice versa. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on Norfolk Southern or Union Pacific. Accordingly, if the merger agreement is approved and the mergers are completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the merger-related compensation proposal.

The approval of the merger-related compensation proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting by Norfolk Southern shareholders, assuming a quorum is present; however, such vote is non-binding and advisory only.

The Norfolk Southern board unanimously recommends that Norfolk Southern shareholders vote “FOR” the merger-related compensation proposal.

Proposal 3: The Norfolk Southern Adjournment Proposal

(Proposal 3 on Norfolk Southern Proxy Card)

Norfolk Southern shareholders are being asked to consider and vote on the Norfolk Southern adjournment proposal, which will give the Norfolk Southern board authority to adjourn the Norfolk Southern special meeting from time to time, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes to approve the merger agreement proposal at the time of the Norfolk Southern special meeting or any adjournment or postponement thereof. If the Norfolk Southern adjournment proposal is approved, the Norfolk Southern special meeting could be adjourned to any date. Norfolk Southern could adjourn the Norfolk Southern special meeting and any adjourned session of the Norfolk Southern special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Norfolk Southern shareholders who have previously voted.

If the Norfolk Southern special meeting is adjourned, Norfolk Southern shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the merger agreement proposal but do not indicate a choice on the Norfolk Southern adjournment proposal, your shares will be voted in favor of the Norfolk Southern adjournment proposal.

The vote on the Norfolk Southern adjournment proposal is separate and apart from the votes to approve the other proposals being presented at the Norfolk Southern special meeting and is not a condition to the completion of the mergers.

The approval of the Norfolk Southern adjournment proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Norfolk Southern special meeting by Norfolk Southern shareholders, whether or not there is a quorum.

The Norfolk Southern board unanimously recommends that Norfolk Southern shareholders vote “FOR” the Norfolk Southern adjournment proposal.

DESCRIPTION OF UNION PACIFIC COMMON STOCK

This section of the joint proxy statement/prospectus summarizes the material terms of Union Pacific’s capital stock that will be in effect if the mergers are completed. You are encouraged to read the Union Pacific articles of incorporation, incorporated by reference as Exhibits 3.1 to the registration statement of which this joint proxy statement/prospectus forms a part, and are incorporated herein by reference, and the Union Pacific by-laws, incorporated by reference as Exhibit 3.2 to the registration statement of which this joint proxy statement/prospectus forms a part, and are incorporated herein by reference, for greater detail on the provisions that may be important to you. All references within this section to “common stock” mean Union Pacific common stock unless otherwise noted.

Authorized Capital Stock of Union Pacific

The Union Pacific articles of incorporation provide that the total number of shares of capital stock which may be issued by Union Pacific is one billion four hundred twenty million (1,420,000,000), consisting of one billion four hundred million (1,400,000,000) shares of common stock, par value $2.50 per share, and twenty million (20,000,000) shares of preferred stock, no par value per share.

As of September 26, 2025, there were outstanding:

•	593,123,574 shares of Union Pacific common stock; and

•	no shares of Union Pacific preferred stock.

Dividends

Subject to the rights of holders of any preferred stock which may be issued, the holders of common stock are entitled to receive dividends when, as and if declared by the Union Pacific board out of any legally available funds. Union Pacific may not pay dividends on common stock, other than dividends payable in common stock or any other class or classes of stock junior in rank to the preferred stock as to dividends or upon liquidation, unless all dividends accrued on outstanding preferred stock have been paid or declared and set apart for payment.

Voting Rights

The holders of common stock are entitled to one (1) vote on each matter submitted for their vote at any meeting of Union Pacific shareholders for each share of common stock held as of the record date for the meeting, including the election of directors. Holders of Union Pacific common stock do not have cumulative voting rights.

Generally, the affirmative vote of the holders of a majority of the total number of votes cast of Union Pacific capital stock represented at a meeting and entitled to vote on a matter is required in order to approve such matter. Certain extraordinary transactions and other actions require supermajority vote.

Election of Directors

Pursuant to the Union Pacific by-laws, uncontested elections of directors generally are governed by Section 16-10a-1023(2) of the URBCA and contested elections of directors are governed by Section 16-10a-1023(3) of the URBCA.

Nominating Directors

A shareholder, or a group of up to twenty (20) shareholders, that has continuously owned at least 3% of the common stock for at least three (3) years, may nominate and include in the proxy materials up to the greater of two (2) directors or 20% of the number of directors then in office; provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Union Pacific by-laws.

Special Meetings of Shareholders

A shareholder or group of shareholders owning the requisite number of shares of common stock prescribed by the URBCA may request that the board of directors call a special meeting of Union Pacific shareholders by providing the requisite information described in the Union Pacific by-laws, which generally includes (i) a statement of the purpose of the special meeting, (ii) the text of any proposals to be considered at the meeting and information regarding the identity of the shareholder(s), (iii) the reasons for conducting such business at such shareholder meeting, (iv) any agreement or other relationship among a group of shareholders, and (v) interest or interests, including beneficial ownership, of the shareholder(s) in such business and in and to the common stock.

If a request for a special meeting involves the nomination of one or more directors, the Union Pacific by-laws require that the nominating shareholder(s) provide additional information, including any information required by the applicable securities laws, regarding each shareholder nominee. The Union Pacific board has the right to submit additional nominees to the shareholders at any special meeting requested by the shareholders for purposes of electing directors. If a request for a special meeting satisfies all of the applicable provisions of the Union Pacific by-laws and the URBCA, the special meeting will be held not more than ninety (90) days after the date of the request for the meeting at a time and place to be determined by the Union Pacific board, unless the Union Pacific board has called or calls for an annual meeting to be held within ninety (90) days after the request for a special meeting is received.

Advance Notice Requirements

The Union Pacific by-laws include provisions applicable to certain shareholder activities, including the submission of binding shareholder proposals, nominating candidates to serve as directors at annual meetings of shareholders, and submission of other matters to be considered at the annual meeting of shareholders.

Generally, a timely notice regarding the submission of binding shareholder proposals, director nominees, and other business to be considered at an annual meeting of shareholders (other than non-binding proposals submitted pursuant to, and in compliance with, Rule 14a-8 of the Exchange Act) must be delivered to the Corporate Secretary at Union Pacific’s principal executive offices not less than ninety (90) days and not more than one-hundred twenty (120) days prior to the date of the anniversary of the previous annual meeting of shareholders.

In addition to timely notice, shareholders must satisfy the applicable provisions of the URBCA and the Union Pacific by-laws, including (i) the timely submission of information regarding the proposed business, (ii) the text of any proposals to be submitted to the shareholders and information regarding the identity of the shareholder(s), (iii) any agreement or other relationship among a group of shareholders, and (iv) the interest or interests, including beneficial ownership, of the shareholder(s) in and to the common stock. If the shareholder submission involves the nomination of one or more directors for consideration at the annual meeting, the Union Pacific by-laws require that the nominating shareholder(s) provide additional information, including any information required by the applicable securities laws, regarding each shareholder nominee.

Liquidation Rights

Any preferred stock would be senior to the common stock as to distributions upon Union Pacific’s voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up. After distribution in full of the preferential amounts to be distributed to holders of preferred stock, holders of common stock will be entitled to receive all of Union Pacific’s remaining assets available for distribution to shareholders ratably in proportion to the numbers of shares held by them, respectively, in the event of voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up.

Transactions with Ten Percent Shareholders

The Union Pacific articles of incorporation provide that certain transactions between Union Pacific and a beneficial owner of more than 10% of Union Pacific’s voting stock (including common stock) must either:

•	be approved by a majority of Union Pacific’s voting stock other than that held by such beneficial owner;

•	satisfy minimum price and procedural criteria set forth in the Union Pacific articles of incorporation; or

•	be approved by a majority of Union Pacific’s directors who are not related to such beneficial owner.

The transactions covered by these provisions include mergers, consolidations, sales or dispositions of assets, adoption of a plan of liquidation or dissolution, or other transactions involving a beneficial owner of more than 10% of Union Pacific’s voting stock.

Miscellaneous

The common stock is not redeemable, has no preemptive or conversion rights and is not liable for further assessments or calls. All outstanding shares of common stock are fully paid and nonassessable.

NYSE Listing

Union Pacific common stock is listed on the NYSE under the symbol “UNP.”

Transfer Agent and Registrar

Computershare Investor Services, LLC is the transfer agent and registrar for the common stock.

Descriptions of the Union Pacific articles of incorporation, Union Pacific by-laws, and sections of the URBCA are summaries only. You should review and rely on the actual and effective Union Pacific articles of incorporation, Union Pacific by-laws, and sections of the URBCA.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF UNION PACIFIC AND NORFOLK SOUTHERN

Union Pacific is incorporated under the laws of the State of Utah and Norfolk Southern is incorporated under the laws of the State of Virginia. Union Pacific will continue to be a Utah corporation following the completion of the mergers and will be governed by the URBCA.

Upon completion of the first merger, the Norfolk Southern shareholders immediately prior to the first effective time will become Union Pacific shareholders. The rights of the former Norfolk Southern shareholders and the Union Pacific shareholders will thereafter be governed by the URBCA and by the Union Pacific articles of incorporation and Union Pacific by-laws.

The following description summarizes the material differences between the rights of the shareholders of Union Pacific and Norfolk Southern, but the following is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. Shareholders should read carefully the relevant provisions of the URBCA and the respective articles of incorporation and by-laws of Union Pacific and Norfolk Southern. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 207.

	Rights of Union Pacific Shareholders	Rights of Norfolk Southern Shareholders
Authorized Capital Stock	The authorized capital stock of Union Pacific consists of one billion four hundred million (1,400,000,000) shares of common stock, par value $2.50 per share, and twenty million (20,000,000) shares of preferred stock, without par value.	The authorized capital stock of Norfolk Southern consists of one billion three hundred fifty million (1,350,000,000) shares of common stock, par value $1.00 per share, and twenty-five million (25,000,000) shares of preferred stock, without par value.

Special Meetings of Shareholders	Union Pacific’s by-laws provide that a special meeting of shareholders may be called by the board of directors and shall be called by the secretary of Union Pacific at the request of one or more record holders of shares of Union Pacific common stock representing in the aggregate percentage, as specified under the URBCA, of the votes entitled to be cast on any issue to be considered at such a special meeting, which such percentage is 10%.	Norfolk Southern’s bylaws provide that special meetings of Norfolk Southern shareholders may be held (i) whenever called by the chair or a majority of the directors of the Norfolk Southern board or (ii) whenever called by the secretary of Norfolk Southern upon a proper written request of one or more record holders of shares of Norfolk Southern common stock representing at least 20% of the voting power of all outstanding shares entitled to vote on the matter proposed to be voted on at such meeting.

Shareholder Proposals and Nominations of Candidates for Election to the Board of Directors	Union Pacific’s by-laws allow shareholders to propose business to be brought before an annual meeting and allow shareholders who are record holders on the date of notice and on the record date	Norfolk Southern’s bylaws allow shareholders to propose business to be brought before an annual meeting and allow shareholders who are record holders on the date of notice and on the record date

	Rights of Union Pacific Shareholders	Rights of Norfolk Southern Shareholders

for the determination of shareholders entitled to vote at such annual meeting to nominate candidates for election to the Union Pacific board.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a shareholder who has given timely notice in proper written form to Union Pacific’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to or mailed and received at Union Pacific’s principal executive office not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the meeting is called for a date that is more than thirty (30) days before or after such anniversary date, notice by the shareholder must be received no earlier than one hundred twenty (120) days prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting was made.

for the determination of shareholders entitled to vote at such annual meeting to nominate candidates for election to the Norfolk Southern board.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a shareholder who has given timely notice in proper written form to Norfolk Southern’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to or mailed and received at Norfolk Southern’s principal executive offices not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the date that Norfolk Southern mailed its proxy statement in connection with the previous year’s annual meeting; provided, however, that if no annual meeting was held the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the preceding annual meeting, notice must be received not less than sixty (60) days before the date of the applicable annual meeting.

Number of Directors	The Union Pacific articles of incorporation and Union Pacific by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Union Pacific board but in no event will it

Norfolk Southern’s bylaws provide that the board of directors may increase or decrease the number of directors from time to time; provided that such number shall not be less than three (3).

There are currently twelve (12) positions authorized and

	Rights of Union Pacific Shareholders	Rights of Norfolk Southern Shareholders
	consist of less than three (3) nor more than fourteen (14) directors. At present, Union Pacific has eleven (11) directors.	twelve (12) directors serving on the Norfolk Southern board.

Election of Directors

Union Pacific’s by-laws provide that uncontested elections of directors generally are governed by Section 16-10a-1023(2) of the URBCA, pursuant to which, at each meeting of the shareholders for the election of directors at which a quorum is present, each director shall be elected by the vote of a majority of the votes cast, except in the event of a contested election in which Section 16-10a-1023(3) of the URBCA is applicable.

In the event of a contested election for which Section 16-10a-1023(3) of the URBCA applies, directors shall generally be elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present.

Union Pacific does not have a classified board and each director is elected annually.

Norfolk Southern’s bylaws provide that each director is elected by a majority of votes cast with respect to the director nominee at any meeting for the election of directors at which a quorum is present; provided, however, that in any meeting which the number of nominees exceeds the number of directors to be elected, director nominees will be elected by a plurality of the votes cast in such election.

Norfolk Southern does not have a classified board and each director is elected annually.

Removal of Directors	The URBCA provides that a director may be removed, at any time with or without cause, at a meeting called for the purpose of removing the director, if the votes cast favoring the action exceed the votes cast opposing the action.	The VSCA provides that the shareholders of a corporation may remove one (1) or more directors, with or without cause, by the affirmative vote of a majority of votes cast and entitled to vote thereon, unless the articles of incorporation provide that directors may be removed only for cause (which Norfolk Southern’s restated articles of incorporation, as amended, do not do).

Limitation on Liability of Directors	The Union Pacific articles of incorporation provide that, to the fullest extent permitted under the URBCA, as now or hereafter in effect, no director shall be liable to Union Pacific or its shareholders for monetary damages for breach of fiduciary duty as a director.	Norfolk Southern’s restated articles of incorporation, as amended, provide that, to the full extent that the VSCA permits the limitation or elimination of the liability of directors and officers, no director or officer of Norfolk Southern will be liable to Norfolk Southern or its shareholders for

	Rights of Union Pacific Shareholders	Rights of Norfolk Southern Shareholders

The URBCA provides that a corporation may limit the liability of a director to the corporation or to its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) a violation of section of the URBCA on unlawful distributions; or (iv) an intentional violation of criminal law.

monetary damages arising out of any transaction, occurrence, or course of conduct.

The VSCA provides that a corporation may limit or eliminate the liability of a director or officer for any transaction, occurrence, or course of conduct in the articles of incorporation, except for willful misconduct or a knowing violation of law.

Indemnification of Directors and Officers

Union Pacific’s by-laws require that Union Pacific indemnify its directors and officers to the fullest extent permitted by law in certain circumstances and that such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate and personal representatives of such person.

Except for proceedings to enforce rights to indemnification, however, Union Pacific shall not be obligated to indemnify in connection with a proceeding (or part thereof) if such director, officer, or successor in interest initiated such proceeding (or part thereof) unless such proceeding was authorized or consented to by the Union Pacific board.

The right to indemnification includes the right to be paid or reimbursed for the reasonable expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition; provided that the payment or reimbursement of expenses incurred by a director or officer shall only be made if (i) the director or officer furnishes

Norfolk Southern’s restated articles of incorporation, as amended, provide that, to the full extent permitted by the VSCA, Norfolk Southern shall indemnify any person who is party to any proceeding by reason of the fact that he is or was a director or officer, or former director or officer, of Norfolk Southern, against any liability incurred by them in connection with such proceeding. To the same extent, the Norfolk Southern board may, by a majority vote of a quorum of disinterested directors, enter into a contract to indemnify any director or officer against liability and/or to advance or reimburse his expenses in connection with any proceeding arising from any act or omission.

Any such indemnification will be made by Norfolk Southern only as authorized in a specific case upon the determination that indemnification is proper because the indemnitee has met any standard of conduct that is a prerequisite to his entitlement to indemnification under the restated articles of incorporation.

Rights of Union Pacific Shareholders	Rights of Norfolk Southern Shareholders
Union Pacific a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described in the URBCA; (ii) the director or officer furnishes Union Pacific a written undertaking, executed personally or on his, her, or its behalf, to repay any amounts advanced if it is ultimately determined, after a final adjudication (including all appeals), that the director or officer did not meet the applicable standard of conduct described in the URBCA; and (iii) a determination is made, in accordance with the procedures set forth in the Union Pacific by-laws, that the facts then known to those making the determination would not preclude indemnification under the URBCA.

The VSCA provides that a corporation may indemnify an individual who is or was a director or officer of the corporation if the director (i) conducted himself in good faith, (ii) believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful.

The VSCA also provides that, unless specifically limited by its articles of incorporation, a corporation must mandatorily indemnify any director or officer who entirely prevails in the defense of any proceeding to which he was a party by because he is or was a director or officer of the corporation against the reasonable expenses incurred by him in connection with the proceeding.

Norfolk Southern must pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition, if the director or officer furnishes to Norfolk Southern the statement and undertakings specified in article VI, section 6 of the articles of incorporation.

Norfolk Southern’s restated articles of incorporation, as amended, permit Norfolk Southern to purchase and maintain insurance on behalf of any person who is or was a director or officer of Norfolk Southern against any liability asserted against such person, whether or not Norfolk Southern would have the power to indemnify such person against such liability.

	Rights of Union Pacific Shareholders	Rights of Norfolk Southern Shareholders

Amendments to Articles of Incorporation	The URBCA provides that the Union Pacific board, without shareholder action, may make various changes of an administrative nature to the Union Pacific articles of incorporation. Other amendments to the Union Pacific articles of incorporation must be recommended to shareholders by the board, unless the board determines that because of conflicts of interest or other special circumstances it should make no recommendation, and must be approved by a majority of all votes entitled to be cast by each voting group that has a right to vote on the amendment.	Norfolk Southern’s restated articles of incorporation, as amended, provide that an amendment to the articles of incorporation requires shareholder approval from each voting group entitled to vote thereon by the affirmative vote of a majority of all votes entitled to be cast by each such voting group, unless the Norfolk Southern board conditions the approval of such an amendment upon a greater vote.

Amendments to By-laws	Union Pacific’s by-laws provide that the by-laws may be altered, amended, or repealed (i) at a meeting of the shareholders by a majority vote of those present in person or by proxy, (ii) by the Union Pacific board at a meeting thereof by a majority vote of the directors then in office, or (iii) by written consent of the Union Pacific board.

Norfolk Southern’s bylaws provide that the bylaws may be altered, amended, or repealed, and new bylaws may be adopted, by the Norfolk Southern board at any regular or special meeting of the Norfolk Southern board.

The VSCA also provides that a Virginia corporation’s shareholders may amend or repeal the corporation’s bylaws by the affirmative vote of a majority of votes cast and entitled to vote thereon.

Certain Business Combinations	The URBCA provides that Union Pacific may not engage in a business combination with a shareholder acquiring more than 20% of Union Pacific’s voting stock for a period of five years	The VSCA prevents Norfolk Southern from engaging in an “affiliated transaction” (which include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of
	following the stock acquisition date of such “interested shareholder”, unless the transaction or the purchase of stock made by the interested shareholder on the interested shareholder’s stock acquisition date is approved by the Union Pacific board before the interested shareholder’s stock acquisition date.	business, and certain dissolutions, reclassifications, and recapitalizations) with an “interested shareholder” (generally defined as a person owning more than 10% of any class of voting securities of the corporation) for a period of three (3) years following the date such person became an interested shareholder unless approved by (i) a majority of the disinterested

	Rights of Union Pacific Shareholders	Rights of Norfolk Southern Shareholders

The Union Pacific articles of incorporation provide that certain transactions between Union Pacific and a beneficial owner of more than 10% of Union Pacific’s voting stock (including common stock) must either (i) be approved by a majority of Union Pacific’s voting stock other than that held by such beneficial owner, (ii) satisfy minimum price and procedural criteria set forth in the Union Pacific articles of incorporation, or (iii) be approved by a majority of Union Pacific’s directors who are not related to such beneficial owner.

The transactions covered by such provisions of the Union Pacific articles of incorporation include mergers, consolidations, sales or dispositions of assets, adoption of a plan of liquidation or dissolution, or other transactions involving a beneficial owner of more than 10% of Union Pacific’s voting stock.

directors and (ii) the holders of at least two-thirds of the outstanding voting stock not owned by the interested shareholder, subject to certain exceptions.

Norfolk Southern’s restated articles of incorporation, as amended, do not contain any provision electing not to be governed by these anti-takeover provisions of the VSCA.

Shareholder Rights Plan	Union Pacific does not have a shareholder rights plan.	Norfolk Southern does not have a shareholder rights plan.

Exclusive Forum	None of the (i) Union Pacific articles of incorporation, (ii) Union Pacific by-laws, or (iii) URBCA contain an exclusive forum provision.	Norfolk Southern’s bylaws provide that, unless Norfolk Southern consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Norfolk Southern, (ii) any action asserting a claim of breach of a legal or fiduciary duty owed by any director, officer, employee, or other agent of Norfolk Southern to Norfolk Southern or its shareholders, (iii) any action asserting a claim against Norfolk Southern or any director, officer, employee, or agent of Norfolk Southern arising out of or relating to any provision of the VSCA,

Rights of Union Pacific Shareholders	Rights of Norfolk Southern Shareholders
Norfolk Southern’s articles of incorporation or bylaws, or (iv) any action against Norfolk Southern or any director, officer, employee, or agent of Norfolk Southern asserting a claim governed by the internal affairs doctrine shall be a circuit court in any of the cities of Chesapeake, Norfolk, or Virginia Beach or any federal district court in the Eastern District of Virginia, unless no such court has personal jurisdiction over an indispensable party named as a defendant.

LEGAL MATTERS

The validity of the Union Pacific common stock to be issued in the first merger will be passed upon by Parr Brown Gee & Loveless, PC.

EXPERTS

Union Pacific

The financial statements of Union Pacific Corporation as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this joint proxy statement/prospectus by reference to Union Pacific Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of Union Pacific Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Norfolk Southern

The consolidated financial statements of Norfolk Southern Corporation as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DATES FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING

Union Pacific

Proposals for inclusion in Union Pacific’s 2026 proxy materials pursuant to SEC Rule 14a-8: To be eligible for inclusion in Union Pacific’s proxy statement for the 2026 annual meeting of shareholders, shareholder proposals must be received at Union Pacific’s principal executive offices no later than November 25, 2025.

Director nominations under Union Pacific’s proxy access by-law: The Union Pacific by-laws provide for “proxy access” for certain director candidates by shareholders. Under the Union Pacific by-laws, a shareholder or group of shareholders who have continuously held for three (3) years a number of shares of Union Pacific common stock equal to 3% of the outstanding shares of Union Pacific common stock may request that Union Pacific include in the Union Pacific proxy materials director nominees representing up to the greater of two (2) directors or 20% of the current number of directors. Eligible shareholders wishing to have such candidates included in the Union Pacific Proxy Statement for the Union Pacific 2026 annual meeting of shareholders should provide the information specified in the Union Pacific by-laws to the Secretary of Union Pacific in writing during the period beginning on October 26, 2025, and ending at the close of business (5:00 p.m., Central Time) on November 25, 2025, and should include the information and representations required by the proxy access provisions set forth in the Union Pacific by-laws.

Other proposals and nominations for Union Pacific’s 2026 annual meeting: For any shareholder proposal not submitted under SEC Rule 14a-8, or any nomination of directors not submitted pursuant to Union Pacific’s “proxy access” by-law, written notice in compliance with the Union Pacific by-laws must be received by Union Pacific’s Corporate Secretary no earlier than January 8, 2026, and before the close of business (5:00 p.m., Central Time) no later than February 7, 2026, and must otherwise provide the information and comply with the procedures set forth in the Union Pacific by-laws. In addition to satisfying the requirements in the Union Pacific by-laws, a shareholder who intends to solicit proxies in support of nominees submitted under the “advance notice” Union Pacific by-law for the Union Pacific 2026 Annual Meeting of Shareholders must also provide proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act to the Secretary of Union Pacific no later than the close of business (5:00 p.m., Central Time) on March 9, 2026 (or, if the Union Pacific 2026 annual meeting is called for a date that is more than thirty (30) days before or more than thirty (30) days after such anniversary date, then notice must be provided no later than sixty (60) calendar days prior to the date of the Union Pacific 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date of the Union Pacific 2026 annual meeting is first made by the company).

Shareholders are also advised to review the Union Pacific by-laws, which contain additional requirements about advance notice of shareholder proposals and director nominations. A copy of the full text of the by-law provisions discussed above may be obtained from the Governance subsection of the Investors page of Union Pacific’s website at www.investor.unionpacific.com/governance/governance-overview. The Union Pacific by-laws are also on file with the SEC and are available through its website at www.sec.gov.

Norfolk Southern

Under SEC Rule 14a-8, a shareholder who wishes to present a proposal for inclusion in the proxy statement for Norfolk Southern’s 2026 Annual Meeting of Shareholders must submit the proposal in writing to Norfolk Southern’s Corporate Secretary at Corporate_Secretary@nscorp.com or Norfolk Southern Corporation, 650 West Peachtree Street, NW, Atlanta, Georgia 30308, no later than November 28, 2025, and such proposal must also comply with the other applicable SEC requirements in respect thereof. SEC rules set standards for the types of shareholder proposals and the information that must be provided by the shareholder making the request.

A shareholder may also submit a proposal, including nomination of a director, to be considered at Norfolk Southern’s 2026 Annual Meeting of Shareholders pursuant to the Norfolk Southern bylaws. Pursuant to proxy access provisions of the Norfolk Southern bylaws, a shareholder, or group of up to twenty (20) eligible shareholders, that has continuously owned for no less than three (3) years at least 3% of the outstanding shares of Norfolk Southern common stock, may nominate and include in Norfolk Southern’s proxy materials up to the greater of two (2) directors or 20% of the number of directors currently serving on the Norfolk Southern board; provided that the shareholder(s) and nominee(s) satisfy the requirements specified in the Norfolk Southern bylaws. Eligible shareholders must submit such nominations between October 29, 2025 and November 28, 2025.

Under the Norfolk Southern bylaws, a shareholder may also submit a proposal, including nomination of a director, other than pursuant to Rule 14a-8 or the proxy access provisions of the Norfolk Southern bylaws, in which case, the proposal would not be required to be included in Norfolk Southern’s proxy statement for Norfolk Southern’s 2026 Annual Meeting of Shareholders and the proposal must be received by Norfolk Southern’s Corporate Secretary not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary of the date that Norfolk Southern mailed its proxy statement in connection with Norfolk Southern’s 2025 Annual Meeting of Shareholders. This notice must include the information required by the provisions of the Norfolk Southern bylaws. The deadline for delivery of a shareholder proposal pursuant to the Norfolk Southern bylaws in connection with Norfolk Southern’s 2026 Annual Meeting of Shareholders would be between October 29, 2025 and November 28, 2025. Alternatively, if Norfolk Southern’s 2026 Annual Meeting is held more than thirty (30) days before or more than sixty (60) days after the anniversary of Norfolk Southern’s 2025 Annual Meeting of Shareholders, then the deadline for delivery of a shareholder proposal pursuant to the Norfolk Southern bylaws in connection with Norfolk Southern’s 2026 Annual Meeting of Shareholders will instead be sixty (60) days prior to the date of the meeting.

Norfolk Southern has not set a date for Norfolk Southern’s 2026 Annual Meeting of Shareholders.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two (2) or more shareholders sharing the same address by delivering a single proxy statement or notice, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified below. Each of Union Pacific and Norfolk Southern will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Secretary, Union Pacific Corporation, 1400 Douglas Street, Omaha, NE 68179, or contact the Secretary of Union Pacific by telephone at (402) 544-5000, or to Corporate Secretary, Norfolk Southern Corporation, 650 West Peachtree Street, NW, Atlanta, GA 30308, or contact the Corporate Secretary of Norfolk Southern by telephone at (470) 463-0400.

WHERE YOU CAN FIND MORE INFORMATION

Union Pacific and Norfolk Southern file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an internet website that contains reports, proxy statements, and other information regarding issuers, including Union Pacific and Norfolk Southern, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Union Pacific has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Union Pacific common stock to be issued to Norfolk Southern shareholders in connection with the first merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Union Pacific and Norfolk Southern, respectively. The rules and regulations of the SEC allow Union Pacific and Norfolk Southern to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Union Pacific and Norfolk Southern to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Union Pacific and Norfolk Southern have previously filed with the SEC.

Union Pacific

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 7, 2025;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, and June 30, 2025, filed with the SEC on April 24, 2025, and July 24, 2025, respectively;

•	Current Reports on Form 8-K (to the extent filed and not furnished), filed on January 23, 2025 (SEC Film No. 25547645), February 13, 2025 (SEC Film No. 25620497), February 18, 2025

(SEC Film No. 25632843), May 9, 2025 (SEC Film No. 25930666), May 9, 2025 (SEC Film No.  25931355), July 29, 2025 (SEC Film No.  251157532), July 29, 2025 (SEC Film No.  251163200), and September 10, 2025 (SEC Film No. 251305096);

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 25, 2025; and

•

The description of securities registered under Section  12 of the Exchange Act, which is contained in Exhibit 4(a) to Union Pacific’s Annual Report on Form 10-K for the year ended December 31, 2019, and as amended by any amendment or report filed for purposes of updating that description.

Norfolk Southern

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 10, 2025;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, and June 30, 2025, filed with the SEC on April 23, 2025, and July 29, 2025, respectively;

•

Current Reports on Form 8-K (to the extent filed and not furnished), filed on January 27, 2025 (SEC Film No.  25560199), April 29, 2025 (SEC Film No.  25882724), May 2, 2025 (SEC Film No.  25908432), May 9, 2025 (SEC Film No.  25928540), June 3, 2025 (SEC Film No.  251017205), July 29, 2025 (SEC Film No.  251157536), and July 29, 2025 (SEC Film No. 251163142);

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 28, 2025; and

•

The description of securities registered under Section  12 of the Exchange Act, which is contained in Exhibit 4(hh) to Norfolk Southern’s Annual Report on Form 10-K for the year ended December 31, 2019 and as amended by any amendment or report filed for purposes of updating that description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC (for example, as called for by Items 2.02 and 7.01 of Form 8-K), such information or exhibit is specifically not incorporated by reference.

In addition, Union Pacific and Norfolk Southern incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated as well as after the date of this joint proxy statement/prospectus and until the date on which the Union Pacific special meeting is held and the Norfolk Southern special meeting is held (excluding any information and exhibits contained in current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Union Pacific or Norfolk Southern, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail: Attention: Corporate Secretary Union Pacific 1400 Douglas Street Omaha, Nebraska 68179 Telephone: (402) 544-5000	By Mail: Attention: Corporate Secretary Norfolk Southern 650 West Peachtree Street, NW Atlanta, Georgia 30308-1925 Telephone: (855) 667-3655

These documents are available from Union Pacific or Norfolk Southern, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Union Pacific and Norfolk Southern at their internet websites at www.up.com and www.norfolksouthern.com, respectively. Information contained on these websites is not incorporated by reference into, and does not constitute part of, this joint proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Sodali & Co, Union Pacific’s proxy solicitor, or Innisfree M&A Incorporated, Norfolk Southern’s proxy solicitor, at the following addresses and telephone numbers:

For Union Pacific Shareholders: Sodali & Co 430 Park Avenue, 14th Floor New York, NY 10022 Shareholders may call toll-free: +1 (800) 662-5200 Banks and Brokers may call collect: +1 (203) 658-9400

For Norfolk Southern Shareholders:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: +1 (877) 750-8198

Banks and Brokers may call collect: +1 (212) 750-5833

If you are a shareholder of Norfolk Southern or Union Pacific and would like to request documents, please do so by November 7, 2025 to receive them before your respective company’s special meeting. If you request any documents from Union Pacific or Norfolk Southern, Union Pacific or Norfolk Southern, as applicable, will mail them to you by first class mail, or another equally prompt means, within one (1) business day after Union Pacific or Norfolk Southern, as the case may be, receives your request.

This joint proxy statement/prospectus is a prospectus of Union Pacific and is a joint proxy statement of Union Pacific and Norfolk Southern for the Union Pacific special meeting and the Norfolk Southern special meeting. Neither Union Pacific nor Norfolk Southern has authorized anyone to give any information or make any representation about the mergers or Union Pacific or Norfolk Southern that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Union Pacific or Norfolk Southern has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

UNION PACIFIC CORPORATION,

RUBY MERGER SUB 1 CORPORATION,

RUBY MERGER SUB 2 LLC

and

NORFOLK SOUTHERN CORPORATION

Dated as of July 28, 2025

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2025 (this “Agreement”), by and among Union Pacific Corporation, a Utah corporation (“Parent”), Ruby Merger Sub 1 Corporation, a Virginia corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), Ruby Merger Sub 2 LLC, a Virginia limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs”), and Norfolk Southern Corporation, a Virginia corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Virginia Stock Corporation Act, as amended (the “VSCA”) and the Virginia Limited Liability Company Act, as amended (the “VLLCA”), as applicable, (a) Merger Sub 1 shall be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct wholly owned Subsidiary of Parent, and (b) immediately following the First Merger, the Company shall be merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a direct, wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (c) adopted this Agreement, and (d) resolved to recommend that the shareholders of the Company approve this Agreement and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholder Meeting;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that it is in the best interests of Parent and its shareholders for Parent to enter into this Agreement, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (c) resolved to recommend that the shareholders of Parent approve the issuance of Parent Common Stock in connection with the First Merger (the “Parent Share Issuance”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting;

WHEREAS, the board of directors of Merger Sub 1 has unanimously (a) determined that it is in the best interests of Merger Sub 1 and its sole shareholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (c) adopted this Agreement, and (d) resolved to recommend that the sole shareholder of Merger Sub 1 approve this Agreement and directed that such matter be submitted for consideration of the sole shareholder of Merger Sub 1;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub 2, has unanimously (a) determined that it is in the best interests of Merger Sub 2 and its sole member, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (c) adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”) and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, Parent, Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Subs and the Company agree as follows:

ARTICLE 1

THE MERGERS

Section 1.1 The Mergers. On the terms and subject to the conditions set forth in this Agreement:

(a) at the First Effective Time and in accordance with the VSCA, Merger Sub 1 shall merge with and into the Company, the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue its corporate existence under Virginia law as the surviving corporation in the First Merger (the “First Surviving Corporation”) and a direct wholly owned Subsidiary of Parent; and

(b) immediately following the First Merger, at the Second Effective Time, and in accordance with the VLLCA, the First Surviving Corporation shall merge with and into Merger Sub 2, the separate corporate existence of the First Surviving Corporation shall cease and Merger Sub 2 shall continue its corporate existence under Virginia law as the surviving company in the Second Merger (the “Second Surviving Company”) and a direct wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, or by electronic exchange of documents, at 8:30 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Times.

(a) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the articles of merger in connection with the First Merger, including this Agreement attached as an exhibit thereto (the “First Articles of Merger”) to be executed, acknowledged and filed with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) in accordance with the applicable provisions of the VSCA. The First Merger shall become effective at such time as the SCC issues its certificate of merger with respect to the First Articles of Merger (the “First Certificate of Merger”), or at such later time as may be agreed by the Company and Parent in writing and specified in the First Articles of Merger in accordance with the VSCA (the effective time of the First Merger being herein referred to as the “First Effective Time”).

(b) Subject to the provisions of this Agreement, as soon as practicable after the First Effective Time, the parties shall cause the articles of merger in connection with the Second Merger, including this Agreement attached as an exhibit thereto (the “Second Articles of Merger”) to be executed, acknowledged and filed with the SCC in accordance with the applicable provisions of the VSCA and the VLLCA. The Second Merger shall become effective at such time as the SCC issues its certificate of merger with respect to the Second Articles of Merger (the “Second Certificate of Merger”), or at such later time as may be agreed by the Company and Parent in writing and specified in the Second Articles of Merger in accordance with the VSCA and the VLLCA (the effective time of the Second Merger being herein referred to as the “Second Effective Time”).

Section 1.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the VSCA and the VLLCA.

Section 1.5 Organizational Documents of the First Surviving Corporation and the Second Surviving Company. Subject to Section 5.11:

(a) at the First Effective Time: (i) the articles of incorporation of Merger Sub 1 as in effect immediately prior to the First Effective Time (amended so that the name of the First Surviving Corporation shall be “Norfolk Southern Corporation”) shall be the articles of incorporation of the First Surviving Corporation until thereafter amended in accordance with the VSCA and such articles of incorporation and (ii) the bylaws of Merger Sub 1 as in effect immediately prior to the First Effective Time (amended so that the name of the First Surviving Corporation shall be “Norfolk Southern Corporation”) shall be the bylaws of the First Surviving Corporation until thereafter amended in accordance with the VSCA and such bylaws; and

(b) at the Second Effective Time: (i) the articles of organization of Merger Sub 2 as in effect immediately prior to the Second Effective Time (amended so that the name of the Second Surviving Company shall be “Norfolk Southern LLC”), shall be the articles of organization of the Second Surviving Company until thereafter amended in accordance with the VLLCA and such articles of organization, and (ii) the limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time (amended so that the name of the Second Surviving Company shall be “Norfolk Southern LLC”) shall be the limited liability company agreement of the Second Surviving Company.

Section 1.6 Directors and Officers of the First Surviving Corporation. (a) The directors of Merger Sub 1 as of immediately prior to the First Effective Time shall be the initial directors of the First Surviving Corporation as of the First Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (b) the officers of Merger Sub 1 as of immediately prior to the First Effective Time shall be the initial officers of the First Surviving Corporation as of the First Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Directors and Officers of the Second Surviving Company. (a) The directors of the First Surviving Corporation as of immediately prior to the Second Effective Time shall be the initial directors of the Second Surviving Company as of the Second Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (b) the officers of the First Surviving Corporation as of immediately prior to the Second Effective Time shall be the initial officers of the Second Surviving Company as of the Second Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8 Parent Board Composition. The parties shall take all actions necessary to designate and appoint three of the directors of the Company Board as of immediately prior to the First Effective Time to serve as directors on the Parent Board effective as of the First Effective Time (the “Company Designees”), in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with Parent’s Organizational Documents. The Company Designees shall be determined by the Parent Board, except that the Company Designees shall include the current Chief Executive Officer of the Company and the current Chair of the Company Board, in each case, so long as each is qualified, and willing and suitable to serve as a director under all applicable corporate governance policies and guidelines as reviewed and determined reasonably and in good faith by the Corporate Governance, Nominating and Sustainability Committee of Parent Board.

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect of the Mergers on Capital Stock.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Merger Sub 1 or the holders of any securities of the Company or Merger Sub 1:

(i) Conversion of Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the First Effective Time, but excluding Canceled Shares and Converted Shares, shall be converted automatically into the right to receive (A) a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Share Consideration”), subject to Section 2.1(e) with respect to fractional shares of Parent Common Stock, and (B) $88.82 in cash, without interest (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”).

All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(i) shall be automatically canceled and cease to exist on the conversion thereof, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the First Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (including the right to receive, pursuant to Section 2.1(e), the Fractional Share Cash Amount) into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1(a)(i).

(ii) Certain Company Common Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or either Merger Sub immediately prior to the First Effective Time, other than shares held on behalf of third parties, shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Canceled Shares”). Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company (such shares, the “Converted Shares”) shall be converted into the right to receive a number of shares of Parent Common Stock equal to (A) the Cash Consideration divided by the Parent Share Price plus (B) the Exchange Ratio. All shares of Company Common Stock that have been converted into the right to receive Parent Common Stock as provided in this Section 2.1(a)(ii) shall be automatically canceled and cease to exist as on the conversion thereof.

(iii) Conversion of Merger Sub 1 Common Stock. Each share of common stock, no par value, of Merger Sub 1 outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the First Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of Merger Sub 1 shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Second Surviving Company, Merger Sub 2 or the holders of any securities of the Second Surviving Company or Merger Sub 2, (i) all of the membership interests of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding, all of which shall be held by Parent and which shall not be affected by the Second Merger and (ii) each share of common stock of the First Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and shall cease to exist, and no consideration shall be paid with respect thereto, such that, immediately following the Second Merger, the Second Surviving Company shall be a direct wholly owned Subsidiary of Parent.

(c) Dissenters’ Rights. In accordance with applicable provisions of the VSCA and the VLLCA, no dissenters’ or appraisal rights shall be available with respect to the Mergers.

(d) Certain Adjustments. If, between the date of this Agreement and the First Effective Time, the outstanding shares of Company Common Stock or the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

(e) No Fractional Shares.

(i) No fractional shares of Parent Common Stock shall be issued in connection with the First Merger and no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered on the conversion of shares of Company Common Stock pursuant to Section 2.1(a)(i). Each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the First Merger a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional share of Parent Common Stock, cash (without interest) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent, on behalf of all such holders, of the aggregated number of fractional shares of Parent Common Stock that would otherwise have been issuable to such holders as part of the Merger Consideration (the “Fractional Share Cash Amount”).

(ii) As soon as practicable after the First Effective Time, the Exchange Agent shall, on behalf of all such holders of fractional shares of Parent Common Stock, effect the sale of all such shares of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration at the then-prevailing prices on the NYSE through one or more member firms of the NYSE. After the proceeds of such sale have been received, the Exchange Agent shall determine the applicable Fractional Share Cash Amount payable to each applicable holder and shall make such amounts available to such holders in accordance with Section 2.2(b). The payment of cash in lieu of fractional shares of Parent Common Stock to such holders is not separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(iii) No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the First Effective Time, Parent and Merger Sub 1 shall designate Computershare Investor Services Inc. or a bank or trust company or similar institution selected by Parent to serve as exchange agent hereunder and approved in advance by the Company in writing (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”). Prior to the First Effective Time, Parent shall, on behalf of Merger Sub 1, deposit or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, (i) cash in U.S. dollars sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.1(a)(i) and (ii) evidence of shares of Parent Common Stock in book-entry form representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Share Consideration deliverable pursuant to Section 2.1(a)(i). Parent agrees to deposit, or cause to be deposited, with the Exchange Agent from time to time, as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). Any such cash and book-entry shares deposited with the Exchange Agent shall be referred to as the “Exchange Fund.”

(b) Payment Procedures.

(i) As soon as reasonably practicable after the First Effective Time and in any event not later than the third (3rd) Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration, pursuant to Section 2.1, (A) a letter of transmittal with respect to Book- Entry Shares (to the extent applicable) and Certificates (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only on delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Book-Entry Shares (to the extent applicable) or Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

(ii) On surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to promptly deliver to each such holder, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Article 2 (together with any Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)). No interest shall be paid or accrued on any amount payable on due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established that such Tax either has been paid or is not required to be paid.

(iii) The Exchange Agent, the Company, Parent and each Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable to any Person under this Agreement such amounts as are required to be deducted and withheld related to the making of such payment under applicable Law related to Taxes. To the extent that amounts are so deducted or withheld under this Section 2.2(b)(iii) and timely paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the First Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered shares of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(i) until such holder shall surrender such shares of Company Common Stock in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(i), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article 2) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of Parent Common Stock represented by such share of Company Common Stock, less such withholding or deduction for any Taxes required by applicable Law.

(d) Closing of Transfer Books. At the First Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the First Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the

First Effective Time. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to the Second Surviving Company, Parent or the Exchange Agent for transfer or any other reason, the holder of any such Certificates or Book- Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the consideration to which such holder is entitled pursuant to this Article 2.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock on the first anniversary of the First Effective Time shall thereafter be delivered, at the direction of the Second Surviving Company, to Parent on demand, and any former holders of shares of Company Common Stock who have not surrendered their shares in accordance with this Article 2 shall thereafter look only to Parent for payment of their claim for the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)) without any interest thereon, on due surrender of their shares.

(f) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, either Merger Sub, the First Surviving Corporation, the Second Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock as of immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity shall cease to represent any claim of any kind or nature and shall be deemed to be surrendered for cancellation to Parent.

(g) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 2, and following any losses from any such investment, Parent shall promptly provide, on behalf of the Second Surviving Company, additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock. Any interest and other income resulting from such investments shall be paid to or at the direction of Parent pursuant to Section 2.2(e).

(h) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions deliverable pursuant to Section 2.2(c)) payable in accordance with Section 2.1 with respect to the shares of Company Common Stock represented by such lost, stolen or destroyed Certificate.

Section 2.3 Treatment of Company Equity Awards.

(a) Company Options. Each compensatory option to purchase shares of Company Common Stock (each, a “Company Option”) that is outstanding immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) a Parent Option (A) with respect to a number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the First Effective Time multiplied by (y) the Equity Award Exchange Ratio (rounded down to the nearest whole number of shares), and (B) with a per share exercise price that is equal to the quotient of (x) the exercise price per share of Company Common Stock of the corresponding Company Option immediately prior to the First Effective Time divided by (y) the Equity Award Exchange Ratio (rounded up to the nearest cent), with the same terms and conditions that applied to the corresponding Company Option immediately prior to the First Effective Time (including, without limitation, payment of quarterly dividend equivalents).

(b) Company RSUs. Each award of restricted stock units relating to Company Common Stock (each, a “Company RSU”) that is outstanding as of immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof:

(i) if such Company RSU is or becomes vested at the First Effective Time pursuant to its terms as in effect as of the date hereof, be canceled and converted into the right to receive an amount in cash (without interest) equal to the Merger Consideration Value multiplied by the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the First Effective Time (the “Cash-Out RSU Consideration”); or

(ii) if such Company RSU is not covered by Section 2.3(b)(i), be assumed and converted into (or canceled and replaced by) a Parent Stock Unit, relating to a number of shares of Parent Common Stock equal to the product, rounded to the nearest whole number of shares, of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the First Effective Time, and (B) the Equity Award Exchange Ratio, with the same terms and conditions that applied to such Company RSU immediately prior to the First Effective Time (including, without limitation, payment of quarterly dividend equivalents).

(c) Company PSUs. Each performance share unit relating to shares of Company Common Stock (each, a “Company PSU”) that is outstanding as of immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) a Parent Stock Unit, relating to a number of shares of Parent Common Stock equal to the product, rounded to the nearest whole number of shares, of (A) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the First Effective Time (with such number of shares of Company Common Stock determined based upon the greater of (i) the target level of performance and (ii) the actual level of performance calculated as of the latest practicable date prior to the First Effective Time as determined reasonably and in good faith by the Compensation and Talent Management Committee of the Company Board), and (B) the Equity Award Exchange Ratio, with the same terms and conditions (including service-based vesting but excluding performance-based vesting conditions) that applied to such Company PSU immediately prior to the First Effective Time.

(d) Company Phantom Stock Units. Each cash-settled stock unit credited to a non-employee director of the Company under the Company Directors’ Deferred Fee Plan that is denominated in and tracks the value of shares of Company Common Stock (each, a “Company Phantom Stock Unit”) that is outstanding as of immediately prior to the First Effective Time shall, at the First Effective Time, automatically and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash (without interest) equal to the Merger Consideration Value multiplied by the total number of shares of Company Common Stock relating to such Company Phantom Stock Unit immediately prior to the First Effective Time (the “Cash-Out Phantom Stock Unit Consideration”).

(e) Prior to the First Effective Time, the Company, through the Company Board or an appropriate committee thereof, shall adopt such resolutions as may reasonably be required in its discretion to effectuate the actions contemplated by this Section 2.3.

(f) Parent shall or shall cause the Second Surviving Company or one of its Subsidiaries, as applicable, to deliver the Cash-Out RSU Consideration to the holders of Company RSUs pursuant to Section 2.3(b)(i), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or non-U.S. Tax Law with respect to the making of such payment, and the Cash-Out Phantom Stock Unit Consideration to holders of Company Phantom Stock Units pursuant to Section 2.3(d), in each case, promptly but no later than ten (10) Business Days after the First Effective Time; provided that, notwithstanding anything to the contrary contained in this Agreement, any payment pursuant to Section 2.3(b)(i) or Section 2.3(d) in respect of any such Company RSU or Company Phantom Stock Unit, respectively, that constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(g) As soon as reasonably practicable following the First Effective Time (but in no event more than five (5) Business Days following the First Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the issuance of shares of Parent Common Stock subject to Parent Options and Parent Stock Units pursuant to this Section 2.3 (collectively, “Converted Parent Awards”) that are eligible to be registered on Form S-8 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Parent Awards remain outstanding; provided, however, that in the event that the filing deadline contemplated by this Section 2.3(g) shall occur while trading of Parent Common Stock has been suspended under Parent’s then-effective registration statements, then Parent shall only be required to cause the filing of the Form S-8 (or any successor form) as soon as reasonably practicable after trading has been restored.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein and excluding any disclosures set forth in any “risk factors” section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), the Company represents and warrants to Parent and each Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Virginia. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the Organizational Documents of the Company and each of its Significant Subsidiaries, as amended prior to the date of this Agreement, and each as made available to Parent is in full force and effect.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.

Section 3.2 Capitalization.

(a) The authorized share capital of the Company consists of 1,350,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, without par value, of the Company (the “Company Preferred Stock”). As of July 24, 2025, there were (i) 224,354,307 shares of Company Common Stock issued and outstanding (not including the Subsidiary Treasury Stock), (ii) 20,320,777 shares of Subsidiary Treasury Stock, (iii) no shares of Company Preferred Stock issued and outstanding, (iv) Company Options to purchase an aggregate of 371,302 shares of Company Common Stock issued and outstanding, (v) 118,586 shares of Company Common Stock underlying outstanding Company PSUs if performance conditions are satisfied at the target level, (vi) 557,502 shares of Company Common Stock underlying outstanding Company RSUs, and (vii) 6,041,340 shares of Company Common Stock reserved for issuance of new awards under the Company Share Plans. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the First Effective Time will be, when issued, duly authorized and validly issued as fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. To the Knowledge of the Company, as of the date hereof, no Person is the beneficial owner of ten percent (10%) or more of the issued shares of the Company Common Stock.

(b) Except as set forth in Section 3.2(a) or as required by the terms of the Company Benefit Plans, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding, other than shares of Company Common Stock that have become outstanding after July 24, 2025, which were reserved for issuance as of July 24, 2025 as set forth in Section 3.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of the Company or any of the Company’s Subsidiaries to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of the Company or any of the Company’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter. No Subsidiary of the Company owns any capital stock of the Company. Except for its interests (i) in its Subsidiaries and (ii) in any Person in connection with any joint venture, partnership or other similar arrangement with a third party, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in any Person.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of shares of the Company Common Stock or other capital stock of the Company or any of its Subsidiaries.

(e) Section 3.2(e) of the Company Disclosure Schedules lists each Subsidiary of the Company, its jurisdiction of organization and the percentage of its equity interests directly or indirectly held by the Company.

Section 3.3 Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Company Shareholder Approval and the filing of the First Articles of Merger and the Second Articles of Merger with the SCC, no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and each Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b) The Company Board at a duly called and held meeting has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (iii) adopted this Agreement and (iv) resolved to recommend that the shareholders of the Company approve this Agreement (the “Company Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholder Meeting.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by the Company do not and will not require the Company or any of its Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign, supranational, state, provincial, territorial or local governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the First Articles of Merger and the Second Articles of Merger with the SCC, and the issuance of the First Certificate of Merger and the Second Certificate of Merger by the SCC, (ii) the STB Approval, (iii) authorizations from, or such other actions as are required to be made with or obtained from, the Federal Communications Commission or any successor agency (the “FCC”), (iv) compliance with any applicable requirements of any applicable Antitrust Laws, (v) authorizations from, or such other actions as are required to be made with or obtained from the CNA or its predecessor agencies or any successor agency (the “CNA Approval”), (vi) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Registration Statement (including the Proxy Statement/Prospectus), (vii) compliance with the rules and regulations of the NYSE, (viii) compliance with any applicable foreign or state securities or blue sky laws and (ix) the other consents and/or notices set forth on Section 3.3(c) of the Company Disclosure Schedules (clauses (i) through (ix), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Assuming compliance with the matters referenced in Section 3.3(c) and receipt of the Company Approvals and the Company Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Mergers and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the Organizational Documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit or payment of a penalty under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract, instrument, permit, concession, franchise, right or license binding on the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss, penalty or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished, on a timely basis, all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2022 (the forms, statements, certifications, documents and reports so filed or furnished by the Company and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since December 31, 2022, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b) The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of the Company and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a wholly owned Subsidiary of the Company or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c) The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither the Company nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of the Company, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of the Company, since December 31, 2022, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. To the Knowledge of the Company, since December 31, 2022, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

Section 3.6 Certain Matters. The Company represents and warrants to Parent and each Merger Sub as to the matters set forth in Section 3.6 of the Company Disclosure Schedules.

Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2024, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-K for the fiscal year ended December 31, 2024, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract (except to the extent such liabilities arose or resulted from a breach or a default of or under such Contract), (e) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2024 (the “Company Balance Sheet Date”), or (f) as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has any liabilities or obligations, whether or not accrued, contingent or otherwise.

Section 3.8 Compliance with Law; Permits.

(a) The Company and its Subsidiaries have been, since December 31, 2022, in compliance with and not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, Order, injunction or decree of any Governmental Entity (collectively, “Laws” and each, a “Law”) applicable to the Company and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, concessions, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, tariffs, qualifications, registrations and orders of any Governmental Entities (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Company Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any written notice that the Company or its Subsidiaries is in violation of any Law applicable to the Company or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a) The Company, its Subsidiaries and, to the Knowledge of the Company, each of their directors, officers, employees, agents and each other Person acting on behalf of the Company or its Subsidiaries are in all material respects in compliance with and for the past five (5) years, have in all material respects complied with (i) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries (“Anti-Corruption Laws”). The Company and its Subsidiaries have since December 31, 2022 (A) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of its Subsidiaries operate and (B) maintained such policies and procedures in full force and effect in all material respects.

(b) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and employees and each other Person acting on behalf of the Company or its Subsidiaries has, in the past five (5) years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Proceedings, settlements or enforcement actions alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and their employees or any other Person acting on behalf of the Company or its Subsidiaries has, in the past five (5) years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, applied for purposes hereof as it applies to domestic concerns, or (B) to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; or (ii) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order.

Section 3.10 Sanctions.

(a) Since April 24, 2019, the Company and each of its Subsidiaries has been, and currently is, in all material respects in compliance with economic sanctions and export control Laws in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State (collectively “Export and Sanctions Regulations”).

(b) None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently, or has been since April 24, 2019: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause the Company to violate applicable Export and Sanctions Regulations.

(c) Since April 24, 2019, the Company and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect in all material respects.

(d) Since April 24, 2019, neither the Company nor any of its Subsidiaries (i) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (ii) to the Knowledge of the Company, is or has been under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 3.11 Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are and, except for matters which have been resolved, have been in compliance with all applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been resolved; (iii) there has been no treatment, storage or release of any Hazardous Substance in violation of or as could reasonably be expected to result in liability under any applicable Environmental Law; and (iv) neither the Company nor any Subsidiary is subject to any agreement, order, judgment, or decree by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law.

(b) The Company has made available to Parent material documents in the possession of, or reasonably available to, the Company or any of its Subsidiaries, or has otherwise disclosed to Parent material information, regarding the status of and expected costs and/or actions required to fully resolve any violation of, or liability under Environmental Law to the extent the resolution of such violation or liability would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Employee Benefit Plans.

(a) The Company has made available to Parent, with respect to each material Company Benefit Plan, each writing constituting a part of such Company Benefit Plan, including all amendments thereto.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan (including any related trusts) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service; (iii) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan or a plan subject to Title IV of ERISA that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control; (iv) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; and (v) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(c) With respect to any Multiemployer Plan contributed to by the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied as to an amount that would reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole.

(d) Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director or other individual service provider of the Company or any of its Subsidiaries to severance pay or any other payment or benefit from the Company or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee, director or other individual service provider, (iii) directly or indirectly cause the Company or its Subsidiaries to transfer or set aside any assets to fund any payments or benefits under any Company Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the First Effective Time.

(e) The execution and delivery of this Agreement, shareholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code.

(f) The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.13 Labor Matters.

(a) The Company and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries; (ii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (iii) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2022, the Company and its Subsidiaries have complied in all respects with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(d) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 3.14 Absence of Certain Changes or Events.

(a) Since the Company Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business and have not taken any action that, if taken after the date of this Agreement, would require Parent’s consent under Section 5.1(b)(i), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(ix), Section 5.1(b)(xi), Section 5.1(b)(xiv) or Section 5.1(b)(xvii).

Section 3.15 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement: (a) to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties at law or in equity before, and there are no Orders of, any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties.

Section 3.16 Company Information. The information supplied or to be supplied by the Company for inclusion in (i) the proxy statement relating to the Company Shareholder Meeting, which will be used as a prospectus of Parent with respect to the Parent Common Stock issuable in connection with the First Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) or (ii) the registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Stock in connection with the First Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “Registration Statement”) will not, (x) at the time the Proxy Statement/Prospectus is first mailed to each of the Company’s shareholders and Parent’s shareholders, (y) at the time of each of the Company Shareholder Meeting and the Parent Shareholder Meeting (or, in each case, any adjournment or postponement thereof), or (z) at the time the Registration Statement (and any amendment or supplement thereto) is filed with the SEC or declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or either Merger Sub for inclusion or incorporation by reference therein.

Section 3.17 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such filed Tax Returns were complete and correct, and the Company and each of its Subsidiaries have paid all Taxes, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP;

(ii) there are no current audits, examinations or other proceedings pending, or to the Company’s Knowledge, threatened in respect of any Taxes of the Company or any of its Subsidiaries;

(iii) none of the Company or any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;

(iv) there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

(v) none of the Company or any of its Subsidiaries (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any of its Subsidiaries), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, in each case with any third party (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company or any of its Subsidiaries) or (iii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or foreign Law or as a transferee or successor;

(vi) none of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder; and

(vii) in the last three (3) years, none of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(b) As of the date hereof, none of the Company or any of its Subsidiaries has taken or agreed to take any action or knows of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.18 Intellectual Property; IT Assets; Privacy.

(a) Section 3.18(a) of the Company Disclosure Schedules sets forth a true, correct and complete list as of the date hereof of all Registered Company Intellectual Property. Each such material item of Registered Company Intellectual Property is, to the Knowledge of the Company, subsisting and not invalid or unenforceable. No such material Registered Company Intellectual Property (other than any applications for Registered Company Intellectual Property) has expired or been canceled or abandoned, except in accordance with the expiration of the term of such rights, or in the Ordinary Course of Business based on a reasonable business judgment of the Company.

(b) The Company and its Subsidiaries (i) own or have a written, valid and enforceable right to use all material Intellectual Property used in or necessary for the operation of their respective businesses and (ii) own all right, title, and interest in all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no Company Intellectual Property material to any business of the Company and its Subsidiaries is subject to any Order or Contract materially and adversely affecting the Company’s and its Subsidiaries’ ownership or use of, or any rights in or to, any such Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2022, to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries has not infringed, violated or otherwise misappropriated any Intellectual Property of any third Person. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, since December 31, 2022, no third Person has infringed, violated or otherwise misappropriated any Company Intellectual Property and (ii) there is, and there has been since December 31, 2022, no pending (or, to the Knowledge of the Company, threatened) Action or asserted claim in writing asserting that the Company or any Subsidiary has infringed, violated or otherwise misappropriated, or is infringing, violating or otherwise misappropriating, any Intellectual Property of any third Person.

(d) The Company and its Subsidiaries have received from each Person (including current and former employees and contractors) who has created or developed any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, a written, valid, enforceable, present assignment of such Intellectual Property to the Company or its applicable Subsidiary.

(e) The Company and its Subsidiaries own all right, title and interest in and to the Company IT Assets, free and clear of any Liens other than Permitted Liens, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries own or have a written valid and enforceable right to use all IT Assets, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have taken reasonable steps and implemented reasonable safeguards, consistent with best industry practices, to protect the IT Assets from any unauthorized access, use or other security breach. The IT Assets: (i) operate and perform in all material respects as required by the Company and its Subsidiaries for the operation of their respective businesses and (ii) since December 31, 2022, except as, individually or in the aggregate, has not resulted in, and is not reasonably expected to result in, material liability to, or material disruption of the business operations of, the Company and its Subsidiaries, (A) have not malfunctioned or failed, suffered unscheduled downtime, or been subject to unauthorized access, use or other security breach, and (B) have, to the Knowledge of the Company, been free from any viruses, Trojan horses, spyware, ransomware or other malicious code.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets owned or held by the Company and its Subsidiaries, and to the Knowledge of the Company, no such material Trade Secrets has been used or discovered by or disclosed to any Person except pursuant to written, valid and enforceable non-disclosure agreements protecting the confidentiality thereof, which agreements have not been breached by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party, in any material respect.

(g) Since December 31, 2022, the Company and its Subsidiaries have in all material respects complied with all Privacy Laws and with its and their privacy policies and other contractual commitments relating to privacy, security or processing of personal information or data. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2022, neither the Company nor any of its Subsidiaries has received any written threat, notice or claim alleging (or been subject to any audit or investigation by any Governmental Entity regarding) (i) non-compliance with any Privacy Laws or with such privacy policies or contractual commitments or (ii) a violation of any third Person’s rights under Privacy Laws or such privacy policies or contractual commitments, including any third Person’s rights with respect to Sensitive Data. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, since December 31, 2022, to the Knowledge of the Company, there has been no unauthorized access, use, processing, transfer or disclosure, or any loss or theft, of Sensitive Data or other personal or personally identifiable information that are protected by Privacy Laws while such Sensitive Data or such other personal or personally identifiable information was in the possession or control of the Company, its Subsidiaries or (solely with respect to Sensitive Data or other personal or personally identifiable information held on behalf of the Company or its Subsidiaries) its or their third-party vendors or service providers.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) have obtained all consents, permissions, and authorizations required under applicable Laws with respect to the use and processing of all Training Data and the use of all AI Technologies in the operation of the business of the Company and its Subsidiaries, and (ii) have not used any Training Data or AI Technologies in violation of applicable Law or in a manner in conflict with the data or information privacy or security policies of the Company or its Subsidiaries.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no third party has possession of, or any current or contingent right to access or possess, any source code for any software owned by and proprietary to the Company or any of its Subsidiaries, and (ii) such software does not incorporate or link to any open source software, and subsequently get distributed or modified, in a manner that requires the Company or its Subsidiaries to make any source code for any such proprietary owned software available to third parties, be licensed for the purpose of making derivative works, or be redistributable at no or minimal charge.

Section 3.19 Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to all tangible assets owned by the Company or any of its Subsidiaries as of the date of this Agreement, free and clear of all Liens other than Permitted Liens, or good and valid leasehold interests in all tangible assets leased or subleased by the Company or any of its Subsidiaries as of the date of this Agreement, or good and valid rights under the corresponding concession in all tangible assets held subject to such concession by the Company or any of its Subsidiaries as of the date of this Agreement.

Section 3.20 Title to Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Contract under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant (a “Company Real Property Lease”) with respect to material real property leased, subleased, held under concession, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, “Company Leased Real Property”) is valid and binding on the Company or the Subsidiary thereof party thereto, and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the remaining portion of the Company Leased Real Property by the Company or its Subsidiaries in the operation of their business thereon, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no uncured default by the Company or any of its Subsidiaries under any Company Real Property Lease or, to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or by any other party thereto. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancelation, and to the Knowledge of the Company, no termination or cancelation is threatened, under any material Company Real Property Lease.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries has good and valid title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending before a Governmental Entity or, to the Knowledge of the Company, threatened, with respect to any portion of any Owned Real Property.

Section 3.21 Opinion of Financial Advisor. The Company Board has received the opinion of BofA Securities, Inc. to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than the Canceled Shares and the Converted Shares) in the First Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.22 Required Vote of the Company Shareholders. The affirmative vote of a majority of the votes cast by holders of Company Common Stock in favor of the approval of this Agreement (the “Company Shareholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and the transactions contemplated hereby, including the Mergers.

Section 3.23 Material Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or as set forth in Section 3.23(a) of the Company Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract (excluding any Company Benefit Plan) that:

(i) would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) is a Company Real Property Lease pursuant to which the Company or any of its Subsidiaries leases real property that (A) has remaining rental obligations in excess of $50 million or (B) is integral to the operations of the business of the Company and its Subsidiaries, taken as a whole;

(iii) contains restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit customers or suppliers anywhere in the world, other than restrictions (A) pursuant to limitations on the use by the Company or its Subsidiaries of rail lines set forth in the agreements conveying those lines or granting rights to operate them that do not, individually or in the aggregate, materially impair the Company’s operations in accordance with its current and future operating plan or (B) that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person; or (C) that are not material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) grants “most favored nation” status that, following the Mergers, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries;

(v) provides for the formation, creation, operation, management or control of any material joint venture, material partnership or other similar material arrangement with a third party;

(vi) is an indenture, credit agreement, loan agreement, note, or other Contract providing for indebtedness for borrowed money of the Company or any if its Subsidiaries (other than indebtedness among the Company and/or any of its Subsidiaries) in excess of $150 million;

(vii) is a settlement, conciliation or similar Contract that would require the Company or any of its Subsidiaries to pay consideration of more than $40 million after the date of this Agreement or that contains material restrictions on the business and operations of the Company or any of its Subsidiaries or materially disrupts the business of the Company or any of its Subsidiaries as currently conducted;

(viii) (A) provides for the acquisition or disposition by the Company or any of its Subsidiaries of any business (whether by merger, sale of stock, sale of assets or otherwise), or any real property, that would, in each case, reasonably be expected to result in the receipt or making by the Company or any Subsidiary of the Company of future payments in excess of $100 million or (B) pursuant to which the Company or any of its Subsidiaries will acquire any interest, or will make an investment, in any other Person, other than another Subsidiary, of more than $100 million;

(ix) is an acquisition agreement that contains material “earn-out” or other material contingent payment obligations;

(x) obligates the Company or any Subsidiary of the Company to make any future capital investment or capital expenditure outside the Ordinary Course of Business and in excess of $75 million in any calendar year;

(xi) provides for the procurement of services or supplies from a Company Top Supplier by the Company or any of its Subsidiaries, or provides for sales to a Company Top Customer by the Company or any of its Subsidiaries;

(xii) limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(xiii) other than any sales and marketing Contracts entered into in the Ordinary Course of Business, is a Contract pursuant to which the Company or any of its Subsidiaries is a party, or is otherwise bound, and obligated to make or receive payments in excess of $100 million in any calendar year which Contract has a term of at least three (3) years from the later of the date hereof and the date of such Contract, and the contracting counterparty of which (A) is a Governmental Entity or (B) to the Knowledge of the Company, has entered into such Contract in its capacity as a prime contractor or other subcontractor of any Contract with a Governmental Entity and such Contract imposes upon the Company obligations or other liabilities due to such Governmental Entity; or

(xiv) is a Contract pursuant to which (A) the Company or any of its Subsidiaries is granted any license or other right with respect to Intellectual Property of another Person, where such Contract is material to the business of the Company or any of its Subsidiaries (other than non-exclusive licenses for commercially available software that have been granted on standardized, generally available terms); or (B) the Company or any of its Subsidiaries grants to another Person any material license or other material right with respect to any Company Intellectual Property (other than non-exclusive licenses or similar rights granted to (1) direct or indirect customers or resellers in connection with their use, sale or resale of the Company’s or its Subsidiaries’ goods or services, or (2) service providers in connection with their provision of services for or on behalf of the Company or any Company Subsidiaries).

Each Contract of the type described in clauses (i) through (xiv) of this Section 3.23(a) is referred to herein as a “Company Material Contract.”

(b) True, correct and complete copies of each Company Material Contract have been publicly filed with the SEC prior to the date of this Agreement or otherwise made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

Section 3.24 Suppliers and Customers.

(a) Section 3.24(a) of the Company Disclosure Schedules sets forth a correct and complete list of (i) the top 20 suppliers (each a “Company Top Supplier”) and (ii) the top 20 customers (each a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the calendar year 2024 (in the case of customers, measured on a net revenue basis).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2022 through the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company or its Subsidiaries with any Company Top Supplier or any Company Top Customer and (ii) no Company Top Supplier or Company Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or not renew its business, nor to the Knowledge of the Company, is any such party threatening to do so as.

Section 3.25 Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance) (the “Insurance Policies”), (ii) each Insurance Policy is in full force and effect, (iii) all premiums due with respect to the Insurance Policies have been paid, (iv) the Company and its Subsidiaries are in compliance with the material terms and conditions of the Insurance Policies and predecessor insurance policies, including with respect to providing timely and otherwise valid notice to the applicable insurer(s) of any claim, occurrence or other matter that may be covered under any Insurance Policies or predecessor insurance policies, (v) there are no pending claims under any Insurance Policies or predecessor insurance policies, (vi) neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, written notice of any pending or threatened cancellation, termination, nonrenewal or material premium increase or adjustment (including any retrospective premium adjustment) with respect to any of the Insurance Policies (other than in the ordinary course in connection with renewals), (vii) one of the Insurance Policies are comprised of any self-insurance, fronted insurance or captive insurance and (viii) the Insurance Policies are sufficient to comply with applicable Law and all Company Material Contracts. True and complete copies of the material Insurance Policies as of the date hereof have been made available to Parent.

Section 3.26 Affiliate Party Transactions. Since December 31, 2022 through the date of this Agreement, there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Person owning 5% or more of the Company Common Stock or any Affiliate of such Person or any director or executive officer of the Company or any of its Affiliates (or any relative thereof), on the other hand, that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than Ordinary Course of Business employment agreements and similar employee and indemnification arrangements otherwise set forth on the Company Disclosure Schedules.

Section 3.27 Finders or Brokers. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Mergers, except that the Company has engaged BofA Securities, Inc. as the Company’s financial advisor, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

Section 3.28 Takeover Laws. Assuming the representations and warranties of Parent and each Merger Sub set forth in Section 4.20 are true and correct, as of the date of this Agreement, the Company Board has approved this Agreement and the transactions contemplated hereby, including the Mergers, and has taken all such other actions necessary or required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “fair price,” “moratorium,” “control share,” “interested shareholder” or other form of anti-takeover statute or regulation or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Mergers or the other transactions contemplated hereby. In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights will be available to the holders of Company Common Stock in connection with the Mergers.

Section 3.29 No Other Representations or Warranties; No Reliance. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4, none of Parent, either Merger Sub or any other Person acting on behalf of Parent or either Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, either Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its representatives by or on behalf of Parent or either Merger Sub. The Company acknowledges and agrees that none of Parent, either Merger Sub or any other Person acting on behalf of Parent or either Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, either Merger Sub, or any of their respective Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the Parent SEC Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein and excluding any disclosures set forth in any “risk factors” section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), Parent and each Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries.

(a) Each of Parent and the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation, as applicable. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of Parent and the Merger Subs and each of their respective Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of Parent and each Merger Sub’s Organizational Documents, each as amended prior to the date of this Agreement, and each as made available to the Company is in full force and effect.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Parent’s wholly owned Subsidiaries have been validly issued and are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.

Section 4.2 Capitalization.

(a) The authorized share capital of Parent consists of (i) 1,400,000,000 shares of Parent Common Stock and (ii) 20,000,000 shares of Parent Preferred Stock. As of July 24, 2025, there were (i) 593,039,842 shares of Parent Common Stock issued and outstanding, (ii) 520,131,169 shares of Parent Common Stock held as treasury shares, (iii) no shares of Parent Preferred Stock issued and outstanding, (iv) Parent Options to purchase an aggregate of 2,132,652 shares of Parent Common Stock issued and outstanding, (v) 822,741 shares of Parent Common Stock underlying outstanding Parent Retention Shares, (vi) 87,293 shares of Parent Common Stock underlying outstanding Parent Stock Units, (vii) 310,778 shares of Parent Common Stock underlying outstanding Parent PSUs if performance conditions are satisfied at the target level, (viii) 21,386,614 shares of Parent Common Stock reserved for issuance of new awards under the Parent Share Plans, and (ix) 8,654,762 shares of Parent Common Stock reserved for issuance under the Parent ESPP. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the First Effective Time will be, when issued, duly authorized and validly issued as fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in Section 4.2(a) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, (i) Parent does not have any shares of its capital stock issued or outstanding, other than shares of Parent Common Stock that have become outstanding after July 24, 2025, which were reserved for issuance as of July 24, 2025 as set forth in Section 4.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of Parent or any of Parent’s Subsidiaries to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of Parent or any of Parent’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of shares of Parent Common Stock or other capital stock of Parent or any of Parent’s Subsidiaries.

Section 4.3 Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a) Each of Parent and the Merger Subs has all requisite power and authority to enter into this Agreement and, subject to receipt of the Parent Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for (i) the Parent Shareholder Approval, (ii) the adoption and approval of this Agreement by Parent, as the sole shareholder of the Merger Subs (which such adoption and approval shall occur immediately following the execution of this Agreement) and (iii) the filing of the First Articles of Merger and the Second Articles of Merger with the SCC, no other proceedings on the part of Parent or either Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and each Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and each Merger Sub, enforceable against each of Parent and each Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) (i) The Parent Board at a duly called and held meeting has unanimously (A) determined that it is in the best interests of Parent to enter into this Agreement, (B) approved, and declared advisable, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (C) resolved to recommend that the holders of shares of Parent Common Stock approve the Parent Share Issuance (the “Parent Recommendation”) and directed that such matter be submitted for consideration of the shareholders of Parent at the Parent Shareholder Meeting; (ii) the board of directors of Merger Sub 1 has unanimously (A) determined that it is in the best interests of Merger Sub 1 and its sole shareholder, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (C) resolved to recommend that the sole shareholder of Merger Sub 1 adopt this Agreement and directed that such matter be submitted for consideration of the sole shareholder of Merger Sub 1; and (iii) Parent, in its capacity as the sole member of Merger Sub 2, has unanimously (A) determined that it is in the best interests of Merger Sub 2 and its sole member, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (C) adopted this Agreement.

(c) The execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by Parent and each Merger Sub do not and will not require Parent, either Merger Sub or any of their Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the First Articles of Merger and the Second Articles of Merger with the SCC, and the issuance of the First Certificate of Merger and the Second Certificate of Merger by the SCC, (ii) the STB Approval, (iii) authorizations from, or such other actions as are required to be made with or obtained from the FCC, (iv) compliance with any applicable requirements of any applicable Antitrust Laws, (v) the CNA Approval, (vi) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Registration Statement (including the Proxy Statement/Prospectus), (vii) compliance with the rules and regulations of the NYSE, (viii) compliance with any applicable foreign or state securities or blue sky laws and (ix) the other consents and/or notices set forth on Section 4.3(c) of the Parent Disclosure Schedules (clauses (i) through (ix), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Assuming compliance with the matters referenced in Section 4.3(c) and receipt of the Parent Approvals and the Parent Shareholder Approval, the execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation by Parent and each Merger Sub of the Mergers and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the Organizational Documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit or payment of penalty under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract, instrument, permit, concession, franchise, right or license binding on Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss, penalty or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Parent has filed or furnished, on a timely basis, all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2022 (the forms, statements, certifications, documents and reports so filed or furnished by Parent and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and no Parent SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Parent SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since December 31, 2022, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Parent.

(c) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (or, if any such Parent SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent SEC Document) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures.

(a) Parent has established and maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

(b) Parent maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of Parent and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and

(iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of Parent and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or a wholly owned Subsidiary of Parent or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c) Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such controls were effective. Parent has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither Parent nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of Parent, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of Parent, since December 31, 2022, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent. To the Knowledge of Parent, since December 31, 2022, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the Parent Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting, including in instances not required by those rules.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2024, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s report on Form 10-K for the fiscal year ended December 31, 2024, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract (except to the extent such liabilities arose or resulted from a breach or a default of or under such Contract), (e) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2024 (the “Parent Balance Sheet Date”), or (f) as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has any liabilities or obligations, whether or not accrued, contingent or otherwise.

Section 4.7 Compliance with Law; Permits.

(a) Parent and its Subsidiaries have been, since December 31, 2022, in compliance with and not in default under or in violation of any Law applicable to Parent and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all Permits necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and Parent and each of its Subsidiaries is in compliance with the terms and requirements of such Parent Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Neither Parent nor any of its Subsidiaries has received any written notice that Parent or its Subsidiaries is in violation of any Law applicable to Parent or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of Parent, otherwise threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and its Subsidiaries are and, except for matters which have been resolved, have been in compliance with all applicable Environmental Laws; (ii) neither Parent nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions pending, or to the Knowledge of Parent threatened, against Parent or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been resolved; (iii) there has been no treatment, storage or release of any Hazardous Substance in violation of or as could reasonably be expected to result in liability under any applicable Environmental Law; and (iv) neither Parent nor any Subsidiary is subject to any agreement, order, judgment, or decree by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law.

Section 4.9 Employee Benefit Plans.

(a) Parent has made available to the Company, with respect to each material Parent Benefit Plan, each writing constituting a part of such Parent Benefit Plan, including all amendments thereto.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan (including any related trusts) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service; (iii) no employee benefit plan of Parent or its Subsidiaries is a Multiemployer Plan or a plan subject to Title IV of ERISA that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control; (iv) all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; and (v) there are no pending, threatened or, to the Knowledge of Parent, anticipated claims (other than claims for benefits in accordance with the terms of the Parent Benefit Plans) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.

(c) With respect to any Multiemployer Plan contributed to by Parent or any ERISA Affiliate, neither Parent nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied as to an amount that would reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole.

(d) Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event,

(i) entitle any current or former employee, director or other individual service provider of Parent or any of its Subsidiaries to severance pay, or any other payment from Parent or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee, director or other individual service provider, (iii) directly or indirectly cause Parent or its Subsidiaries to transfer or set aside any assets to fund any payments or benefits under any Parent Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Parent Benefit Plan on or following the First Effective Time.

(e) The execution and delivery of this Agreement, shareholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code.

(f) Parent is not a party to nor does it have any obligation under any Parent Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.10 Labor Matters.

(a) Parent and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Parent Labor Agreements, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole, as of the date of this Agreement, (i) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries; (ii) to the Knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries; (iii) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to employees of Parent or any of its Subsidiaries.

(c) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2022, Parent and its Subsidiaries have complied with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(d) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement.

Section 4.11 Absence of Certain Changes or Events.

(a) Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) From the Parent Balance Sheet Date through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

Section 4.12 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) to the Knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties at law or in equity before, and there are no Orders of any Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties.

Section 4.13 Parent Information. The information supplied or to be supplied by Parent for inclusion in the (i) Proxy Statement/Prospectus or (ii) the Registration Statement will not, (x) at the time the Proxy Statement/Prospectus is first mailed to each of the Company’s shareholders and Parent’s shareholders, (y) at the time of each of the Company Shareholder Meeting and the Parent Shareholder Meeting (or, in each case, any adjournment or postponement thereof), or (z) at the time the Registration Statement (and any amendment or supplement thereto) is filed with the SEC or declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.14 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and each of its Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such filed Tax Returns were complete and correct, and Parent and each of its Subsidiaries have paid all Taxes, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP;

(ii) there are no current audits, examinations or other proceedings pending, or to Parent’s Knowledge, threatened in respect of any Taxes of Parent or any of its Subsidiaries;

(iii) none of Parent or any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;

(iv) there are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for Permitted Liens;

(v) none of Parent or any of its Subsidiaries (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was Parent or any of its Subsidiaries), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, in each case with any third party (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among Parent or any of its Subsidiaries) or (iii) has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or foreign Law or as a transferee or successor;

(vi) none of Parent or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder; and

(vii) in the last three (3) years, none of Parent or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(b) As of the date hereof, none of Parent or any of its Subsidiaries has taken or agreed to take any action or knows of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Opinion of Financial Advisor. The Parent Board has received the opinion of each of Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock in the First Merger pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 4.16 Financing.

(a) Parent will have available to it at the Closing cash in an amount sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the Cash Consideration and any fees and expenses of or payable by Parent or Merger Subs or Parent’s other Affiliates on the Closing Date, and for any repayment or refinancing on the Closing Date of any outstanding indebtedness of the Company and/or its Subsidiaries contemplated by, or undertaken in connection with the transactions described in, this Agreement (such amounts, collectively, the “Financing Amounts”).

(b) Parent and Merger Subs expressly acknowledge and agree that their obligations under this Agreement to consummate the Mergers or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or the Debt Financing.

Section 4.17 Capitalization of Merger Subs. The authorized capital stock of Merger Sub 1 consists of 1,000 shares of common stock, no par value, all of which are validly issued and outstanding. All of the issued and outstanding equity interests of Merger Sub 2 is as of the date of this Agreement, and at all times through the Second Effective Time will be, owned directly by Parent; and all of the issued and outstanding capital stock of Merger Sub 1 is as of the date of this Agreement, and at all times until immediately prior to the First Effective Time will be, owned directly by Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of either Merger Sub. Neither Merger Sub has conducted any business prior to the date of this Agreement, and prior to the First Effective Time (in the case of Merger Sub 1) or the Second Effective Time (in the case of Merger Sub 2) will have, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

Section 4.18 Required Vote of Parent Shareholders. The affirmative vote of a majority of the votes cast by the holders of outstanding shares of Parent Common Stock represented in person or by proxy and entitled to vote on such matter in favor of the approval of the Parent Share Issuance at the Parent Shareholder Meeting, or any adjournment or postponement thereof, in accordance with the rules and policies of the NYSE (the “Parent Shareholder Approval”) is the only vote of holders of securities of Parent that is required to approve this Agreement and the transactions contemplated hereby, including the Mergers.

Section 4.19 Finders or Brokers. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Mergers, except that Parent has engaged Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC as its financial advisors.

Section 4.20 Ownership of Common Stock. None of Parent, either Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, either Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock, except pursuant to this Agreement.

Section 4.21 No Other Representations or Warranties; No Reliance. Each of Parent and the Merger Subs acknowledges and agrees that, except for the representations and warranties contained in Article 3, none of the Company or any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, either Merger Sub or any of their respective representatives by or on behalf of the Company. Each of Parent and the Merger Subs acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, either Merger Sub or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries. Each of Parent and the Merger Subs acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor either Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date of this Agreement and prior to earlier of the First Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted or required by this Agreement, (iv) if, within the first seventy-two (72) hours immediately following the occurrence of an Emergency, and following consultation with Parent (if practicable under the circumstances), (A) action is taken (or omitted), in each case, in a reasonably prudent manner, in response to such an Emergency (provided that the Company shall have reasonably consulted with Parent throughout such period), and (B) such action (or omission to act) is not reasonably expected to result in or give rise to costs, expenses, fines, losses, damages or liabilities (collectively, “Losses”) in an amount equal to or greater than as set forth on Section 5.1(a) of the Company Disclosure Schedules (the “Emergency Expense Threshold”), or (v) as set forth in Section 5.1(a) of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to conduct its business in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve intact its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision; provided further that, with respect to foregoing clause (iv), any such action or omission to act that is reasonably expected to result in or give rise to Losses equal to or in excess of the Emergency Expense Threshold shall require the prior written consent by Parent in accordance with this Section 5.1 unless such action or omission is otherwise permitted under this Section 5.1.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from and after the date of this Agreement and prior to the earlier of the First Effective Time and the Termination Date, except (1) as may be required by applicable Law, (2) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly permitted or required by this

Agreement, (4) if, within the first seventy-two (72) hours immediately following the occurrence of an Emergency, and following consultation with Parent (if practicable under the circumstances), (A) action is taken (or omitted), in each case, in a reasonably prudent manner, in response to such an Emergency (provided that the Company shall have reasonably consulted with Parent throughout such period), and (B) such action (or omission to act) is not reasonably expected to result in or give rise to Losses in an amount equal to or greater than the Emergency Expense Threshold; provided that, with respect to foregoing clause (4), any such action or omission to act that is reasonably expected to result in or give rise to Losses equal to or greater than the Emergency Expense Threshold shall require the prior written consent by Parent in accordance with this Section 5.1 unless such action or omission is otherwise permitted under this Section 5.1; or (5) as set forth in Section 5.1(b) of the Company Disclosure Schedules, the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) quarterly cash dividends paid by the Company on the outstanding shares of Company Common Stock and outstanding Company Equity Awards in the Ordinary Course of Business, in each case subject to the limitations set forth on Section 5.1(b)(i) of the Company Disclosure Schedules, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the shares of Company Common Stock, (B) dividends and distributions paid by Subsidiaries of the Company to the Company, or to any of the Company’s other wholly owned Subsidiaries and (C) dividends or distributions required by the Organizational Documents of any Subsidiary or joint venture of the Company;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except (a) as may be permitted by Section 5.1(b)(vii) or (b) for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to (A) hire any employee at the level of vice president or above or engage any independent contractor (who is a natural person) with a total annual compensation of more than $500,000 or (B) terminate the employment of any employee of the Company or any of its Subsidiaries at the level of vice president or above (other than for cause);

(iv) except as required pursuant to the terms of any Company Benefit Plan as in effect as of the date of this Agreement or as required pursuant to any Company Labor Agreement, shall not, and shall not permit any of its Subsidiaries to (A) grant (or promise to grant) any transaction, change in control or retention bonuses or any right to receive any transaction, change in control, retention or severance or similar compensation or benefits or increases therein, (B) grant any Company Equity Awards or other equity or long-term incentive compensation awards, (C) increase the compensation or other benefits payable or provided to any current or former director, employee or other individual service provider, (D) establish, adopt, enter into, amend or terminate any Company Benefit Plan, (E) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director, employee or other individual service provider or (F) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;

(v) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(vi) shall not adopt any amendments to the Organizational Documents of the Company or any of its Significant Subsidiaries (other than amendments solely to effect ministerial changes to such documents);

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any Subsidiaries of the Company or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as otherwise provided by the terms of this Agreement or the express terms of any such Company Equity Award), other than (A) issuances of shares of Company Common Stock in respect of any exercise of or settlement of Company Equity Awards outstanding on the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 5.1(b), or (B) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(ix)(D));

(viii) except for transactions among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards in satisfaction of withholding obligations or in payment of the exercise price;

(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, or guarantee, any indebtedness for borrowed money, except for (A) any borrowings in the Ordinary Course of Business that do not exceed $100 million, (B) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (C) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries (including indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest), in each case, without increases to the outstanding principal amount of the initial indebtedness (other than as a result of the reasonable costs and expenses in connection with such replacement, renewal, extension, refinancing or refunding), (D) guarantees or credit support provided by the Company or any of its Subsidiaries for indebtedness of the Company or any of its wholly owned Subsidiaries to the extent such indebtedness, is (1) in existence on the date of this Agreement or (2) incurred in compliance with this Section 5.1(b)(ix) and, (E) indebtedness incurred pursuant to the Company Existing Indebtedness (or any replacements, renewals, extensions, or refinancings thereof; provided that such replacement, renewal, extension or refinancing does not increase the initial principal amount of such indebtedness, other than as a result of the reasonable costs and expenses in connection with such replacement, renewal, extension or refinancing);

(x) shall not, and shall not permit any of its Subsidiaries to make any loans, advances, guarantees or capital contributions to or investments in any Person (other than between the Company or any of its wholly owned Subsidiaries, on the one hand, and any of the Company’s wholly owned Subsidiaries, on the other hand) outside the Ordinary Course of Business in excess of $25 million individually or $50 million in the aggregate in any calendar year, except in each case as required under the Organizational Documents of any Subsidiary or joint venture;

(xi) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material portion of its businesses, properties or assets, including the capital stock of its Subsidiaries but excluding Intellectual Property, other than in the Ordinary Course of Business and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(ix)(B)), (B) transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, or (C) for consideration not in excess of $50 million individually or $100 million in the aggregate in any calendar year;

(xii) shall not, and shall not permit any of its Subsidiaries to, in each case, outside of the Ordinary Course of Business, (A) amend or modify in any material respect, or terminate (where the determination is unilateral by the Company or its Subsidiary) any Company Material Contract (other than (x) amendments or modifications that are not adverse to the Company and its Subsidiaries in any material respect, (y) terminations upon the expiration of the term thereof in accordance with the terms thereof or (z) in connection with actions expressly permitted under Section 5.1(b)(ix) or Section 5.1(b) of the Company Disclosure Schedules) or waive, release or assign any material rights, claims or benefits under any Company

Material Contract, (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, or renew or extend any Company Material Contract (other than in connection with actions expressly permitted under Section 5.1(b)(ix) or Section 5.1(b) of the Company Disclosure Schedules) (provided, for purposes of this Section 5.1(b), the definition of “Company Material Contract” shall be modified such that clause (xi) thereof only refers to any such Contract with a Company Top Customer or Company Top Supplier which Contract is material;

(xiii) shall not, and shall not permit any of its Subsidiaries to, acquire assets outside the Ordinary Course of Business (other than pursuant to any capital expenditures permitted by Section 5.1(b)(xv)) from any other Person with a fair market value or purchase price in excess of $50 million individually or $100 million in the aggregate (in any calendar year) in any transaction or series of related transactions, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, other than acquisitions of inventory or other goods in the Ordinary Course of Business;

(xiv) shall not, and shall not permit any of its Subsidiaries to, voluntarily settle, pay, discharge or satisfy any Action, or enter into any consent decree: (A) other than any Action that involves the payment of an amount not in excess of $25 million, individually, or $40 million in the aggregate arising from a single or series of related Actions, over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating to such Action or series of related Actions, or (B) that would result in (x) the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, releases of claims, confidentiality and other immaterial obligations customarily included in monetary settlements) or (y) a finding or admission of a violation of Law;

(xv) shall (A) not, and shall not permit any of its Subsidiaries to, make or authorize any capital expenditures other than in the Ordinary Course of Business and in the aggregate not in excess of 10% of the amounts reflected in the Company’s capital expenditure budget set forth on Section 5.1(b)(xv) of the Company Disclosure Schedules and (B) and shall cause its Subsidiaries to, use reasonable best efforts to make the capital expenditures as set forth on Section 5.1(b)(xv) of the Company Disclosure Schedules;

(xvi) shall not, and shall not permit any of its Subsidiaries to terminate or intentionally permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material Company Permit (excluding, in each case, any Company Permit that the Company, in its reasonable judgment, no longer believes to be material or necessary to the conduct of its businesses);

(xvii) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii) shall not, and shall not permit any of its Subsidiaries to, enter into any material new line of business that is not either reasonably related to the existing business lines of the Company and its Subsidiaries or consistent with business lines into which similarly situated railroad companies have entered;

(xix) shall not (A) make (other than in the Ordinary Course of Business), change or revoke any material Tax election, (B) change any material method of Tax accounting or Tax accounting period, (C) file any materially amended material Tax Return, (D) settle or compromise any material Tax proceeding for an amount materially in excess of the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating thereto or enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) relating to any material Tax, (E) surrender any right to claim a material Tax refund or (F) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material Tax without notifying Parent in writing reasonably promptly after entering into any such agreement;

(xx) shall not, and shall not permit any of its Subsidiaries to terminate or fail to exercise renewal rights with respect to any insurance policies of the Company and its Subsidiaries in a manner that would (after taking into account any replacement insurance policies) materially and adversely affect the overall insurance coverage of the Company and its Subsidiaries, taken as a whole;

(xxi) shall not, and shall not permit any of its Subsidiaries to sell, assign, transfer, license, mortgage, pledge, divest, or grant any Lien on any Company Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, except for (A) non-exclusive licenses of Company Intellectual Property granted in the Ordinary Course of Business or that otherwise do not materially affect the operation of the Company’s and its Subsidiaries’ businesses and (B) Permitted Liens;

(xxii) shall not, and shall not permit any of its Subsidiaries to abandon or otherwise allow to lapse or expire any Registered Company Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, other than lapses or expirations of any Registered Company Intellectual Property that is at the end of its maximum statutory term (with permitted renewals); and

(xxiii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Parent or either Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to applicable Law, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.2 Conduct of Business by Parent.

(a) From and after the date of this Agreement and prior to the earlier of the First Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted or required by this Agreement, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to an Emergency, or (v) as set forth in Section 5.2(a) of the Parent Disclosure Schedules, Parent shall, and shall cause its Subsidiaries to, use its reasonable best efforts to conduct its business in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve intact its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates; provided, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from and after the date of this Agreement and prior to the earlier of the First Effective Time and the Termination Date, except (1) as may be required by applicable Law, (2) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly permitted or required by this Agreement, (4) to the extent action is reasonably taken (or reasonably omitted) in response to an Emergency, or (5) as set forth in Section 5.2(b) of the Parent Disclosure Schedules, Parent:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (A) quarterly cash dividends paid by Parent on the Parent Common Stock consistent with past practice, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Stock, (B) dividends and distributions paid by Subsidiaries of Parent to Parent or to any of Parent’s other wholly owned Subsidiaries, and (C) dividends or distributions required by the Organizational Documents of any Subsidiary or joint venture of Parent;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent that remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not adopt any amendments to the Organizational Documents of Parent, other than amendments solely to effect ministerial changes to such documents;

(iv) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any Subsidiaries of Parent or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Parent Equity Award (except as otherwise provided by the terms of this Agreement or the express terms of any such Parent Equity Award), other than (A) issuances of shares of Parent Common Stock (x) in respect of any exercise of or settlement of Parent Equity Awards outstanding on the date of this Agreement, or (y) as may be granted after the date of this Agreement in the Ordinary Course of Business, (B) the grant of Parent Equity Awards or other equity compensation awards in the Ordinary Course of Business, (C) any Permitted Liens, (D) pursuant to existing agreements in effect prior to the execution of this Agreement or (E) pursuant to transactions not in excess of $50 million;

(v) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, except for any such transactions (A) between or among Parent’s wholly owned Subsidiaries or (B) acquisitions not in excess of $50 million; and

(vi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Anything to the contrary set forth in this Agreement notwithstanding, between the date of this Agreement and the earlier of the First Effective Time and the Termination Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by business combination, merger, consolidation or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree or publicly propose to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, or take any other action (or omit to take any other action), if doing so could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent of any Governmental Entity necessary to consummate the Mergers or any of the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Mergers or any of the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the Mergers or any of the other transactions contemplated hereby (including any Debt Financing necessary in connection therewith).

Section 5.3 Access.

(a) Subject to compliance with applicable Laws, the Company shall and shall cause its Subsidiaries to afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, solely to the extent in furtherance of the consummation of the Mergers and the other transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice, throughout the period prior to the earlier of the First Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ businesses, properties, personnel, agents, contracts, commitments, books and records, and during such period, the Company and Parent shall, and shall cause their respective Subsidiaries to, (I) in the case of Parent, furnish promptly to the Company information concerning the Mergers as may be reasonably requested by Company, and (II) in the case of the Company, furnish promptly to Parent all information concerning the Mergers as may reasonably be requested by Parent; provided that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company or Parent.

(b) The foregoing provisions of this Section 5.3 notwithstanding, neither the Company nor Parent shall be required to afford such access or furnish such information if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would result in a loss of privilege or trade secret protection to such party or any of its Subsidiaries, would result in the disclosure of any information in connection with any litigation or similar dispute between the parties hereto, would constitute a violation of any applicable Law or result in the disclosure of any personal information that would expose the such party to the risk of liability or competitively sensitive information. In the event that Parent or the Company objects to any request submitted pursuant to and in accordance with this Section 5.3 and withholds information on the basis of the foregoing sentence, the Company or Parent, as applicable, shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (i) obtain the required consent or waiver of any third party required to provide such information and (ii) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures (including as set forth in the Clean Team Agreement), if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege or otherwise implicate any of the foregoing impediments.

(c) Each of the Company and Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of May 19, 2025, between the Company and Parent (the “Confidentiality Agreement”) and, as applicable, the Clean Team Confidentiality Agreement, dated as of July 20, 2025, between the Company and Parent (the “Clean Team Agreement”).

Section 5.4 No Solicitation by the Company.

(a) Subject to the provisions of this Section 5.4, from the date of this Agreement until the earlier of the First Effective Time and the Termination Date, the Company agrees that it shall not, and shall cause its Affiliates and its and their respective directors, officers and other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, a Company Alternative Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding a Company Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Company Alternative Proposal (except to notify such Person that the provisions of this Section 5.4 prohibit any such discussions or negotiations), (iii) furnish any non-public information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating a Company Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Company Alternative Proposal, (iv) recommend or enter into any other letter of intent, memorandum of understanding, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Company Alternative Proposal (except for confidentiality agreements permitted under Section 5.4(b)), or (v) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Company Alternative Proposal.

(b) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to, but not after, obtaining the Company Shareholder Approval, if the Company receives a bona fide, unsolicited Company

Alternative Proposal that did not result from the Company’s violation of this Section 5.4, the Company and its Representatives may contact the third party making such Company Alternative Proposal solely to clarify the terms and conditions of such Company Alternative Proposal. If based on the information then available and after consultation with outside legal counsel and a financial advisor, the Company Board determines in good faith that (i) such Company Alternative Proposal constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take the following actions: (A) furnish non-public information to the third party making such Company Alternative Proposal (including its Representatives and prospective equity and debt financing sources) in response to a request therefor, if, and only if, prior to so furnishing such information, such information has previously been, or is substantially concurrently, made available to Parent and the third party has executed a confidentiality agreement with the Company having confidentiality and use provisions that, in each case, are not less restrictive in all material respects to such third party than the provisions in the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement (x) need not contain a “standstill” or similar obligations to the extent that Parent is, concurrently with the entry by the Company or its Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement (provided that with respect to other third parties, from the date of this Agreement until the First Effective Time, the Company shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof) and (y) shall not prohibit the Company from complying with this Section 5.4 or contain terms that would restrict in any manner the Company’s ability to consummate the Mergers); provided, however, that if the third party making such Company Alternative Proposal is a known competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.4(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Company Alternative Proposal. The Company shall promptly (and in any event within 24 hours) notify Parent in writing if: (i) any inquiries, proposals or offers with respect to a Company Alternative Proposal are received by the Company or any of its Representatives or (ii) any information is requested from the Company or any of its Representatives that, to the Knowledge of the Company, has been or is reasonably likely to have been made in connection with any Company Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). The Company shall keep Parent reasonably informed on a reasonably current basis of any material developments regarding any Company Alternative Proposals or any material change to the terms of any such Company Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c) Except as set forth in this Section 5.4, the Company Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Company Recommendation; (ii) fail to include the Company Recommendation in the Proxy Statement/Prospectus that is mailed by the Company to its shareholders of the Company; (iii) if any Company Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten (10) Business Days after such commencement, against acceptance of such tender offer or exchange offer by its shareholders; (iv) approve, adopt, recommend or declare advisable any Company Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Company Alternative Proposal; or (v) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.4(b)) with respect to any

Company Alternative Proposal (any such action set forth in the foregoing clauses (i) through (v), a “Company Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Shareholder Approval, but not after, the Company Board may, in response to a Company Superior Proposal, make a Company Change of Recommendation; provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation (A) unless the Company shall have given Parent at least five (5) Business Days’ written notice (a “Company Superior Proposal Notice”) advising Parent of its intention to make such a Company Change of Recommendation, which Company Superior Proposal Notice shall include a description of the terms and conditions of the Company Superior Proposal that is the basis for the proposed action of the Company Board (including the identity of the Person making the Company Superior Proposal and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including any proposed definitive agreements for such Company Superior Proposal), and the Company shall have negotiated in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such amendments to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation, and (B) unless, at the end of the five-Business Day period following the delivery of such Company Superior Proposal Notice (the “Company Superior Proposal Notice Period”), after taking into account any changes to the terms of this Agreement proposed by Parent in writing and any other proposals or information offered by Parent in writing during the Company Superior Proposal Notice Period, the Company Board concludes that the Company Superior Proposal giving rise to the Company Superior Proposal Notice continues to constitute a Company Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Company Superior Proposal (including any change in the amount or form of consideration) shall commence a new notice period pursuant clause (A) of three (3) Business Days.

(d) Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Shareholder Approval, but not after, the Company Board may, in response to a Company Intervening Event, make a Company Change of Recommendation if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation unless (i) the Company shall have given Parent at least five (5) Business Days’ written notice (a “Company Intervening Event Notice”) advising Parent of its intention to make such a Company Change of Recommendation, which Company Intervening Event Notice shall include a description of the applicable Company Intervening Event and (ii) unless, at the end of the five-Business Day period following the delivery of such Company Intervening Event Notice (the “Company Intervening Event Notice Period”), after taking into account any changes to amend the terms of this Agreement proposed by Parent in writing and any other proposals or information offered by Parent in writing during the Company Intervening Event Notice Period, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such Company Change of Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law if such amendments were to be given effect.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the NYSE, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to shareholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its shareholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law; provided that this Section 5.4(e) shall not be deemed to permit the Company or the Company Board to effect a Company Change of Recommendation except in accordance with Section 5.4(c) or Section 5.4(d).

(f) Further to Section 5.4(a), the Company shall (and shall cause its Affiliates and its and their respective directors and officers to, and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than Parent, the Company or any of their respective Affiliates or Representatives) with respect to any Company Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Company Alternative Proposal. Further, the Company shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning the Company and any of its Subsidiaries and provide prompt written confirmation thereof.

(g) “Company Alternative Proposal” means any proposal, offer or indication of intent made by any Person or group of Persons (other than Parent, either Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, in each case (whether in one or a series of related transactions), as a result of which such Person or group of Persons (or their shareholders) obtains control over, or becomes the beneficial owner of, directly or indirectly, 10% or more of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction or (ii) the acquisition by any Person of 10% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, on a consolidated basis.

(h) “Company Superior Proposal” means an unsolicited, bona fide written Company Alternative Proposal, made after the date of this Agreement, substituting in the definition thereof “greater than 50%” for “10% or more” in each place each such phrase appears, made after the date of this Agreement, that the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account, in addition to all other relevant factors, any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.4(c) of this Agreement) and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Company Board.

(i) “Company Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Company Board as of the date of this Agreement, which event, change, occurrence or development becomes known to the Company Board after the Company’s execution and delivery of this Agreement and before the Company Shareholder Approval is obtained; provided, that in no event shall any of the following be a Company Intervening Event or be taken into account in determining whether a Company Intervening Event has occurred: (i) the receipt, existence, terms of or opportunity for a Company Alternative Proposal or other business combination proposal (or any proposal or inquiry that would reasonably be expected to lead to a Company Alternative Proposal or other such proposal, or direct and indirect consequences thereof); (ii) any matter contemplated by Section 5.8, including any non-compliance with Section 5.8 or any consequence thereof; (iii) any event, change, occurrence or development described in clauses (a), and (c) through (l) of the definition of Company Material Adverse Effect and the corresponding section of the definition of Parent Material Adverse Effect; or (iv) any change in the market price or trading volume of the Company Common Stock or Parent Common Stock, any change in the credit rating of the Company or Parent or any of their respective securities, or the Company or Parent failing to meet, meeting or exceeding internal or published projections, forecasts, guidance or revenue or earning prediction, or other financial or operating metrics for any period (provided that any event, change, occurrence or development giving rise to or contributing to such change, failing to meet, meeting or exceedance that is not otherwise excluded by the foregoing clauses (i) through (iii) may be a Company Intervening Event and may be taken into account in determining whether a Company Intervening Event has occurred).

Section 5.5 No Solicitation by Parent.

(a) Subject to the provisions of this Section 5.5, from the date of this Agreement until the earlier of the First Effective Time and the Termination Date, Parent agrees that it shall not, and shall cause its Affiliates and its and their respective directors, officers and other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, a Parent Alternative Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding a Parent Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal (except to notify such Person that the provisions of this Section 5.5 prohibit any such discussions or negotiations), (iii) furnish any non-public information relating to Parent or its Subsidiaries in connection with or for the purpose of facilitating a Parent Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, a Parent Alternative Proposal, (iv) recommend or enter into any other letter of intent, memorandum of understanding, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Parent Alternative Proposal (except for confidentiality agreements permitted under Section 5.5(b)), or (v) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Parent Alternative Proposal.

(b) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to, but not after, obtaining the Parent Shareholder Approval, if Parent receives a bona fide, unsolicited Parent Alternative Proposal that did not result from the Parent’s violation of this Section 5.5, Parent and its Representatives may contact the third party making such Parent Alternative Proposal solely to clarify the terms and conditions of such Parent Alternative Proposal. If based on the information then available and after consultation with outside legal counsel and a financial advisor, the Parent Board determines in good faith that (i) such Parent Alternative Proposal constitutes a Parent Superior Proposal or could reasonably be expected to result in a Parent Superior Proposal and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, Parent may take the following actions: (A) furnish non-public information to the third party making such Parent Alternative Proposal (including its Representatives and prospective equity and debt financing sources) in response to a request therefor, if, and only if, prior to so furnishing such information, such information has previously been, or is substantially concurrently, made available to the Company and the third party has executed a confidentiality agreement with Parent having confidentiality and use provisions that, in each case, are not less restrictive in all material respects to such third party than the provisions in the Confidentiality Agreement are to the Company (it being understood that such confidentiality agreement (x) need not contain a “standstill” or similar obligations to the extent that the Company is, concurrently with the entry by Parent or its Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement (provided that with respect to other third parties, from the date of this Agreement until the First Effective Time, Parent shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which Parent or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof) and (y) shall not prohibit Parent from complying with this Section 5.5 or contain terms that would restrict in any manner Parent’s ability to consummate the Mergers); provided, however, that if the third party making such Parent Alternative Proposal is a known competitor of Parent, Parent shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.5(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Parent Alternative Proposal. Parent shall promptly (and in any event within 24 hours) notify the Company in writing if: (i) any inquiries, proposals or offers with respect to a Parent Alternative Proposal are received by Parent or any of its Representatives or (ii) any information is requested from Parent or any of its Representatives that, to the Knowledge of Parent, has been or is reasonably likely to have been made in connection with any Company Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). Parent shall keep the Company reasonably informed on a reasonably current basis of any material developments regarding any Parent Alternative Proposals or any material change to the terms of any such Parent Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c) Except as set forth in this Section 5.5, the Parent Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Parent Recommendation; (ii) fail to include the Parent Recommendation in the Proxy Statement/Prospectus that is mailed by Parent to its shareholders; (iii) if any Parent Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Parent Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by the Company or an Affiliate of the Company), fail to recommend, within ten (10) Business Days after such commencement, against acceptance of such tender offer or exchange offer by its shareholders; (iv) approve, adopt, recommend or declare advisable any Parent Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Parent Alternative Proposal; or (v) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.5(b)) with respect to any Parent Alternative Proposal (any such action set forth in the foregoing clauses (i) through (v), a “Parent Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Parent Shareholder Approval, but not after, the Parent Board may, in response to a Parent Superior Proposal, make a Parent Change of Recommendation; provided, that the Parent Board shall not be entitled to make such a Parent Change of Recommendation (A) unless Parent shall have given the Company at least five (5) Business Days’ written notice (a “Parent Superior Proposal Notice”) advising the Company of its intention to make such a Parent Change of Recommendation, which Parent Superior Proposal Notice shall include a description of the terms and conditions of the Parent Superior Proposal that is the basis for the proposed action of the Parent Board (including the identity of the Person making the Parent Superior Proposal and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including any proposed definitive agreements for such Parent Superior Proposal), and Parent shall have negotiated in good faith with the Company (to the extent the Company wishes to negotiate) to enable the Company to make such amendments to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation, and (B) unless, at the end of the five-Business Day period following the delivery of such Parent Superior Proposal Notice (the “Parent Superior Proposal Notice Period”), after taking into account any changes to the terms of this Agreement proposed by the Company in writing and any other proposals or information offered in writing by the Company during the Parent Superior Proposal Notice Period, the Parent Board concludes that the Parent Superior Proposal giving rise to the Parent Superior Proposal Notice continues to constitute a Parent Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Parent Superior Proposal (including any change in the amount or form of consideration) shall commence a new notice period pursuant clause (A) of three (3) Business Days.

(d) Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Parent Shareholder Approval, but not after, the Parent Board may, in response to a Parent Intervening Event, make a Parent Change of Recommendation if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that the Parent Board shall not be entitled to make such a Parent Change of Recommendation unless (i) Parent shall have given the Company at least five (5) Business Days’ written notice (a “Parent Intervening Event Notice”) advising the Company of its intention to make such a Parent Change of Recommendation, which Parent Intervening Event Notice shall include a description of the applicable Parent Intervening Event and (ii) unless, at the end of the five-Business Day period following the delivery of such Parent Intervening Event Notice (the “Parent Intervening Event Notice Period”), after taking into account any changes to amend the terms of this Agreement proposed by the Company in writing and any other proposals or information offered by the Company in writing during the Parent Intervening Event Notice Period, the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to make such Parent Change of Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law if such amendments were to be given effect.

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the NYSE, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to shareholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its shareholders if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to make such disclosure would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable Law; provided that this Section 5.5(e) shall not be deemed to permit Parent or the Parent Board to effect a Parent Change of Recommendation except in accordance with Section 5.5(c) or Section 5.5(d).

(f) Further to Section 5.5(a), Parent shall (and shall cause its Subsidiaries and its and their respective directors and officers to, and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than the Company, Parent or any of their respective Affiliates or Representatives) with respect to any Parent Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Parent Alternative Proposal. Further, Parent shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning Parent and any of its Subsidiaries and provide prompt written confirmation thereof.

(g) “Parent Alternative Proposal” means any proposal, offer or indication of intent made by any Person or group of Persons (other than the Company or its Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Parent, in each case (whether in one or a series of related transactions), as a result of which such Person or group of Persons (or their shareholders) obtains control over, or becomes the beneficial owner of, directly or indirectly, 10% or more of the total voting power of Parent or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction or (ii) the acquisition by any Person of 10% or more of the net revenues, net income or total assets of Parent and its Subsidiaries, on a consolidated basis.

(h) “Parent Superior Proposal” means an unsolicited, bona fide written Parent Alternative Proposal, made after the date of this Agreement, substituting in the definition thereof “greater than 50%” for “10% or more” in each place each such phrase appears, made after the date of this Agreement, that the Parent Board determines in good faith, after consultation with Parent’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to Parent’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account, in addition to all other relevant factors, any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.5(c) of this Agreement) and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Parent Board.

(i) “Parent Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Parent Board as of the date of this Agreement, which event, change, occurrence or development becomes known to the Parent Board after the Parent’s execution and delivery hereof and before the Parent Shareholder Approval is obtained; provided, that in no event shall any of the following be a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (i) the receipt, existence, terms of or opportunity for a Parent Alternative Proposal or other business combination proposal (or any proposal or inquiry that would reasonably be expected to lead to a Parent Alternative Proposal or other such proposal, or direct and indirect consequences thereof); (ii) any matter contemplated by Section 5.8, including any non-compliance with Section 5.8 or any consequence thereof; (iii) any event, change, occurrence or development described in clauses (a), and (c) through (l) of the definition of Parent Material Adverse Effect and the corresponding section of the definition of Company Material Adverse Effect; or (iv) any change in the market price or trading volume of the Company Common Stock or Parent Common Stock, any change in the credit rating of the Company or Parent or any of their respective securities, or the Company or Parent failing to meet, meeting or exceeding internal or published projections, forecasts, guidance or revenue or earning prediction, or other financial or operating metrics for any period (provided that any event, change, occurrence or development giving rise to or contributing to such change, failing to meet, meeting or exceedance that is not otherwise excluded by the foregoing clauses (i) through (iii) may be a Parent Intervening Event and may be taken into account in determining whether a Parent Intervening Event has occurred).

Section 5.6 Filings; Other Actions.

(a) As promptly as reasonably practicable after the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC the preliminary Proxy Statement/Prospectus (and in any event the parties shall use reasonable best efforts to cause the filing to be made within sixty (60) days of the date of this Agreement) and (ii) Parent shall prepare and file with the SEC the Registration Statement with respect to the shares of Parent Common Stock to be issued in connection with the First Merger, which shall include the Proxy Statement/Prospectus. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (B) keep the Registration Statement effective for so long as necessary to complete the Mergers. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus and the Registration Statement. Each of the Company and Parent shall provide the other party with a reasonable period of time to review the Proxy Statement/Prospectus and any amendments thereto prior to filing and shall reasonably consider any comments from the other party. Each of the Company and Parent shall respond promptly to any comments from the SEC or the staff of the SEC. Each of the Company and Parent shall notify the other party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply the other party with copies of all correspondence between it and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus or the Registration Statement or the transactions contemplated by this Agreement within twenty-four (24) hours of the receipt thereof. The Proxy Statement/Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act. If at any time prior to the Company Shareholder Meeting or the Parent Shareholder Meeting (or any adjournment or postponement of the Company Shareholder Meeting or the Parent Shareholder Meeting) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus and/or Registration Statement, so that the Proxy Statement/Prospectus and/or Registration Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company and/or Parent with the SEC, and, to the extent required by applicable Law, disseminated to the shareholders of the Company and the shareholders of Parent. The Company shall cause the Proxy Statement/Prospectus to be mailed to the Company’s shareholders and Parent shall cause the Proxy Statement/Prospectus to be mailed to Parent’s shareholders, in either case, as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act (such date, the “Clearance Date”).

(b) Each of Parent and the Company shall provide the other party and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Prospectus, the Registration Statement and other documents related to the Company Shareholder Meeting, the Parent Shareholder Meeting or the issuance of the shares of Parent Common Stock (and any amendments thereto) in connection with the First Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s shareholders or Parent’s shareholders, as applicable. Each party hereto shall consider in good faith in the Proxy Statement/Prospectus, the Registration Statement and such other documents related to the Company Shareholder Meeting, the Parent Shareholder Meeting or the issuance of shares of Parent Common Stock in connection with the First Merger, all comments reasonably and promptly proposed by the other party or its legal counsel.

(c) Subject to Section 5.4 and Section 5.6(d), the Company shall take all action necessary in accordance with applicable Law and the articles of incorporation and bylaws of the Company to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”) as soon as reasonably practicable following the Clearance Date. Unless the Company shall have made a Company Change of Recommendation in compliance with Section 5.4, the Company shall include the Company Recommendation in the Proxy Statement/Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Company Shareholder Approval at the Company Shareholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement) as soon as reasonably practicable.

(d) The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its shareholders. The Company may adjourn or postpone the Company Shareholder Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Shareholder Approval or (iv) to comply with applicable Law, in each case, as long as the date of the Company Shareholder Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. Any additional postponements or adjournments shall require the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the approval of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the approval of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholder Meeting.

(e) Subject to Section 5.5 and Section 5.6(f), Parent shall take all action necessary in accordance with applicable Law and the articles of incorporation and bylaws of Parent to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Parent Shareholder Approval (the “Parent Shareholder Meeting”) as soon as reasonably practicable following the Clearance Date. Unless Parent shall have made a Parent Change of Recommendation in compliance with Section 5.5, Parent shall include the Parent Recommendation in the Proxy Statement/Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Parent Shareholder Approval at the Parent Shareholder Meeting (including by soliciting proxies in favor of the approval of the Parent Share Issuance) as soon as reasonably practicable.

(f) Parent shall cooperate with and keep the Company informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its shareholders. Parent may adjourn or postpone the Parent Shareholder Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Parent Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Parent Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Parent Shareholder Approval or (iv) to comply with applicable Law, in each case, as long as the date of the Parent Shareholder Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. Any additional postponements or adjournments shall require the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), the approval of the Parent Share Issuance shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Parent’s shareholders in connection with the adoption of this Agreement) that Parent shall propose to be acted on by the shareholders of Parent at the Parent Shareholder Meeting.

(g) It is the intention of the parties hereto that, and each of the parties shall reasonably cooperate and use their commercially reasonable efforts to cause, the date and time of the Company Shareholder Meeting and the Parent Shareholder Meeting be coordinated such that they occur on the same calendar day (and in any event as close in time as possible).

(h) Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article 7, (x) in the event that the Company Board makes a Company Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of Company Common Stock to obtain the Company Shareholder Approval at the Company Shareholder Meeting or any adjournment, recess or postponement thereof, and (y) in the event that the Parent Board makes a Parent Change of Recommendation, Parent shall nevertheless submit this Agreement to the holders of shares of Parent Common Stock to obtain the Parent Shareholder Approval at the Parent Shareholder Meeting or any adjournment, recess or postponement thereof.

Section 5.7 Employee Matters.

(a) From and after the First Effective Time, the Company shall, and Parent shall cause the Company to, honor all Company Benefit Plans in accordance with their terms as in effect immediately before the First Effective Time (including terms permitting the amendment or termination of such Company Benefit Plans). For a period of one (1) year following the First Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries as of immediately prior to the First Effective Time who remains employed by Parent or its Subsidiaries following the First Effective Time (“Company Employees”) (i) base compensation, cash incentive opportunities, and target equity incentive opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the First Effective Time (it being understood that in lieu of equity compensation awards, Parent may provide Company Employees who, as of immediately prior to the First Effective Time, were eligible to receive Company equity compensation awards, long-term incentive awards that are settled in cash in an amount sufficient to replace the grant date value of the Company Employee’s equity compensation opportunity immediately prior to the First Effective Time; provided, that, except as set forth in this Section 5.7(a), such long-term incentive awards shall have the same terms and conditions as those applicable to the equity awards granted by Parent to its similarly situated employees), and (ii) employee benefits (excluding severance, retention, change in control, bonuses, equity or equity based compensation, paid time off, defined benefit plans and retiree medical or welfare plans or arrangements) that are no less favorable in the aggregate than such employee benefits provided to the Company Employee immediately before the First Effective Time. Without limiting the generality of the foregoing, (A) Parent shall or shall cause to be provided to each Company Employee whose employment terminates during the one-year period following the First Effective Time under circumstances that would give rise to severance benefits under the Company Benefit Plans set forth on Section 5.7(a) of the Company Disclosure Schedules (the “Company Severance Plans”), severance benefits in accordance with the terms of the applicable Company

Severance Plan in which such Company Employee is eligible to participate immediately prior to the First Effective Time and (B) during such one-year period following the First Effective Time, severance benefits offered to each Company Employee shall be determined taking into account all service with the Company, its Subsidiaries (and including, on and after the First Effective Time, the Second Surviving Company and any of its Affiliates) and without taking into account any reduction after the First Effective Time in compensation paid or benefits provided to such Company Employee. Notwithstanding the foregoing, the terms and conditions of employment, including, without limitation, with respect to compensation, benefits, work rules and other terms of employment, for any Company Employee who is represented by a labor union or other labor organization shall be governed by the terms of the applicable Company Labor Agreement.

(b) For a period of one (1) year following the First Effective Time, Parent shall, or shall cause its applicable Affiliate to, maintain for each Company Employee a paid time off policy that is no less favorable than the paid time off policy in effect for similarly situated employees of the Company immediately prior to the First Effective Time, including with respect to the rate and timing of accrual, the number of paid time off days provided and the treatment of unused paid time off upon termination of employment (including any cash-out rights).

(c) For all purposes (including for purposes of vesting, eligibility to participate, benefit accrual and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the First Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the First Effective Time, to the same extent as such Company Employee was entitled, before the First Effective Time, to credit for such service under any analogous Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the First Effective Time; provided that the foregoing shall not apply (w) for purposes of any closed or frozen plans, (x) for any purpose under any defined benefit pension plans or retiree health and welfare plans, in each case, that were not sponsored by the Company or its Subsidiaries prior to the First Effective Time, (y) for purposes of qualifying for subsidized early retirement benefits under any program that was not sponsored by the Company or its Subsidiaries prior to the First Effective Time, or (z) to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall provide that each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plan that is a group health plan to the extent coverage under such New Plan replaces an analogous Company Benefit Plan in which such Company Employee participated immediately before the First Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan that is a group health plan and in which any Company Employee participates, Parent shall use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the analogous plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the First Effective Time, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) To the extent requested in writing by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall, or shall cause its applicable Affiliate to, take all actions necessary to terminate each Company Benefit Plan that is a tax-qualified defined contribution 401(k) retirement plan that exclusively covers non-union employees (the “Company Non-Union 401(k) Plans”), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company Non-Union 401(k) Plans shall become fully vested in any unvested portion of their Company Non-Union 401(k) Plan accounts as of the date such plan is terminated. If the

Company Non-Union 401(k) Plans are terminated, the Company shall provide Parent with evidence that the Company Non-Union 401(k) Plans have been terminated (effective no later than immediately prior to the Closing Date and contingent on the Closing) pursuant to resolutions of the Company or its applicable Affiliate, which such resolutions shall be provided to Parent at least three (3) Business Days prior to the Closing Date and shall be subject to Parent’s review and comment. If the Company Non-Union 401(k) Plans are terminated, Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) that will cover such eligible Company Employees who had participated in a Company Non-Union 401(k) Plan and shall cover such eligible Company Employees in the applicable Parent 401(k) Plan effective as of the Closing Date. In connection with the termination of the Company Non- Union 401(k) Plans, Parent shall cause the Parent 401(k) Plan to accept from the Company Non-Union 401(k) Plans the “direct rollover” of the account balance (including notes representing outstanding loans that are not in default) of each Company Employee who participated in a Company Non-Union 401(k) Plan as of the date such plans are terminated and who elects such direct rollover in accordance with the terms of the applicable Company Non-Union 401(k) Plan and the Code.

(e) Without limiting the generality of Section 8.10, the provisions of this Section 5.7(e) are solely for the benefit of the parties to this Agreement, and no current or former director, employee or consultant or any other Person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed to create, establish, terminate or amend any Company Benefit Plan or Parent Benefit Plan or other compensation or benefit plan or arrangement for any purpose or otherwise shall prevent Parent, the Second Surviving Company or any of their Affiliates from terminating the employment of any Company Employee, or amending any Company Benefit Plan or Parent Benefit Plan.

Section 5.8 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement (including Section 5.8(c)), each of the parties hereto shall use their reasonable best efforts to (and shall cause each of their respective Affiliates to) take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions to Closing set forth in Article 6 of this Agreement to be satisfied and to consummate and make effective the Mergers and the other transactions contemplated by this Agreement prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations, notices, notifications, petitions, applications, reports and other filings and the taking of all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents from third parties, (iii) the defending of any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement, or seeking to prohibit or delay the Closing and (iv) the execution and delivery of any additional instruments necessary, proper or advisable to consummate, and to fully carry out the purposes of the transactions contemplated by this Agreement; provided, that solely with respect to approvals from third parties other than from Governmental Entities and other than under Railroad Laws or Antitrust Laws as provided in this Section 5.8, in no event shall either the Company or Parent or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise.

(b) Without limiting the foregoing, but subject to the terms and conditions herein (including Section 5.8(c)), the Company, Parent and each Merger Sub shall (i) promptly, but in no event later than six (6) months after the date of this Agreement, file the Application with the STB (provided, however, that if the STB issues an order or otherwise implements a regulatory change that materially impedes the filing of the Application, the Company, Parent and each Merger Sub shall file the Application as reasonable in light of such order or regulatory change), (ii) as promptly as practicable and advisable, file any and all notification and report forms to the CNA and the FCC required under applicable Law with respect to the Mergers and the other transactions contemplated by this Agreement, and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under applicable Law as soon as practicable after the date of this Agreement, (iii) cooperate with each other in (A) determining whether any other filings are required to be made with, or Consents are required to be obtained from, or with respect to, any third parties or Governmental Entities, including under other applicable Antitrust Laws and Railroad Laws and/or in connection with the Company Approvals and Parent Approvals, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) making all such filings as promptly as practicable and advisable and timely obtaining all such Consents, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using reasonable best efforts to take all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity may assert under any Law (including in connection with the Company Approvals and Parent Approvals) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur prior to the End Date, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or disposition of any and all of the share capital or other equity interest, assets (whether tangible or intangible), products or businesses of Parent and its Subsidiaries or of the Company and its Subsidiaries, (B) otherwise taking or committing to take any actions that after the First Effective Time would limit Parent’s or its Subsidiaries’ (including the Second Surviving Company’s) freedom of action with respect to, or their ability to retain, or otherwise agreeing to any restriction, requirement or limitation with respect to their or one or more of their Subsidiaries’ (including the Second Surviving Company’s) assets (whether tangible or intangible), products, or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would otherwise have the effect of preventing or delaying the Closing and (C) committing to take the actions set forth on Section 5.8(b)(iv)(C) of the Company Disclosure Schedules, subject to the limitations set forth therein (any such action or limitation described in this clause (iv), including (A), (B) and (C), each a “Restriction”). As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean the STB Approval and the CNA Approval, and the term “Application” shall mean the application contemplated by 49 C.F.R. § 1180.4(c) with respect to the Mergers and the other transactions contemplated hereby.

(c) Notwithstanding anything to the contrary in Section 5.8(a), Section 5.8(b) or any other provision of this Agreement, in no event shall Parent or any of its Affiliates (including, for purposes of this sentence, the Company and its Subsidiaries, after giving effect to the Mergers) be required to take, or commit to take, or agree to or accept any (i) Non-Required Restriction (as such term is defined on Section 5.8(c) of the Company Disclosure Schedules), (ii) voting trust agreement or other similar agreement that has the effect of requiring the deposit of the outstanding shares of the Second Surviving Company into a voting trust or similar arrangement (a “Voting Trust Restriction”) or (iii) material alteration of the conditions imposed on regulatory approval of transactions involving Parent or the Company, or their respective Subsidiaries, prior to the date of this Agreement (a “Prior Transaction Restriction”) (any of the foregoing actions or limitations described in clauses (i) through (iii), each a “Materially Burdensome Regulatory Condition”). Neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company or its Subsidiaries only from and after the First Effective Time in the event that the Closing occurs and is expressly permitted pursuant to this Section 5.8. The Company and its Subsidiaries shall not agree to any such actions without the prior written consent of Parent which, subject to and without limiting Parent’s obligations under this Section 5.8, may be granted or withheld in Parent’s sole discretion.

(d) The Company, Parent and each Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 5.8(d), and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and each Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly informing and furnishing the other with copies of notices or other communications received or given by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from or to any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and each Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity (except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. Section 800.502(c)(5)(vi) or that otherwise is requested by any Governmental Entity to remain confidential from the other parties); provided, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns; provided, further that each party may reasonably designate any competitively sensitive material provided to the other under this Section 5.8 as “Outside Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.8 in a manner so as to preserve the applicable privilege. Each of Parent and the Merger Subs agrees not to initiate, and each of the Company, Parent and the Merger Subs agrees not to participate in, any meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. In the event that any information in the filings submitted pursuant to this Section 5.8(d) or any such supplemental information furnished in connection therewith is deemed confidential by either party, the parties shall maintain the confidentiality of the same, and the parties shall seek authorization from the applicable Governmental Entity to withhold such information from public view.

(e) Subject to the obligations of this Section 5.8, Parent shall, in its sole discretion, devise and implement the strategy and timing for obtaining any Consents required under any applicable Law in connection with the transactions contemplated by this Agreement and Parent shall, for the avoidance of doubt, have the final authority in its sole discretion over all decisions in respect of all matters addressed in this Section 5.8, including the development, presentation and conduct of, and all decisions with respect to, the matters relating to obtaining the Requisite Regulatory Approvals, including any decisions with respect to timing, content, negotiations and any communications regarding any Restrictions. Parent shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining such Consents; provided, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategy and timing. The Company and its Subsidiaries shall not (i) initiate any such discussions or proceedings with any Governmental Entity, or (ii) take or agree to take any actions (other than any ministerial actions including preparatory activities and discussions involving only the Company and its Representatives) or agree to any restrictions or conditions with respect to obtaining any Consents in connection with the Mergers and the other transactions contemplated by this Agreement without the prior written consent of Parent, other than, in each case, as expressly permitted or expressly required to be taken by the Company and its Subsidiaries pursuant to this Section 5.8. For the avoidance of doubt, all references to this Section 5.8 in this Agreement shall be deemed to include Section 5.8 of the Company Disclosure Schedules.

(f) In furtherance and not in limitation of the other covenants of the parties contained in this Section 5.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Company, Parent and the Merger Subs shall cooperate in all respects with each other and shall contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers and the other transactions contemplated by this Agreement.

Section 5.9 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Subs and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10 Public Announcements. The Company, on the one hand, and Parent and the Merger Subs, on the other hand, shall consult with and provide each other a reasonable opportunity to review and comment on, and consider in good faith any reasonable comments by the other party on, any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided, that the restrictions in this Section 5.10 shall not apply (a) subject to Section 5.4, to any Company press release or other public statement regarding a Company Alternative Proposal and matters related thereto or a Company Change of Recommendation, (b) subject to Section 5.5, to any Parent press release or other public statement regarding a Parent Alternative Proposal and matters related thereto or a Parent Change of Recommendation, (c) in connection with any dispute between the parties regarding this Agreement, the Mergers or the other transactions contemplated hereby or (d) to any statements made by the Company or Parent in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 5.10. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement.

Section 5.11 Indemnification and Insurance.

(a) Parent, each Merger Sub and the Company agree that, for a period of six (6) years after the First Effective Time, all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation, bylaws or other organizational documents or in any indemnification agreements made available to Parent prior to the date of this Agreement shall survive the Mergers and shall continue at and after the First Effective Time in full force and effect. For a period of six (6) years after the First Effective Time, Parent and the Second Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company and its Subsidiaries’ certificates of incorporation, bylaws or similar organizational documents in effect as of the date of this Agreement and any indemnification agreements of the Company or any of its Subsidiaries with any of their respective directors or officers made available to Parent prior to the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the First Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, that all rights to indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding or resolution of such claim, even if beyond such six-year period.

(b) The Second Surviving Company shall, and Parent shall cause the Second Surviving Company to, to the fullest extent permitted under applicable Law and the Company and its Subsidiaries’ certificates of incorporation, bylaws or similar organizational documents in effect as of the date of this Agreement and any indemnification agreements made available to Parent prior to the date of this Agreement, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the written request of the Company or its Subsidiaries (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Proceeding”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the First Effective Time. In the event of any such Proceeding, the Second Surviving Company shall cooperate with the Indemnified Party in the defense of any such Proceeding.

(c) For a period of six (6) years from the First Effective Time, Parent and the Second Surviving Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the First Effective Time; provided, that Parent and the Second Surviving Company shall not be required to pay an aggregate annual premium in excess of 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement in respect of such coverage required to be maintained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. In lieu of the foregoing, the Company shall, at Parent’s request and in reasonable consultation with Parent, purchase, prior to the First Effective Time, six-year prepaid “tail” insurance on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the First Effective Time, including with respect to the transactions contemplated hereby; provided, that the Company shall not commit or spend on such “tail” insurance, in the aggregate, more than 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement for the Company’s current policies of directors’ and officers’ liability and fiduciary liability insurance, and if the cost of such “tail” insurance would otherwise exceed such amount, the Company shall purchase, in consultation with Parent, as much coverage as reasonably practicable for up to such limit. Parent and the Second Surviving Company shall cause such insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Second Surviving Company.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation, bylaws or other organizational documents of the Company, any of its Subsidiaries or the Second Surviving Company, any other indemnification arrangement, the VSCA, the VLLCA or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Mergers and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event that Parent, the Second Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Second Surviving Company, as the case may be, shall assume their respective obligations set forth in this Section 5.11.

Section 5.12 Financing Cooperation.

(a) The Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent in writing, in connection with the offering, arrangement, syndication, consummation, issuance or sale of any debt financing required to fund the Financing Amounts (the “Debt Financing”) (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including, to the extent so requested, using reasonable best efforts to:

(i) furnish promptly to Parent the Financing Information;

(ii) assist Parent in its preparation of pro forma financial statements and pro forma information to the extent necessary or reasonably requested by Parent in connection with any Debt Financing;

(iii) provide reasonable and customary assistance to Parent in the preparation of (A) customary offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations which, in each case, as is customary and appropriate, may incorporate by reference periodic and current reports filed by the Company with the SEC;

(iv) make senior management of the Company and its Subsidiaries available, at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one conference or virtual calls with Financing Parties and potential Financing Parties), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication activities, provided, at the Company’s option in consultation with Parent, any such meeting or communication may be conducted virtually by videoconference or other media;

(v) cause the Company’s independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause the Company’s independent registered accounting firm (A) to provide customary comfort letters (including “negative assurance” comfort), in each case in customary form in connection with any capital markets transaction comprising a part of the Debt Financing, including at the time of pricing and closing, to the applicable Financing Parties, (B) if required, provide consents with respect to financial statements for the Company and its Subsidiaries for inclusion or incorporation by reference in documents referred to in clause (iii) of this Section 5.12(a) and (C) participate in a reasonable number of due diligence and drafting sessions; provided, at the Company’s option, any such session may be conducted virtually by videoconference or other media, and including by using reasonable best efforts to provide customary representation letters to the extent required by such independent registered accounting firm in connection with the foregoing;

(vi) provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with any syndicated bank financing;

(vii) assist in obtaining or updating corporate and facility credit ratings;

(viii) assist in the negotiation, preparation and, substantially concurrently with, conditioned upon, and effective subject to the occurrence of, the Closing, execution of any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees and customary closing certificates, as may be reasonably requested by Parent, in each case as contemplated in connection with the Debt Financing;

(ix) cooperate with internal and external counsel of Parent in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Debt Financing;

(x) cooperate with the due diligence requests of Parent and providing access to documents and other information in connection with customary due diligence investigations;

(xi) deliver, prior to Closing, to the extent reasonably requested in writing in advance thereof, all documentation and other information regarding the Company and its Subsidiaries that any Financing Party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

(xii) at Parent’s written request, cooperate with and use reasonable best efforts to provide all reasonable assistance to Parent with respect to (A) the prepayment of some or all amounts outstanding under the Company Existing Indebtedness, including (x) using reasonable best efforts to prepare and submit customary notices in respect of any such prepayment provided that such prepayment shall be contingent upon the occurrence of the Closing, and (y) using reasonable best efforts to obtain from the lenders or agents, as applicable, under the Company Existing Indebtedness customary payoff letters in respect of such Company Existing Indebtedness and (B) the matters set forth on Section 5.12(a)(xii) of the Company Disclosure Schedules;

(xiii) consent to the use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill; and

(xiv) cause the Company and its Subsidiaries to facilitate the taking of all reasonable and customary corporate action, limited liability company action or other organizational action, as applicable, none of which shall become effective prior to the Closing, necessary to permit and/or authorize the consummation of the Debt Financing.

(b) The foregoing notwithstanding, none of the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.12 that would: (i) require the Company or its Subsidiaries or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement (except for the authorization letters contemplated by Section 5.12(a)(vi)) unless (x) such officers or directors are to remain as directors and/or officers of the Company or the applicable Subsidiaries on and after the Closing Date and (2) the effectiveness thereof is contingent upon and effective after the Closing, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to (x) pay any commitment or other similar fee prior to the Closing, (y) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with the Debt Financing prior to the Closing or (z) have any obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee or shareholder of the Company or any of its Subsidiaries to incur any personal liability, (v) conflict with the Organizational Documents of the Company or any of its Subsidiaries or any applicable Laws, (vi) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any material Contract to which the Company or any of its Subsidiaries is a party, (vii) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Subsidiaries, (viii) require the Company to prepare any financial statements or information (other than the Financing Information) that are not available to it and prepared in the ordinary course of its financial reporting practice, or (ix) require the Company to prepare or deliver any Excluded Information. Nothing contained in this Section 5.12 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its representatives pursuant to this Section 5.12 and any information used in connection therewith, other than to the extent any such costs or losses are the result of the gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or their respective Representatives.

(c) The parties hereto acknowledge and agree that the provisions contained in this Section 5.12 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the offering, arrangement, syndication, consummation, issuance or sale of any Debt Financing to be obtained by Parent with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 5.12 shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b), unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing.

(d) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Parent shall be permitted to disclose such information to (i) prospective lenders and investors during syndication and marketing of the Debt Financing that agree to confidentiality undertakings customary for financing transactions of investment grade borrowers (including customary “click-through” confidentiality undertakings and confidentiality provisions contained in customary confidential information memoranda or other offering memoranda), (ii) on a confidential basis to rating agencies, (iii) in the case of any part of the Debt Financing consisting of debt securities, to the extent required to be included in any prospectus, private placement memorandum or other similar offering document in connection with the Debt Financing and (v) otherwise to the extent necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.

Section 5.13 Financing. Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts at or before the Closing. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to obtain funds sufficient to fund the Financing Amounts. The foregoing notwithstanding, compliance by Parent with this Section 5.13 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing or any other financing is available.

Section 5.14 Stock Exchange De-listing; 1934 Act Deregistration Stock Exchange Listing.

(a) The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the SEC to enable the de- listing by the Second Surviving Company of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the First Effective Time.

(b) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Effective Time.

Section 5.15 Rule 16b-3. Prior to the First Effective Time, the Company and Parent, and the Company Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall take such actions as may be reasonably necessary or advisable to cause any dispositions of Company equity securities and any acquisition of Parent equity securities (in each case including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Shareholder Litigation. Each of the Company and Parent shall keep the other reasonably informed of, and cooperate with such party in connection with, any shareholder litigation or claim against such party and/or its directors or officers relating to the Mergers or the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim and the Company shall not compromise or settle, or agree to compromise or settle, any shareholder litigation or claim arising or resulting from the transactions contemplated by this Agreement without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.17 Certain Tax Matters.

(a) The parties shall (and shall cause their respective Subsidiaries to) (i) use their respective reasonable best efforts to cause the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any action or fail to take any action if such action or such failure is intended or could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report, and intend to cause their respective Subsidiaries to report, the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of Parent and the Company will, upon reasonable request by the other, use their respective reasonable best efforts and reasonably cooperate with one another in connection with the issuance to Parent or the Company of an opinion of external counsel relating to the Intended Tax Treatment (including if the SEC requires an opinion regarding the Intended Tax Treatment to be prepared and submitted in connection with the declaration of effectiveness of the Proxy Statement/Prospectus, such opinion to be prepared by Wachtell, Lipton, Rosen and Katz (or such other counsel as may be reasonably acceptable to each of Parent and the Company)). In connection with the foregoing, each of Parent and the Company shall use reasonable best efforts to deliver to the relevant counsel, upon reasonable request therefore, certificates (dated as of the necessary date and signed by an officer of the Company or Parent, as applicable), in form and substance reasonably acceptable to such counsel, containing customary representations reasonably necessary or appropriate for such counsel to render such opinion.

(c) Parent shall promptly notify the Company if, at any time before the First Effective Time, Parent becomes aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) The Company shall promptly notify Parent if, at any time before the First Effective Time, the Company becomes aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.18 Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on shares of Company Common Stock, subject to applicable Law and the approval of the Company Board and the Parent Board, as applicable, so that holders of shares of Company Common Stock do not receive dividends both on shares of Company Common Stock and Parent Common Stock received in the Mergers in respect of any calendar quarter or fail to receive a dividend on one of either shares of Company Common Stock or Parent Common Stock received in the Mergers for any calendar quarter.

Section 5.19 Merger Sub Shareholder Approvals. Promptly following the execution of this Agreement, Parent (in its capacity as sole shareholder of the Merger Subs) shall execute and deliver, in accordance with applicable Law and the applicable Merger Sub’s articles of incorporation, articles of organization and bylaws, as applicable, a written consent approving and adopting this Agreement and the transactions contemplated thereby.

Section 5.20 Treatment of Company Existing Indebtedness. The Company shall use reasonable best efforts to deliver to Parent, at least four (4) Business Days prior to the Closing Date, drafts of, and on or prior to the Closing Date, executed copies of, customary payoff letters from the agent or lenders, as applicable, under the Company Existing Indebtedness (a) setting forth the amount required to pay off in full on the Closing Date the indebtedness and other obligations outstanding under the Company Existing Indebtedness and all other related loan documents (including, but not limited to, the outstanding principal, accrued and unpaid interest and prepayment and other penalties) (the “Payoff Amount”), (b) setting forth the wire transfer instructions for the payment of the Payoff Amount and (c) terminating the Company Existing Indebtedness and all other related loan documents, in each case, automatically upon receipt of the Payoff Amount. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts (in each case subject to the payment of the Payoff Amount) (x) to deliver to Parent (or the agent or lenders, as applicable, under the Company Existing Indebtedness, in the case of prepayment and termination notices) on or prior to the Closing (or on or prior to the date required under the Company Existing Indebtedness, in the case of prepayment and termination notices), in customary form, all the documents, filings and notices required for the termination of the Company Existing Indebtedness.

Section 5.21 Transition. In order to facilitate the integration and the operations of the Company and Parent and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis after the First Effective Time, and in an effort to accelerate to the earliest time possible after the First Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized as a result of the Mergers, the parties shall promptly after the date of this Agreement establish a transition planning team (the “Transition Team”), which shall consist of members of senior management of each of the Company and Parent and be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Parent and the Company. Subject to applicable Law, the Transition Team shall be responsible for developing and implementing a detailed action plan for the combination of the businesses from and after the First Effective Time and shall (i) confer on a regular and continued basis regarding the status of the transition and integration planning process (with reasonable frequency), (ii) communicate and consult with its members with respect to the manner in which the respective businesses will be conducted from and after the First Effective Time and (iii) coordinate human resources, information technology, operations (including rail network planning), finance and accounting integration. Parent shall consider in good faith the recommendations of the Transition Team in implementing the integration.

ARTICLE 6

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Obligation of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) The Company Shareholder Approval shall have been obtained. (b) The Parent Shareholder Approval shall have been obtained.

(c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced.

(d) No injunction or similar Order by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect that prohibits or makes illegal the consummation of the Mergers.

(e) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(f) The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of Parent and each Merger Sub set forth in Section 4.2(a) and Section 4.17 shall be true and correct, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies; (ii) the representations and warranties of Parent and each Merger Sub set forth in Section 4.11(a) shall be true and correct in all respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time; (iii) the representations and warranties of Parent and each Merger Sub set forth in the first sentence of Section 4.1(a), Section 4.2(b), Section 4.3(a), Section 4.3(b) and Section 4.19 shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of Parent and each Merger Sub set forth in Article 4 shall be true and correct at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct (for purposes of this Section 6.2(a), without giving effect to any materiality, Parent Material Adverse Effect or similar qualifications therein, other than in Section 4.11(a)) would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and each Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or is reasonably likely to have, a Parent Material Adverse Effect that is continuing.

(d) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Subs to Effect the Mergers. The obligations of Parent and each Merger Sub to effect the Mergers are further subject to the satisfaction (or waiver by Parent to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 3.2(a) (other than the last sentence thereof) shall be true and correct, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies; (ii) the representations and warranties of the Company set forth in Section 3.14(a) shall be true and correct in all respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time; (iii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.2(b), Section 3.3(a), Section 3.3(b) and Section 3.27 shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of the Company set forth in Article 3 shall be true and correct in all respects at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct (for purposes of this Section 6.3(a), without giving effect to any materiality, Company Material Adverse Effect or similar qualifications therein, other than in Section 3.14(a) and Section 3.23) would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or is reasonably likely to have, a Company Material Adverse Effect that is continuing.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e) No Requisite Regulatory Approvals shall have resulted in the imposition, individually or in the aggregate, of any Materially Burdensome Regulatory Condition.

(f) No injunction or similar Order by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect that imposes, individually or in the aggregate, a Materially Burdensome Regulatory Condition.

Section 6.4 Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any covenant or agreement of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination or Abandonment. This Agreement may be terminated and abandoned prior to the First Effective Time, whether before or after any approval by the shareholders of the Company or the shareholders of Parent of the matters presented in connection with the Mergers:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) (A) the First Effective Time shall not have occurred on or before January 28, 2028 (the “End Date”) and (B) the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of the failure to consummate the Mergers on or before such date; provided that, to the extent the condition to Closing set forth in Section 6.1(e) has not been satisfied or waived on or prior to the End Date, but all other conditions to Closing set forth in Article 6 have been satisfied or waived (except for Section 6.1(f) and those conditions that by their nature are to be satisfied at the Closing), the End Date shall be automatically extended by the aggregate number of days (if any) during which the process for obtaining the STB Approval following the prefiling notification pursuant to 49 C.F.R. § 1180.4(b) is extended due to (i) any Order by the STB requiring Parent and/or Company to submit additional information or (ii) the regulatory or statutory deadlines associated with the process for obtaining the STB Approval being suspended, tolled, or extended for any reason, and after having given effect to any extension under the foregoing clause (i) or (ii), for three (3) additional Business Days;

(ii) any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar Order permanently enjoining or prohibiting the consummation of the Mergers, and such injunction or Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of such injunction or Order;

(iii) if the Company Shareholder Meeting (after giving effect to any adjournments or postponements thereof) shall have been held and been concluded and the Company Shareholder Approval shall not have been obtained; or

(iv) if the Parent Shareholder Meeting (after giving effect to any adjournments or postponements thereof) shall have been held and been concluded and the Parent Shareholder Approval shall not have been obtained;

(c) by the Company:

(i) if Parent or either Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) cannot be cured by the End Date or, if curable, is not cured within forty-five (45) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii) prior to the receipt of the Parent Shareholder Approval, if the Parent Board shall have effected a Parent Change of Recommendation; or

(iii) prior to the receipt of the Parent Shareholder Approval, if Parent shall have materially breached Section 5.5;

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be cured by the End Date or, if curable, is not cured within forty-five (45) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, that Parent shall not have a right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or either Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii) prior to the receipt of the Company Shareholder Approval, if the Company Board shall have effected a Company Change of Recommendation; or

(iii) prior to the receipt of the Company Shareholder Approval, if the Company shall have materially breached Section 5.4.

Section 7.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, the terminating party shall forthwith give written notice thereof to the other party or parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, either Merger Sub or their respective Subsidiaries or Affiliates, except that: (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, if, as and when required pursuant to Section 7.3; (ii) no such termination shall relieve any party for liability for such party’s fraud or willful and material breach of any covenant or obligation contained in this Agreement prior to its termination (in which case the aggrieved party shall be entitled to seek all rights and remedies available at law or in equity, including for the avoidance of doubt, in the case of the Company, damages based on the loss of premium offered to each holder of Company Common Stock, which damages the Company shall be entitled to retain); and (iii) the Confidentiality Agreement, the provisions of the last sentence of Section 5.12(b) and the provisions of Section 5.3(c), Section 5.12(c), this Section 7.2, Section 7.3 and Article 8 shall survive the termination hereof.

Section 7.3 Termination Fees.

(a) Company Termination Fee. If (A) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) at a time when Parent had the right to terminate pursuant to Section 7.1(d)(ii), or (C) (x) after the date of this Agreement, a Company Alternative Proposal (substituting in the definition thereof “50%” for “10%” in each place each such term appears) is publicly proposed or publicly disclosed, and not publicly withdrawn at least two (2) Business Days, prior to the Company Shareholder Meeting (a “Company Qualifying Transaction”), (y) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(iii) or, solely if the Company Shareholder Approval has not been obtained, Section 7.1(b)(i), or (2) Parent pursuant to Section 7.1(d)(i), and (z) concurrently with or within twelve (12) months after such termination, the Company (1) consummates a Company Qualifying Transaction or (2) enters into a definitive agreement providing for a Company Qualifying Transaction and later consummates such Company Qualifying Transaction, then the Company shall pay to Parent in consideration of Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, a fee of $2,500,000,000 (two billion five hundred million dollars) in cash (the “Company Termination Fee”), such payment to be made, in the case of clause (A) above, within two (2) Business Days after such termination; in the case of clause (B) above, with respect to a termination by Parent, within two (2) Business Days after such termination, or with respect to a termination by the Company, concurrently with such termination; or in the case of clause (C) above, within two (2) Business Days after the consummation of such Company Qualifying Transaction; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. On the payment by the Company of the Company Termination Fee as and when required by this Section 7.3(a), none of the Company, its Subsidiaries or their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, either Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 7.2.

(b) Parent Termination Fees.

(i) If this Agreement is terminated by the Company or Parent pursuant to any of (A) Section 7.1(b)(i), and at the time of such termination, (1) one or more of the conditions set forth in Section 6.1(d) (solely as a result of an injunction or Order entered or issued by a Governmental Entity pursuant to any Railroad Law, Antitrust Law or similar Law), Section 6.1(e), Section 6.3(e) or Section 6.3(f) has not been satisfied or waived and (2) all of the other conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (except for Section 6.1(f) and those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions were then capable of being satisfied if the Closing had taken place), or (B) Section 7.1(b)(ii) (solely as the result of a final and non-appealable Order entered or issued by a Governmental Entity pursuant to any Railroad Law, Antitrust Law or similar Law), then Parent shall pay to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $2,500,000,000 (two billion five hundred million dollars) in cash (the “Regulatory Termination Fee”), with such payment to be made within three (3) Business Days of such termination.

(ii) If (A) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iv) at a time when the Company had the right to terminate pursuant to Section 7.1(c)(ii), or (C) (x) after the date of this Agreement, a Parent Alternative Proposal (substituting in the definition thereof “50%” for “10%” in each place each such term appears) is publicly proposed or publicly disclosed, and not publicly withdrawn at least two (2) Business Days, prior to the Parent Shareholder Meeting (a “Parent Qualifying Transaction”), (y) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(iv) or, solely if the Parent Shareholder Approval has not been obtained, Section 7.1(b)(i), or (2) the Company pursuant to Section 7.1(c)(i), and (z) concurrently with or within twelve (12) months after such termination, Parent (1) consummates a Parent Qualifying Transaction or (2) enters into a definitive agreement providing for a Parent Qualifying Transaction and later consummates such Parent Qualifying Transaction, then Parent shall pay to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $2,500,000,000 (two billion five hundred million dollars) in cash (the “Parent Termination Fee”), such payment to be made, in the case of clause (A) above, within two (2) Business Days after such termination; in the case of clause (B) above, with respect to a termination by the Company, within two (2) Business Days after such termination, or with respect to a termination by Parent, concurrently with such termination; or in the case of clause (C) above, within two (2) Business Days after the consummation of such Parent Qualifying Transaction; it being understood that in no event shall Parent be required to pay both the Parent Termination Fee and the Regulatory Termination Fee or either of the Parent Termination Fee or the Regulatory Termination Fee on more than one occasion.

(c) Acknowledgments. Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a), Parent would not have entered into this Agreement and that, without Section 7.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 7.3, the Company or Parent, as applicable, shall pay to Parent or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee, the Parent

Termination Fee or the Regulatory Termination Fee, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee becomes payable by, and is paid by, the Company to Parent or Parent to the Company, as applicable, such Company Termination Fee, Parent Termination Fee or Regulatory Termination Fee, as applicable shall be the receiving party’s sole and exclusive remedy pursuant to this Agreement. The parties further acknowledge that none of the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee shall constitute a penalty but is in consideration for a disposition of the rights of the recipient under this Agreement and represents liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances (which do not involve fraud or willful and material breach by the other party of this Agreement) in which the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision. The parties further acknowledge that the right to receive the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee, as applicable, shall not limit or otherwise affect any such party’s right to specific performance as provided in Section 8.5.

ARTICLE 8

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Mergers, except for covenants and agreements that contemplate performance after the First Effective Time or otherwise expressly by their terms survive the First Effective Time.

Section 8.2 Expenses. Except as set forth in Section 5.11, Section 5.12 or Section 7.3, whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that all filing fees paid by any party in respect of any regulatory filing (including any and all filings under the Antitrust Laws and/or in respect of the Company Approvals or Parent Approvals) shall be borne by Parent. Except as otherwise provided in Section 2.2(b)(ii), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to, or as a result of, the Mergers shall be borne by Parent, the First Surviving Corporation or the Second Surviving Company, and expressly shall not be a liability of holders of Company Common Stock.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties.

Section 8.4 Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware (except that matters relating to the fiduciary duties of (x) the Company Board shall be subject to the laws of the State of Virginia and (y) the Parent Board shall be subject to the laws of the State of Utah). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) provided that if the subject matter over the matter is the subject of the action or proceeding is vested exclusively in the United States federal courts, such action or proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.4 in the manner provided for notices in Section 8.7. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 8.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or the Merger Subs:

Union Pacific Corporation

1400 Douglas Street, Stop 1580

Omaha, Nebraska 68179

Attention: V. James Vena

Christina B. Conlin

Email:   JimVena@up.com

Christina.Conlin@up.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Paul T. Schnell, Esq.

Brandon Van Dyke, Esq.

Dohyun Kim, Esq.

Email:   Paul.Schnell@skadden.com

Brandon.VanDyke@skadden.com

Dohyun.Kim@skadden.com

And a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention: Derek Ludwin, Esq.

Michael L. Rosenthal, Esq.

Email:   dludwin@cov.com

mrosenthal@cov.com

To the Company:

Norfolk Southern Corporation

650 West Peachtree Street NW

Atlanta, Georgia 30308-1925

Attention: Mark R. George

Jason M. Morris

Email:   Mark.George@nscorp.com

Jason.Morris2@nscorp.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy, Esq.

Jacob A. Kling, Esq.

Email:   EDHerlihy@wlrk.com

JAKling@wlrk.com

or to such other address as a party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when sent by email, (b) on proof of service when sent by reliable overnight delivery service, (c) on personal delivery in the case of hand delivery or (d) on receipt of the return receipt when sent by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction.

If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Except for (a) the provisions of Article 2 (which, from and after the First Effective Time, shall be for the benefit of holders of the Company Common Stock (including Company Equity Awards) as of immediately prior to the First Effective Time), Section 5.11 (which, from and after the First Effective Time, shall be for the benefit of the Indemnified Parties), and the provisions of the last sentence of Section 5.12(b) (which shall be for the benefit of the express beneficiaries thereof) and (b) the rights of the Company, on behalf of the Company’s shareholders (each of which are third party beneficiaries of this Agreement to the extent required for the provision to be enforceable), and the rights of Parent, on behalf of Parent’s shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 8.5 or, if specific performance is not sought or granted as a remedy, seek damages (in which case the aggrieved party shall be entitled to seek all rights and remedies available at law or in equity, including for the avoidance of doubt, in the case of the Company, damages based on the loss of premium offered to each holder of Company Common Stock, which damages the Company shall be entitled to retain) in the event of fraud or willful and material breach of any provision of this Agreement (it being agreed that in no event shall any shareholder of the Company or Parent be entitled to enforce any of their rights, or any of the parties’ obligations, under this Agreement directly in the event of any such breach, but rather that (x) the Company shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the Company’s shareholders, and (y) Parent shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the Parent shareholders, and the Company or Parent, as applicable, may retain any amounts obtained in connection therewith), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein is intended to and shall not confer on any Person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.11 Amendments; Waivers. At any time prior to the First Effective Time, whether before or after receipt of the Company Shareholder Approval and the Parent Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and each Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that (a) after receipt of the Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company and (b) after receipt of the Parent Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the shareholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of Parent. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references herein to “$” or “dollars” shall be to U.S. dollars. Except as otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement defined or referred to herein or in any schedule that is referred to herein means such agreement as from time to time amended, modified or supplemented, including by waiver or consent, together with any addenda, schedules or exhibits to, any purchase orders or statements of work governed by, and any “terms of services” or similar conditions applicable to, such agreement. Any specific law defined or referred to herein or in any schedule that is referred to herein means such law as from time to time amended and to any rules or regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any obligation of the Company or Parent contained in this Agreement to take any action, or refrain from taking any action, shall, with respect to Company’s or Parent’s, as applicable, joint ventures and non-wholly owned Subsidiaries, solely apply to the extent within the Company’s or Parent’s control, as applicable.

Section 8.14 Obligations of Merger Subs. Whenever this Agreement requires either Merger Sub or any other Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub or such Subsidiary, as applicable, to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, and after the First Effective Time, on the part of the First Surviving Corporation or the Second Surviving Company, as applicable, to cause such Subsidiary to take such action.

Section 8.15 Definitions. For purposes of this Agreement, the following terms (as capitalized below) shall have the following meanings when used herein:

“Action” means a claim, action, suit, or proceeding, whether civil, criminal, or administrative.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“AI Technologies” means any machine-based artificial intelligence systems that generate outputs, predictions, content, recommendations, or decisions using any “large language model,” “foundation model,” “machine learning,” “deep learning,” or “natural language processing,” and includes any definition provided by applicable Law for “artificial intelligence,” “generative artificial intelligence,” or any similar term.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade statutes, rules, regulation, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, regulate foreign investments.

“beneficial owner” means, with respect to any securities, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial ownership,” “beneficially own” and “beneficially owned” shall have a correlative meaning.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

“CNA” means the Comisión Nacional Antimonopolio (the Mexican National Antitrust Commission) or its predecessor agencies (the Comisión Federal de Competencia Económica (COFECE) and the Instituto Federal de Telecomunicaciones (IFT)) or any successor agency.

“Commercial Paper Program” means the commercial paper program established pursuant to the Commercial Paper Dealer Agreements, each dated as of June 21, 2024, among the Company, as issuer, and each of Citigroup Global Markets Inc., Wells Fargo Securities, LLC and BofA Securities, Inc., together with all related documents, instruments, guarantees, and agreements, under which the issuer may issue and sell, and the dealers may arrange for the sale of, short-term promissory notes in an aggregate principal amount outstanding at any time not to exceed $800,000,000, and all obligations, liabilities, and indebtedness arising thereunder.

“Company Benefit Plans” means all employee or director compensation and/or pension or other benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees or directors of the Company or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.

“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company Equity Awards” means Company Options, Company RSUs and Company PSUs.

“Company Existing Indebtedness” means (a) that certain Amended and Restated Credit Agreement, dated as of January 26, 2024 (as amended, restated, amended and restated or otherwise modified from time to time), among the Company, the lenders from time to time party thereto, and Wells Fargo Bank, N.A., as administrative agent and swingline lender, (b) the Commercial Paper Program and (c) the Receivables Securitization Facility.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company IT Assets” means all IT Assets owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization to which the Company or any of its Subsidiaries is a party or is otherwise bound.

“Company Material Adverse Effect” means an event, change, occurrence, effect or development that (x) has a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement (including the Mergers), but, solely in the case of clause (x), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Company Common Stock or any change in the credit rating of the Company or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which the Company or its Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Mergers or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities (provided that the exception in this clause (e) shall not apply to references of “Company Material Adverse Effect” in the representations and warranties contained in Section 3.3), (f) the identity of Parent or any of its Affiliates as the acquiror of the Company, (g) compliance with the terms of, or the taking or omission of any action required by this Agreement or consented to (after disclosure to Parent of all material and relevant facts and information) or requested by Parent in writing, (h) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (i) any hurricane, tornado, flood, earthquake, natural disaster, acts of God or other comparable event, (j) any pandemic, epidemic or disease outbreak or other comparable events, (k) changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of this Agreement, (l) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby, or (m) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (d), (h), (i), (j) and (k), if the impact thereof is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Share Plan” means any Company Benefit Plan providing for equity or equity-based compensation.

“Contract” means any legally binding, written or oral contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, agreement, concession, arrangement or other obligation; provided, that “Contracts” shall not include any Company Benefit Plan or Parent Benefit Plan.

“Emergency” means any sudden, unexpected or abnormal event which causes, or imminently risks causing, imminent and substantial physical damage to or the endangerment of the safety of any property, imminent and substantial endangerment of health or safety of any person, or death or injury to any person, or imminent and substantial damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism (including cyber-terrorism), extreme weather events (such as extreme cold or freezing, or extreme heat), epidemics, pandemics, outages, explosions, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods or washouts.

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Equity Award Exchange Ratio” means (a) the Exchange Ratio, plus (b) the quotient of (i) the Cash Consideration divided by (ii) the Parent Share Price, rounded to the nearest one thousandth.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or Parent or any of their respective Subsidiaries, as applicable, as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 1.0.

“Financing Information” means, collectively, (a) audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of income, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for the three (3) most recent fiscal years ended at least 60 days prior to the Closing Date (which Parent hereby acknowledges receiving for the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024) and the “unqualified” audit report of the Company’s independent auditors related thereto (which Parent hereby acknowledges receiving for the three (3) fiscal years ended December 31, 2024), (b) the unaudited consolidated balance sheets and related unaudited consolidated statements of income, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for any subsequent fiscal quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least 40 days prior to the Closing Date (and for the corresponding period of the prior fiscal year) (which Parent hereby acknowledges receiving for the fiscal quarter ended March 31, 2025), reviewed by the independent auditors of the Company, and in the case of each of clauses (a) and (b), prepared in accordance with GAAP and in compliance with Regulation S-X (subject to the limitations set forth in the definition of Excluded Information) and (c) other information as otherwise reasonably necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” and change period comfort) from the Company’s independent accountants; provided, that notwithstanding anything to the contrary in this definition or otherwise, nothing herein shall require the Company or its Affiliates to provide (or be deemed to require the Company or its Affiliates to prepare) any (i) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of a prospectus for registered offerings or an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A promulgated under the Securities Act, as the case may be, (ii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iii) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (iv) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented pursuant to clauses (a) and (b) above, (v) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2022, (vi) financial information that the Company or its Subsidiaries does not maintain in the Ordinary Course of Business or (vii) information not reasonably available to the Company or its Subsidiaries under their respective current reporting systems, in the case of clauses (vi) and (vii), unless any such information would be required in order for the Financing Information provided to Parent by the Company in accordance with this definition to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Financing Information, in light of the circumstances under which they were made, not misleading. For purposes of this Agreement, the information described in clauses (i) through (vii) of this definition is collectively be referred to as the “Excluded Information.”

If the Company shall in good faith reasonably believe that the Financing Information has been delivered to Parent, the Company may deliver to Parent a written notice to that effect (stating when it believes the delivery of the Financing Information to Parent was completed), in which case the Company shall be deemed to have complied with such obligation to furnish the Financing Information and Parent shall be deemed to have received the Financing Information, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Financing Information and not later than 5:00 p.m. (New York City time) two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which such Financing Information the Company has not delivered); provided, that notwithstanding the foregoing, the delivery of the Financing Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Financing Information, regardless of whether or when any such notice is delivered by the Company.

The Company’s or its Subsidiaries’ filing with the SEC pursuant to the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to it that is publicly available on Form 10-K or required unaudited financial statements with respect to it that is publicly available on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this definition.

“Financing Parties” means the entities that have committed to arrange or provide any Debt Financing (or to purchase securities from or place securities for any Debt Financing) to Parent or any of its Subsidiaries, and their respective Representatives and other Affiliates and the parties to any joinder agreements, indentures or credit agreements (or similar definitive financing documents) entered pursuant thereto or relating thereto, each together with their respective controlling Persons, directors, officers, employees and Representatives; provided, that neither Parent nor any Affiliate thereof shall be a Financing Party.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.

“Hazardous Substance” means any substance presently listed, defined, regulated, designated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant or words of similar import under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- or poly-fluoroalkyl substances or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property rights or other proprietary rights arising under the Laws of any jurisdiction or existing anywhere in the world, including in or to, or arising out of, any of the following: (a) patents and patent applications and industrial design registrations and applications, and all continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon; (b) trademarks, service marks, trade dress, logos, corporate names, trade names, symbols, Internet domain names, and other similar identifiers of origin, in each case, whether or not registered and any and all applications and registrations therefor and the goodwill associated therewith and symbolized thereby; (c) copyrights, copyright registrations and applications, published and unpublished works of authorship, whether or not copyrightable, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor; (d) domain names, uniform resource locators, Internet Protocol addresses, social media accounts or user names (including handles), and other names, identifiers and locators associated with any of the foregoing or other Internet addresses, sites and services; and (e) trade secrets, know-how, industrial secrets, inventions (whether or not patentable), data and confidential or proprietary business or technical information (“Trade Secrets”).

“IT Assets” means all of the technology devices, computers, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by the Company and its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries and all data stored therein or processed thereby and all associated documentation.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15(a) of the Parent Disclosure Schedules and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Schedules, in each of case (a) and (b); provided, however, that each such individual charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the Ordinary Course of Business, such individual should have known of such matter.

“Lien” means a lien, mortgage, pledge, security interest, charge, title defect, adverse claims and interests, option to purchase or other encumbrance of any kind or nature whatsoever, but excluding any license of Intellectual Property or any transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions.

“made available to Parent” means provided by the Company or its Representatives to Parent or its Representatives (A) in the virtual data room maintained by Datasite prior to the entry into this Agreement (including in any “clean room” or as otherwise provided on an “outside counsel” only basis), (B) via electronic mail or in person prior to the entry into this Agreement (including materials provided to outside counsel), or (C) filed or furnished with the SEC prior to the date of this Agreement, except where reference is made to an item being made available to Parent prior to Closing in which case, the term means provided by the Company or its Representatives to Parent or its Representatives prior to Closing.

“Merger Consideration Value” means (a) the Cash Consideration plus (b) (i) the Parent Share Price multiplied by (ii) the Exchange Ratio.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement, notice or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity.

“Ordinary Course of Business” means an action taken, or omitted to be taken, in the ordinary and usual course of the applicable party and its Subsidiaries’ business, consistent with past practice to the extent there is evidence of such past practice.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Parent Benefit Plans” means all employee or director compensation and/or pension or other benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of current or former employees or directors of Parent or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.

“Parent Common Stock” means the common stock, par value $2.50 per share, of Parent.

“Parent Equity Awards” means Parent Options, Parent PSUs, Parent Retention Shares and Parent Stock Units.

“Parent ESPP” means Parent’s 2021 Employee Stock Purchase Plan.

“Parent Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that Parent or any of its Subsidiaries is a party to or otherwise bound by.

“Parent Material Adverse Effect” means an event, change, occurrence, effect or development that (x) has a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability of Parent or either Merger Sub to consummate the transactions contemplated by this Agreement (including the Mergers and the Parent Share Issuance) or to obtain the Debt Financing, but, solely in the case of clause (x), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Parent Common Stock or any change in the credit rating of Parent or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which Parent or its Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Mergers or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities

(provided that the exception in this clause (e) shall not apply to references of “Parent Material Adverse Effect” in the representations and warranties contained in Section 4.3), (f) compliance with the terms of, or the taking or omission of any action, in each case, required by this Agreement or consented to (after disclosure to the Company of all material and relevant facts and information) or requested by the Company in writing, (g) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (h) any hurricane, tornado, flood, earthquake, natural disaster, acts of God or other comparable event, (i) any pandemic, epidemic or disease outbreak or other comparable events, (j) changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of this Agreement, (k) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby, or (l) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (d), (g), (h), (i) and (j), if the impact thereof is materially and disproportionately adverse to Parent and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental impact may be taken into account in determining whether there has been a Parent Material Adverse Effect.

“Parent Option” means a compensatory option to purchase shares of Parent Common Stock.

“Parent Preferred Stock” means the preferred stock, without par value, of Parent.

“Parent PSU” means a performance stock unit award in respect of shares of Parent Common Stock.

“Parent Retention Share” means a retention share award in respect of shares of Parent Common Stock.

“Parent Share Plan” means any Parent Benefit Plan providing for equity or equity-based compensation, excluding the Parent ESPP.

“Parent Share Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is two (2) trading days prior to the Closing Date.

“Parent Stock Unit” means a stock unit award in respect of shares of Parent Common Stock.

“Permitted Lien” means (a) any statutory Lien for current Taxes or governmental assessments, charges or claims of payment not yet due or payable, being contested in good faith by appropriate proceedings or for which adequate accruals or reserves have been established, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the Ordinary Course of Business that do not materially detract from the value of or materially interfere with the use of any of the assets, (c) any Lien that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity and that is not violated by the current use of the property, (d) any Lien that is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto (or securing liabilities reflected on such balance sheet), (e) any Lien that secures indebtedness (i) in existence on the date of this Agreement or (ii) in the case of the Company, not prohibited by Section 5.1(b)(ix), (f) any Lien that is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, including any purchase money Lien or other Lien securing rental payments under capital lease arrangements, (g) any Lien that is imposed on the underlying fee interest in real property subject to a real property lease, (h) any Lien that was incurred in the Ordinary Course of Business since the date of the most recent consolidated balance sheet of the Company or

Parent, as applicable, (i) any Lien that will be released in connection with the Closing, (j) any Lien that is an easement, declaration, covenant, condition, reservation, restriction, other charge, instrument or encumbrance or any other rights-of-way affecting title to real estate (other than those constituting Liens for the payment of indebtedness), (k) any Lien arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (l) any condition that is a matter of public record or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which such condition relates, (m) any Lien created under federal, state or foreign securities Laws, (n) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith or (o) any other Lien that does not materially impair the existing use of the assets or property of the Company or Parent, as applicable, or any of its Subsidiaries affected by such Lien.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Privacy Laws” means all applicable Laws concerning the privacy, security or processing of personal information or data, and all rules and regulations promulgated thereunder, including, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, data breach notification Laws, the California Consumer Privacy Act, and the European General Data Protection Regulation.

“Railroad Law” means the Interstate Commerce Commission Termination Act of 1995, the Surface Transportation Board Reauthorization Act of 2015 or any other Law relating to the regulation of the railroad industry.

“Receivables Securitization Facility” means the receivables securitization facility established pursuant to that certain (i) Amended and Restated Transfer and Administration Agreement, dated as of May 28, 2021, by and among Thoroughbred Funding, Inc., Norfolk Southern Railway Company, as Originator and Servicer, the Company, the Conduit Investors, the Committed Investors, the Managing Agents and SMBC Nikko Securities America, Inc., as Administrative Agent, (ii) Sale Agreement, dated as of November 8, 2007, by and between Norfolk Southern Railway Company and Thoroughbred Funding, Inc. and (iii) Performance Guaranty, dated as of November 8, 2007, made by the Company in favor of the Conduit Investors, the Committed Investors, the Managing Agents and the Administratiave Agent, each as amended, restated, supplemented or otherwise modified from time to time, and any related documents, agreements, or instruments, including any refinancing, replacement, or extension thereof.

“Registered” means, with respect to Intellectual Property, issued by, registered with or the subject of a pending application before any Governmental Entity.

“Sanctioned Country” means any country or region that is the target of comprehensive Export and Sanctions Regulations (as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, and the non-government controlled Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Export and Sanctions Regulations, including: (i) any Person listed on any applicable U.S. or non- U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, (ii) any Person located, resident, or organized in a Sanctioned Country, or (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clauses (i) and/or (ii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X as promulgated by the SEC.

“STB” means the Surface Transportation Board.

“STB Approval” means the approval, authorization or exemption by the STB of the Mergers and other transactions contemplated by this Agreement within the jurisdiction of the STB.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Subsidiary Treasury Stock” means Company Common Stock that is directly owned by any of the Company’s Subsidiaries (as treasury stock or otherwise).

“Tax Return” means any return, report or similar filing made or required to be made with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all federal, state, provincial or local (in each case, whether U.S. or non-U.S.) taxes of any kind (together with any and all interest, penalties, additions to tax, inflationary adjustment, and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, branch, capital gains, franchise, windfall or other profits, gross receipts, property, sales, use, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, stamp, transfer, registration, documentary, net worth, excise, withholding, ad valorem, value added, estimated and goods and services taxes and customs duties, whether imposed directly or through a collection or withholding mechanism.

“Training Data” means training data, validation data, and test data or databases used to train or improve AI Technologies.

“willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

Section 8.16 Certain Defined Terms. The following terms are defined elsewhere in this Agreement, as indicated below:

Agreement	Preamble
Anti-Corruption Laws	3.9(a)
Book-Entry Shares	2.1(a)(i)
Canceled Shares	2.1(a)(ii)
Cash Consideration	2.1(a)(i)
Cash-Out Phantom Stock Unit Consideration	2.3(d)
Cash-Out RSU Consideration	2.3(b)(i)

Certificate	2.1(a)(i)
Chosen Courts	8.4
Clean Team Agreement	5.3(c)
Clearance Date	5.6(a)
Closing	1.2
Closing Date	1.2
CNA Approvals	3.3(c)
Code	Recitals
Company	Preamble
Company Alternative Proposal	5.4(g)
Company Approvals	3.3(c)
Company Balance Sheet Date	3.7
Company Board	Recitals
Company Change of Recommendation	5.4(c)
Company Designees	1.8
Company Disclosure Schedules	3
Company Employees	5.7(a)
Company Intervening Event	5.4(i)
Company Intervening Event Notice	5.4(d)
Company Intervening Event Notice Period	5.4(d)
Company Leased Real Property	3.20(a)
Company Material Contract	3.23
Company Non-Union 401(k) Plans	5.7(d)
Company Option	2.3(b)
Company Permits	3.8(b)
Company Phantom Stock Unit	2.3(d)
Company Preferred Stock	3.2(a)
Company PSU	2.3(c)
Company Qualifying Transaction	7.3(a)
Company Real Property Lease	3.20(a)
Company Recommendation	3.3(b)
Company RSU	2.3(b)
Company SEC Documents	3.4(a)
Company Severance Plans	5.7(a)
Company Shareholder Approval	3.22
Company Shareholder Meeting	5.6(c)
Company Superior Proposal	5.4(h)
Company Superior Proposal Notice	5.4(c)
Company Superior Proposal Notice Period	5.4(c)
Company Termination Fee	7.3(a)
Company Top Customer	3.24(a)
Company Top Supplier	3.24(a)
Confidentiality Agreement	5.3(c)
Consents	5.8
Converted Parent Awards	2.3(g)
Converted Shares	2.1(a)(ii)
Debt Financing	5.12
Emergency Expense Threshold	5.1(a)
End Date	7.1(b)(i)
Enforceability Exceptions	3.3(a)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)

Export and Sanctions Regulations	3.10(a)
FCC	3.3(c)
FCPA	3.9(a)
Financing Amounts	4.16(a)
First Articles of Merger	1.3(a)
First Certificate of Merger	1.3(a)
First Effective Time	1.3(a)
First Merger	Recitals
First Surviving Corporation	1.1(a)
Fractional Share Cash Amount	2.1(e)(i)
Governmental Entity	3.3(c)
Indemnified Party	5.11(b)
Insurance Policies	3.25
Intended Tax Treatment	Recitals
Law	3.8(a)
Laws	3.8(a)
Losses	5.1(a)
Materially Burdensome Regulatory Condition	5.8(c)
Merger Consideration	2.1(a)(i)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Recitals
New Plans	5.7(b)
Old Plans	5.7(b)
Owned Real Property	3.20(b)
Parent	Preamble
Parent 401(k) Plan	5.7(d)
Parent Alternative Proposal	5.5(g)
Parent Approvals	4.3(c)
Parent Balance Sheet Date	4.6
Parent Board	Recitals
Parent Change of Recommendation	5.5(c)
Parent Disclosure Schedules	4
Parent Intervening Event	5.5(i)
Parent Intervening Event Notice	5.5(d)
Parent Intervening Event Notice Period	5.5(d)
Parent Permits	4.7(b)
Parent Qualifying Transaction	7.3(b)(ii)
Parent Recommendation	4.3(b)
Parent SEC Documents	4.4(a)
Parent Share Issuance	Recitals
Parent Shareholder Approval	4.18
Parent Shareholder Meeting	5.6(e)
Parent Superior Proposal	5.5(h)
Parent Superior Proposal Notice	5.5(c)
Parent Superior Proposal Notice Period	5.5(c)
Parent Termination Fee	7.3(b)(ii)
Payoff Amount	5.20
Permits	3.8(b)
Proceeding	5.11(b)
Proxy Statement/Prospectus	3.16

Registration Statement	3.16
Regulatory Termination Fee	7.3(b)(i)
Representatives	5.3(a)
Requisite Regulatory Approvals	5.8(b)
Restriction	5.8(b)
SCC	1.3(a)
Second Articles of Merger	1.3(b)
Second Certificate of Merger	1.3(b)
Second Effective Time	1.3(b)
Second Merger	Recitals
Second Surviving Company	1.1(b)
Share Consideration	2.1(a)(i)
Termination Date	5.1(a)
Transition Team	5.21
VLLCA	Recitals
Voting Trust Restriction	5.8(c)
VSCA	Recitals

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

UNION PACIFIC CORPORATION

By:	/s/ V. James Vena
	Name:	V. James Vena
	Title:	Chief Executive Officer

RUBY MERGER SUB 1 CORPORATION

By:	/s/ V. James Vena
Name: V. James Vena
	Title:	Chief Executive Officer and President

RUBY MERGER SUB 2 LLC

By:	/s/ V. James Vena
	Name:	V. James Vena
	Title:	Chief Executive Officer and President

NORFOLK SOUTHERN CORPORATION

By:	/s/ Mark R. George
	Name:	Mark R. George
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

July 28, 2025

Board of Directors

Union Pacific Corporation

1400 Douglas Street, Stop 1580

Omaha, NE 68179

Members of the Board:

We understand that Union Pacific Corporation (the “Buyer”), Ruby Merger Sub 1 Corporation, a direct wholly owned subsidiary of the Buyer (“Merger Sub 1”), Ruby Merger Sub 2 LLC, a direct wholly owned subsidiary of the Buyer (“Merger Sub 2”), and Norfolk Southern Corporation (the “Company”) propose to enter into an Agreement and Plan of Merger, dated as of July 28, 2025 (the “Merger Agreement”), which provides, among other things, for (i) the merger (the “First Merger”) of Merger Sub 1 with and into the Company, with the Company surviving the First Merger as a direct wholly owned subsidiary of the Buyer, and (ii) immediately following the First Merger, the merger of the Company with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a direct wholly owned subsidiary of the Buyer. Pursuant to the First Merger and the Merger Agreement, each outstanding share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”), other than Canceled Shares and Converted Shares (each as defined in the Merger Agreement), will be converted into the right to receive (i) $88.82 per share in cash, without interest, and (ii) 1.0 share of common stock, par value $2.50 per share, of the Buyer (the “Buyer Common Stock”) (the consideration set forth in (i) and (ii), together, the “Consideration”), as set forth in the Merger Agreement, and, if applicable, subject to the payment of cash in lieu of fractional shares. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections with respect to the Company and the Buyer prepared by the management of the Buyer and approved for our use by you (the “Buyer Management Projections”);

4)	Reviewed certain financial projections with respect to the Company prepared by the management of the Company;

5)

Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Mergers, prepared by the management of the Buyer and approved for our use by you (the “Buyer Management Synergies”);

6)

Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of the Company and the Buyer;

7)

Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of the Buyer;

8)	Reviewed the pro forma impact of the Mergers on the Buyer’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

9)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

10)

Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

11)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

12)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

13)	Reviewed the Merger Agreement and certain related documents; and

14)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, at your direction, we have utilized the Buyer Management Projections and the Buyer Management Synergies for purposes of our opinion, and we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Buyer of the future financial performance of the Company and the Buyer. We express no views as to the reasonableness of the Buyer Management Projections, the Buyer Management Synergies or any other financial projections or the assumptions on which they are based. We have relied upon, without independent verification, the assessment by the management of the Buyer of (i) the strategic, financial and operational benefits expected to result from the Mergers, (ii) the timing and risks associated with the integration of the Company and the Buyer, (iii) the ability to retain key employees of the Company and the Buyer, and (iv) the validity of, and risks associated with, the Company and the Buyer’s existing and future technologies, intellectual property, products, services and business models. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver or amendment of any terms or conditions material to our analysis, including, among other things, that the Mergers will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Company Common Stock pursuant to the Merger Agreement. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Buyer, nor does it address the underlying business decision of the Buyer to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Our opinion is limited solely to the fairness of the Consideration to be paid by the Buyer pursuant to the Merger Agreement from a financial point of view to the Buyer, and we do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with the Mergers and will receive a fee for our services, a portion of which is payable upon the execution of the Merger Agreement, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the closing of the Mergers. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company or any other company, or any currency or commodity, that may be involved in the Mergers, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with the Mergers if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Mergers or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Mergers.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Kristin Lindia
Kristin Lindia
Managing Director

Annex C

July 28, 2025

The Board of Directors of Union Pacific Corporation

1400 Douglas Street, Stop 1580

Omaha, NE 68179

Attention: Board of Directors

Members of the Board of Directors:

You have requested, in your capacity as the Board of Directors (the “Board”) of Union Pacific Corporation (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the Company of the Consideration (as defined below) to be paid by the Company in the First Merger (as defined below). We understand that pursuant to an Agreement and Plan of Merger, dated as of July 28, 2025 (the “Agreement”) between the Company, Ruby Merger Sub 1 Corporation, a direct wholly owned subsidiary of the Company (“Merger Sub 1”), Ruby Merger Sub 2 LLC, a direct wholly owned subsidiary of the Company (“Merger Sub 2”), and Norfolk Southern Corporation (the “Merger Partner”), Merger Sub 1 will merge with and into the Merger Partner (the “First Merger”), with the Merger Partner surviving the First Merger as a direct wholly owned subsidiary of the Company, and immediately following the First Merger, the Merger Partner will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a direct wholly owned subsidiary of the Company. Pursuant to the First Merger and the Agreement, each outstanding share of common stock, par value $1.00 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than Canceled Shares and Converted Shares (each as defined in the Agreement), will be converted into the right to receive $88.82 in cash, without interest (the “Cash Consideration”) and 1.0 share of the common stock, par value $2.50 per share (“Company Common Stock”), of the Company (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”), as set forth in the Agreement and, if applicable, subject to the payment of cash in lieu of fractional shares. The terms and conditions of the Mergers are more fully set forth in the Agreement.

In preparing our opinion, we have:

•	reviewed the Agreement;

•	reviewed certain publicly available business and financial information relating to the Company and the Merger Partner and the industries in which they operate;

•

compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock and the Merger Partner Common Stock with similar data for such other companies;

•	compared the proposed financial terms of the Mergers with the publicly available financial terms of certain other business combinations that we deemed relevant;

•

reviewed certain internal financial analyses and forecasts for the Company and the Merger Partner prepared by the management of the Company and approved for our use by you (the “Company Management Projections”);

•	reviewed certain internal financial analyses and forecasts for the Merger Partner prepared by the management of the Merger Partner;

•

reviewed certain estimates prepared by the management of the Company as to the potential cost savings and synergies expected by such management to be achieved as a result of the Mergers (the “Company Management Synergies”);

•

discussed with the managements of the Company and the Merger Partner regarding certain aspects of the Mergers, the business, financial condition and prospects of the Company and the Merger Partner, respectively, the effect of the Mergers on the business, financial condition and prospects of the Company and the Merger Partner, respectively, and certain other matters that we deemed relevant; and

•	considered such other financial analyses and investigations and such other information that we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or the Merger Partner or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. At your direction, we have utilized the Company Management Projections and the Company Management Synergies for purposes of our opinion and in relying on the Company Management Projections and the Company Management Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future performance and financial condition of the Company and the Merger Partner. We express no view or opinion with respect to the Company Management Projections and the Company Management Synergies or any other financial analysis or forecasts or the assumptions upon which they are based. We have assumed that any representations and warranties made by the Company and the Merger Partner in the Agreement or in other agreements relating to the Mergers will be true and accurate in all respects that are material to our analysis. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Agreement without any waiver or amendment of any terms or conditions material to our analysis, including, among other things, that the Mergers will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers.

Our opinion only addresses the fairness, from a financial point of view, of the Consideration to be paid by the Company in the First Merger pursuant to the Agreement and we express no opinion as to the fairness of any consideration paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of the Merger Partner. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Mergers, or any other agreement, arrangement or understanding entered into in connection with the Mergers or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Mergers, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Mergers as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Mergers. We are not expressing any opinion as to the price at which Company Common Stock or Merger Partner Common Stock may be traded at any time.

We have acted as financial advisor to the Company in connection with the Mergers and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Mergers. We also became entitled to receive a fee upon the rendering of our opinion and a fee upon the execution of the Agreement. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.

During the two years preceding the date of this opinion, we and our affiliates have had investment or commercial banking relationships with the Company and the Merger Partner, for which we and such affiliates have received customary compensation. Such relationships have included acting as joint bookrunner on an offering of debt securities by the Company in February 2025; as joint bookrunner on an offering of debt securities by the Merger Partner in July 2023, joint lead arranger, agent and joint bookrunner on offerings of debt securities by the Merger Partner in January 2024, and as joint bookrunner on an offering or debt securities by the Merger Partner in April 2025. We or our affiliates are also an agent and a lender to one or more of the credit facilities of the Merger Partner. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Mergers for customary compensation. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of business, we and our affiliates will trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Merger Partner and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, will at any time hold a long or short position in such securities or financial instruments.

This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Mergers. This opinion does not constitute advice or a recommendation to any stockholder of the Company, the Merger Partner or any other person as to how to vote or act on any matter relating to the proposed Mergers or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the First Merger pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Wells Fargo Securities, LLC

WELLS FARGO SECURITIES, LLC

Annex D

July 28, 2025

The Board of Directors

Norfolk Southern Corporation

650 West Peachtree Street NW

Atlanta, Georgia 30308

Members of the Board of Directors:

We understand that Norfolk Southern Corporation (“Norfolk Southern”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among Norfolk Southern, Union Pacific Corporation (“Union Pacific”), Ruby Merger Sub 1 Corporation, a wholly owned subsidiary of Union Pacific (“Merger Sub 1”) and Ruby Merger Sub 2 LLC, a wholly owned subsidiary of Union Pacific (“Merger Sub 2”), pursuant to which, among other things, Merger Sub 1 will merge with and into Norfolk Southern (the “First Merger”), with Norfolk Southern surviving the First Merger as a wholly owned subsidiary of Union Pacific, and immediately thereafter Norfolk Southern will merge with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger, the “Transaction”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of Union Pacific. Pursuant to the First Merger, each outstanding share of common stock, par value $1.00 per share, of Norfolk Southern (the “Norfolk Southern Common Stock”), other than Canceled Shares and Converted Shares (each as defined in the Agreement, and collectively, “Excluded Shares”), will be converted into the right to receive (i) $88.82 in cash (the “Cash Consideration”) and (ii) 1.0 share (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of the common stock, par value $2.50 per share, of Union Pacific (the “Union Pacific Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Norfolk Southern Common Stock (other than Excluded Shares) of the Consideration to be received by such holders in the Transaction.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Norfolk Southern and Union Pacific;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Norfolk Southern furnished to or discussed with us by the management of Norfolk Southern, including certain financial forecasts relating to Norfolk Southern prepared by the management of Norfolk Southern (such forecasts, the “Norfolk Southern Forecasts”);

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Union Pacific furnished to or discussed with us by the management of Union Pacific, including certain financial forecasts relating to Union Pacific prepared by the management of Union Pacific (such forecasts, the “Union Pacific Forecasts”);

(4)

reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the managements of Norfolk Southern and Union Pacific to result from the Transaction;

(5)

discussed the past and current business, operations, financial condition and prospects of Norfolk Southern with members of senior managements of Norfolk Southern and Union Pacific, and discussed the past and current business, operations, financial condition and prospects of Union Pacific with members of senior managements of Norfolk Southern and Union Pacific;

The Board of Directors

Norfolk Southern Corporation

(6)

reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Union Pacific, including the potential effect on Union Pacific’s estimated earnings per share;

(7)

reviewed the trading histories for Norfolk Southern Common Stock and Union Pacific Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(8)	compared certain financial and stock market information of Norfolk Southern and Union Pacific with similar information of other companies we deemed relevant;

(9)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(10)	reviewed the relative financial contributions of Norfolk Southern and Union Pacific to the future financial performance of the combined company on a pro forma basis;

(11)	reviewed a draft dated July 28, 2025 of the Agreement (the “Draft Agreement”); and

(12)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Norfolk Southern and Union Pacific that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Norfolk Southern Forecasts, we have been advised by Norfolk Southern, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Norfolk Southern as to the future financial performance of Norfolk Southern. With respect to the Union Pacific Forecasts and Synergies, we have been advised by Norfolk Southern, and have assumed, with the consent of Norfolk Southern, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Union Pacific as to the future financial performance of Union Pacific and other matters covered thereby. We have relied, at the direction of Norfolk Southern, on the assessments of the managements of Norfolk Southern and Union Pacific, respectively, as to Union Pacific’s ability to achieve the Synergies and have been advised by Norfolk Southern and Union Pacific, and have assumed, with the consent of Norfolk Southern, that the Synergies will be realized in the amounts and at the times projected.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Norfolk Southern or Union Pacific, nor have we made any physical inspection of the properties or assets of Norfolk Southern or Union Pacific. We have not evaluated the solvency or fair value of Norfolk Southern or Union Pacific under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Norfolk Southern, that the Transaction will be consummated in accordance with the terms set forth in the Agreement, without waiver, modification or amendment of any material term, condition or other agreement contemplated therein or thereby and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Norfolk Southern, Union Pacific or the contemplated benefits of the Transaction, in each case, in any respect material to our analyses or opinion. We have also assumed, at the direction of Norfolk Southern, that (i) the Transaction will qualify for

The Board of Directors

Norfolk Southern Corporation

federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and (ii) the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of shares of Norfolk Southern Common Stock (other than Excluded Shares) in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Norfolk Southern or in which Norfolk Southern might engage or as to the underlying business decision of Norfolk Southern to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Union Pacific Common Stock actually will be when issued or the prices at which Norfolk Southern Common Stock or Union Pacific Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to Norfolk Southern in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Norfolk Southern has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Norfolk Southern, Union Pacific and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Norfolk Southern and have received, or in the future may receive, compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Norfolk Southern in connection with shareholder activism, (ii) having acted as manager or underwriter for certain debt offerings of Norfolk Southern, (iii) having acted or acting as co-lead arranger, joint bookrunner for, and/or lender under, certain letters of credit, leasing and other credit facilities of Norfolk Southern and (iv) having provided or providing certain treasury management services and products to Norfolk Southern.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Union Pacific and have received or in the future may receive compensation for the rendering of these services, including (i) having acted

The Board of Directors

Norfolk Southern Corporation

as manager or underwriter for certain debt offerings of Union Pacific, (ii) having acted or acting as co-lead arranger, joint bookrunner for, and/or lender under, certain leasing and other credit facilities of Union Pacific and (iii) having provided or providing certain treasury management services and products to Union Pacific.

It is understood that this letter is for the benefit and use of the Board of Directors of Norfolk Southern (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Norfolk Southern, Union Pacific or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Transaction by the holders of Norfolk Southern Common Stock (other than Excluded Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ BOFA SECURITIES, INC.

BOFA SECURITIES, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 16-10a-902 of the URBCA provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (which is referred to as a Party) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (which is referred to as a Proceeding), because he or she is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary, or agent of another corporation or other person or of an employee benefit plan (which is each referred to as an Indemnifiable Director), against any liability incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine, or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if his, her, or its conduct was in good faith, he or she reasonably believed that his, her, or its conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, had no reasonable cause to believe such conduct was unlawful; provided, however, that (i) pursuant to Subsection 902(5), indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding, and (ii) pursuant to Subsection 902(4), the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his, her, or its official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 of the URBCA provides that, unless limited by its articles of incorporation, a Utah corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue, or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding or claim with respect to which he or she has been successful. Section 16-10a-907 of the URBCA permits Utah corporations to indemnify officers and advance expenses to the same extent as a director and in some cases to a greater extent than a director.

The Union Pacific articles of incorporation, incorporated herein as Exhibit 3.1 to this joint proxy statement/prospectus, do not limit the obligation of Union Pacific to indemnify its directors and officers as required by the URBCA. Furthermore, the Union Pacific by-laws, incorporated herein as Exhibit 3.2 to the this joint proxy statement/prospectus, provide for mandatory indemnification of its directors, officers, and employees to the full extent permitted by law, subject to limited exceptions, if such person was, is or is threatened to be made a party to, or is a witness or other participant in, such proceeding because such person is or was a director, officer, or employee of Union Pacific and require Union Pacific to reimburse the reasonable expenses incurred by such director, officer, or employee in connection with defending any such proceeding and in advance of its final disposition.

The URBCA empowers corporations to purchase insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as a director or officer, as the case may be. Union Pacific maintains insurance on behalf of its directors and officers against liability asserted against them arising out of their status as directors or officers.

Item 21. Exhibits and Financial Statement Schedules.

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Date	Number	Filed Herewith

2.1	Agreement and Plan of Merger, dated as of July 28, 2025, by and among Union Pacific Corporation, Ruby Merger Sub 1 Corporation, Ruby Merger Sub 2 LLC, and Norfolk Southern Corporation (attached as Annex A to this joint proxy statement/prospectus which forms part of this registration statement)^				X

3.1	Restated Articles of Incorporation of Union Pacific Corporation*	10-Q	7/25/2014	3(a)

3.2	By-Laws of Union Pacific Corporation, as amended*	8-K	11/19/2015	3.2

5.1	Opinion of Parr Brown Gee & Loveless, PC*

23.1	Consent of Parr Brown Gee & Loveless, PC (included in Exhibit 5.1)*

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Union Pacific Corporation				X

23.3	Consent of KPMG LLP, independent registered public accounting firm of Norfolk Southern Corporation				X

24.1	Power of Attorney*

99.1	Consent of Morgan Stanley & Co. LLC				X

99.2	Consent of Wells Fargo Securities, LLC				X

99.3	Consent of BofA Securities, Inc.				X

99.4	Form of Proxy Card for Special Meeting of Union Pacific Corporation				X

99.5	Form of Proxy Card for Special Meeting of Norfolk Southern Corporation				X

107	Filing Fee Table*

^

Schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules (or similar attachments) upon request by the U.S. Securities and Exchange Commission; provided that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules (or similar attachments) so furnished.

*	Previously filed.

Item 22. Undertakings.

The following undertakings are made by each of the undersigned registrants:

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Omaha, State of Nebraska, on September 30, 2025.

UNION PACIFIC CORPORATION

By:	/s/ V. James Vena
Name:	V. James Vena
Title:	Chief Executive Officer Union Pacific Corporation

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ V. James Vena	Director; Chief Executive Officer	September 30, 2025
V. James Vena	(Principal Executive Officer)

/s/ Jennifer L. Hamann	Executive Vice President and Chief Financial Officer	September 30, 2025
Jennifer L. Hamann	(Principal Financial Officer)

/s/ Carrie J. Powers	Vice President, Controller, and Chief Accounting Officer	September 30, 2025
Carrie J. Powers	(Principal Accounting Officer)

/s/ Christina B. Conlin	Executive Vice President, Chief Legal Officer, and Corporate Secretary	September 30, 2025
Christina B. Conlin

/s/ *	Director	September 30, 2025
David B. Dillon

/s/ *	Director	September 30, 2025
Sheri H. Edison

/s/ *	Director	September 30, 2025
Teresa M. Finley

Signature	Title	Date

/s/ *	Director	September 30, 2025
Deborah C. Hopkins

/s/ *	Director	September 30, 2025
Jane H. Lute

/s/ *	Director	September 30, 2025
Michael R. McCarthy

/s/ *	Director	September 30, 2025
Doyle R. Simons

/s/ *	Director	September 30, 2025
John K. Tien, Jr.

/s/ *	Director	September 30, 2025
John P. Wiehoff

/s/ *	Director	September 30, 2025
Christopher J. Williams

*By:	/s/ Christina B. Conlin	Attorney-In-Fact	September 30, 2025
Christina B. Conlin